As filed with the Securities and Exchange Commission on April 10, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Encore Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7389	46-4573857
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5100 N. River Road, Suite 300

Schiller Park, IL 60176

(866) 351-1144

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Benjamin E. Erwin

Chief Executive Officer

5100 N. River Road, Suite 300

Schiller Park, IL 60176

(866) 351-1144

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua Ford Bonnie Jonathan R. Ozner Katharine L. Thompson Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, D.C. 20001 Telephone: (202) 636-5500	J. Whitney Markowitz Chief Legal Officer and Secretary 5100 N. River Road, Suite 300 Schiller Park, Illinois 60176 (866) 351-1144	Jason M. Licht Latham & Watkins LLP 555 Eleventh Street, N.W. Washington, D.C. 20004 Telephone: (202) 637-2200

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 10, 2026

PRELIMINARY PROSPECTUS

    Shares

Encore Inc.

Common Stock

$     per share

This is the initial public offering of shares of common stock of Encore Inc. We are offering      shares in this offering. Prior to this offering, there has been no public market for our common stock. We currently expect the initial public offering price to be between $     and $     per share of common stock. We intend to apply to list our shares of common stock on the New York Stock Exchange (the “NYSE”) under the trading symbol “ECR.”

After the completion of this offering, entities controlled by affiliates of Blackstone Inc. (“Blackstone”) will continue to beneficially own or control a majority of the voting power of shares eligible to vote in the election of our directors. As a result, we will be a “controlled company” within the meaning of the NYSE corporate governance standards. See “Management—Controlled Company Exception” and “Principal Stockholders.”

Investing in shares of our common stock involves risks. See “Risk Factors” beginning on page 20 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to Encore Inc.	$	$

(1)	Please see the section entitled “Underwriting (Conflicts of Interest)” for a description of compensation payable to the underwriters.

To the extent that the underwriters sell more than      shares of our common stock, the underwriters have the option to purchase up to an additional      shares of common stock from us at the initial public offering price less the underwriting discounts and commission, within 30 days from the date of this prospectus.

The underwriters expect to deliver the shares of our common stock against payment in New York, New York on or about     , 2026.

Joint Lead Book-Running Managers

(* in alphabetical order)

BofA Securities*	Goldman Sachs & Co. LLC*	Morgan Stanley*

Joint Book-Running Managers

Evercore ISI	J.P. Morgan

Jefferies	RBC Capital Markets	UBS Investment Bank

Rothschild & Co	Stifel	William Blair	Wolfe | Nomura Alliance

LionTree	The Raine Group

Co-Manager

Blackstone Capital Markets

The date of this prospectus is     , 2026.

encore

Supporting customers and venue partners with event technology and execution

[1]Market position based on Encore's 2025 revenue and number of events serviced

Key Highlights

$3.4B
Revenue

~7%
2022-2025 revenue CAGR

~95%
Fortune 500 companies served

Leading Partner

~2,200
Global venues across 23 countries[2]

98%
2024 global venue revenue retained in 2025

Diverse Customer Base

~100K
Customers worldwide

400K+
Events executed annually

Differentiated Workforce

13K+
Talented team members

Fortune
100 Best Companies to Work For®

Power of Live Events Intersects with Event Technology Needs

Driving market growth in total addressable market (TAM) for global event production services of $60-85B[3]

$10-15B
Core Market
Hotel-based corporate events

$30-40B
Near-Core Market
Trade shows, non-hotel corporate events and experiential marketing

$20-30B
Adjacent Market
Live music, sports, and TV and film production

[2]Across North America, Europe, Middle East, Australia and Asia
[3]Expected to grow 6% to 8% annually through 2030
* All figures are as of 2025 unless otherwise stated

Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus prepared by us or authorized to be provided on our behalf. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus prepared by us or authorized to be provided on our behalf. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

We and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Through and including     , 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Unless indicated otherwise, the information included in this prospectus assumes (i) no exercise by the underwriters of their option to purchase up to an additional      shares of common stock from us and that the shares of common stock to be sold in this offering are sold at $     per share of common stock, which is the midpoint of the estimated price range set forth on the front cover of this prospectus and (ii) a    -for-1 forward stock split of our common stock, which was approved by our board of directors and effected on     , 2026.

i

About This Prospectus

Certain monetary amounts, percentages, and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have been calculated, in some cases, not on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures, on the face of our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

In July 2025, we changed our name from PSAV Intermediate Corp. to Encore Inc. We will not distinguish between our prior and current name and will refer to our current name throughout this prospectus.

Certain Definitions

As used in this prospectus, unless otherwise noted or the context requires otherwise:

•	“Encore,” the “Company,” “we,” “us,” “our,” and “its” refer to Encore Inc. and its consolidated subsidiaries.

•	“Goldman Sachs” refers to investment funds associated with Goldman Sachs & Co. LLC.

•

“Group RevPAR” is a U.S. hospitality industry metric that measures total guest hotel room revenue generated by group bookings across luxury and upper upscale hotels in the United States (blocks of guest hotel rooms sold simultaneously in a group of 10 or more rooms), divided by total number of available guest hotel rooms in those same market segments. We use this metric as calculated by CoStar Group (formerly STR). CoStar is an independent, third-party market research company that collects and compiles the data used to calculate Group RevPAR.

•	“Principal Stockholders” refer collectively to Blackstone and Goldman Sachs.

•	“Senior Secured Credit Facilities” refer collectively to the Term Loan Facility and the Revolving Credit Facility (each as defined herein).

•	“SVR” is a calculation of the revenue of our venues on a comparable basis compared to the same venues in the prior period.

•	“W Capital” refers to investment funds associated with W Capital Management, LLC.

Letter from our President and Chief Executive Officer Ben Erwin

To our Prospective Shareholders,

Today, the power of live events and human connection is more important than ever. In an increasingly digital world, the authenticity and impact of in-person engagement can only be built by bringing communities together. Encore sits at the intersection of in-person events, the technology needed to create immersive experiences, and the importance of the venues where they take place.

Our passion and success have always been driven by connecting and inspiring people through the transformative power of events. As a mission-critical partner to the world’s most recognized venues and brands, Encore brings experiences to life through event production. Since our humble beginnings in the 1930s projecting movies on barns, our transformation has been shaped by a series of strategic inflection points. Today, we are the global leader in business-to-business (“B2B”) live event production with more than 13,000 team members who produce over 400,000 events annually for approximately 100,000 customers, including 95% of the Fortune 500 companies, across an approximately 2,200 global venue footprint.

Encore’s track record of growth is rooted in our highly trained workforce that combines a blend of industry-leading technical expertise with a genuine hospitality mindset to deliver elevated events within renowned hotels, convention centers, stadiums and corporate campuses. We have intentionally designed our operating model to provide our customers with a single, trusted partner for all event needs. Our team of experts embraces the importance of every event and aims to make each one an “Encore” performance for our customers and our venue partners.

As we introduce Encore to the public markets, I’m incredibly excited about what’s ahead. The world needs more of what Encore does so well, and we believe our continued success will remain grounded in the value we deliver to each of our stakeholders:

•

For our Customers: Your events are critical moments to connect communities. Whether you are hosting a 10-person board meeting or a 10,000-person city-wide convention, our mission is to be your invaluable partner—delivering one high-quality event at a time. We will continue to invest in new technologies, new capabilities and new locations to help exceed your expectations wherever, and however, you want to meet.

•

For our Venue Partners: Our commitment to ongoing investment in our global platform is essential to delivering high-quality experiences for our shared customers who host events in your incredible venues. Our team and our technical capabilities are designed to bring the power of Encore’s global investments to your venue.

•

For our Team Members: Our people have always been the key to our success. We’ve been named one of Fortune’s “100 Best Companies to Work For,” which isn’t just an award, it reflects our commitment to building a culture where the industry’s best talent chooses to invest in their careers.

•

For our Investors: We have built an industry leading B2B live events platform—a global business defined by scale, long-standing partnerships, and execution. We have a clearly defined strategy for growth and value creation and are pursuing this strategy with discipline.

Becoming a public company marks a significant milestone in our journey—but it is not an endpoint. It is the beginning of our next chapter. Importantly, it will expand our access to capital, allowing us to continue to innovate new products and services to support our customers and venue partners in more ways and in more places and to create value for our shareholders. We look forward to building on our 85 years of history with the same shared purpose—to connect and inspire people through the transformative power of events.

I am deeply grateful for the hard work of our team, and the trust of our customers, venue partners, and investors that are part of Encore’s story. We are committed to shaping the future of this inspiring industry, together.

Ben Erwin

SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in shares of our common stock. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the consolidated financial statements and the related notes thereto included elsewhere in this prospectus before you decide to invest in shares of our common stock.

Our Mission

As the world’s leading business-to-business (“B2B”) live events company based on annual revenue and number of events serviced, Encore fulfills a purpose to connect and inspire people through the transformative power of events. We believe authentic, in-person engagement is more important than ever in today’s rapidly digitizing world. Our mission is to be an invaluable partner on our customers’ journeys, combining the power of our technical team members, innovative production services, and differentiated global footprint to create impactful events.

Our Business Overview

Company Description

Encore is the global leader in B2B live event production based on annual revenue and number of events serviced. We sit at the intersection of in-person experiences, the need for technology to create immersive experiences, and the importance of the venues where these events take place. We are active in 23 countries and serve under a preferred contract designation for on-site event production services across approximately 2,200 venues globally as of December 31, 2025. Our more than 13,000 talented team members operate as an embedded partner throughout the hospitality and corporate events ecosystem. Our platform combines scale, technical depth, and operational integration, which has allowed us to deliver more than 400,000 events annually over each of the last four years to a diverse customer base. In the year ended December 31, 2025, our customer base included approximately 95% of Fortune 500 companies and we served approximately 100,000 customers globally.

In-person engagement remains a powerful medium for building trust, launching products, connecting with peers, and fostering authentic collaboration. As live events continue to grow in strategic importance, organizations are increasingly relying on professional production partners to deliver immersive, technology-enabled experiences. Our capabilities span the entire event lifecycle, encompassing strategic planning, creative direction, on-site execution, and post-event analytics. We believe our ability to deliver these services at scale, with consistency and quality, positions us as the partner of choice for our customers holding events and the venue partners hosting them, further distinguishing us from our competitors. We offer robust production services like show production, project management, content development, and talent management, including the delivery of event technology such as audiovisual (“AV”) systems, lighting, rigging, power distribution, internet services, light-emitting diode (“LED”) screens, immersive tech, and live streaming.

Our competitive advantage is rooted in our operating model. Our more than 13,000 team members, including over 3,500 with technical lead certifications as of December 31, 2025, represent one of the industry’s largest collections of event production talent. These teams live, work, and deliver events in many of the world’s most important meeting and event geographies. We support events in these locations’ unique event venues including our contracted venue footprint spanning approximately 2,200 hotels, convention centers, corporate campuses, stadiums, arenas, and other non-hotel venues in 23 countries across North America, Europe, the Middle East, Australia, and Asia as of December 31, 2025. Our centralized infrastructure and asset-light model enable scalable delivery and operational flexibility, while our variable cost structure (which accounted for approximately 75% of our operating expenses for the year ended December 31, 2025), including revenue-based commissions, direct labor costs, costs of equipment subrentals and other customer-facing operating costs and expenses, supports resilience through industry seasonality. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Principal Components of our Results of Operations” for a description of these variable operating expenses. We also have visibility into our U.S. revenue, with approximately 95% of revenue for the year ended December 31, 2025 generated from customer events which were executed in event venues with whom we have multi-year contracts, including long-term master service agreements (“MSAs”), and individual venue contracts. These relationships, many of which span over a decade, provide stable economics and seek to enable consistent growth. In addition, our customer-direct model continues to expand, deepening relationships with customers and unlocking new revenue streams outside of our venue network. Our goal: To combine the industry’s largest technical workforce and largest event venue footprint to deliver exceptional value to our customers and venue partners, alike.

For the year ended December 31, 2025, we generated $3.4 billion in revenue, $(27.2) million in net loss, and $466.4 million in adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), representing a net loss margin of (0.8)% and Adjusted EBITDA Margin of 13.7%. For a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable GAAP financial measures, information about why we consider Adjusted EBITDA and Adjusted EBITDA Margin useful, and a discussion of the material risks and limitations of these measures, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures.”

History and Evolution

Our journey to become the world’s leading B2B live events company began more than 85 years ago. From our humble beginnings in the 1930s showing movies on barns in communities without access to technology, to our early innovations in Las Vegas, where technological expertise met a new brand of hospitality, we have always been driven by a desire to bring people together. Our transformation has been shaped by a series of strategic inflection points that have expanded our capabilities, deepened our customer relationships, and positioned us for the next era of accelerated growth.

The 2019 combination of Encore and PSAV, our legacy brand prior to 2021, was a transformative milestone, adding scale in Las Vegas, enhancing our credibility in high-end, large-scale event production, and developing a significant Asia Pacific presence with a leading Australia platform.

We navigated the global pandemic by taking a long-term view and further entrenching our team members with our key customers and venue partners, along with strengthening our highest trained technical talent. This helped our business to rebound rapidly beginning in late 2021 and return to pre-pandemic revenue levels by 2022. We used this period to accelerate investments in capabilities supporting our larger events, unified a dozen global brands under the Encore name, and invested in immersive technologies and digital infrastructure to meet rising demand for hybrid and in-person events. We also expanded our customer-direct model and deepened strategic partnerships with our hotel, convention center, and stadium venue partners.

Today, we are entering our next era of growth. Our multi-pronged strategy is focused on innovating new products to better serve customers and increase average revenue per event, improving capture rates within our footprint to deliver value to venue partners, expanding internationally, and getting closer to key customer accounts to grow our share of wallet by better serving them in more ways and in more places.

Core Services and Capabilities

Our integrated platform delivers a comprehensive suite of event production services built to address the needs of customers and venues in today’s dynamic live events landscape. Our end-to-end capabilities provide one-stop solutions supporting the entire event journey. We continually innovate, developing best practices to deliver more than 400,000 events annually over each of the last four years and investing in the latest event technologies to offer customers new ways to create impactful experiences. We believe this positions us to deliver services that are scalable and reliable, supporting every level of event from intimate corporate meetings to large-scale, high-impact conferences and experiential activations.

Our capabilities span the entire event lifecycle, encompassing strategic planning, creative direction, on-site execution, and post-event analytics. We offer event technology such as AV systems, lighting, rigging, power distribution, internet services, LED screens, immersive tech, and live streaming, alongside robust production services like show production, project management, content development, and talent management. Our creative services team specializes in branding, content development, experience design, digital engagement, and event analytics. Additionally, we provide general contracting and fabrication services, including exhibit design, 3D printing, and event infrastructure, enabling a true end-to-end solution for our customers.

We execute through our centralized talent operating model. From our talent acquisition teams sourcing specific skills and competencies to our global training programs developing proprietary technical certifications, our workforce is built to serve today’s complex event industry. Leveraging the density of talent in each major market, our operations are designed to place the most qualified individuals at each venue for every customer.

Business Model

We believe that the strength of our business model lies in the combination of our large technical workforce alongside the industry’s largest hotel, convention center, and stadium venue footprint. Our ability to offer end-to-end event production solutions, at scale, in many of the major meeting markets positions us to serve customers and venue partners around the globe. The quality and breadth of our offerings, and trust we have earned from customers and venue partners, has resulted in growing our diversified and visible revenue streams. Our long-term MSAs with leading hotel chains are a powerful endorsement at thousands of venues across the globe, while our individual venue contracts at nearly all of our approximately 2,200 venues establish Encore as the exclusive on-site provider of event technologies, resulting in significant capture within these venues. While these contracts do not preclude outside event technology providers coming into the venues to support individual events, and event planners retain the option to use outside providers, the contracts do prevent non-Encore team members and technology from being in-house at these venues. Furthermore, these agreements are structured with revenue-based commissions, ensuring economic alignment and shared incentives for growth and service excellence between us and the venue. From 2019 through 2025, we had an approximately 80% capture rate within venues with which we have an existing relationship.

We established our customer-direct model to build deep, strategic relationships with high-value corporate and association customers. As part of this strategy, we are focused on executing events for our customers where it matters most across all venue formats, irrespective of their geographic location. We offer tailored solutions and seek to expand wallet share within these accounts to drive incremental growth and fulfill bespoke event experiences that meet the evolving needs of our customers. Our international footprint extends to 23 countries and more than 800 international venues, positioning us to capitalize on the expanding global demand for live events. We have adopted a flexible approach that enables us to serve events of all sizes, ranging from small meetings under $10,000 to large-scale conferences and trade shows exceeding $1,000,000, demonstrating both operational agility and market reach.

Our Industry

Market Size and Segmentation

We estimate the event production services total addressable market (“TAM”) to be between $60 billion to $85 billion globally, which is anticipated to grow 6% to 8% annually through 2030. We estimate our market opportunity through an evaluation of growth opportunities within our near-core markets, potential expansion opportunities into adjacent markets, and entry into additional new geographies across our core and near-core markets where we do not currently operate. This market encompasses a broad spectrum of event types and customer segments, ranging from corporate meetings and trade shows to experiential marketing activations, live music, and sporting events.

Our core market serves corporate events taking place in hotels, which we estimate represents a TAM of $10 billion to $15 billion annually. As a partner for many leading hotel chains and venues worldwide, we have established ourselves as a go-to provider for in-person corporate meetings, conferences, and executive gatherings. We operate in this core market through our long-term, multi-year contracts and deep, strategic relationships, providing us with high revenue retention and a stable foundation for growth. We believe we have set the industry standard for delivering seamless, technology-enabled experiences within hotel environments, while also serving as a central player in the global corporate events ecosystem.

Building on this strong foundation, we are strategically growing in near-core markets where we serve many of the same event planner customers but in more diverse venue types that are part of the evolving landscape of live events. Our near-core market, including trade shows, non-hotel corporate events, and experiential marketing, which we estimate accounts for an additional $30 billion to $40 billion in TAM, offering significant opportunities for growth as organizations seek more immersive and innovative event formats. Beyond this, our adjacent markets, which represents a potential future opportunity for expansion, encompass live music, sports, and TV and film production, which we estimate contributes a further $20 billion to $30 billion in TAM. This expansion underscores the increasing convergence of business, entertainment, and media, and highlights our ability to offer production services across a diverse array of event types in today’s dynamic experience economy.

Key Industry Trends

The event production industry has a long history dating back to the earliest technologies being used to amplify the impact of in-person gatherings. It grew rapidly late in the twentieth century due to the proliferation of larger ballrooms in hotels, growth in travel, and increased interest in communities bringing individuals together, and continues to evolve today.

Importance of in-person meetings post-pandemic: Live event volumes have surged back since the COVID-19 pandemic as communities prioritize reconnection. In today’s increasingly digital world, organizations are leveraging innovative formats to build trust, deepen engagement, and deliver more impactful experiences. Over this period, the events industry has experienced a steady shift toward technological sophistication and increased complexity of events.

Increasing event complexity and spend: Many organizations are investing more in their events by prioritizing enhanced production value, advanced technology integration and creative storytelling to maximize the impact on their varied audiences. We have seen average corporate event spend in our core market rise at a compound annual growth rate of 8% to 10% since 2019, driven by greater complexity, inflation, and a shift toward larger, more immersive experiences.

Technology enablement and innovation: The proliferation of hybrid and virtual events has expanded the reach of live experiences, while immersive technologies such as LED walls, advanced AV, and interactive digital platforms are elevating the quality and impact of in-person gatherings. As we increasingly apply artificial intelligence (“AI”) to assist our sales teams and customers with product recommendations as well as with building event and exhibit designs and renderings for customer proposals and presentations, along with the use of data analytics to optimize event planning, personalize attendee experiences, and evaluate return on invested capital, we believe our investments in enterprise-grade technology ensure we remain at the forefront of this trend by offering customers access to cutting-edge solutions and coordinated execution.

Growth in alternative venues and formats: The industry is moving beyond traditional hotel venues to include alternative spaces, such as corporate campuses, convention centers, arenas, and experiential environments.

Sustainability and ESG considerations: Many of our customers are increasingly seeking solutions that minimize environmental impact, promote responsible resource use, and align with broader corporate sustainability and environmental, social, and governance (“ESG”) goals.

Our Market Opportunity

Industry Dynamics

Despite meaningful growth potential, the live events industry faces several challenges that require strategic focus and operational efficiency. Some industry dynamics in our industry landscape include:

Event production as a mission-critical factor: Event production is a cornerstone of the entire event experience and forms the foundation for every other element. While event technology can be a smaller budget item, its impact is disproportionately high, with any misstep potentially jeopardizing the event experience. We believe that flawless execution is essential to the complexity and interdependence of technical, creative, and logistical components. A single error in event production can create significant reputational and financial risk. As expectations rise and events become more immersive and tech-enabled, the need for reliable, expert production partners is more critical than ever.

Complex event logistics: The event production industry involves significant event-to-event customization and the integration of digital and physical components, requiring tailored labor, logistics, and equipment solutions. This high degree of variability and operational complexity makes it difficult to achieve economies of scale and consistent operating leverage, as resources must be flexibly allocated and managed for every unique customer’s needs.

Fragmented ecosystem: The event production landscape is characterized by a fragmented ecosystem of service providers, including a mix of regional AV companies, experiential marketing agencies, technology providers, and local production firms, particularly outside of the United States, making it difficult for venues and planners to manage execution and ensure consistency across geographies. Customers are under pressure to deliver immersive, tech-enabled experiences while managing budgets and demonstrating return on investment.

The Encore Solution

Qualified technical talent and expertise: Our highly skilled technical workforce is the foundation of our value proposition, powering reliable execution across every event. With deep expertise, rigorous training, and a culture of service excellence, our team is equipped to solve complex production challenges and deliver immersive experiences at scale. The benefits of our team member talent should be for our customers and venue partners in differentiated service.

Economies of scale: We benefit from economies of scale that venues value due to more intermittent operations and different strategic priorities. We utilize our large network and efficient processes to generate cost advantages, service reliability, and scale density across the globe.

Venue relationships: Our weighted average contract life with our venue partners is approximately five years as of December 31, 2025. This long-term contractual structure supports growth and, in combination with our revenue-based commission model, ensures we are aligned economically with our venue partners to grow together by delivering value to our shared customers.

Pre-engineered production templates: To address scalability challenges, we are developing standardized production templates that streamline event workflows and minimize variable cost increases. These templates reduce the need for bespoke solutions and enable more efficient resource allocation and cost management while maintaining high service quality and event consistency.

Focus on enterprise events: Recognizing the strategic importance of enterprise events as a promotional tool in a competitive market, we are actively expanding our footprint into new geographic markets and event categories. We believe this strategy will allow us to capture emerging opportunities and diversify our revenue base.

Infrastructure support: For high-stakes events where flawless execution is essential, we provide not only creative and technology services, but also robust infrastructure support. This includes the design, setup, and management of essential event infrastructure such as staging, rigging, power distribution, lighting grids, internet connectivity, and temporary structures. We believe this mitigates risk for our customers and is designed to seamlessly deliver events for our customers.

Digital integration: Software is not a substitute for our on-site capabilities. While technology platforms are increasingly prevalent, our integrated approach combines digital solutions with physical execution to deliver superior outcomes for complex customer events.

Our Competitive Strengths

We are the world’s leading B2B live events company, providing innovative, technology-enabled solutions supporting corporate and institutional customers who depend on us to execute mission critical events. We sustain this leadership by harnessing a distinctive set of competitive advantages, including:

Highly Trained Technical Workforce

With more than 13,000 team members, including over 3,500 with technical lead certifications, our teams are equipped to manage events of all sizes and complexities. Our commitment to talent development is reflected in our training programs and certification processes. We also possess strong employee engagement and retention, achieving an 88% retention rate compared to the hospitality industry average of 52% in 2025. Our goal is to attract and develop the industry’s strongest workforce. The benefits of our workforce should be for customers and venue partners, alike.

Global Scale and Venue Density

We have delivered more than 400,000 events annually across 23 countries through a network of approximately 2,200 venue partners, totaling more than 1.6 million events from 2022 to 2025. Our extensive branch network and centralized distribution support our improved resource deployment, equipment utilization, and rapid responses to our customers’ needs. This scale and density is designed to deliver greater value to our customer and venue partners by offering more solutions in more places with a trusted name.

Long-Term Partnerships and Revenue Visibility

Our business is anchored by long-standing partnerships with leading hotel chains and individual venues. We have visibility into our U.S. revenue, with approximately 95% of revenue for the year ended December 31, 2025 generated from customer events which were executed in venues operating under leading hotel chains such as Accor, Hilton, Hyatt, IHG, and Marriott, with whom we have multi-year contracts, including long-term MSAs and individual venue contracts. We sign contracts at the individual venue for each of our approximately 2,200 venues whereby they establish Encore as the exclusive on-site provider of event technologies in that property. While these contracts do not preclude outside event technology providers coming into the venues to support individual events, and event planners retain the option to use outside providers, the contracts do prevent non-Encore team members and technology from being in-house at these venues. We maintain multi-year MSAs with leading hotel chains and direct contracts with individual venues, generating revenue in 2025 from 98% of the same global venues we did in 2024.

Integrated End-to-End Capabilities

We serve as a single partner across planning, creative, production, technology, and execution. We offer a comprehensive suite of services that spans the entire event lifecycle, including strategic planning, creative direction, advanced AV solutions, scenic design, digital engagement, and on-site execution.

Technology Leadership and Innovation

We invest in advanced event technology to ensure our customers benefit from the latest innovations in AV, lighting, rigging, and digital engagement. We leverage our technology and customer management tools to execute events that satisfy different customer requests. By integrating AI to assist our sales teams and customers with product recommendations as well as with building event and exhibit designs and renderings for customer proposals and presentations, along with the use of data analytics, we strive to optimize event planning, resource allocation, and customer experience in real time.

Financial Profile

Our financial profile is characterized by strong growth, high capital efficiency and market outperformance, although we have experienced net losses for the annual periods from 2023 to 2025. For the year ended December 31, 2025, we generated $3.4 billion in revenue, $(27.2) million in net loss, and $466.4 million in Adjusted EBITDA, representing a net loss margin of (0.8)% and Adjusted EBITDA Margin of 13.7%. For the year ended December 31, 2024, we generated $3.2 billion in revenue, $(176.1) million in net loss, and $428.8 million in Adjusted EBITDA, representing a net loss margin of (5.4)% and Adjusted EBITDA Margin of 13.2%. For the year ended December 31, 2023, we generated $3.1 billion in revenue, $(132.0) million in net loss, and $425.3 million in Adjusted EBITDA, representing a net loss margin of (4.3)% and Adjusted EBITDA Margin of 13.8%.

Commitment to Sustainability and ESG

In 2025, we earned an EcoVadis Silver Medal sustainability rating across the global group, received Great Place to Work certifications in 13 countries, and were named to Fortune’s “100 Best Companies to Work For” list.

World-Class Management Team

We are led by a globally diverse executive team with deep expertise across operations, technology, and customer experience.

Customers and Partners

Our platform is built on long-standing relationships with customers and venue partners, enabling us to deliver value across the live events ecosystem.

Diverse and Blue-Chip Customer Base

In the year ended December 31, 2025, our customer base included approximately 95% of Fortune 500 companies and we served approximately 100,000 customers globally. Our customers span professional services, technology, healthcare, industrials, financial institutions, consumer brands, non-profits, and government agencies.

Venue Partnerships

We maintain multi-year MSAs with leading hotel chains and direct contracts with individual venues, generating revenue in 2025 from 98% of the same global venues we did in 2024. In the United States, approximately 95% of revenue is generated from customer events which were executed in event venues with whom we have multi-year contracts, including long-term MSAs, and individual venue contracts in 2025. While these contracts do not preclude outside event technology providers coming into the venues to support individual events, and event planners retain the option to use outside providers, the contracts do prevent non-Encore team members and technology from being in-house at these venues. Our relationships with our top 20 venues average 14 years and our MSAs include relationships with prestigious hospitality brands such as Accor, Hilton, Hyatt, IHG, and Marriott.

Delivering Value to Both Sides of the Marketplace

For venues, we leverage our technical expertise, branch network and distribution capabilities to deliver value to both venue partners and event planners. We support events from basic AV to fully immersive multi-day conferences for all event sizes. For event planners and corporate customers, we offer a one-stop shop for event production, creative direction, and technology enablement, backed by in-house certified teams that ensure quality events across regions.

Unlocking Growth in New Markets and Through New Models

We continue to unlock growth through strategic expansion in key markets and innovative service models. We reinforce this foothold with long-term contracts and strategic venue partnerships, backed by our proven track record of delivering high-impact events for leading corporations and associations.

Supporting Customer Success Through Innovation and Service

We deliver high-quality event experiences at scale by combining our skilled technical workforce with smart technology. Our technology tools support dynamic pricing, product recommendations, event rendering, and real- time troubleshooting that enable our teams to optimize event planning, resource allocation, and customer experience.

Growth Strategies

Multiple Levers to Accelerate Growth

Against a positive backdrop for demand of in-person events, we are executing a multi-pronged plan to expand our market share, deepen customer relationships, and unlock new revenue streams across the global live events ecosystem.

Increasing Average Revenue Per Event

We focus on introducing new products and services, including immersive technologies for our customers, into partner properties to drive event value and engagement. Through our investments, we have achieved nearly 88% growth in average revenue per event from 2019 to 2025, reflecting widespread adoption by customers.

Increasing Capture Rate Within Existing Venues

Although we are the preferred on-site provider in many locations, event planners often retain the option to use outside providers. Our current approximate 80% capture rate for our existing venues from 2019 to 2025 presents a 20% upside within our existing footprint. We have implemented a strategic plan with venue partners to improve our infrastructure and services capture through commission-aligned incentives and local decision authority to speed approvals.

New Unit Footprint Expansion

We are expanding our venue footprint into marquee venues and non-traditional meeting spaces through partnerships with hotels, convention centers, corporate campuses, and experiential environments.

Deepening Direct Client Relationships

We maintain dedicated account management across our highest-value direct relationships. Our specialized sales force works to secure multi-year contracts, new business development, and high-end production and experiential sales.

Significant International Expansion

With our footprint across 23 countries and more than 800 international venues, we are expanding into high-growth markets including Spain and Singapore, supported by existing MSAs with leading hotel chains like Accor, Hilton, Hyatt, IHG, and Marriott.

Accretive Acquisitions

We have completed 12 acquisitions between 2012 and 2019 at a pace of one to two tuck-in deals per year, generating synergies, expanding our geographic reach, and enhancing our capabilities in strategic customer markets. Although M&A activity paused for us during and in the initial years following the pandemic, we completed the acquisition of two companies in the fourth quarter of 2025.

In November 2025, we acquired Eclipse, a UK-based event production company, further expanding our capabilities and reach in the United Kingdom. In December 2025, we acquired FIRST, a leading global provider of embedded event solutions in corporate campuses, expanding our in-house capabilities to large corporate campuses for some of the world’s leading companies. Both of these acquisitions reinforce our disciplined approach to scaling and creating value by complementing organic growth with inorganic growth. For additional information regarding these acquisitions, see “Note 4 – Acquisitions” to the audited consolidated financial statements included elsewhere in this prospectus.

TAM Expansion Opportunities

We are broadening our presence beyond traditional hotel venues into near-core markets, including trade shows, non-hotel corporate events and experiential marketing, with an estimated additional $30 billion to $40 billion in TAM. We also have the opportunity to expand into adjacent markets, including live music, sporting events, TV and film production, with an estimated further $20 billion to $30 billion in TAM.

Our Principal Stockholders

Blackstone (NYSE: BX) is the world’s largest alternative asset manager. Blackstone seeks to deliver compelling returns for institutional and individual investors by strengthening the companies in which the firm invests. Blackstone’s $1.2 trillion in assets under management include global investment strategies focused on real estate, private equity, credit, infrastructure, life sciences, growth equity, secondaries and hedge funds.

Goldman Sachs (NYSE: GS) is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals.

After the completion of this offering, Blackstone will beneficially own or control approximately  % of the voting power of our shares eligible to vote in the election of our directors (or  % if the underwriters exercise in full their option to purchase additional shares of common stock). As a result, Blackstone will control the outcome of matters submitted to our stockholders for approval, and we will be a “controlled company” within the meaning of the NYSE corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our board of directors consist of independent directors, (2) that our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) that our board of directors have a nominating and governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Although we do not intend to rely on these “controlled company” exemptions from these corporate governance requirements, if we do rely on such exemptions in the future, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our common stock continues to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods.

Encore Global LP currently owns 100% of our common stock outstanding. All existing owners of Encore Inc., including Blackstone, Goldman Sachs, W Capital, members of management and other current and former employees currently own their respective shares indirectly through Encore Global LP. Prior to this offering, all preferred units in Encore Global LP, which are presently held by Blackstone and W Capital, will convert into common units of Encore Global LP (the “Conversion”). Following the forward stock split, Encore Global LP will then distribute out all shares of our common stock that it owns to our existing owners, who will as a result become our direct stockholders. Certain members of our management and other employees who hold phantom interests in Encore Global LP will receive restricted stock units, which, if the corresponding phantom unit was unvested, will be subject to continued vesting. We refer to these transactions as the “Reorganization Transactions.”

We intend to enter into a stockholders agreement with Blackstone in connection with this offering. Among other things, this agreement will grant Blackstone the right to designate an agreed number of individuals to our board of directors subject to the maintenance of certain ownership requirements in us. Based on our expectation that Blackstone and its affiliates together will beneficially own a majority of our outstanding shares of common stock immediately following this offering and that our board of directors will consist of      directors, Blackstone will have the right to designate      directors at the time of this offering. Assuming our board size remains the same, the number of directors that Blackstone is entitled to designate will decrease proportionately to: (i)     directors if Blackstone and its affiliates together beneficially own at least 40% (but less than 50%) of the outstanding shares of common stock, (ii)     directors if Blackstone and its affiliates together beneficially own at least 30% (but less than 40%) of the outstanding shares of common stock; (iii)     directors if Blackstone and its affiliates together beneficially own at least 20% (but less than 30%) of the outstanding shares of common stock; and (iv)     directors if Blackstone and its affiliates together beneficially own at least 5% (but less than 20%) of the outstanding shares of common stock. Encore Inc. has been advised by Blackstone that at the time of the offering, Blackstone intends to designate two directors (Mr. Kestnbaum and Mr. Trebilco) to our board. See “Certain Relationships and Related Person Transactions—Stockholders Agreement” for a description of this agreement.

Investment Risks

An investment in shares of our common stock involves substantial risks and uncertainties that may materially adversely affect our business, financial condition, results of operations and cash flows. Some of the more significant challenges and risks relating to an investment in our company include, among other things, the following:

•	Unfavorable economic conditions have adversely affected, and in the future could adversely affect, our business, financial condition and results of operations.

•	Global or local travel industry disruptions, particularly those affecting the hotel and airline industries, could adversely affect our business.

•	Our operations and operating results have been, and may in the future be, materially impacted by a pandemic or other public health emergency, such as the COVID-19 pandemic.

•

Our failure to retain a significant number of our current venue partners and hotel chains or renew our existing venue partner contracts and hotel chain MSAs could have a material adverse effect on our business, financial condition and results of operations.

•

Our failure to maintain the number or quality of properties covered by our venue partner contracts or maintain the number of hotel chains for which we are the preferred provider could have a material adverse effect on our business, financial condition and results of operations.

•

The widespread adoption of more effective virtual meeting technologies could reduce the number of events held at our venue partners, the size and scope of such events, including reduced demand for our services at events, or the attendance at such events, which could adversely affect our business, financial condition and results of operations.

•	Potential venue partners may be reluctant to switch to a new preferred provider of event technology services, which may adversely affect our growth.

•	If venues reduce their outsourcing or use of preferred providers, it could have a material adverse effect on our business, financial condition and results of operations.

•	Our success depends on our ability to maintain the value and reputation of our brand.

•

If we fail to comply with requirements imposed by applicable law or other governmental regulations, we could become subject to lawsuits, investigations and other liabilities and restrictions on our operations that could significantly and adversely affect our business.

•

If we fail to comply with requirements imposed by applicable laws or other governmental regulations related to privacy and data security, we could become subject to lawsuits, investigations and other liabilities and restrictions on our operations that could significantly and adversely affect our business.

•

We conduct a portion of our business in foreign countries, and we expect to continue expanding our operations into additional foreign countries where we may be impacted by operational and political risks that are greater than in the United States.

•

Our substantial indebtedness could adversely affect our financial condition, our ability to operate our business, react to changes in the economy or our industry, pay our debts and could divert our cash flow from operations for debt payments.

•	Blackstone controls us, and its interests may conflict with ours or yours in the future.

•

Upon the listing of our shares on the NYSE, we will be a “controlled company” within the meaning of the rules of the NYSE and, as a result, will qualify for “controlled company” exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Before you invest in our common stock, you should carefully consider all of the information in this prospectus, including matters set forth under the heading “Risk Factors.”

Corporate Information

Encore Inc. (formerly known as PSAV Intermediate Corp.) was incorporated in Delaware on November 8, 2013. Our principal executive offices are located at 5100 N. River Road, Suite 300, Schiller Park, Illinois 60176 and our telephone number is (866) 351-1144. We maintain a website at www.encoreglobal.com. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus.

Recent Developments

Preliminary Estimated Unaudited Financial Results for the Three Months ended March 31, 2026

The data presented below reflects our preliminary estimated unaudited financial results for the three months ended March 31, 2026 based upon information available to us as of the date of this prospectus. This data is not a comprehensive presentation of our financial results for the three months ended March 31, 2026, and our actual results may differ materially from this preliminary estimated data. As a result, the preliminary estimated unaudited financial results should not be viewed as a substitute for full quarterly financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).

While we currently expect our results for the three months ended March 31, 2026 to be within the ranges set forth below, the review of our consolidated financial statements for the three months ended March 31, 2026 has not been completed. During the course of the preparation and review of our consolidated financial statements for the three months ended March 31, 2026 and related notes thereto, adjustments to the preliminary estimated financial information presented below may be identified. Any such adjustments may be material. Our independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, compiled or performed any procedures with respect to these preliminary estimated financial results, and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

Based upon such preliminary estimated financial results, we expect revenue, income (loss) before tax expense and Adjusted EBITDA for the three months ended March 31, 2026 to be within the ranges set out in the following table as compared to the results for the three months ended March 31, 2025:

	Preliminary Estimated Three Months Ended March 31, 2026		Three Months Ended March 31,
(Amounts in thousands)	Low	High	2025
Revenue	$	$	$885,394
Income (loss) before tax expense			22,473
Adjusted EBITDA	$	$	$135,101

The following table sets forth a reconciliation of income (loss) before tax expense to Adjusted EBITDA for the periods presented. Adjusted EBITDA is not a measure that is required to be disclosed by GAAP and should not be considered in isolation, or as a substitute for our results as reported under GAAP. We believe that income (loss) before tax expense is an appropriate measure for the reconciliation given that we have only recently completed the financial close process for the three months ended March 31, 2026 and have not had adequate time to complete our tax accounting procedures. Accordingly, there is a higher degree of complexity with respect to income tax accounting effects on our results for the three months ended March 31, 2026, including the need to adjust (or remeasure) deferred tax liabilities and deferred tax assets as well as the impact of tax law changes in various jurisdictions. We do not yet have the necessary information available, prepared or analyzed to develop a reasonable estimate of the tax provision for the three months ended March 31, 2026. Accordingly, we do not believe that a presentation or estimate based on currently available information would be meaningful to users of our consolidated financial statements or material to an understanding of our financial results. See “Management’s Discussion and

Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” for a discussion on how we define and calculate Adjusted EBITDA and a discussion on why we believe this metric is important.

	Preliminary Estimated Three Months Ended March 31, 2026		Three Months Ended March 31,
(Amounts in thousands)	Low	High	2025
Income (loss) before tax expense	$	$	$22,473
Interest expense, net			57,513
Amortization of intangible assets			23,482
Depreciation			19,242
Venue incentive amortization(a)			6,536
Debt refinancing costs and loss on debt extinguishment(b)			32
Stock-based compensation expense			289
Long-term incentive plan payments(c)			1,375
Loss on disposal of assets			1,543
Foreign currency transaction (gain) loss			(1,936)
Operational initiatives(d)			3,795
IT system implementation costs(e)			132
Transaction related expenses(f)			—
Other			625

Adjusted EBITDA	$	$	$135,101

(a)

Amount represents amortization of reimbursable up-front venue incentive payments made in connection with signing or renewing long-term exclusive on-site service agreements with venue partners. These payments are capitalized and amortized over the contractual term of the related agreements. These payments are not directly tied to revenue generated from our end customers for servicing individual events. Rather, the payments reflect our long-term commitment to be a venue partner’s on-site service provider, ensuring the smooth and on-site delivery of conferences and events to our venue partners’ customers over an extended period of time.

The adjustment is intended to enhance comparability and to provide investors, when read in conjunction with the GAAP financial measures we utilize, with a meaningful measure of operating performance by excluding the non-cash amortization of long-term incentive arrangements.

(b)

Amount represents non-cash and non-operating loss on refinancing of our debt facilities in 2024, along with certain professional fees incurred in conjunction with the 2024 Refinancing Transactions (as defined herein) in connection with our Credit Agreement.

(c)

Amount represents a long-term incentive plan put in place for select senior-level employees as a cash retention tool provided to bridge to a future liquidity event that was unexpectedly deferred as a result of the impact of the COVID-19 pandemic.

(d)

Amount represents expenses related to severance and related benefits paid to employees pursuant to restructuring and workforce reduction plans, legal and tax consulting fees for advice on legal entity restructuring plans and costs associated with termination of leases and associated moving costs for properties that were either eliminated or consolidated into other facilities.

(e)	Amount represents third-party costs incurred with the implementation of enterprise IT systems.

(f)	Amount includes legal and professional fees related to acquisitions as well as costs related to potential strategic transactions.

The Offering

Common stock offered by us	shares (or shares if the underwriters exercise in full their option to purchase additional shares of common stock).

Common stock outstanding after giving effect to this offering	shares (or shares if the underwriters exercise in full their option to purchase additional shares of common stock).

Use of proceeds	We estimate that the proceeds to Encore Inc. from this offering, after deducting estimated underwriting discounts and commissions, will be approximately $ million (or $ million if the underwriters exercise in full their option to purchase additional shares of common stock).

Encore Inc. intends to use the proceeds (net of underwriting discounts and commissions) from this offering to repay a portion of the outstanding indebtedness under our Term Loan Facility totaling approximately $ million and the remainder for general corporate purposes and to bear all of the expenses of this offering. We estimate these offering expenses (excluding underwriting discounts and commissions) will be approximately $ million. See “Use of Proceeds.”

Voting rights	Each share of our common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

Dividend policy	We have no current plans to pay dividends on our common stock following this offering. The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors may take into account general economic and business conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. See “Dividend Policy.”

Controlled company	Upon the closing of this offering, Blackstone will beneficially own or control approximately % of the voting power of our shares eligible to vote in the election of our directors (or % if the underwriters exercise in full their option to purchase additional shares of common stock). As a result, we will be a “controlled company” under the NYSE rules. As a controlled company, we qualify for exemptions from certain corporate governance requirements of the NYSE.

Risk factors	See “Risk Factors” for a discussion of risks you should carefully consider before deciding to invest in our common stock.

Proposed trading symbol	“ECR.”

Conflicts of interest	Affiliates of Blackstone and Goldman Sachs beneficially own in excess of 10% of our issued and outstanding common stock. Because Blackstone Securities Partners L.P., an affiliate of Blackstone, and Goldman Sachs & Co. LLC, an affiliate of Goldman Sachs, are underwriters in this offering, and their affiliates own in excess of 10% of our issued and outstanding common stock, Blackstone Securities Partners L.P. and Goldman Sachs & Co. LLC are deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus. Morgan Stanley & Co. LLC has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act of 1933, as amended, or the Securities Act, specifically including those inherent in Section 11 thereof. Morgan Stanley & Co. LLC will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. See the section titled “Underwriting (Conflicts of Interest).”

In this prospectus, unless otherwise indicated, the number of shares of common stock outstanding and the other information based thereon:

•	reflects:

•	a -for-1 forward stock split of our common stock which our board of directors has approved and which was effected on , 2026;

•	does not reflect:

•	shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock from us;

•	shares of common stock that may be granted under the Encore Inc. 2026 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). See “Management—Executive Compensation—Omnibus Incentive Plan”; and

•	shares of common stock available for issuance under the Encore Inc. 2026 Employee Stock Purchase Plan (the “ESPP”), see “Management—Executive Compensation—Employee Stock Purchase Plan.”

Summary Historical Financial and Other Data

The following tables present the summary historical consolidated financial and other data for Encore Inc. and its subsidiaries for the periods and at the dates indicated. The summary consolidated statements of operations data and statements of cash flow data presented below for the years ended December 31, 2025, 2024 and 2023 and the summary consolidated balance sheet data as of December 31, 2025 and 2024 have been derived from the consolidated financial statements of Encore Inc. included elsewhere in this prospectus.

Historical results are not necessarily indicative of the results expected for any future period. You should read the summary historical consolidated financial data below, together with the consolidated financial statements and related notes thereto included elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Indebtedness” and the other information included elsewhere in this prospectus.

	Years Ended December 31,
(Amounts in thousands, other than share and per share data)	2025	2024	2023
Summary Statements of Operations Data:
Revenue	$3,402,239	$3,239,322	$3,088,850
Operating expenses:
Cost of revenue(1)	2,711,973	2,591,795	2,462,698
Selling, general, and administrative expenses(1)	260,978	245,580	223,604
Depreciation	83,967	75,443	72,058
Venue incentive amortization	28,205	26,107	22,283
Amortization of intangible assets	92,359	91,716	93,553

Total operating expenses	3,177,482	3,030,641	2,874,196

Income from operations	224,757	208,681	214,654

Loss on debt extinguishment	—	(11,698)	—
Other income (expense), net	7,980	(8,592)	3,179
Interest expense, net	(226,947)	(320,130)	(313,678)

Income (loss) before tax expense	5,790	(131,739)	(95,845)
Income tax expense	(32,940)	(44,380)	(36,166)

Net loss	$(27,150)	$(176,119)	$(132,011)

Net loss per common share:
Basic and Diluted	$(25,597)	$(166,044)	$(124,460)

Weighted average common shares outstanding:
Basic and Diluted	1,061	1,061	1,061

(1)	Exclusive of depreciation of the Company’s property and equipment, venue incentive amortization and amortization of intangible assets.

	December 31,
(Amounts in thousands)	2025	2024
Summary Balance Sheet Data (at period end):
Cash and cash equivalents	$94,715	$69,973
Goodwill and intangible assets, net	1,515,711	1,483,891
Total assets	2,342,327	2,235,389
Long-term debt (including current portion)	2,272,520	2,282,554
Total liabilities	2,896,165	2,758,937
Total shareholders’ deficit	$(553,838)	$(523,548)

	Years Ended December 31,
(Amounts in thousands)	2025	2024	2023
Summary Statements of Cash Flows Data:
Net cash provided by operating activities	$201,866	$106,782	$81,445
Net cash used in investing activities	(163,868)	(114,252)	(95,446)
Net cash used in financing activities	$(19,416)	$(116,703)	$(26,324)

	Years Ended December 31,
(Amounts in thousands, except percentages)	2025	2024	2023
Other financial data:
Net loss	$(27,150)	$(176,119)	$(132,011)
Net loss margin	(0.8)%	(5.4)%	(4.3)%
Adjusted EBITDA(1)	$466,409	$428,837	$425,342
Adjusted EBITDA Margin(1)	13.7%	13.2%	13.8%
Worldwide venue count(2)	2,174	2,162	2,151
Worldwide event count(3)	403,000	412,000	416,000
U.S. average revenue per event(4)	$9,700	$9,000	$8,300
U.S. same venue revenue growth	4.5%	6.5%	14.9%
International same venue revenue growth	6.2%	2.0%	25.2%

(1)

We report our financial results in accordance with GAAP, however, management believes that Adjusted EBITDA and Adjusted EBITDA Margin, non-GAAP measures, provide users of our financial information with useful supplemental information enabling a comparison of our performance across periods. We believe Adjusted EBITDA and Adjusted EBITDA Margin provide visibility to the underlying continuing operating performance of our business. Management uses Adjusted EBITDA and Adjusted EBITDA Margin to evaluate and manage the performance of our business, make resource allocation decisions, and compensate key personnel as they provide further understanding with respect to the results of our operations. Additionally, we believe such metrics are widely used by investors, securities analysis, ratings agencies and other parties in evaluating performance, liquidity and debt-service capabilities.

We define Adjusted EBITDA as net loss before interest expense, income taxes, depreciation, amortization of intangible assets, transaction-related expenses, long-term incentive plan payments, gain or loss on disposal of assets, gains or losses on foreign currency transactions, amortization of venue incentives, equity-based compensation expense, severance related to restructuring and other cost saving initiatives, lease termination expense, loss on debt extinguishment, one-time costs associated with system implementations and certain other one-time consulting and professional fee costs. Adjusted EBITDA excludes venue incentive amortization to enhance comparability across periods by removing the variability of the up-front payments associated with securing long-term commitments from our venue partners; this is also consistent with how management evaluates operating performance, allocates capital, and makes strategic decisions. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue.

Adjusted EBITDA is not a liquidity measure and should not be considered as discretionary cash available to us to reinvest in the growth of our business or to distribute to stockholders or as a measure of cash that will be available to us to meet our obligations.

Our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies, have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our operating results as reported under GAAP. Additionally, we do not consider our non-GAAP financial measures as superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP.

To properly and prudently evaluate our business, we encourage you to review the financial statements included elsewhere in this prospectus and not rely on a single financial measure to evaluate our business. We also strongly urge you to review the reconciliation to the corresponding GAAP financial measures set forth in this prospectus.

The following table sets forth a reconciliation of net loss to Adjusted EBITDA and net loss margin to Adjusted EBITDA Margin for the periods presented:

	Years Ended December 31,
(Amounts in thousands)	2025	2024	2023
Net loss	$(27,150)	$(176,119)	$(132,011)
Interest expense, net	226,947	320,130	313,678
Income tax expense	32,940	44,380	36,166
Amortization of intangible assets	92,359	91,716	93,553
Depreciation	83,967	75,443	72,058
Venue incentive amortization(a)	28,205	26,107	22,283
Debt refinancing costs and loss on debt extinguishment(b)	319	16,455	1,203
Stock-based compensation expense	964	1,224	1,743
Long-term incentive plan payments(c)	2,750	6,600	6,742
Loss on disposal of assets	5,792	6,502	4,940
Foreign currency transaction (gain) loss	(7,983)	8,342	(3,186)
Operational initiatives(d)	6,678	6,457	5,850
IT system implementation costs(e)	3,257	1,295	2,263
Transaction related expenses(f)	9,007	—	—
Other(g)	8,357	305	60

Adjusted EBITDA	$466,409	$428,837	$425,342

Net loss margin	(0.8)%	(5.4)%	(4.3)%
Adjusted EBITDA Margin	13.7%	13.2%	13.8%

(a)

Amount represents amortization of reimbursable up-front venue incentive payments made in connection with signing or renewing long-term exclusive on-site service agreements with venue partners. These payments are capitalized and amortized over the contractual term of the related agreements. These payments are not directly tied to revenue generated from our end customers for servicing individual events. Rather, the payments reflect our long-term commitment to be a venue partner’s on-site service provider, ensuring the smooth and on-site delivery of conferences and events to our venue partners’ customers over an extended period of time.

The adjustment is intended to enhance comparability and to provide investors, when read in conjunction with the GAAP financial measures we utilize, with a meaningful measure of operating performance by excluding the non-cash amortization of long-term incentive arrangements.

(b)

Amount represents non-cash and non-operating loss on refinancing of our debt facilities in 2024, along with certain professional fees incurred in conjunction with the 2024 Refinancing Transactions (as defined herein) in connection with our Credit Agreement.

(c)

Amount represents a long-term incentive plan put in place for select senior-level employees as a cash retention tool provided to bridge to a future liquidity event that was unexpectedly deferred as a result of the impact of the COVID-19 pandemic.

(d)

Amount represents expenses related to severance and related benefits paid to employees pursuant to restructuring and workforce reduction plans, legal and tax consulting fees for advice on legal entity restructuring plans and costs associated with termination of leases and associated moving costs for properties that were either eliminated or consolidated into other facilities.

(e)	Amount represents third-party costs incurred with the implementation of enterprise IT systems.
(f)	Amount includes legal and professional fees related to acquisitions as well as costs related to potential strategic transactions.
(g)

Amount in 2025 primarily includes a settlement reserve for a potential class action litigation matter related to alleged wage and hour claims for certain employees in the state of California. In December 2025, we entered into mediation for this potential class action matter and reached a proposed settlement with the claimants and established a reserve for this matter. This settlement is subject to court approval and finalization with the claimants.

(2)	Actual value.
(3)	Actual value rounded to the nearest thousand.
(4)	Actual value rounded to the nearest hundred.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the following risks actually occur, our business, results of operation, financial condition, cash flows, and prospects may be materially adversely affected. The risks and uncertainties described below are not the only risks and uncertainties that we face. References to past events are provided by way of example only and are not intended to be a complete listing or a representation as to whether or not such factors have occurred in the past. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, results of operations, and financial condition. In such case, the trading price of our common stock could decline and you may lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements” in this prospectus.

Risks Related to our Business and Industry

Unfavorable economic conditions have adversely affected, and in the future could adversely affect, our business, financial condition and results of operations.

National and international economic downturns have reduced, and in the future could reduce, demand for our services, which may result in the loss of business or increased pressure to negotiate new contract or renewals on less favorable terms than our generally preferred terms. Economic hardship among our venue partners and customers has in the past adversely impacted and may continue to negatively affect our business in the future. During periods of economic slowdown and recession, many consumers have historically reduced their discretionary spending. The hotels and convention centers where we provide our services are particularly sensitive to an economic downturn, as expenditures to hold or attend conventions or other events requiring our event technology services are funded to a partial or total extent by discretionary income. For example, worldwide event count has declined slightly from 2023 to 2025, from approximately 416,000 to approximately 403,000. This decrease in event count along with decreases in U.S. and International SVR growth, which also slowed from 2023 to 2025 from 14.9% to 4.5% and 25.2% to 6.2%, respectively, put negative pressure on our growth over the same time period. Economic downturns that impact our financial condition may be caused by inflation, supply chain disruptions, including those caused by global events or conflicts, geopolitics, global energy shortages, major central bank policy actions including interest rate increases, increased U.S. trade tariffs and trade disputes with other countries, public health crises, or other factors. The COVID-19 pandemic and the Global Financial Crisis each negatively affected the number of events held at our venue partners and the amount of consumer and corporate spending on such events. Further, because our exposure to customers of our event technology services is limited in large part by our dependence on our venue partners to attract those customers to hold their events at their properties, our ability to respond to such a reduction in events, and therefore our revenue, is limited. There are many other factors that could reduce the numbers of events at a venue, attendance at any such events, or decrease discretionary income, including global calamities, such as COVID-19, Ebola or Zika outbreak or a flu or other pandemic, acts of terrorism, particularly acts that impact hotels or the travel industry, and the national and global military, diplomatic and financial response to such acts or other threats, public concern over potential terrorism and safety incidents, natural disasters, including hurricanes and earthquakes, labor disruptions, short-term weather conditions or more prolonged climate change-related conditions, and adverse economic conditions which would adversely affect our revenue, profits, and results of operations.

Global or local travel industry disruptions, particularly those affecting the hotel and airline industries, could adversely affect our business.

Our business depends largely on the ability and willingness of people to travel and congregate at prominent places of assembly. Factors adversely affecting the travel industry, and particularly the airline and hotel industries, generally also adversely affect our business and results of operations. Such factors include high or rising fuel prices, increased security and passport requirements, increased frequency of flight delays or accidents, increased costs associated with air travel, reduction in travel caused by growing public awareness of its environmental impacts, acts of terrorism, public concern over potential terrorism and safety incidents, international political instability and hostilities, the imposition of heightened security standards or bans on visitors from particular countries outside the United States, delays in acquiring visas for travel to the United States, outbreaks of contagious disease or the potential for infection, or acts of nature (including those that may be related to climate change or otherwise), such as earthquakes, storms, hurricanes, wildfires, and other natural disasters. Any of these factors, or other unexpected events that affect the availability and pricing of air travel and accommodations, could adversely affect our business, financial condition and results of operations. Physical risks from climate change may lead to an increase in the frequency, severity, or duration of certain adverse weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, storms, wildfires, droughts, extreme temperatures, or flooding, each of which could cause more significant business interruptions, increased costs, increased liabilities, and decreased revenue than what we have experienced in the past from such events. Moreover, the costs of protecting against such incidents could reduce the profitability of our operations.

Our operations and operating results have been, and may in the future be, materially impacted by a pandemic or other public health emergency, such as the COVID-19 pandemic.

A major epidemic or pandemic, such as the COVID-19 pandemic, or the threat or perceived threat of such an event, has in the past adversely affected and could in the future adversely affect attendance at our events by discouraging public assembly and prompting cancellation of events due to health concerns. Although we saw a return to normal business operations following the COVID-19 pandemic, it is unclear to what extent a resurgence of COVID-19, including variants thereof, or another pandemic or public health emergency, could result in renewed government or league-mandated capacity restrictions or vaccination/mask requirements, resulting in events being cancelled or postponed, or otherwise materially impact our operations. Governmental regulations enacted in response to the COVID-19 pandemic or another pandemic or public health emergency have in the past impacted, and could in the future impact our ability to provide services for our venue partners.

Our business is particularly sensitive to reductions in travel and discretionary consumer spending. A pandemic such as COVID-19, or the fear of a new pandemic or public health emergency, has in the past impeded and could in the future impede economic activity in impacted regions and globally over the long-term leading to a decline in discretionary spending on travel and attendance at conventions or other events held by our venue partners. To the extent a pandemic or other public health emergency adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those relating to our liquidity, indebtedness and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

Our failure to retain a significant number of our current venue partners and hotel chains or renew our existing venue partner contracts and hotel chain MSAs could have a material adverse effect on our business, financial condition and results of operations.

A significant portion of our business depends on our ability to retain our current venue partners and hotel chains and renew our existing venue partner contracts and hotel chain MSAs. We may not be able to renew existing venue partner contracts and hotel chain MSAs on the same or more favorable terms. Our current venue partners may work with our competitors, cease operations, elect to provide event technology services in-house, diversify their preferred providers, reduce their cooperation with our sales representatives or terminate contracts with us. Also, consolidation within the hotel industry may result in our current venue partners being owned by hotel chains that we do not have an MSA with, that work with our competitors or that provide their event technology services in-house. While our MSAs and individual service agreements generally do not provide for termination upon a change of control, we may not be able to enter into an MSA with the acquiring hotel chain or renew our venue partner contracts with the individual hotel properties when they expire.

In addition, while we enter into MSAs with major hotel chains, individual hotel properties typically make separate decisions as to their event technology services providers. Although our inability to renew hotel chain MSAs will not automatically terminate our relationships with the individual hotel properties, we rely heavily on existing MSAs with major hotel chains. The corporate offices of major hotel chains may influence the decisions of their individual properties. For example, if the hotel chain discontinues its relationship with us in favor of another service provider or an in-house solution, our relationship with the properties under that brand may suffer even though, in nearly all cases, we negotiate with each property individually. As of December 31, 2025, 95% of our U.S. revenue is generated from customer events which were executed in event venues with whom we have multi-year contracts, including long-term MSAs, and individual venue contracts. Any loss of a major hotel chain relationship and subsequent individual relationships with venues under that brand, may lead to significant lost revenue or result in additional costs to complete sales of our event technology services, any of which could materially adversely affect our results of operations.

The failure to renew a significant number of our existing contracts or MSAs could have a material adverse effect on our business, financial condition and results of operations.

Our failure to maintain the number or quality of properties covered by our venue partner contracts or maintain the number of hotel chains for which we are the preferred provider could have a material adverse effect on our business, financial condition and results of operations.

Our business and revenue growth depends on our ability to deliver the services for which we are the preferred provider at our venue partners and obtain new venue partners. While our contracts with our venue partners and hotel chain MSAs generally allow us to be the exclusive on-site provider of services, customers can bring in their own technologies or use other parties that are not located on-site at these locations. While these contracts do not preclude outside event technology providers coming into the venues to support individual events, and event planners retain the option to use outside providers, the contracts do prevent non-Encore team members and technology from being in-house at these venues. In addition, such contracts do not generally provide any minimum revenue or event commitments. Accordingly, our ability to generate or increase revenue at these venues depends on a variety of factors, including:

•	our ability to obtain and retain attractive venues for which we serve as preferred provider;

•	our ability to obtain leads for events from our venue partners;

•	the quality, price and appeal of our event technology services;

•	our ability to integrate new technologies into our event technology services to avoid obsolescence and provide scalability and meet evolving customer preferences; and

•	our ability to market our services effectively and differentiate ourselves from our competitors or the venue’s in-house solutions.

This risk is heightened by the concentrated nature of the hospitality industry, which is dominated by a relatively small number of major hotel chains that are focused on hosting large business-oriented events. If we are unable to maintain and grow our network of hotel chains and venues, we may be unable to satisfy our customers’ needs, lose market share or incur additional costs to support our customers, all of which could have a material adverse effect on our business, financial condition or results of operations.

The widespread adoption of more effective virtual meeting technologies could reduce the number of events held at our venue partners, the size and scope of such events, including reduced demand for our services at events, or the attendance at such events, which could adversely affect our business, financial condition and results of operations.

Our business and growth strategies rely in part upon our customers’ continued need for in-person meetings, conferences and trade shows. Should more effective virtual meeting technologies be developed, customers could choose to substitute these technologies for part or all of their in-person meetings, conferences and trade shows. The emergence of more effective virtual meeting technologies, the widespread adoption of virtual meeting technologies or changes in preferences of our customers could adversely affect our business, financial condition and results of operations.

In addition, existing or potential venue partners and customers may elect to use self-operated solutions, including artificial intelligence, automated decision-making and/or machine learning systems and technologies (collectively, “AI” or “AI Technologies”), which could potentially eliminate certain business opportunities for us and/or introduce competing solutions. As technology advances, demand for our services at events at venue partners could be reduced as customers become more able to substitute readily available products for our services. If it becomes easier and more cost-effective for customers to host events without the type of services we provide, our business, financial condition and results of operations could be adversely affected.

Potential venue partners may be reluctant to switch to a new preferred provider of event technology services, which may adversely affect our growth.

Many large hotel chains, convention centers and other venues have existing relationships with event technology services providers and some may be reluctant to switch to a new preferred provider due to a variety of factors, including potential service disruptions associated with a change of providers and potential impact on revenue during the transition period. If we are unable to overcome these concerns, we may not be able to attract new venue partners, which could have a material adverse effect on our growth.

If venues reduce their outsourcing or use of preferred providers, it could have a material adverse effect on our business, financial condition and results of operations.

Our business and growth strategies depend in large part on the continuation of a current trend toward outsourcing services in general and event technology services in particular. Venues will outsource if they perceive that outsourcing allows them to provide quality services at a lower overall cost, generates incremental revenue for them and permits them to focus on their core business activities. We cannot be certain that this trend will continue or not be reversed or that venues that have outsourced functions will not decide to perform these functions themselves. Potential venue partners may seek to provide event technology services in-house in order to maintain control over the quality of the event technology services provided at their venues, enhance their customer relationships and increase their revenue. If the trend to outsource does not continue, or our venue partners elect to perform these event technology services in-house (due to consolidation in the hotel industry or otherwise), it could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, some of our large hotel chain partners have retained a limited number of preferred partners to provide all or a large part of their required services across their portfolio of chain-owned hotels. We cannot be certain this dynamic will continue or not be reversed or, if it does continue, that we will be selected and retained as a preferred partner to provide event technology services. Unfavorable developments with respect to either outsourcing or the use of preferred partners could limit our ability to pursue and enter into venue contracts and have a material adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to maintain the value and reputation of our brand.

Our success depends on the value and reputation of the Encore brand. Brand and name recognition is an important differentiator in the event technology services business as some prospective venue partners may only outsource to well-known and established event technology service providers. The Encore name is integral to our business as well as to the implementation of our strategies for expanding our business. Maintaining, promoting and positioning our brand depends largely on the success of venue partner and customer relationships and our ability to provide consistent, high-quality and innovative services. Our brand could be adversely affected if we fail to achieve these objectives or if our public image or reputation were to be tarnished by negative publicity, including publicity created by the occurrence of a safety incident at an event we are servicing, dissatisfaction with sustainability efforts, and any negative publicity in respect of our third-party venue partners, which could have a material adverse effect on our business, financial condition and results of operations.

Additionally, our reputation could be harmed if we fail, or are perceived to fail, to comply with various regulatory requirements or if we fail to meet stakeholder expectations in a number of areas such as health and safety; privacy and data security; diversity and inclusion; group events with controversial groups or speakers; sustainability; responsible tourism; environmental stewardship; supply chain management; climate change; human rights; circular economy; geopolitical crises; philanthropy and support for local communities; and corporate governance. Various policymakers, including the European Union and State of California, have adopted or are considering adopting requirements for companies to undertake certain disclosures or other actions regarding climate or other environmental and social matters that have historically been addressed primarily through corporate responsibility programs. Policymakers’ approaches are not uniform, which may increase the cost or complexity of compliance and any associated risks. We manage a broad range of corporate responsibility matters, taking into consideration their expected impact on the sustainability of our business over time, and the potential impact of our business on society and the environment. Such efforts can be costly and complex, and we may not ultimately accomplish our desired goals or initiatives, either as intended or at all. Despite our efforts, consumer travel preferences may shift due to sustainability-related concerns or costs. In addition, stakeholder expectations regarding such matters are evolving, and navigating these issues will require us to successfully manage engagement with stakeholders of differing, or in some cases conflicting, views on these matters. Adverse incidents with respect to our corporate responsibility efforts could impact the value of our brands or our reputation, the cost of our operations, and relationships with investors and stakeholders, all of which could adversely affect our business and results of operations.

The continued expansion in the use and influence of social media has compounded the potential scope of negative publicity that could be generated, lead to litigation or governmental investigations, or damage our reputation. Negative incidents could lead to tangible adverse effects on our business, including lost customers, boycotts, disruption of access to our digital platforms, loss of development opportunities, or reduced colleague retention and increased recruiting difficulties. Any decline in the reputation or perceived quality of our brands or corporate image could adversely affect our market share, business, financial condition, or results of operations. Many of our suppliers, customers, and other stakeholders may be subject to similar risks, which may expand or create new risks, including in ways that may not be known to us.

Competition in our industry could adversely affect our results of operations.

There is significant competition in the event technology services business from local, regional, national and international companies, of varying sizes, many of which have substantial technical capabilities, venue relationships or financial resources. We compete with such providers for preferred provider contracts with venue partners and hotel chains as well as for event contracts with our customers. Our ability to successfully compete for venue partners and hotel chains depends on our ability to provide the event technology services demanded by their customers at a competitive price, our experience and expertise, the availability of adequately trained personnel, access to equipment and our ability to generate revenue opportunities. Certain of our competitors have been and may in the future be willing to underbid us or accept a lower profit margin or expend more capital in order to obtain or retain venue or customer relationships. Also, certain regional and local service providers may be better established than we are within a specific geographic region. In addition, existing or potential venue partners and customers may elect to use self-operated solutions, including AI Technologies, eliminating the opportunity for us to serve them or compete for the account. While we have a significant U.S. presence and continue to expand internationally, certain of our competitors may offer a broader range of services or have more established presences in certain international markets than we do. Therefore, we may be placed at a competitive disadvantage for venue partners and customers who require multiservice or multinational services. While most venue partners and customers focus primarily on quality of service, venue partners and customers are also price sensitive. If existing or future competitors seek to gain venue partners, customers or accounts by reducing prices, we may be required to lower prices, which could reduce our revenue and profits, which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

Any acquisition that we make or strategic relationship that we enter into could disrupt our business and have a material adverse effect on our business, financial condition and results of operations.

We continuously review acquisition opportunities that we believe will complement, enhance, or expand our current business or that might otherwise offer us growth opportunities. At any given time, we may be evaluating one or more acquisitions or engaging in acquisition negotiations. We cannot be sure that we will be able to continue to identify acquisition candidates or joint venture partners on commercially reasonable terms or at all. Furthermore, we may not realize the anticipated benefits from our recent or future acquisitions or strategic relationships. Likewise, we cannot be sure we will be able to obtain necessary financing for acquisitions on commercially reasonable terms, or at all. Such financing could be restricted by the terms of our debt agreements, or it could be more expensive than our current debt. The amount of such debt financing for acquisitions could be significant and the terms of such debt instruments could be more restrictive than our current covenants. In addition, our ability to control the planning and day-to-day operations of our strategic relationships and other less than majority-owned affiliates may be subject to numerous restrictions imposed by the applicable agreements and majority stockholders. The parties to any strategic relationships that we may enter into may also have interests which differ from ours, which could adversely impact the success of any such strategic relationship. Additionally, these businesses may be subject to laws, rules and other circumstances, and have risks in their operations, which may be similar to, or different from, those to which we are subject. Any of the foregoing risks could result in a material negative effect on our business and results of operations or adversely impact the value of our investments.

The process of integrating acquired operations into our existing operations may result in operating and contract difficulties, such as the failure to retain venue partners, customers or management and technical personnel and problems coordinating and integrating services, personnel and technology. In addition, cost savings that we expect to achieve, for example, from the elimination of duplicative expenses and the realization of economies of scale or synergies, may take longer than expected to realize or may ultimately be smaller than we expect. Also, in connection with any acquisition, we could fail to discover liabilities of the acquired company for which we may be responsible as a successor owner or operator in spite of any investigation we make prior to the acquisition, or significant compliance issues, such as anti-corruption issues, which require remediation, resulting in additional unanticipated costs, risk creation and potential reputational harm. In addition, labor laws in certain countries may require us to retain more employees than would otherwise be optimal from entities we acquire. Such integration difficulties may divert significant financial, operational and managerial resources from our existing operations and make it more difficult to achieve our operating and strategic objectives, which could have a material adverse effect on our business, financial condition or results of operations. Similarly, our business depends on effective information technology and financial reporting systems. Delays in or poor execution of the integration of these systems could disrupt our operations and increase costs and could also potentially adversely impact the effectiveness of our disclosure controls and internal controls over financial reporting.

Possible future acquisitions could also result in additional debt and related interest expense or contingent liabilities and amortization expenses related to intangible assets being incurred, which could have a material adverse effect on our business, financial condition, results of operations and cash flow. In addition, goodwill resulting from business combinations represents a significant portion of our assets. If goodwill were deemed to be impaired, we would need to take a charge to earnings to write down the goodwill to its fair value, which would adversely affect our results of operations. To the extent we pay for any acquisitions using cash, it would reduce our cash reserves, and to the extent the purchase price is paid in equity interests, it could be dilutive to our then existing equity holders. We cannot ensure that any acquisition or strategic relationship that we enter into will not have a material adverse effect on our business, financial condition and results of operations.

We often face a long cycle to secure new agreements with venues and hotel chains as well as long implementation periods that require significant resource commitments, which result in a long lead time before we generate revenue from new relationships.

We often face a long cycle to secure a new contract with a venue or a hotel chain, and when we first execute an MSA with a new hotel chain, it may take 30 days to six months or longer before we can enter into agreements with individual venues. If we are successful in obtaining a new venue partner, that is generally followed by a long implementation period in which the services are planned in detail and we obtain the requisite equipment and personnel. During this time, a venue contract is also negotiated and agreed. As a result, there is an extended period before we commence providing the related services and receiving related revenue. We typically incur significant business development expenses during this period with both venues and hotel chains. Furthermore, even if we succeed in developing a relationship with a potential new venue partner or hotel chain and begin to plan the services in detail, a potential venue partner may choose a competitor or decide to perform the event technology services in-house prior to the time a final contract is signed. If we enter into an MSA with a new hotel chain, we still need to enter into new contracts with venues within the hotel chain before we can generate revenue. If we enter into a contract with a venue partner, we will not generate any revenue until we are successful in selling our services to the customers holding events at the venue partner’s property, which can be 30 days to six months once the contract is signed. Our venue partners may also experience delays in obtaining internal approvals or delays associated with technology or system implementations, further lengthening the implementation cycle. Once a contract is signed, we generally incur upfront costs and prepayments at the outset of the contract, hire new employees and obtain new equipment in order to provide services to a new venue partner. We may face significant difficulties in hiring such employees and incur significant costs before we generate corresponding revenue. If we are not successful in obtaining contractual commitments, in maintaining contractual commitments after the implementation cycle or in reducing the duration of unprofitable initial periods in our contracts, it could have a material adverse effect on our business, financial condition and results of operations.

Our business may suffer if we lose key management personnel, are unable to hire and retain sufficient qualified personnel or if labor costs increase.

We believe much of our future growth and success depends on the continued availability, service and well-being of key executive and management talent. These personnel possess business and technical capabilities that are difficult to replace and any loss could harm our business. We are dependent on a large and skilled workforce to implement our services at our venue locations. Our success depends in part upon our ability to attract, train and retain a sufficient number of employees who understand and appreciate our culture and are able to represent our brand effectively and establish credibility with our venue partners and customers. If we are unable to hire and retain employees capable of meeting our business needs and expectations, our business and brand image may be impaired. Any failure to meet our staffing needs or any material increase in turnover rates of our employees may adversely affect our business, financial condition and results of operations. From time to time, we have had difficulty in hiring and retaining qualified technical and sales personnel. We will continue to have significant requirements to hire such personnel. At times when the United States or other geographic regions have experience reduced levels of unemployment or a general scarcity of labor like we have seen in recent periods, there may be a shortage of qualified workers at all levels requiring us to incur higher costs to train new employees. Given that our workforce requires large numbers of skilled workers and managers, low levels of unemployment, a general difficulty finding sufficient employees or mismatches between the labor markets and our skill requirements can compromise our ability in certain areas of our businesses to continue to provide quality service or compete for new business.

We are also impacted by the costs and other effects of compliance with United States and international regulations affecting our workforce. These regulations are increasingly focused on employment issues, including pay transparency, wage and hour, healthcare, immigration, retirement and other employee benefits and workplace practices. Compliance and claims of non-compliance with these regulations could result in liability and expense to us and may impede our ability to attract and retain talent. Historically, we have also regularly hired a large number of part-time and seasonal workers. Any difficulty we may encounter in hiring such workers could result in significant increases in labor costs, which could have a material adverse effect on our business, financial condition and results of operations. Competition for labor has at times resulted in wage increases in the past and future competition could substantially increase our labor costs.

We rely on third-party equipment suppliers to perform key functions of our business operations enabling our provision of services to our clients. These third parties may act in ways or experience risks that could harm our business.

Some of the equipment we utilize in providing our services consists of equipment that we rent from various suppliers. To the extent our suppliers cannot supply us with equipment or necessary replacement parts in a timely manner or significantly increase their prices or provide us with faulty equipment, our equipment costs may increase and we may be unable to provide our services in a timely manner or may be liable for our inability to provide the contracted services. In addition, ongoing trade disputes, including those between the United States and China, as well as increased tariffs, the imposition of new or expanded export or import controls by the United States or other countries, as well as new or expanded economic sanctions, may increase the price we and our suppliers pay for certain equipment and replacement parts. These factors could result in a material adverse effect on our business, financial condition and results of operations. Notwithstanding our contracts with these equipment suppliers, many factors outside our control could harm these relationships and the availability, capability or willingness of these suppliers to provide equipment on acceptable terms. The partial or complete loss of these suppliers, or a significant adverse change in our or our venues’ relationships with any of these contractors, could result in service delays, reputational damage and/or added costs that could harm our business and customer relationships to the extent we are unable to replace them in a timely or cost-effective fashion For example, past labor shortages and other labor disputes at our primary distributors have exacerbated supply chain issues impacting our business. If one of our suppliers were to violate the law, or engage in conduct that results in adverse publicity, our reputation may be harmed simply due to our association with that supplier. A cyber, weather or other incident could also disrupt our distributors’ operations and, therefore, impact our business in the short term. Similarly, a sudden termination of the relationship with a significant provider in other geographic areas could in the short term adversely affect our ability to provide services and disrupt our client relationships in such areas, which could have a material adverse effect on our business, financial condition, cash flows and results of operations.

Increased spending on digital marketing and advertising, or other marketing channels, could reduce the amount spent on in-person trade shows.

The success of our trade shows depends on the willingness of companies to continue committing marketing budget allocations towards in-person shows and live events. Alternative channels for marketing spend such as digital, social media and telemarketing could draw marketing budgets away from in-person trade shows and live events. Moreover, digital marketing and social media have experienced meaningful growth over the last several years and, although we have not observed a material decline in demand for our trade shows as a result of the increasing use of the internet and social media for advertising and marketing, the increasing influence of online marketing and any resulting reductions or eliminations of the budgets our participants allocate to our trade shows could have a material adverse effect on our business, financial condition, cash flows and results of operations.

We are subject to payment network rules and rely on our venue partners for billing and collection for event technology services provided at their venues, which exposes us to certain risks.

Under the majority of our venue partner contracts, the venue partners are responsible for billing and payment collection for the event technology services that we provide at their venues. The venues’ commissions are typically not dependent on such collections. As a result, if our venue partners do not bill and collect on a timely basis, do not vigorously pursue such billing and collection activities, do not pay us on a timely basis after collection, do not pay us at all or experience financial difficulty, our receipt of payment for the services that we have provided may be delayed or may not occur. In addition, such billing and collection activities could adversely impact our relationships with our customers in the event of billing or collection disputes. We also retain the risk that our customers may default on the payment for our services. As a result, these billing and collection activities could have a material adverse effect on our business, financial condition and results of operations.

We and our venue partners may also process payment card data in the conduct of our business. We may be subject to specific industry standards, and are, and may in the future become, subject to additional obligations. For example, we are subject to the Payment Card Industry Data Security Standard, or PCI DSS. The PCI DSS requires companies to adopt certain measures to ensure the security of cardholder information, including using and maintaining firewalls, adopting proper password protections for certain devices and software, and restricting data access. Noncompliance with PCI DSS can result in penalties ranging from $5,000 to $100,000 per month by credit card companies, litigation, damage to our reputation, and revenue losses.

Further, the payment card networks could adopt new operating rules or interpret or re-interpret existing rules in ways that might prohibit us from providing certain services to some customers, be costly to implement, or difficult to follow. Compliance does not guarantee a completely secure environment and notwithstanding the results of a compliance assessment there can be no assurance that payment card brands will not request further compliance assessments or set forth additional requirements to maintain access to credit card processing services. Compliance is an ongoing effort and the requirements evolve as new threats are identified. In the event that we were to lose PCI DSS compliance status (or fail to renew compliance under a future version of the PCI DSS), or if our information security systems are breached or compromised, we may be liable for card-issuing banks’ costs, subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our clients, process electronic funds transfers or facilitate other types of online payments. We also rely on third-party vendors to process payment card data, who may be subject to PCI DSS, and our business may be negatively affected if our third-party vendors are fined or suffer other consequences as a result of PCI DSS noncompliance.

Continued or further unionization of our workforce may increase our costs and work stoppages could damage our business.

We rely in part on unionized labor in the United States and we have employees represented by works councils in the European Union. The continued or further unionization of a significantly greater portion of our workforce could increase our overall costs at the affected locations and adversely affect our flexibility to run our business in the most efficient manner to remain competitive or acquire new business. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm our relationship with our employees or employees of our venue partners, result in increased regulatory inquiries and enforcement by governmental authorities and deter customers. Further, adverse publicity related to a labor dispute could harm our reputation and reduce customer demand for our services. Moreover, any significant increase in the number of work stoppages at our various operations could adversely affect our business, financial condition or results of operations.

In addition, labor unions representing employees of some of our current and prospective venues have occasionally opposed the outsourcing services trend as they believed that current union jobs for their memberships might be lost. In these cases, unions typically seek to prevent public sector entities from outsourcing and if that fails, ensure that jobs that are outsourced continue to be unionized, which can reduce our pricing and operational flexibility with respect to such businesses.

We may incur significant liability as a result of our participation in multiemployer defined benefit pension plans.

Under some of the collective bargaining agreements to which we are a party, we are obligated to contribute to multiemployer defined benefit pension plans. As a contributing employer to such plans, should we trigger either a “complete” or “partial” withdrawal, or should the plan experience a “mass” withdrawal, we could be subject to withdrawal liability for our proportionate share of any unfunded vested benefits which may exist for a particular plan. In addition, if a multiemployer defined benefit pension plan fails to satisfy the minimum funding standards, we could be liable to increase our contributions to meet minimum funding standards. Also, if another participating employer withdraws from the plan or experiences financial difficulty, including bankruptcy, our obligation could increase. In addition, we have received notices from some of the plans pursuant to which we are a contributing employer that such plans are in critical status. Should we withdraw from these plans or any others in critical status, it would subject us to withdrawal liability. We proactively monitor the financial status of these and the other multiemployer defined benefit pension plans in which we participate. In addition, any increased funding obligations for underfunded multiemployer defined benefit pension plans could have a material adverse effect on our financial condition and results of operations.

Our business is contract intensive and may lead to disputes with venue partners or customers.

Our business is contract intensive and we are parties to many contracts with venue partners, hotel chains and customers in the U.S. and international markets. Our contracts provide that customer billings, and for some contracts the sharing of profits and losses, are based on our determinations of costs of service. Contract terms under which we base these determinations and, for certain government contracts, regulations governing our cost determinations, may be subject to differing interpretations which could result in disputes with our clients from time to time. We also pay commissions to our venue partners from revenue generated from our customers within the respective venue. While such commission rates typically vary depending on the venue and event technology services provided, any adverse changes to these commission rates with our venue partners could negatively impact our pricing and deter customers. Venue partners also generally have the right to audit our contracts, and we periodically review our compliance with contract terms and provisions. If venue partners or customers were to dispute our contract determinations, the resolution of such disputes in a manner adverse to our interests could negatively affect revenue and operating results. While we do not believe any reviews, audits or other such matters should result in material adjustments, if a large number of our venue partner or customer arrangements were modified in response to any such matter, the effect could be materially adverse to our business, financial condition or results of operations.

Our business is subject to seasonal and cyclical fluctuations, which may contribute to variation in our financial condition and results of operations.

The event and convention industries are seasonal in nature. The periods during which our venue partners experience higher volumes of events vary from property to property, depending principally upon location and the customer base that they serve. We generally expect our revenue to be lower in the third quarter of each year due to the slower summer meeting season than the other quarters, with the second quarter generally being the highest. In addition, the hospitality industry is cyclical and demand generally follows the general economy on a lagged basis. The seasonality and cyclicality of our business and our ability to effectively manage these trends may contribute to fluctuations in our financial condition and results of operations.

Currency and interest rate fluctuations and volatility in global currency markets may have a significant impact on our reported revenues and earnings.

Our financial statements are expressed in U.S. dollars and are, therefore, subject to movements in exchange rates on the translation of the financial information of our businesses whose functional currencies are not U.S. dollars. We receive revenues and incur expenses in many currencies and are thereby exposed to the impact of fluctuations in various currency rates and the disruption of global financial markets.

Exchange rate movements in our currency exposures may cause fluctuations in our consolidated financial results. As our operations outside of the United States continue to expand, we expect this trend to continue. In particular, we have exposure to the Canadian dollar, Australian dollar, British pound, Mexican peso, Euro and Emirati dirham. We do have exposure to other currencies, but they account for less than 1% of our global revenue.

We monitor the financial stability of the foreign countries in which we operate. Global markets continue to experience uncertainty, and external events such as tariffs, trade wars, regulatory uncertainty, international conflicts around the world, such as in Ukraine and the Middle East, increased tension between the United States and China, and other legislative and regulatory changes each have caused, and may continue to cause, significant volatility in currency exchange rates. If global economic and market conditions, or economic conditions in Canada, the United Kingdom (“UK”), the European Union (“EU”), the United States or other key markets remain uncertain or deteriorate further, global credit markets may further weaken. General financial instability in countries in the EU could have a contagion effect on the region and contribute to the general instability and uncertainty in the EU. Events that adversely affect our Canadian, UK and EU clients and suppliers could in turn adversely affect our business, financial condition and results of operations.

We may be required to recognize impairment charges related to goodwill, identified intangible assets and fixed assets that would reduce our reported assets and earnings.

Goodwill and other identifiable intangible assets comprise a substantial portion of our total assets. We are required to test our goodwill and identifiable intangible assets with indefinite lives for impairment on the same date each year and on an interim basis if there are indicators of a possible impairment. We are also required to evaluate amortizable intangible assets and fixed assets for impairment if there are indicators of a possible impairment.

There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and fixed assets. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or impairment in our financial performance and/or future outlook, the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired. An impairment charge would be determined based on the estimated fair value of the assets. Recognition of an impairment would reduce our reported assets and earnings, and any such impairment charge could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Legal, Regulatory and Security Matters

If we fail to comply with requirements imposed by applicable law or other governmental regulations, we could become subject to lawsuits, investigations and other liabilities and restrictions on our operations that could significantly and adversely affect our business.

We are subject to governmental regulation at the federal, state, international, national, provincial and local levels in many areas of our business, such as employment laws, wage and hour laws, discrimination laws, immigration laws, human health and safety laws, import and export controls and customs laws, economic sanctions and embargoes, anti-money laundering, environmental laws, corporate sustainability reporting laws, false claims or whistleblower statutes, minority, women and disadvantaged business enterprise statutes, tax codes, antitrust and competition laws, consumer protection statutes, procurement regulations, intellectual property laws, supply chain laws, government funded entitlement programs, government assistance programs, cost and accounting principles, the U.S. Foreign Corrupt Practices Act (“FCPA”), the United Kingdom Bribery Act 2010 (“UK Bribery Act”), other anti-corruption laws, lobbying laws, and data privacy and security laws.

From time to time, government agencies have conducted reviews and audits of certain of our practices as part of routine inquiries or investigations of providers of services under government contracts, or otherwise. Like others in our business, we also receive requests for information from government agencies in connection with these reviews and audits. While we attempt to comply with all applicable laws and regulations, there can be no assurance that we are in full compliance with all applicable laws and regulations or interpretations of these laws and regulations at all times, or that we will be able to comply with any future laws, regulations or interpretations of these laws and regulations.

If we fail to comply with applicable laws and regulations, including those referred to above, we may be subject to investigations, criminal sanctions or civil remedies, including fines, penalties, damages, reimbursement, injunctions, seizures, disgorgements or debarments from government contracts. The cost of compliance or the consequences of non-compliance, including debarments, could have a material adverse effect on our business, financial condition and results of operations, cause reputational harm and impede our growth and retention efforts. In addition, the laws and regulations described above, and associated regulatory guidance, are subject to change and may be unclear or conflicting. Government agencies may make changes in the regulatory frameworks within which we operate that may require either the corporation as a whole or individual businesses to incur substantial increases in costs in order to comply with such laws and regulations.

If we fail to comply with requirements imposed by applicable laws or other governmental regulations related to privacy and data security, we could become subject to lawsuits, investigations and other liabilities and restrictions on our operations that could significantly and adversely affect our business.

The global data protection landscape is rapidly evolving, and we are or may become subject to numerous state, federal and foreign laws, requirements and regulations regarding privacy and the collection, storage, sharing, use, processing, transfer, disclosure and protection of personal data (which may also be referred to as “personal information”, “personally identifiable information” or similar terms), the scope of which are changing, may be subject to differing interpretations, and may be inconsistent between states within a country or between countries.

For example, the European Union’s General Data Protection Regulation (“EU GDPR”) and the UK’s General Data Protection Regulation (the “UK GDPR” and, together with the “EU GDPR”, the “GDPR”) impose strict requirements for processing the personal data of individuals within the European Economic Area (“EEA”) or the United Kingdom, respectively, and could make it more difficult and/or more costly for us to use and share personal data. Under GDPR, fines of up to the higher of 4% of the annual global revenues of the infringer or €20 million for the EU GDPR, or £17.5 million for the UK GDPR, can be imposed for the most serious violations. Since we are subject to the supervision of relevant data protection authorities under multiple legal regimes (including under both the EU GDPR and the UK GDPR), we could be fined under each of those regimes independently in respect of the same breach. In addition to fines, a breach of the GDPR may result in regulatory investigations, reputational damage, orders to cease/change our data processing activities, enforcement notices, assessment notices (for a compulsory audit) and/ or civil claims (including class actions). Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EEA, and the United States remains uncertain. Case law from the Court of Justice of the European Union states that reliance on the standard contractual clauses (“SCCs”) – a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism—alone may not necessarily be sufficient in all circumstances and that transfers must be assessed on a case-by-case basis. On July 10, 2023, the European Commission adopted its Adequacy Decision in relation to the new EU-US Data Privacy Framework (“DPF”), rendering the DPF effective as a GDPR transfer mechanism to U.S. entities self-certified under the DPF. On October 12, 2023, the UK Extension to the DPF came into effect (as approved by the UK Government), as a data transfer mechanism from the UK to U.S. entities self-certified under the DPF.

We expect the existing legal complexity and uncertainty regarding international personal data transfers to continue. As a result, we may have to make certain operational changes and to implement revised standard contractual clauses and other relevant documentation for new data transfers. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the SCCs cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

In addition, we are or may in the future become subject to laws and regulations in the U.S. and other foreign jurisdictions, which are designed to protect the personal data of our clients and other third parties with whom we conduct business. These laws, only certain of which are named here, may require us to adopt and modify our data processing practices and policies and incur substantial compliance-related costs and expenses. For example, the California Consumer Privacy Act, as amended by the California Privacy Rights Act, and all regulations thereto (collectively, “CCPA”), requires covered businesses that process the personal information of California residents to, among other things: (i) provide certain disclosures to California residents regarding the business’s collection, use, and disclosure of their personal information; (ii) receive and respond to requests from California residents to access, delete, and correct their personal information, to opt out of the “sales” or “sharing” (as such terms are defined by the CCPA) of their personal information, and to limit certain uses and disclosures of their sensitive personal information; and (iii) enter into specific contractual provisions with certain recipients (e.g., service providers) of California residents’ personal information. Additional compliance investment and potential business process changes may also be required. Numerous other U.S. states have enacted comprehensive data privacy laws, and additional states are considering such legislation. The obligations imposed by existing privacy laws and other laws that may be enacted at the federal, state, and international level in the future could have potentially conflicting requirements, could make compliance challenging, and may require us to modify our data processing practices and policies and to incur substantial costs in order to comply with such laws and to defend against potential class-action litigation or actions brought by regulatory authorities. Any failure or perceived failure by us to comply with applicable data privacy and cybersecurity laws, rules or regulations could result in significant regulatory penalties and fines, affect our compliance with contracts entered into with our customers, partners, collaborators and other third-parties, and could have an adverse effect on our reputation, business and financial condition.

These and other data privacy and security laws and their interpretations continue to develop and evolve and may be inconsistent from jurisdiction to jurisdiction. For example, the EU has proposed certain simplifications to the EU GDPR, and is also currently consulting on potential simplification of other data privacy and security related laws. This may to increase divergence between the UK and EEA regimes. Non-compliance with these laws could result in penalties or significant legal liability. Although we take reasonable efforts to comply with all applicable laws and regulations, we cannot assure you that we will not be subject to regulatory action, including fines, in the event of an incident or other inquiry or investigation. Any failure or perceived failure by us or our employees, representatives, contractors, consultants, collaborators, or other third parties to comply with such requirements or adequately address privacy and security concerns, even if unfounded, could result in additional cost and liability to us, damage our reputation, and adversely affect our business and results of operations. Further, we or our third-party service providers could be adversely affected if legislation or regulations are expanded to require changes in our or our third-party service providers’ business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our or our third-party service providers’ business, financial condition or results of operations.

We conduct a portion of our business in foreign countries, and we expect to continue expanding our operations into additional foreign countries where we may be impacted by operational and political risks that are greater than in the United States.

We have international operations and are further expanding our business internationally. Conducting and expanding our international operations may subject us to other risks that we do not generally face in the United States, and may increase our exposure to the inherent risks of doing business in international markets. Depending on the market, these risks include:

•	difficulties in managing the staffing of our international operations, including hiring and retaining qualified employees;

•	difficulties in establishing our services at new venues and hotel chains and developing brand recognition in new jurisdictions;

•	difficulties and increased expense introducing corporate policies and controls in our international operations;

•	increased expense related to localization of our services, including language translation and the creation of localized agreements;

•	potentially adverse tax consequences, including the complexities of foreign value added tax systems, restrictions on the repatriation of earnings and changes in tax rates;

•	exchange rate and interest rate fluctuations;

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increased expense to comply with foreign laws and legal standards, including laws that regulate pricing and promotion activities, and the import and export of information technology, which can be difficult to monitor and are often subject to change;

•	increased expense to comply with U.S. laws, including the FCPA, Office of Foreign Assets Control regulations and relevant import/export control laws;

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increased expense to comply with laws that apply to foreign operations, including the UK Bribery Act and other similar anti-corruption or anti-bribery laws, and UK, EU and other relevant economic sanctions and import/export controls laws;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	increased financial accounting and reporting burdens and complexities;

•	tariffs, sanctions, or other protectionist measures;

•	changes to, including further deterioration of, the relationship between the United States and China;

•	political, social and economic instability;

•	unfavorable economic and business conditions in the markets in which we have international operations or into which we may expand;

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civil disturbances, adverse changes in diplomatic relations, geopolitical turmoil, including terrorism, war, or political or military coups (including, without limitation, the ongoing wars in Ukraine and the Middle East); and

•	reduced or varied protection for intellectual property rights.

The occurrence of one or more of these events could negatively affect our international operations, restrict or limit our business activities in certain areas, and/or subject us to sanction for noncompliance, even if inadvertent, and, consequently, have a material adverse effect on our business, financial condition and results of operations. Further, operating in international markets requires us to devote significant management attention and financial resources to implement our controls and systems in new markets, comply with local laws and regulations, including fulfilling financial reporting and records retention requirements, and overcome the numerous new challenges inherent in managing international operations, such as challenges based on differing languages and cultures, as well as differing regulatory and compliance environments, and challenges related to the timely hiring, integration and retention of a sufficient number of skilled personnel to carry out operations in an environment with which we are not familiar.

Any additional expansion of our international operations through acquisitions or through organic growth could increase these risks. Due to the additional uncertainties and risks of doing business in foreign jurisdictions, international acquisitions tend to entail risks and require additional oversight and management attention that are typically not attendant to acquisitions made within the United States. In addition, the rate of usage of event technology services in international markets and the pricing of such services may be significantly lower than in the United States. We cannot be certain that the investment and additional resources required to establish, acquire or integrate operations in other countries will produce desired levels of revenue or profitability.

Healthcare reform legislation could have an impact on our business.

The costs of employee healthcare insurance have been increasing in recent years due to rising healthcare costs, legislative changes, and general economic conditions. We cannot predict what other healthcare programs and regulations will ultimately be implemented at the federal or state level or the effect of any future legislation or regulations on our business, results of operations and cash flows. In addition, we cannot predict when and if the U.S. Congress will repeal and/or replace certain healthcare programs and regulations at the federal level and the impact that such changes could have on our business. The impact of newly enacted laws, future legislative proposals, and executive orders that may bring significant changes to the healthcare industry is uncertain. A continued increase in healthcare costs or additional costs or other future healthcare reform laws imposed by the U.S. Congress or state legislatures could have a negative impact on our financial position, results of operations and cash flows.

We may be subject to periodic litigation and regulatory proceedings, including Fair Labor Standards Act and state wage and hour class action lawsuits, which may adversely affect our business and financial performance.

From time to time, we may be involved in lawsuits and regulatory actions, including class action lawsuits that are brought or threatened against us for alleged violations of the Fair Labor Standards Act and state wage and hour laws. We have been a party to such actions in the past and are currently party to certain actions, and an adverse outcome of any such claim could have a material effect on our business, financial condition or results of operations.

Changes in accounting standards, subjective assumptions and estimates used by management related to complex accounting matters could have a material adverse effect on our business, financial condition and results of operations.

GAAP and related accounting pronouncements, implementation guidance and interpretations with regard to a wide range of matters, such as revenue recognition, leases, stock-based compensation, asset impairments, valuation reserves, income taxes and fair value accounting, are highly complex and involve many subjective assumptions, estimates and judgments made by management. Changes in these rules or their interpretations or changes in underlying assumptions, estimates or judgments made by management could have a material adverse effect on our business, financial condition and results of operations.

Our business, reputation and operations may suffer in the event of information technology system failures, cyberattacks or vulnerabilities in our information technology systems or those of our third-party vendors.

We are increasingly utilizing information technology systems to enhance the efficiency of our business and to improve the overall experience of our customers. We maintain confidential and proprietary information as well as personal data about our potential, current and former customers, employees, contractors, and other third parties (collectively, “Confidential Information”) in these systems. Our systems (or those of our third-party service providers, strategic partners, contractors or consultants, and other vendors) are subject to damage or interruption from power outages, computer or telecommunication failures, computer viruses and catastrophic events. Such systems are also vulnerable to an increasing threat of rapidly evolving cyber-based attacks, including as a result of malicious software, denial-of-service attacks, malicious penetration, malicious code, social engineering and phishing attacks, ransomware, computer viruses and other malware, misconfigurations, “bugs” or other vulnerabilities, quantum-based attacks, data and security breaches, telecommunication and electrical failures, human error, fraud, unauthorized access or improper actions by third parties, insiders, employees or contractors, attempts to fraudulently induce employees, contractors, or others to disclose information, and the exploitation of software and operating vulnerabilities. Further, as with other companies, we are at risk of attacks by a growing list of adversaries through new and increasingly sophisticated methods of attacks, including methods that take advantage of remote work arrangements, weather, natural disasters, war, terrorism, pandemic or other natural or geopolitical events, and sophisticated nation-state and nation-state-supported actors. If we or our third-party vendors were to experience a significant cybersecurity breach of our or their information technology systems or data, the costs associated with the investigation, remediation and potential notification of the breach to counterparties, regulatory authorities, and data subjects could be material.

In addition, there is no guarantee that our remediation efforts will be successful. If we do not allocate and effectively manage the resources necessary to build and sustain the proper technology and cybersecurity infrastructure, we could suffer significant business disruptions, such as transaction errors, processing inefficiencies, data loss or the loss of or damage to intellectual property or other proprietary information.

The development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Although we have developed systems and processes that are designed to protect customer, employee and other data and to prevent security breaches or incidents (which could result in data loss or other harm or loss, including financial expenses), such measures cannot provide absolute security or certainty. There can also be no assurance that our and our third-party service providers’, strategic partners’, contractors’, consultants’, and collaborators’ cybersecurity risk management program and processes, including policies, controls or procedures, will be fully implemented, complied with or effective in protecting our systems, networks and Confidential Information. Penetration of our network or other misappropriation or misuse of or unauthorized access to or disclosure of Confidential Information could cause interruptions in our operations and subject us to, among other things, increased costs, litigation, inquiries, investigations and actions from governmental authorities and other third parties as well as financial or other liabilities.

We and certain of our service providers may from time to time be subject to cyberattacks and security incidents. While we do not believe that we have experienced any material system failure, accident or security breach to date, if such an event were to occur it could result in a material adverse impact on our business. If a security breach or other incident were to result in the unauthorized access to or unauthorized use, disclosure, release or other processing of personal data, it may be necessary to notify individuals, governmental authorities, supervisory bodies, the media and other parties pursuant to privacy and security laws. Any security compromise affecting us, our service providers, strategic partners, other contractors, consultants, or our industry, whether real or perceived, could harm our reputation, erode confidence in the effectiveness of our security measures and lead to regulatory scrutiny. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or systems, or inappropriate disclosure of Confidential Information, we could incur liability, including litigation exposure, penalties and fines, we could become the subject of regulatory action or investigation, our competitive position could be harmed and the further development and commercialization of our products and services could be delayed. Furthermore, federal, state and international laws and regulations can expose us to enforcement actions and investigations by regulatory authorities, and potentially result in regulatory penalties, fines and significant legal liability, if our information technology security efforts fail. Any adverse impact to the availability, integrity or confidentiality of our or third-party systems or Confidential Information can result in legal claims or proceedings (such as class actions), regulatory investigations and enforcement actions, fines and penalties, negative reputational impacts that cause us to lose existing or future customers, and/or significant incident response, system restoration or remediation and future compliance costs. We may also be exposed to a risk of loss or litigation and potential liability, which could materially and adversely affect our business, results of operations or financial condition.

Attacks upon information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques – including artificial intelligence – that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence.

Our and our third-party vendors’ use of AI Technologies and the rapid development and integration of AI Technologies into our business may expose us to regulatory, operational, reputational, and other risks.

In the ordinary course of our business, we utilize AI Technologies, including the use of generative AI Technologies, to assist our sales teams and customers with product recommendations as well as with building event and exhibit designs and renderings for customer proposals and presentations. The use of AI Technologies within our business operations must be managed effectively and responsibly, including to avoid the use of outputs that are false, biased, or inconsistent with our values and strategies. Failure to properly manage our use of such AI Technologies could also lead to other harms and risks, including the unauthorized access to personal data and sensitive information and could harm our reputation and competitive position. At the same time, if we fail to keep pace with the rapid evolution of AI Technologies, our competitive position and business results could suffer.

As with many innovations, the development and use of AI Technologies presents risks, challenges, and unintended consequences that could affect our business. For example, AI Technologies’ algorithms and training methodologies may be flawed, and datasets used in AI training, development, or operations may be insufficient, inaccurate, of poor quality, or reflect unwanted forms of bias. Third-party AI capabilities that are integrated with our platforms could also produce false or “hallucinatory” inferences about customer data or enterprises, or other information or subject matter.

The regulatory framework for AI Technologies is rapidly evolving as many federal, state, and foreign governmental bodies and agencies have introduced or are currently considering additional laws and regulations. Additionally, existing laws and regulations may be interpreted in ways that would affect the operation of AI Technologies used in our business. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact future laws, regulations, standards, or market perception of their requirements may have on our business and may not always be able to anticipate how to respond to these laws or regulations.

It is possible that new laws and regulations will be adopted in the United States and in other non-U.S. jurisdictions, or that existing laws and regulations, including competition and antitrust laws, may be interpreted in ways that would limit our ability to use AI Technologies for our business, or require us to change the way we use AI Technologies in a manner that negatively affects the performance of our products, services, and business. The regulatory issues relating to the accuracy, explainability, transparency, bias and other potential issues with AI Technologies are complex and evolving rapidly.

For example, the EU has introduced the EU Artificial Intelligence Act (the “EU AI Act”), which establishes a risk-based governance framework which categorizes AI Technologies based on the risks associated with their intended purposes (e.g., “unacceptable” or “high” risk) in the EEA market. Uses of AI Technologies that pose “unacceptable” risk (including, for example, the use of AI Technologies for social scoring) are prohibited outright and in due course material requirements are due to be imposed on both the providers and deployers of AI Technologies posing a “high” risk. It also sets out requirements in respect of general-purpose AI models and generative AI Technologies. The majority of the substantive requirements are due to apply from August 2, 2026. The EU AI Act applies to companies that develop, use and/or provide AI in the EEA and – depending on the AI use case – includes requirements around transparency, conformity assessments and monitoring, risk assessments, human oversight, security, and accuracy, and fines for breach of up to 7% of worldwide annual turnover. The EU is currently considering targeted amendments to the EU AI Act. If the EU AI Act becomes fully applicable in its current form, it will have a material impact on the way AI is regulated in the EEA. In parallel, the EU has introduced revisions to the EU Product Liability Directive, which entered into force on December 8, 2024 and EU Member States must implement into their national laws by December 9, 2026, which may facilitate certain claims for damages in respect of AI Technologies. Additionally, California enacted certain laws that regulate the use of AI Technologies and provide consumers with additional protections around companies’ use of AI Technologies, such as requiring companies to disclose certain uses of generative AI. Other states have also passed AI-focused legislation, such as Colorado’s Artificial Intelligence Act, which is due to go into effect on June 30, 2026, will require developers and deployers of “high risk” AI Technologies to implement certain safeguards against algorithmic discrimination, and Utah’s Artificial Intelligence Policy Act, which establishes disclosure requirements and accountability measures for the use of generative AI in certain consumer interactions. We cannot predict how the EU AI Act and other U.S. federal, state, and local laws and regulations as well as other international laws and regulations related to AI Technologies may develop, or how they will be applied or interpreted by regulators and courts, and they may result in our business practices, or the business practices of other operators in the industries in which we operate, changing in a manner which adversely affects our business, financial condition, and results of operations.

The legal and regulatory landscape surrounding AI Technologies is rapidly evolving and uncertain, including with respect to intellectual property ownership and license rights, cybersecurity, and data protection laws, among others, and has not yet been fully addressed by courts or regulators. The evolving legal, regulatory, and compliance framework for AI Technologies may also impact our ability to protect our own data and intellectual property against infringing use. Any actual or perceived failure to comply with evolving regulatory frameworks around the development and use of AI Technologies could adversely affect our business, results of operations and financial condition. In addition, the rapid evolution of AI Technologies will require the application of resources by us to develop, test and maintain our products, solutions and operations to help ensure that AI Technologies are implemented responsibly in order to minimize unintended, harmful impact. Any misrepresentation, intentional or unintentional, of our capabilities or initiatives relating to AI Technologies could also erode trust among customers and lead to investigations and enforcement actions from regulators. There can be no assurance that our use of AI Technologies will enhance our products, services or operations or otherwise result in our intended outcomes.

While we are in the process of analyzing and implementing certain mitigation measures and governance related to the proliferation of AI Technologies, such measures may be inadequate or may not satisfy a growing number of legal and regulatory requirements related to AI Technologies. We may need to expend resources to adjust our products or services in certain jurisdictions if the laws, regulations, or decisions are not consistent across jurisdictions. Further, the cost to comply with such laws, regulations, or decisions and/or guidance interpreting existing laws, could be significant and could increase our operating expenses (such as by imposing additional reporting obligations regarding our use of AI Technologies). Such an increase in operating expenses, as well as any actual or perceived failure to comply with such laws and regulations, could adversely affect our business, financial condition and results of operations.

Any failure to obtain, maintain, protect or enforce our intellectual property rights, or the failure of the strength or scope of our intellectual property rights, could harm our business, financial condition and results of operations.

We rely on a combination of confidentiality agreements and other contractual provisions, and patent, copyright, trademark, and trade secret laws to protect our intellectual property rights, including the proprietary aspects of our brands, technology and proprietary data. These legal measures afford only limited protection, and competitors or others may gain access to or use our intellectual property and proprietary information. Our success will depend, in part, on preserving our trade secrets and maintaining the security of our confidential information and know-how. Our trade secrets, confidential information and know-how could be subject to unauthorized use, misappropriation, or disclosure to unauthorized parties, despite our efforts to enter into confidentiality agreements with our employees, consultants, venue partners, customers and collaborators who have access to such information. There can be no guarantee that others will not infringe our trademarks or other intellectual property, independently develop similar processes and technology, duplicate any of our processes, technology or services, or design around our intellectual property to avoid any infringement. Our trademarks could be challenged, forcing us to re-brand services, resulting in loss of brand recognition and requiring us to devote resources to advertising and marketing new brands. Failure to protect, monitor and control the use of our intellectual property rights could negatively impact our ability to compete and cause us to incur significant expenses. The intellectual property laws and other statutory and contractual arrangements we currently depend upon may not provide sufficient protection in the future to prevent the infringement, use or misappropriation of our trademarks, proprietary data and technology, and may not provide an adequate remedy if our intellectual property rights are infringed, misappropriated or otherwise violated. Any changes in, or unexpected court interpretations of, intellectual property laws may compromise our ability to enforce our trademarks, trade secrets and other intellectual property rights. Although we take measures designed to protect our intellectual property, there can be no assurance that such measures will be adequate or sufficient. In addition, the growing need for product integration and global data, along with increased competition and technological advances, puts increasing pressure on us to share our intellectual property with others, including venue partners and customers who wish to integrate our services with their systems. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Moreover, policing unauthorized use of intellectual property rights can be difficult and expensive, and adequate remedies may not be available. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any future litigation, regardless of outcome, could result in substantial expense and diversion of resources and management attention and we may not prevail in any such litigation, which could have a material adverse effect on our business, financial condition and results of operations.

We could incur costs as a result of any claim of infringement, misappropriation or other violation by us of another party’s intellectual property rights.

While we take measures designed to avoid infringing, misappropriating or otherwise violating the intellectual property of third parties, we cannot be certain that our products and technologies and the conduct of our business does not and will not infringe, misappropriate, or otherwise violate the intellectual property rights of others. In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Companies are increasingly bringing and becoming subject to lawsuits alleging infringement of proprietary rights, particularly patent rights, and third parties may hold patents or have pending patent applications, which could be related to the use of equipment, related software or content in our events. These risks have been amplified by the increase in third parties, which we refer to as non-practicing entities, whose primary business is to assert such claims. From time to time, intellectual property litigation may be brought against us. An adverse determination in such proceedings could prevent us from offering our products or services to others. Moreover, any settlement or adverse judgment resulting from such claims could require us to pay substantial damages or obtain a (potentially costly) license to continue to use the disputed intellectual property, or otherwise restrict or limit the conduct of our business in certain ways. Our liability insurance may not cover potential claims of this type adequately or at all. Regardless of the merits of any such intellectual property litigation, we may be required to expend management time and financial resources on the defense of such claims, and any adverse outcome of any such claim or the above referenced review could have a material adverse effect on our business, financial condition or results of operations.

Changes in, new interpretations of or changes in the enforcement of the governmental regulatory framework may affect our contracts and contract terms and may reduce our revenue or profits.

A portion of our revenue, both in the United States and internationally, is derived from business with government entities, which includes business with U.S. federal, state and local governments and agencies, as well as international governments and agencies. Changes or new interpretations in, or changes in the enforcement of, the statutory or regulatory framework applicable to services provided under government contracts or bidding procedures, including an adverse change in government spending policies or appropriations, budget priorities or revenue levels, could result in fewer new contracts or contract renewals, modifications to the methods we apply to price government contracts, or in contract terms of shorter duration than we have historically experienced. Any of these changes could result in lower revenue or profits than we have historically achieved, which could have an adverse effect on our business, financial condition, and results of operations.

If tax laws change or we experience adverse outcomes resulting from examination of our tax returns or disagreements with taxing authorities, it could adversely affect our business, financial condition, and results of operations.

We are subject to tax in the United States and in certain foreign jurisdictions in which we operate. The United States and many countries in Europe, as well as a number of other countries and organizations, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could significantly increase our tax obligations in many countries where we do business, or require us to change the manner in which we operate our business. For example, in August 2022, the Inflation Reduction Act (the “IRA”) was signed into law. The IRA, among other things, includes a new 15% corporate minimum tax as well as a 1% excise tax on corporate stock repurchases, subject to certain exceptions. In addition, in July 2025, the One Big Beautiful Bill Act (the “OBBBA”) was signed into law. The OBBBA introduced significant changes to numerous areas of U.S. federal income tax law, including permanency of certain provisions in the 2017 Tax Cuts and Jobs Act, and changes to R&D expensing, bonus depreciation, and international tax provisions. Other developments include certain proposals by the Organization for Economic Co-operation and Development arising from its Base Erosion and Profit Shifting project and the implementation of the global minimum tax under the Pillar Two model rules. The application and interpretation of these laws in different jurisdictions affect our operations in complex ways and are subject to change, and some changes may be retroactively applied. Additional guidance with respect to any of these rules or other changes in tax law could materially affect our financial position, tax obligations, and effective tax rate.

In addition, we are subject to the examination of our income and other tax returns by the United States Internal Revenue Service (the “IRS”) and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from such examinations to determine the adequacy of our provision for income taxes. Although we believe we have made appropriate provisions for taxes in the jurisdictions in which we operate, changes in the tax laws or challenges from tax authorities under existing tax laws could adversely affect our business, financial condition, and results of operations.

Our business is subject to export controls, economic sanctions and similar laws and regulations of the United States and other jurisdictions in which we operate, and the failure to comply with such laws and regulations could materially adversely affect our reputation and results of operations.

Our business is subject to sanctions and trade controls laws and regulations, such as those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant authorities. Our failure to comply with these laws and regulations may expose us to reputational harm as well as significant penalties, including criminal fines, imprisonment, civil fines, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. Despite our compliance efforts, we cannot assure that our employees or representatives will not take actions for which we may be held responsible, and any resulting violations could materially adversely affect our reputation, business, financial condition and results of operations.

The imposition of new or additional trade restrictions by the United States or other countries in which we operate could adversely impact our business, financial condition, and results of operations.

The U.S. government has implemented or announced significant new tariffs on products manufactured in a wide range of countries outside the United States, including Canada, China, Mexico, and countries in Southeast Asia. These actions have prompted retaliatory tariffs or potential retaliatory tariffs by a number of these countries and have impacted the trade relations of the United States with various countries, including Canada. A determination, for instance, of Canadian governmental authorities or businesses to cancel or not renew contracts, or otherwise reduce business, with U.S. companies as a result of current trade tensions could adversely impact our financial results. While certain of these announced tariffs have been delayed, a number of new tariffs remain in effect, and the U.S. government may in the future impose, reimpose, increase, or pause tariffs, and countries subject to such tariffs have imposed, and in the future may impose new or additional tariffs, reciprocal tariffs, or retaliatory trade measure. The imposition such new or additional trade restrictions, as well as the escalation of trade disputes and any resulting downturns in the global economy, could materially and adversely affect our business, financial condition, and results of operations.

Our business is subject to anti-corruption laws and regulations, including those imposed by United States and the United Kingdom, and the failure to comply with such laws and regulations could materially adversely affect our reputation and results of operations.

Our business is subject to anti-corruption and anti-bribery laws, regulations, or rules in various jurisdictions in which we operate, including the FCPA and UK Bribery Act. These laws generally prohibit us and our officers, directors, employees and agents and business partners acting on our behalf from corruptly authorizing, promising, offering, or providing, either directly or indirectly, payments or anything else of value to government officials to obtain or retain business or otherwise secure an improper advantage. Certain of these laws further prohibit private sector bribery and accepting bribes, and the FCPA also requires us to maintain books, records, and accounts that accurately reflect our transactions and dispositions of our assets and to maintain a system of adequate internal accounting controls. A violation of the FCPA, the UK Bribery Act or other applicable anti-corruption and anti-bribery laws could subject us to significant sanctions, including civil or criminal fines and penalties, disgorgement of profits, injunctions and debarment from government contracts, and other remedial measures, all of which could harm our reputation, business, financial condition and results of operations. Responding to allegations of misconduct may also result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees. Despite our compliance efforts, we cannot assure that our employees or representatives will not take actions for which we may be held responsible, and any resulting violations could materially adversely affect our reputation, business, financial condition and results of operations.

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our financial condition and our ability to operate our business, react to changes in the economy or our industry and pay our debts and could divert our cash flow from operations for debt payments.

We have a substantial amount of debt, which requires significant interest and principal payments. As of December 31, 2025, we had $2,332.4 million in total indebtedness outstanding. See “Description of Certain Indebtedness.” Subject to the limits contained in the Credit Agreement (as defined herein) that governs the Senior Secured Credit Facilities, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. See “Description of Certain Indebtedness.” If we do so, the risks related to our high level of debt could increase. Specifically, our high level of debt could have important consequences, including the following:

•	it may be difficult for us to satisfy our obligations, including debt service requirements under our outstanding debt;

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions or other general corporate purposes may be impaired;

•

a substantial portion of cash flow from operations may be required to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes;

•	we are more vulnerable to economic downturns and adverse industry conditions and our flexibility to plan for, or react to, changes in our business or industry is more limited;

•

our ability to capitalize on business opportunities and to react to competitive pressures, as compared to our competitors, may be compromised due to our high level of debt and the restrictive covenants in the Credit Agreement that governs the Senior Secured Credit Facilities;

•	our ability to borrow additional funds or to refinance debt may be limited; and

•	potential or existing customers may choose not to contract with us due to concerns over our ability to meet our financial obligations.

We are a holding company, and our consolidated assets are owned by, and our business is conducted through, our subsidiaries. Revenue from these subsidiaries is our primary source of funds for debt payments and operating expenses. If our subsidiaries are restricted from making distributions to us, our ability to meet our debt service obligations or otherwise fund our operations may be impaired. Moreover, there may be restrictions on payments by subsidiaries to their parent companies under applicable laws, including laws that require companies to maintain minimum amounts of capital and to make payments to stockholders only from profits. As a result, although a subsidiary of ours may have cash, we may not be able to obtain that cash to satisfy our obligation to service our outstanding debt or fund our operations.

Our ability to make scheduled payments on and to refinance our indebtedness depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors, all of which are beyond our control, including the availability of financing in the international banking and capital markets. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, to refinance our debt or to fund our other liquidity needs. For the years ended December 31, 2025, 2024 and 2023, our interest expense was $226.9 million, $320.1 million and $313.7 million, respectively, and our income from operations was $224.8 million, $208.7 million and $214.7 million, respectively. Our interest payments exceeded our income from operations, with interest expense constituting approximately 101.0%, 153.4% and 146.1% of our income from operations for the years ended December 31, 2025, 2024 and 2023, respectively. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures, dispose of any material assets or operations, seek additional debt or equity capital, or restructure or refinance our indebtedness. Any refinancing or restructuring of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations. Moreover, in the event of a default, the holders of our indebtedness could elect to declare such indebtedness be due and payable and/or elect to exercise other rights, such as the lenders under the Revolving Credit Facility terminating their commitments thereunder and ceasing to make further loans or the lenders under the Senior Secured Credit Facilities instituting foreclosure proceedings against their collateral, any of which could materially adversely affect our results of operations and financial condition.

Our debt agreements impose significant operating and financial restrictions on our subsidiaries, which could prevent us from capitalizing on business opportunities.

The Credit Agreement that governs the Senior Secured Credit Facilities imposes significant operating and financial restrictions on our subsidiaries. These restrictions limit the ability of our subsidiaries to, among other things:

•	incur additional indebtedness and make guarantees;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	make fundamental changes;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans and advances, including acquisitions;

•	engage in certain transactions with affiliates;

•	make changes in the nature of their business; and

•	make prepayments of junior debt.

As a result of these restrictions, we are limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include similar or more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders or amend the covenants.

Our failure to comply with the restrictive covenants described above as well as other terms of other indebtedness or the terms of future indebtedness from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms or are unable to refinance these borrowings, our results of operations and financial condition could be adversely affected.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate sufficient cash depends on many factors, some of which are not within our control.

Our ability to make payments on our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. To a certain extent, this is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are unable to generate sufficient cash flow to service our debt and meet our other commitments, we may need to restructure or refinance all or a portion of our debt, sell material assets or operations or raise additional debt or equity capital. We may not be able to take any of these actions on a timely basis, on commercially reasonable terms or at all, and these actions may not be sufficient to meet our capital requirements. In addition, the terms of our existing or future debt arrangements could restrict us from effecting any of these alternatives.

Despite our current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We may be able to incur significant additional indebtedness in the future, and we may do so to, among other things, fund acquisitions as part of our growth strategy. Although the Credit Agreement that governs the Senior Secured Credit Facilities contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and we could incur substantial additional indebtedness in compliance with these restrictions. Any such additional indebtedness would increase our leverage, requiring us to devote more of our cash flow from operations to the payment of principal and interest on such indebtedness and increasing our vulnerability to general economic and industry conditions. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. The Senior Secured Credit Facilities include uncommitted incremental facilities that will allow us the option to increase the amount available under such facilities. See “Description of Certain Indebtedness.” Availability of such incremental facilities will be subject to satisfaction of applicable conditions and the receipt of commitments by existing or additional financial institutions.

Risks Related to this Offering and Ownership of our Common Stock

Blackstone controls us, and its interests may conflict with ours or yours in the future.

Immediately following this offering and the application of net proceeds therefrom, Blackstone will beneficially own or control approximately  % of the voting power of our shares eligible to vote in the election of our directors (or  % if the underwriters exercise in full their option to purchase additional shares of common stock). Moreover, Blackstone will have the right to designate individuals to our board in accordance with the stockholders agreement we intend to enter into in connection with this offering. See “Certain Relationships and Related Person Transactions—Stockholders Agreement.” Even when Blackstone ceases to own shares of our stock representing a majority of the total voting power, if Blackstone continues to own a significant percentage of our stock, it will still be able to significantly influence the composition of our board of directors and the approval of actions requiring stockholder approval through its voting power. Accordingly, for such period of time, Blackstone will have significant influence with respect to our management, business plans, and policies, including the appointment and removal of our officers. In particular, if Blackstone continues to own a significant percentage of our stock, Blackstone may be able to prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of our company and ultimately might affect the market price of our common stock.

Our amended and restated certificate of incorporation will not limit the ability of our Principal Stockholders and W Capital to compete with us, and they may have investments in businesses whose interests conflict with ours.

Our Principal Stockholders, W Capital and their respective affiliates engage in a broad spectrum of activities, including investments in businesses that may compete with us. In the ordinary course of their business activities, our Principal Stockholders, W Capital and their respective affiliates may engage in activities where their interests conflict with our interests or those of our stockholders. Our amended and restated certificate of incorporation provides that we will renounce any interest or expectancy that we would otherwise have in, and the right to be offered to participate in, any business opportunity that from time to time may be presented to our Principal Stockholders and W Capital, subject to limited exceptions, or any of their respective affiliates or any of our directors who are not employed by us (including any non-employee director who serves as one of our officers in both their director and officer capacities) or their affiliates. See “Description of Capital Stock—Conflicts of Interest.” Our Principal Stockholders, W Capital and their respective affiliates also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, our Principal Stockholders and W Capital may have an interest in our pursuing acquisitions, divestitures, and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to us and our stockholders.

We are a holding company with no operations of our own and we are accordingly dependent upon distributions from our subsidiaries to pay taxes and pay dividends.

We are a holding company and our operations are conducted entirely through our subsidiaries. Our ability to generate cash to pay applicable taxes at assumed tax rates and pay cash dividends we declare, if any, is dependent on the earnings and the receipt of funds from our subsidiaries via dividends or intercompany loans. Deterioration in the financial condition, earnings or cash flow of our subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, to the extent that we need funds and our subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of our financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

Upon the listing of our shares on the NYSE, we will be a “controlled company” within the meaning of the rules of the NYSE and, as a result, will qualify for “controlled company” exemptions from certain corporate governance requirements. If we rely on such exemptions in the future, you will not have the same protections afforded to stockholders of companies that are subject to such requirements.

After the completion of this offering, Blackstone will be party to a stockholders agreement as described in “Certain Relationships and Related Person Transactions—Stockholders Agreement” and will beneficially own or control approximately % of the voting power of our shares eligible to vote in the election of our directors (or % if the underwriters exercise in full their option to purchase additional shares of common stock). As a result, Blackstone will control the outcome of matters submitted to our stockholders for approval, and we will be a “controlled company” within the meaning of the NYSE corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. For example, controlled companies:

•	are not required to have a board of directors that is composed of a majority of “independent directors,” as defined under the NYSE rules;

•	are not required to have a compensation committee that is composed entirely of independent directors; and

•	are not required to have a nominating and corporate governance committee that is comprised entirely of independent directors.

Although we do not intend to rely on these “controlled company” exemptions from these corporate governance requirements, if we do rely on such exemptions in the future, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

We will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company, which could lower our profits, make it more difficult to run our business or divert management’s attention from our business.

As a public company, we will be required to commit significant resources and management time and attention to the requirements of being a public company, which will cause us to incur significant legal, accounting and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also will incur costs associated with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and related rules implemented by the Securities and Exchange Commission (the “SEC”) and the NYSE, and compliance with these requirements will place significant demands on our legal, accounting, and finance staff and on our financial and information systems. In addition, we might not be successful in implementing these requirements. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

Failure to comply with requirements to design, implement and maintain effective internal controls could have a material adverse effect on our business and stock price.

As a privately held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act (“Section 404”).

As a public company, we will have significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements, and harm our results of operations. In addition, we will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report following the completion of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. Additionally, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting on an annual basis, beginning with our second annual report, assuming we are an accelerated or large accelerated filer.

We are currently in the process of updating our control processes and automating certain of our procedures and systems in anticipation of becoming a public company, but our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 that we will eventually be required to meet. Because we currently do not have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404, we cannot conclude in accordance with Section 404 that we do not have a material weakness in our internal controls or a combination of significant deficiencies that could result in the conclusion that we have a material weakness in our internal controls.

In connection with updating our control processes and the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the remediation of any deficiencies identified by our independent registered public accounting firm in connection with the issuance of their attestation report. Our testing, or the subsequent testing (if required) by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Any material weaknesses could result in a material misstatement of our annual or quarterly consolidated financial statements or disclosures that may not be prevented or detected.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

There has been no prior market for our common stock and an active trading market for our common stock may never develop or be sustained, which may cause shares of our common stock to trade at a discount from their initial offering price and make it difficult to sell the shares of common stock you purchase.

Prior to this offering, there has not been a public trading market for shares of our common stock. The initial public offering price per share of common stock will be determined by agreement among us and the representatives of the underwriters, and may not be indicative of the price at which shares of our common stock will trade in the public market after this offering. If you purchase shares of our common stock, you may not be able to resell those shares at or above the initial public offering price. We cannot predict the extent to which investor interest in the Company will lead to the development of an active trading market on the NYSE or how liquid that market might become. An active public market for our common stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you, or at all. The market price of our common stock may decline below the initial public offering price.

The market price of shares of our common stock may be volatile or may decline regardless of our operating performance, which could cause the value of your investment to decline.

Even if a trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our common stock, regardless of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly operating results or dividends, if any, to stockholders, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, or capital commitments, adverse publicity about the industries we participate in or individual scandals, and in response the market price of shares of our common stock could decrease significantly. You may be unable to resell your shares of common stock at or above the initial public offering price.

Stock markets and the price of our common stock may experience extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on your investment unless you sell your common stock for a price greater than that which you paid for it.

We have no current plans to pay cash dividends following this offering. The declaration, amount and payment of any future dividends on shares of our common stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by the Senior Secured Credit Facilities and may be limited by covenants of other indebtedness we or our subsidiaries incur in the future. As a result, you may not receive any return on an investment in our common stock unless you sell your shares of our common stock for a price greater than that which you paid for it.

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price per share of common stock will be substantially higher than our pro forma net tangible book value per share immediately after this offering. As a result, you will pay a price per share of common stock that substantially exceeds the per share book value of our tangible assets after subtracting our liabilities. In addition, you will pay more for your shares of common stock than the amounts paid by the pre-IPO owners. See “Dilution.”

You may be diluted by the future issuance of additional common stock in connection with our incentive plans, acquisitions or otherwise.

After this offering we will have      shares of common stock authorized but unissued. Our amended and restated certificate of incorporation authorizes us to issue these shares of common stock and options, rights, warrants and appreciation rights relating to common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. Additionally, we have reserved an aggregate of      shares of common stock for issuance under our Omnibus Incentive Plan. There are also      shares of common stock reserved for issuance under our ESPP. For additional information concerning the awards under our Omnibus Incentive Plan or other equity incentive plans that we intend to grant in connection with this offering or that will be outstanding at the time of this offering, see “Summary—The Offering.” Any common stock that we issue, including under our Omnibus Incentive Plan, our ESPP, or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the investors who purchase common stock in this offering.

We may issue preferred stock whose terms could materially adversely affect the voting power or value of our common stock.

Our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

If we or our existing investors sell additional shares of our common stock after this offering or are perceived by the public markets as intending to sell them, the market price of our common stock could decline.

The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell shares of our common stock in the future at a time and at a price that we deem appropriate. Upon completion of this offering, we will have a total of      shares of our common stock outstanding, or      shares if the underwriters exercise in full their option to purchase additional shares of our common stock. All of the shares of our common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, by persons other than our “affiliates,” as that term is defined under Rule 144 of the Securities Act. See “Shares Eligible for Future Sale.”

The remaining outstanding      shares of common stock held by our pre-IPO owners and management after this offering will be subject to certain restrictions on resale. We, our officers, directors and certain holders of our outstanding shares of common stock immediately prior to this offering, including our Principal Stockholders and W Capital, will sign lock-up agreements with the underwriters that will, subject to certain customary exceptions, restrict the sale of the shares of our common stock held by them for 180 days following the date of this prospectus. The representatives of the underwriters may, in their sole discretion, release all or any portion of the shares of common stock subject to lock-up agreements. See “Underwriting (Conflicts of Interest)” for a description of these lock-up agreements. See “Shares Eligible for Future Sale—Lock-Up Agreements.”

Upon the expiration of the lock-up agreements described above, all of such shares will be eligible for resale in the public market, subject, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144. We expect that our Principal Stockholders will continue to be considered affiliates following the expiration of the lock-up period based on their expected share ownership and their board nomination rights, as applicable. Certain of our other stockholders may also be considered affiliates at that time. However, subject to the expiration or waiver of the 180 day lock-up period, the holders of these shares of common stock will have the right, subject to certain exceptions and conditions, to require us to register their shares of common stock under the Securities Act, and they will have the right to participate in future registrations of securities by us. Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible for Future Sale.”

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our Omnibus Incentive Plan and our ESPP. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding shares of common stock. As the lock-up period or other restrictions on resale end, the market price of our shares of common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common stock or other securities or to use our common stock as consideration for acquisitions of other businesses, investments or other corporate purposes.

Anti-takeover provisions in our organizational documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the consummation of this offering will contain provisions that may make the merger or acquisition of our company more difficult without the approval of our board of directors. Among other things, these provisions:

•

would allow us to authorize the issuance of shares of one or more series of preferred stock, including in connection with a stockholder rights plan, financing transactions or otherwise, the terms of which series may be established and the shares of which may be issued without stockholder approval, and which terms may include super voting rights, special approval rights, special or preferential rights to dividends or distributions upon a liquidation, dissolution or winding up, conversion rights, redemption rights, or other rights, powers, or preferences prior or superior to the rights of the holders of common stock;

•

prohibit stockholder action by consent in lieu of a meeting at any time when Blackstone ceases to be entitled to designate a Designated Director (as defined herein) unless such action is recommended by all directors then in office;

•	provide for certain limitations on convening special stockholder meetings; and

•

establish advance notice requirements for nominations for elections to our board of directors or for proposing other items of business that can be acted upon by stockholders at annual or special meetings.

We have elected not to be governed by Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which is Delaware’s anti-takeover statute that, subject to certain exceptions and approvals, restricts “business combinations,” including specified mergers, asset sales, stock sales and other transactions, between a corporation and its subsidiaries, on the one hand, and any interested stockholder (generally defined to mean a person who, together with such person’s affiliates and associates, owns 15% or more of the outstanding voting stock of the corporation), on the other, for a three-year period following the time the person became an interested stockholder. However, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless the transaction fits within an enumerated exception, such as board approval of the business combination or the transaction that resulted in a person becoming an interested stockholder prior to the time such person became an interested stockholder. Our amended and restated certificate of incorporation provides that our Principal Stockholders and their affiliates, and any of their respective direct or indirect transferees, and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision. See “Description of Capital Stock—Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law—Business Combinations.” These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. For further discussion of these and other such anti-takeover provisions, see “Description of Capital Stock—Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law.”

Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware or the federal district courts of the United States of America, as applicable, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or the Company’s directors, officers, or other employees.

Our amended and restated certificate of incorporation will provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf (other than causes of action subject to the Federal Forum Provision as described below); (ii) any action asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder or employee of the company to the company or our stockholders; (iii) any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation or our bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine.

Our amended and restated certificate of incorporation further will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolution of any cause of action, including any derivative action or proceeding brought on our behalf, arising under the federal securities laws of the United States of America, including, in each case, the applicable rules and regulations promulgated thereunder (the “Federal Forum Provision”). While Section 22 of the Securities Act creates jurisdiction for U.S. federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, the Supreme Court of the State of Delaware has held that provisions vesting jurisdiction for the resolution of federal securities claims in U.S. federal (and not state) courts are facially valid under Delaware law. While there can be no assurance that U.S. federal or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the

Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in U.S. federal court and cannot be brought in state court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in U.S. federal court. Our stockholders cannot waive, and will not be deemed to have waived, our compliance with the federal securities laws and the regulations promulgated thereunder. For the avoidance of doubt, the forum selection provision described above will not apply to any direct action to enforce rights under the Exchange Act or Securities Act.

Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provision in our amended and restated certificate of incorporation. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a different judicial forum, including one that it may find favorable or convenient for a specified class of disputes with the Company or the Company’s directors, officers, other stockholders, or employees or result in increased costs for a stockholder to bring a claim, particularly if they do not reside in or near Delaware, each of which may discourage lawsuits against us or our directors, officers, other stockholders, or employees. Alternatively, if a court were to find this provision of our amended and restated certificate of incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect our business, financial condition, and results of operations and result in a diversion of the time and resources of our management and board of directors.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current views with respect to, among other things, our operations, our financial performance, and our industry. Forward-looking statements include all statements that are not historical facts. These forward-looking statements are included throughout this prospectus, including in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, and other financial and operating information. We may, in some cases, use words such as “anticipate,” “assume,” “believe” “contemplate,” “continue,” “could,” “estimate,” “expect,” “foreseeable,” “intend,” “may,” “plan,” “potentially,” “predict,” “project,” “seek,” “should,” “will,” or “would,” or similar words or phrases that convey uncertainty of future events or outcomes, to identify forward-looking statements in this prospectus. Factors that may cause actual results to differ from expected results include those discussed under “Risk Factors” and elsewhere in this prospectus.

The forward-looking statements contained in this prospectus are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. There are a number of factors, many of which are beyond our control, that could cause actual results to differ materially from the results anticipated by these forward-looking statements. For a more detailed discussion of these and other factors, see the information under the section “Risk Factors” herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those expressed or implied in these forward-looking statements.

The forward-looking statements included in this prospectus speak only as of the date of this prospectus or as of the date they are made, as applicable. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments, or other strategic transactions we may make. Except as otherwise required by law, we disclaim any intent or obligation to update any “forward-looking statement” made in this prospectus to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

MARKET AND INDUSTRY DATA

This prospectus includes market and industry data and forecasts that we have derived from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Although we believe that these third-party sources are reliable, we do not guarantee the accuracy or completeness of this information, and neither we nor the underwriters have independently verified this information. Some market data and statistical information are also based on our good faith estimates, which are derived from management’s knowledge of our industry and such independent sources referred to above. Certain market, ranking and industry data included elsewhere in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including our services relative to our competitors, are based on estimates of our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate and have not been verified by independent sources. Certain internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate, internal surveys, and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had all of this information verified by any independent sources. Unless otherwise noted, all of our market share and market position information presented in this prospectus is an approximation. Our market share and market position in each of our segments, unless otherwise noted, is based on our revenue relative to the estimated revenue in the markets we served. References herein to us being the leader in a market or segment refer to our belief that we have a leading market share position in each specified market based on revenue, unless the context otherwise requires. As there are no publicly available sources supporting this belief, it is based solely on our internal analysis of our revenue as compared to our estimates of revenue of our competitors. In addition, the discussion herein regarding our various end markets is based on how we define the end markets for our offerings, which offerings may be either part of larger overall end markets or end markets that include other offerings.

In addition, assumptions and estimates of our and our industry’s future performance are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Forward-Looking Statements.” As a result, you should be aware that market, ranking, and other similar industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. Neither we nor the underwriters can guarantee the accuracy or completeness of any such information contained in this prospectus.

TRADEMARKS, SERVICE MARKS, TRADE NAMES AND COPYRIGHTS

We own or have the right to use the trademarks, service marks, trade names and copyrights used in connection with our business. All trademarks, service marks, trade names and copyrights referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are without the ®, TM, SM, or © symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, service marks, trade names and copyrights.

USE OF PROCEEDS

We estimate that the proceeds to us from this offering at an assumed initial public offering price of $     per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions, will be approximately $     million (or $     million if the underwriters exercise in full their option to purchase additional shares of common stock). A $1.00 increase or decrease in the assumed initial public offering price of $     per share would increase or decrease, as applicable, the proceeds to us from this offering by approximately $    million, assuming the number of shares offered by us remains the same as set forth on the cover page of this prospectus and after deducting the estimated underwriting discounts and commissions.

We intend to use the proceeds (net of underwriting discounts and commissions) from this offering to repay a portion of the outstanding indebtedness under our Term Loan Facility totaling approximately $     million and the remainder for general corporate purposes and to bear all of the expenses of this offering. We estimate these offering expenses (excluding underwriting discounts and commissions) will be approximately $     million. The Term Loan Facility matures on December 5, 2031. Borrowings under the Term Loan Facility bear interest at a rate per annum equal to the SOFR (as defined herein), plus the Applicable Rate (as defined herein). See “Description of Certain Indebtedness.” The proceeds from the Term Loan Facility were used by us to (i) repay the Prior Credit Facilities (as defined herein) and (ii) pay related fees, costs, premiums and expenses.

DIVIDEND POLICY

We have no current plans to pay dividends on our common stock as a public company. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries. In addition, our ability to pay dividends will be limited by covenants in our existing indebtedness and may be limited by the agreements governing any indebtedness we or our subsidiaries may incur in the future.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2025:

•	on an actual basis; and

•

on an as adjusted basis giving effect to the Reorganization Transactions and the sale by us of shares of common stock in this offering at an assumed initial public offering price of $     per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) and the application of the proceeds therefrom as described in “Use of Proceeds.”

The information below is illustrative only and our capitalization following this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. Cash and cash equivalents are not components of our total capitalization. You should read this table together with the other information contained in this prospectus, including “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes thereto included elsewhere in this prospectus.

	December 31, 2025
(Amounts in thousands, other than par value and per share amounts)	Actual	As Adjusted(1)
Cash and cash equivalents	$94,715	$

Debt:
Term Loan Facility(2)	2,272,520

Total debt	2,272,520

Stockholders’ equity:
Common stock, $0.001 par value per share, 2,000 shares authorized, 1,061 shares issued and outstanding, actual; shares authorized and shares issued and outstanding, as adjusted	—

Additional paid-in capital	1,386,114

Accumulated deficit	(1,928,794)

Accumulated other comprehensive loss	(11,158)

Total stockholders’ equity	(553,838)

Total capitalization	$1,718,682	$

(1)

To the extent we change the number of shares of common stock sold by us in this offering from the shares we expect to sell or we change the initial public offering price from the $    per share assumed initial public offering price, representing the midpoint of the estimated price range set forth on the cover page of this prospectus, or any combination of these events occurs, the net proceeds to us from this offering and each of as adjusted cash, total stockholders’ equity and total capitalization may increase or decrease. A $1.00 increase (decrease) in the assumed initial public offering price per share, assuming no change in the number of shares to be sold, would increase (decrease) the net proceeds that we receive in this offering and each of as adjusted cash, total stockholders’ equity and total capitalization by approximately $     million. An increase (decrease) of 1,000,000 shares in the expected number of shares to be sold in the offering, assuming no change in the assumed initial offering price per share, would increase (decrease) our net proceeds from this offering and each of as adjusted cash, total stockholders’ equity and total capitalization by approximately $     million.

(2)	Net of unamortized original issue discount and deferred financing costs of $59.9 million as of December 31, 2025 and $ million on an as adjusted basis.

DILUTION

If you invest in shares of our common stock in this offering, your investment will be immediately diluted to the extent of the difference between the initial public offering price per share of common stock and the pro forma net tangible book value per share of common stock after this offering. Dilution results from the fact that the per share offering price of the shares of common stock is substantially in excess of the as adjusted net tangible book value per share attributable to our existing owners.

Our pro forma net tangible book deficit as of December 31, 2025, was approximately $    , or $     per share of common stock. Pro forma net tangible book deficit represents the amount of total tangible assets less total liabilities, and pro forma net tangible book deficit per share of common stock represents pro forma net tangible book deficit divided by the number of shares of common stock outstanding.

After giving effect to this offering and the application of the proceeds therefrom as described in “Use of Proceeds,” our pro forma net tangible book deficit as of December 31, 2025, would have been $    , or $     per share of common stock. This represents an immediate decrease in net tangible book deficit of $     per share of common stock to our existing owners and an immediate dilution in net tangible book deficit of $     per share of common stock to investors in this offering.

The following table illustrates this dilution on a per share of common stock basis assuming the underwriters do not exercise their option to purchase additional shares of common stock:

Assumed initial public offering price per share of common stock		$
Pro forma net tangible book deficit per share of common stock as of December 31, 2025	$
Increase in as adjusted net tangible book value per share of common stock attributable to investors in this offering	$

Pro forma net tangible book deficit per share of common stock after the offering		$

Dilution in pro forma net tangible book deficit per share of common stock to investors in this offering		$

The following table summarizes, as of December 31, 2025, the total number of shares of common stock purchased from us, the total cash consideration paid to us, and the average price per share paid by existing owners and by new investors. As the table shows, new investors purchasing shares in this offering will pay an average price per share substantially higher than our existing owners paid. The table below reflects an assumed initial public offering price of $     per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, for shares purchased in this offering and excludes underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares of Common Stock Purchased		Total Consideration		Average Price Per Share of Common Stock
	Number	Percent	Amount	Percent
(In thousands)
Pre-IPO owners		%	$	%	$
Investors in this offering		%	$	%	$

Total		%	$	%	$

Each $1.00 increase in the assumed offering price of $     per share would increase total consideration paid by investors in this offering by $     million, assuming the number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions. A $1.00 decrease in the assumed initial public offering price per share would result in equal changes in the opposite direction.

If the underwriters were to exercise in full their option to purchase additional shares, the percentage of shares of our common stock held by new investors in this offering would be    %.

The dilution information above is for illustrative purposes only. Our net tangible book deficit following the consummation of this offering is subject to adjustment based on the actual initial public offering price of our shares and other terms of this offering determined at pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the sections titled “Summary—Summary Historical Financial and Other Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Forward-Looking Statements.”

Overview

Encore is the global leader in B2B live event production based on annual revenue and number of events serviced. We sit at the intersection of in-person experiences, the need for technology to create immersive experiences, and the importance of the venues where these events take place. We are active in 23 countries and serve under a preferred contract designation for on-site event production services across approximately 2,200 venues globally as of December 31, 2025. Our more than 13,000 talented team members operate as an embedded partner throughout the hospitality and corporate events ecosystem. Our platform combines scale, technical depth, and operational integration, which has allowed us to deliver more than 400,000 events annually over each of the last four years to a diverse customer base. In the year ended December 31, 2025, our customer base included approximately 95% of Fortune 500 companies and we served approximately 100,000 customers globally.

In-person engagement remains a powerful medium for building trust, launching products, connecting with peers, and fostering authentic collaboration. As live events continue to grow in strategic importance, organizations are increasingly relying on professional production partners to deliver immersive, technology-enabled experiences. Our capabilities span the entire event lifecycle, encompassing strategic planning, creative direction, on-site execution, and post-event analytics. We believe our ability to deliver these services at scale, with consistency and quality, positions us as the partner of choice for our customers holding events and the venue partners hosting them, further distinguishing us from our competitors. We offer robust production services like show production, project management, content development, and talent management, including the delivery of event technology such as AV systems, lighting, rigging, power distribution, internet services, LED screens, immersive tech, and live streaming. Our creative services team specializes in branding, content development, experience design, digital engagement, and event analytics. Additionally, we provide general contracting and fabrication services, including exhibit design, 3D printing, and event infrastructure, enabling a true end-to-end solution for our customers.

Our competitive advantage is rooted in our operating model. Our more than 13,000 team members, including over 3,500 with technical lead certifications as of December 31, 2025, represent one of the industry’s largest collections of event production talent. These teams live, work, and deliver events in many of the world’s most important meeting and event geographies. We support events in these locations’ unique event venues including our contracted venue footprint spanning approximately 2,200 hotels, convention centers, corporate campuses, stadiums, arenas, and other non-hotel venues in 23 countries across North America, Europe, the Middle East, Australia, and Asia as of December 31, 2025. Our centralized infrastructure and asset-light model enable scalable delivery and operational flexibility, while our variable cost structure (which accounted for approximately 75% of our operating expenses for the year ended December 31, 2025), including revenue-based commissions, direct labor costs, costs of equipment subrentals and other customer-facing operating costs and expenses, supports resilience through industry seasonality. See “—Principal Components of our Results of Operations” below for a description of these variable operating expenses. We also have visibility into our U.S. revenue, with approximately 95% of revenue for the year ended December 31, 2025 generated from customer events which were executed in event venues with whom we have multi-year contracts, including long-term MSAs, and individual venue contracts. These relationships, many of which span over a decade, provide stable economics and seek to enable consistent growth. In addition, our customer-direct model continues to expand, deepening relationships with customers and unlocking new revenue streams outside of our venue network. Our goal: To combine the industry’s largest technical workforce and largest event venue footprint to deliver exceptional value to our customers and venue partners, alike.

We believe that the strength of our business model lies in the combination of our large technical workforce alongside the industry’s largest hotel, convention center, and stadium venue footprint. Our ability to offer end-to-end event production solutions, at scale, in many of the major meeting markets positions us to serve customers and venue partners around the globe. The quality and breadth of our offerings, and trust we have earned from customers and venue partners, has resulted in growing our diversified and visible revenue streams. Our long-term MSAs with leading hotel chains is a powerful endorsement at thousands of venues across the globe, while our individual venue contracts at nearly all of our approximately 2,200 venues establish Encore as the exclusive on-site provider of event technologies, resulting in significant capture within these venues. While these contracts do not preclude outside event technology providers coming into the venues to support individual events, and event planners retain the option to use outside providers, the contracts do prevent non-Encore team members and technology from being in-house at these venues. Furthermore, these agreements are structured with revenue-based commissions, ensuring economic alignment and shared incentives for growth and service excellence between us and the venue. From 2019 through 2025, we had an approximately 80% capture rate within venues with which we have an existing relationship.

For the year ended December 31, 2025, we generated $3.4 billion in revenue, $(27.2) million in net loss, and $466.4 million in Adjusted EBITDA, representing a net loss margin of (0.8)% and Adjusted EBITDA Margin of 13.7%. For a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable GAAP financial measures, information about why we consider Adjusted EBITDA and Adjusted EBITDA Margin useful, and a discussion of the material risks and limitations of these measures, please see “—Non-GAAP Measures.”

Factors Affecting Our Business and the Comparability of Our Results

Business Demand and General Economic Conditions

The demand for our services is closely linked to the performance of the global general economy and is sensitive to corporate discretionary spending levels. Among other factors, declines in business demand due to adverse general economic conditions, risks reducing or otherwise negatively affecting travel patterns, including pandemics, lower customer confidence and adverse geopolitical conditions can reduce the amount of revenue we are able to generate. Further, competition in the event technology services business affects our ability to sustain or increase rates charged to our customers. As a result, changes in customer demand and general business cycles have historically subjected and could in the future subject our revenues to significant volatility. While we believe our diverse customer base limits our exposure to any particular industry or geography, global economic conditions may impact overall levels of corporate spending on travel and meetings, which can directly affect our business and results of operations.

Group Revenue Per Available Room (“Group RevPAR”)

In the United States, business meeting and event activity historically has been highly correlated with the hospitality industry metric Group RevPAR, which is calculated by CoStar Group (formerly STR). CoStar is an independent, third-party market research company that collects and compiles the data used to calculate Group RevPAR. As a metric, Group RevPAR measures total guest hotel room revenue generated by group bookings across luxury and upper upscale hotels in the United States (blocks of guest hotel rooms sold simultaneously in a group of 10 or more rooms), divided by total number of available guest hotel rooms in those same market segments. Because meetings and events generally require lodging for their participants, event activity typically correlates with Group RevPAR at nearby hotels, regardless of whether the events themselves are held on-site at hotels or at other nearby venues. As we provide event technology services primarily in leading hotels in the luxury and upper upscale market segments, we refer to Group RevPAR for hotels in these segments as they closely align with our business.

Master Service and Venue Agreements

We depend on long-term contracts with venue partners and MSAs with hotel chain owners and management groups which makes us a preferred provider to companies and other business groups holding meetings and events in those venues. The success and sustainability of our business depends on our ability to perform under these agreements and maintain strong relationships with these partners. These relationships are critical to preserving our existing footprint as contracts mature and generating new opportunities for expansion that support our growth strategy. Our continued growth is influenced by several factors, including the demand for in-person meetings, our ability to retain existing venue partners and hotel chain and ownership group relationships, and the successful renewal of expiring contracts and MSAs. We believe we have maintained positive relationships with our customers, hotel chain owners, venue partners, and we are committed to the continued growth and development of these relationships. These relationships exist with a diverse group of customers, owners, and venues and are not significantly concentrated with any single party.

Seasonality

The global live event industry is seasonal in nature. The periods during which our venue partners experience higher or lower levels of demand vary from property to property, depending principally upon their location and customer base. Based on historical results, we generally expect our revenues to be lower in the third quarter of each year than in the other quarters. Further, a significant portion of the expenses we incur, such as revenue-based commissions paid to venue partners, subrental equipment costs and some of our labor costs, are directly related to the number of events that occur in a given period and therefore vary with revenue levels.

Technically-skilled Workforce

Our business is labor-intensive, benefiting from and depending on the technical breadth and depth of our global workforce. Our business requires a highly skilled workforce trained in audio, lighting, staging, event platforms and engagement tools, show production and management, event branding, content development and exhibit design and fabrication services. We rely on the ability to attract and retain employees with relevant experience and knowledge to continue to serve our customers and address their changing needs. We make significant investments in training and development and numerous benefit programs to support our team members in their career journeys. The growth of our business has been enabled by talent management that prioritizes the growth and geographic diversification of our technically-skilled workforce. As a result, retention and training of our technically-skilled workforce is paramount.

Foreign Currency Fluctuations

Due to our global operations, we generate a portion of our revenue and incur a portion of our expenses in currencies other than the U.S. dollar. As a result, our revenue, cost of revenue, operating expenses and certain assets, liabilities and commitments fluctuate as the value of such currencies fluctuate in relation to the U.S. dollar. Appreciation of the U.S. dollar against these other currencies generally will have a negative impact on our reported revenue and profits while depreciation of the U.S. dollar against these other currencies will generally have a positive effect on reported revenue and profits. We do not enter into foreign currency exchange contracts to mitigate this risk. Unless otherwise indicated, the effect of foreign currency translation on the period-to-period comparisons presented below are not material.

Key Business and Financial Metrics Used by Management

In addition to revenue, our management uses a variety of financial and operational metrics to analyze our performance. We evaluate the performance of each segment and the performance of our business as a whole based on revenue, SVR, SVR spread to Group RevPAR in the United States, Adjusted EBITDA, Adjusted EBITDA Margin, net new venue revenue, average revenue per event and venue count. We view these metrics as important factors in evaluating our financial performance, profitability and growth, and we review these measurements frequently to analyze trends and make decisions.

SVR Growth

We calculate the revenue of our venues on a comparable basis versus the same venues in the prior period to help measure our performance excluding the impact of new venues and acquisitions as well as, in the case of our U.S. operations, to help benchmark our performance against Group RevPAR growth. We define same venues as locations where we have been the preferred on-site provider for at least 13 months. A new location or a location from an acquisition is not included in SVR until the 13th month post-opening or acquisition. Locations that are closed (either permanently due to the venue closing or loss of the contract or for three or more months for renovations) are removed from SVR from the month of closure (and the corresponding period of the prior year). Revenue from non-venue based services is not included in this metric.

SVR Spread to Group RevPAR

To measure our U.S. performance against the industry, we compare SVR in the United States against Group RevPAR, a metric for which we have historically been able to achieve above industry growth, reflecting our track record of outstanding customer service and our increasing suite of technological and production offerings.

Event Count

Represents the number of events we support taking place both in contracted venues where Encore is the preferred onsite provider as well as other in other venues or non-traditional meeting spaces.

Average Revenue Per Event

As customers have come to expect more advanced technologies and experiential elements in their events, we have used average revenue per event as a key performance metric to measure our success in capturing a share of the increasingly higher spend per event. We calculate average revenue per event by dividing total revenue from events generated in a reporting period by the number of events delivered during that same period. For purposes of this metric, we do not include non-event revenue as well as revenue and events from our Hargrove business in the U.S. which delivers services outside of our venues and is more cyclical in nature and can vary materially from year to year.

Venue Count

We define venues as locations where we are contracted to provide event technology services (including locations where the contract has lapsed but we continue to provide services). For venues where the contract has lapsed and there has been no revenue attributed to services delivered at that venue in the quarter, management inquires as to whether the venue should remain as an active venue or should be classified as closed and removed from the count. A venue would remain in the count if we still have equipment or personnel dedicated to the venue and/or we expect to have revenue going forward; for example, in a highly seasonal location or one closed for short-term renovation. Management believes venue count is a useful measure of our ability to maintain our existing revenue base and continue to grow our revenue by expanding the venues at which we provide event technology services to our customers.

Net New Venue Revenue

We define net new venue revenue as current year revenue from locations that have been open for less than 13 full months less the prior year revenue from venues where we are no longer contracted to be the preferred on-site provider or where operations have permanently ceased during the year. Management believes net new venue revenue is a useful measure of our ability to successfully expand our venue footprint and is another important driver of revenue growth.

Adjusted EBITDA and Adjusted EBITDA Margin

We define Adjusted EBITDA as net loss before interest expense, income taxes, depreciation, amortization of intangible assets, transaction-related expenses, long-term incentive plan payments, gain or loss on disposal of assets, gains or losses on foreign currency transactions, amortization of venue incentives, equity-based compensation expense, severance related to restructuring and other cost saving initiatives, lease termination expense, loss on debt extinguishment, one-time costs associated with system implementations and certain other one-time consulting and professional fee costs. We make venue incentive payments for long-term exclusivity privileges with certain venue partners. These payments are made at the outset of the venue contract, capitalized, and then amortized over the contractual term of the related agreements. These payments are not directly tied to revenue generated from our end customers for servicing individual events. Rather, the payments reflect our long-term commitment to be a venue partner’s on-site service provider, ensuring the smooth and on-site delivery of conferences and events to our venue partners’ customers over an extended period of time. Adjusted EBITDA excludes the related venue incentive amortization to enhance comparability across periods. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue. For a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP measure, see “—Non-GAAP Measures.”

Principal Components of our Results of Operations

Revenue

We generate revenue as an event production partner to our customers, offering event technology, production, exhibit and trade show services, which can include audio, LED & display, lighting, staging, event platforms and engagement tools, show production and management, event branding, content development and exhibit design and fabrication services, all supported with highly trained and skilled technicians. We primarily provide these services in venues, including hotels and convention centers, which we have contracted with to be the preferred on-site provider of event technology services. Our customers, including corporations, event organizers, trade associations and meeting planners, hire us through our on-site presence at those venues to plan and execute their events. We also provide event technology services to certain customers at other locations where we do not have a contractual relationship. Our revenue is impacted by the mix of event technology services (i.e. number or types of pieces of equipment and level of technical support) required by our customers at any given event.

We enter into long-term contracts (typically three to six years) with venues to be the preferred on-site provider of event technology services. We also sign MSAs with top hotel chains and ownership groups (including top U.S. leading hotel companies such as Accor, Hilton, Hyatt, IHG, and Marriott) naming us as a preferred event technology services provider for each of the venues in a given hotel chain or ownership group. Each local venue then executes an individual contract if it elects to partner with us.

Cost of Revenue

Cost of revenue principally includes revenue-based commissions, workforce costs, the cost of equipment subrentals and other venue and customer-facing operations costs.

We pay commissions to our venue partners from revenue generated from our customers within the respective venue. The commission is typically based on a percentage of revenue that is established in our contract with the venue. Commission rates typically vary by the different types of venues and event technology services, and our overall commission expense is impacted accordingly. We may reduce the commission rates for specific events upon mutual agreement with the venue partner or set formulas in the contractual commission rates to share in the pricing discounts given to our customers via a commission reduction. Under certain contracts with our venue partners, minimum commission rates or amounts may apply. The vast majority of our contracts provide that we are the only event technology provider that is permitted to pay a commission to that venue, though venue partners and event planners retain the option to use outside providers. We believe this commission structure aligns the incentives of our venue partners with our own as we both seek to maximize revenue.

Our direct labor costs are comprised of the salaries, wages and associated benefits of our workforce that are directly associated with providing services to our customers. Approximately 34% of our labor costs are for fixed salaries with the balance for variable expenses, including hourly employees and outside labor. Direct labor costs also include associated incentives, benefits, payroll taxes and workers compensation insurance. Labor costs are impacted by our ability to efficiently staff events, market wage conditions, our union agreements and by the costs of incentives, benefits and insurance.

Equipment subrental includes our cost to rent equipment required to deliver services to our customers. While we own most of the equipment used to provide our services, we rent equipment in situations where we either do not own the required equipment (typically more specialized equipment) or where our owned equipment is being used for other events. Our equipment subrental costs are impacted by our ability to maximize the utilization of owned equipment as well as the pricing we are able to obtain from providers of rental equipment. We maintain a network of approximately 70 global warehouse locations in key markets to help maximize our equipment utilization.

Other cost of revenue includes supplies, freight, travel and other expenses from our venue and customer-facing operations such as supplies, freight, travel, rent, utilities, telecom, repairs and maintenance, personal property taxes and credit card processing fees.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses consisting of salaries, incentives, stock-based compensation and fringe benefits for certain of our operations, sales, marketing and indirect enabling functions such as executive, finance, legal, human resources and information technology, not included within cost of revenue. Additionally, SG&A expenses include travel costs, professional fees, corporate level rent and other occupancy costs and certain insurance costs. After the consummation of this offering, we expect to incur significant additional expenses in connection with being a public company that we have previously not incurred, including compliance with the Sarbanes-Oxley Act and the Exchange Act, increased investor relations functions, stock exchange fees, registrar and transfer agent fees, incremental audit fees, incremental director and officer liability insurance costs and director and officer compensation. In future periods, we expect to issue long-term equity incentive awards to our directors, officers, key employees and consultants. The result will be an increase in our SG&A in future periods as the grant-date value of the awards will be recognized as an expense over the vesting term of the awards.

Venue Incentive Amortization

We defer certain up-front incentive payments offered to venue operators in connection with signing or renewing venue contracts, which are typically three to six years in length (collectively referred to as venue incentives) and generally provide us with the right to be the preferred on-site provider of event technology services at a venue. We capitalize the estimated costs of capital equipment provided to venues and/or installation service obligations incurred in connection with these venue incentive payments and amortize them over the life of the contract. Venue incentives that are deferred are refundable to us, on a pro rata basis in the rare event a venue cancels their exclusivity arrangement with us before the end of a contract period.

Other (Expense) Income, Net

Other (expense) income, net primarily consists of foreign currency transaction gains and losses.

Interest Expense, Net

Interest expense, net primarily consists of interest on borrowings and the amortization of costs incurred to obtain long-term financing. Our interest income is not material.

Income Tax Expense

We record a provision for income taxes for the anticipated tax consequences of our reported results of operations using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis as well as net operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain.

Although we believe our assumptions, judgments and estimates are reasonable, changes in tax laws or our interpretation of tax laws and the resolution of any tax audits could significantly impact the amounts provided for income taxes in our consolidated financial statements.

Results of Operations

The following tables set forth our results of operations for the periods presented:

	Years Ended December 31,
(in thousands, except percentages)	2025	2024	2023
Revenue	$3,402,239	$3,239,322	$3,088,850
Operating expenses:
Cost of revenue(1)	2,711,973	2,591,795	2,462,698
Selling, general, and administrative expenses(1)	260,978	245,580	223,604
Depreciation	83,967	75,443	72,058
Venue incentive amortization	28,205	26,107	22,283
Amortization of intangible assets	92,359	91,716	93,553

Total operating expenses	3,177,482	3,030,641	2,874,196

Income from operations	224,757	208,681	214,654

Loss on debt extinguishment	—	(11,698)	—
Other income (expense), net	7,980	(8,592)	3,179
Interest expense, net	(226,947)	(320,130)	(313,678)

Income (loss) before tax expense	5,790	(131,739)	(95,845)

Income tax expense	(32,940)	(44,380)	(36,166)

Net loss	$(27,150)	$(176,119)	$(132,011)

Other financial data:
Net loss	$(27,150)	$(176,119)	$(132,011)
Net loss margin	(0.8)%	(5.4)%	(4.3)%
Adjusted EBITDA	$466,409	$428,837	$425,342
Adjusted EBITDA Margin	13.7%	13.2%	13.8%

	Years Ended December 31,
(in thousands, except percentages)	2025	2024	2023
Worldwide venue count(2)	2,174	2,162	2,151
Worldwide event count(3)	403,000	412,000	416,000
U.S. average revenue per event(4)	$9,700	$9,000	$8,300
U.S. same venue revenue growth	4.5%	6.5%	14.9%
International same venue revenue growth	6.2%	2.0%	25.2%

(1)	Exclusive of depreciation of the Company’s property and equipment, venue incentive amortization and amortization of intangible assets.
(2)	Actual value.
(3)	Actual value rounded to the nearest thousand.
(4)	Actual value rounded to the nearest hundred.

	Years Ended December 31,
(in thousands)	2025	2024	2023
Cost of revenue:
Revenue-based commissions	$1,228,952	$1,169,081	$1,106,684
Workforce expense	1,120,526	1,051,896	983,795
Sub-rental expense	155,483	155,964	158,435
Other	207,012	214,854	213,784

Total cost of revenue	$2,711,973	$2,591,795	$2,462,698

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

Revenue

Revenue for the year ended December 31, 2025 increased by $162.9 million, or 5.0%, compared to the year ended December 31, 2024. This growth reflects a 4.7% increase in SVR, which accounts for 88.4% of our consolidated revenue for 2025, demonstrating continued growth within our existing customer base. SVR growth was driven by a 7.8% increase in average revenue per event in the United States, reflecting the continued customer demand for larger, more complex events and increased utilization of more products and services by our customers. In addition, non-venue revenue increased 5.3%, with the increase in non-venue revenue primarily due to the acquisition of FIRST.

Cost of Revenue

Cost of revenue for the year ended December 31, 2025 increased by $120.2 million, or 4.6% compared to the year ended December 31, 2024. The primary drivers of the increase in cost of revenue were costs associated with revenue-based commissions and workforce expenses, partially offset by a decrease in other cost of revenue items.

Revenue-based commissions increased 5.1% year over year, which is in line with the 5.0% increase in revenue for the period, reflecting the variable nature of revenue-based commissions. Although the total number of events serviced by us in 2025 declined compared to 2024, workforce expenses increased primarily due to the increased complexity of the events serviced, as well as due to higher per employee compensation reflecting annual wage growth and higher medical costs and other associated employee benefits. The decrease in other cost of revenue was driven by favorability in several cost categories, including professional fees related to a large event in 2024 that did not recur in 2025 and a favorable sales tax refund in our U.S. segment.

Selling, General and Administrative Expenses

SG&A for the year ended December 31, 2025 increased by $15.4 million, or 6.3%, compared to the year ended December 31, 2024. The increase is primarily driven by a reserve recorded in 2025 related to a potential class action matter as well as transaction fees incurred in connection with the FIRST and Eclipse acquisitions. The remaining increase is driven by annual wage growth and associated costs, partially offset by decreases in various categories, including lower travel and entertainment costs.

Depreciation

Depreciation increased by $8.5 million, or 11.3%, from $75.4 million for the year ended December 31, 2024 to $84.0 million for the year ended December 31, 2025, primarily due to a full year of depreciation on approximately $114.3 million of property and equipment placed in service during 2024.

Venue Incentive Amortization

Venue incentive amortization increased by $2.1 million, or 8.0%, from $26.1 million for the year ended December 31, 2024 to $28.2 million for the year ended December 31, 2025, primarily due to the increase in up front signing bonuses associated with new or renewed venue agreements and MSAs executed in 2025 compared to 2024.

Amortization of Intangible Assets

Amortization of intangible assets increased by $0.6 million, or 0.7%, from $91.7 million for the year ended December 31, 2024 to $92.4 million for the year ended December 31, 2025, primarily due to amortization related to intangible assets acquired in connection with the FIRST and Eclipse acquisitions.

Other Income (Expense), net

Other income (expense), net increased by $16.6 million, or 192.9%, from $8.6 million of expense for the year ended December 31, 2024 to $8.0 million of income for the year ended December 31, 2025, primarily reflecting the impact of favorable changes in foreign exchange rates.

Interest Expense, net

Interest expense, net decreased by $93.2 million, or 29.1%, from $320.1 million for the year ended December 31, 2024 to $227.0 million for the year ended December 31, 2025, primarily due to the 2024 Refinancing Transactions (as defined herein) which resulted in a net $595.0 million reduction in principal debt balances (including accrued PIK interest) and lower average interest rates across the Senior Secured Credit Facilities (as defined herein) during 2025 compared to 2024.

Income Tax Expense

Income tax expense decreased by $11.4 million, or 25.8%, from $44.4 million for the year ended December 31, 2024 to $32.9 million for the year ended December 31, 2025, primarily due to a decrease in the valuation allowance build on deferred tax assets for disallowed interest carryforwards (inclusive of the effects of the OBBBA on the valuation allowance), offset against an increase in income before income taxes. Our effective income tax rate was -33.7% and 568.9% for the years ended December 31, 2024 and 2025, respectively. For 2025, the effective tax rate differs from the U.S. federal statutory rate primarily because of valuation allowance build on deferred tax assets for disallowed interest carryforwards (inclusive of the effects of the OBBBA on the valuation allowance) and changes in unrecognized tax benefits. For 2024, the effective rate differs from the U.S. federal statutory rate primarily because of valuation allowance build on deferred tax assets for disallowed interest carryforwards.

Year Ended December 31, 2024 Compared to Year Ended December 31, 2023

Revenue

Revenue for the year ended December 31, 2024 increased by $150.5 million, or 4.9% compared to the year ended December 31, 2023. This growth reflects a 5.9% increase in SVR, which accounts for 87.3% of our consolidated revenue for 2024 showing strong continued growth within our existing customer base. SVR benefited from an 8.4% increase in average revenue per event in the U.S., reflecting the strong mix shift to larger, more complex events and the utilization of more products and services by our customers. In addition, event count in the United States was relatively consistent between years. SVR growth was partially offset by a 15.5% decline in our non-venue business. The decline in our non-venue revenue during 2024 reflects several one-time events that we supported in 2023 that did not recur in 2024.

Cost of Revenue

Cost of revenue for the year ended December 31, 2024 increased by $129.1 million, or 5.2%, compared to the year ended December 31, 2023. The primary year over year drivers above the increase in revenue were costs associated with revenue-based commissions and workforce expense, partially offset by decreases in sub-rental expense and other cost of revenue items.

The primary driver in the increase in revenue-based commissions from 2023 to 2024 was a change in the mix of revenue from events taking place outside of contracted venues, with several non-commissionable events in 2023 not recurring in 2024. Workforce expenses increased both as a result of an overall increase in skilled technical headcount to support more complex events and higher overall per employee compensation reflecting annual wage growth and associated benefit costs. Subrental expenses declined as a percentage of revenue year over year, reflecting continued investment in capital assets reducing our need to rent equipment from external vendors.

Selling, General and Administrative Expenses

SG&A for the year ended December 31, 2024 increased by $22.0 million, or 9.8% compared to the year ended December 31, 2023. As a percentage of revenue, SG&A expenses increased by 0.3%, primarily reflecting annual wage growth and associated benefit costs, partially offset by a reduction in SG&A headcount. Additionally, we saw an increase in professional and consulting fees associated with non-recurring transactions, notably our 2024 Refinancing Transactions (as defined herein) in the fourth quarter of 2024.

Depreciation

Depreciation increased by $3.4 million, or 4.7%, from $72.1 million for the year ended December 31, 2023 to $75.4 million for the year ended December 31, 2024. The increase was primarily due to a full year of depreciation on approximately $95.4 million of property and equipment placed in service during 2023 and an increase in capital expenditures in 2024 compared to 2023 as the supply chain continued to recover from the impacts of the COVID-19 pandemic, resulting in additional depreciation expense during 2024.

Venue Incentive Amortization

Venue incentive amortization increased by $3.8 million, or 17.2%, from $22.3 million for the year ended December 31, 2023 to $26.1 million for the year ended December 31, 2024, primarily due to the increase in up front signing bonuses associated with new or renewed venue agreements and MSAs in 2024 compared to 2023.

Amortization of Intangible Assets

Amortization of intangible assets decreased by $1.8 million, or 2.0%, from $93.6 million for the year ended December 31, 2023 to $91.7 million for the year ended December 31, 2024, primarily driven by certain intangible assets that became fully amortized during the year ended December 31, 2023.

Other Income (Expense), net

Other income (expense), net decreased by $11.8 million, or 370.3%, from $3.2 million of income for the year ended December 31, 2023 to $8.6 million of expense for the year ended December 31, 2024, primarily reflecting the impact of changes in foreign exchange rates.

Interest Expense, net

Interest expense, net increased by $6.5 million, or 2.1%, from $313.7 million for the year ended December 31, 2023 to $320.1 million for the year ended December 31, 2024 primarily due to higher average interest rates across the Senior Secured Credit Facilities (as defined herein) during 2024.

Income Tax Expense

Income tax expense increased by $8.2 million, or 22.7%, from $36.2 million for the year ended December 31, 2023 to $44.4 million for the year ended December 31, 2024 primarily due to an increase in the valuation allowance on deferred tax assets for disallowed interest carryforwards. Our effective income tax rate was -37.7% and -33.7% for the years ended December 31, 2023 and 2024, respectively. The rates differ from the U.S. federal statutory rate due to state income taxes (net of federal benefit), the impact of non-deductible expenses (including meals and entertainment expenses), the inclusion of global intangible low-taxed income (“GILTI”), and the changes in the valuation allowances during the period.

Our Segments

We operate our business through two segments: U.S. and International. They are organized based on the geographic location of the operations and both segments provide event technology services.

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U.S.: Covers operations in the United States and Puerto Rico where we provide event technology, production, trade show and exhibition services to customers at approximately 1,400 venues and outside of those venues across both geographies.

•

International: Covers our operations in Canada, Mexico, Europe, the Middle East, Asia, Australia and the Pacific, where we provide event technology, production, trade show and exhibition services to customers at more than 800 venues and to customers outside of those venues.

The following table sets forth our results of operations for our segments for the periods presented:

(in thousands)	Years Ended December 31,
U.S. segment	2025	2024	2023
Revenue	$2,830,639	$2,708,081	$2,544,546
Revenue-based commissions	1,093,782	1,043,193	980,658
Workforce expense	896,045	843,078	778,615
Sub-rental expense	118,165	121,610	116,859
Other cost of revenue expenses	147,701	161,214	158,885
Selling, general and administrative expenses	171,279	166,257	153,706

Segment profit	$403,667	$372,729	$355,823

(in thousands)	Years Ended December 31,
International segment	2025	2024	2023
Revenue	$571,600	$531,241	$544,304
Revenue-based commissions	135,170	125,888	126,026
Workforce expense	224,481	208,818	205,180

(in thousands)	Years Ended December 31,
International segment	2025	2024	2023
Sub-rental expense	37,318	34,354	41,576
Other cost of revenue expenses	59,311	53,640	54,899
Selling, general and administrative expenses	43,956	44,400	43,963

Segment profit	$71,364	$64,141	$72,660

U.S. segment revenue increased by 4.5% for the year ended December 31, 2025 compared to the year ended December 31, 2024 driven by strong SVR performance which increased by 4.5% year over year and was 360 basis points above industry Group RevPAR growth for the same period. Average revenue per event increased by approximately 7.8% year over year in the United States, reflecting the continued capture of larger, more complex events. In addition, other venue revenue increased 11.8% in our U.S. segment, with total revenue generated within our U.S. venues increasing by 4.7% year over year. Non-venue revenue in our U.S. segment declined $7.2 million year over year primarily due to a decrease in revenue from installations in 2025 compared to 2024.

U.S. segment results reflect a strong performance in 2024, with revenue increasing 6.4% for the year ended December 31, 2024 compared to the year ended December 31, 2023, driven by strong SVR performance which increased by 6.5% year over year, above industry Group RevPAR for the same period. Average revenue per event increased by approximately 8.4% year over year in the U.S., reflecting our capture of larger, more complex events. Total revenue generated within our venues increased 7.8% year over year. Revenue from our Hargrove brand which is delivered outside of our venues declined $23.2 million year over year primarily due to lower demand from government and related entities.

U.S. segment profit increased by 8.3% for the year ended December 31, 2025 compared to the year ended December 31, 2024, reflecting solid 25.2% flow-through (defined as the change in segment profit as a percentage of the change in revenue) from the increased revenue and decreases in other cost of revenue and sub-rental spend. Other cost of revenue expense as a percentage of revenue decreased by approximately 0.7%, driven by lower professional fees following one-time events from 2024 that did not recur in 2025, a favorable sales tax refund in 2025 and lower insurance costs. Sub-rental expense decreased by 2.8%, reflecting improved equipment utilization and targeted capital expenditures in key equipment rental categories.

U.S. segment profit increased by 4.8% for the year ended December 31, 2024 compared to the year ended December 31, 2023, reflecting strong flow-through from increased revenue, partially offset by lower income from non-venue revenue generated by our Hargrove brand and an increase in certain costs as a percentage of revenue. Workforce expenses supporting our revenue generating activities increased as a percentage of revenue by approximately 0.5%, reflecting higher skilled technical headcount to support more complex events. Across both SG&A and workforce supporting revenue generating activities, we recorded higher overall per employee compensation reflecting annual wage growth and associated benefit costs, partially offset by a reduction in SG&A headcount. These were offset by decreases across subrental costs, revenue-based commissions and other cost of revenue items as a percentage of revenue.

International segment results for the year ended December 31, 2025 compared to the year ended December 31, 2024 reflect an improvement in operating conditions across EMEA, Asia Pacific and Canada. SVR growth in 2025 for the International segment was 6.2%, reflecting the increased event technology needs in meetings and our expanded solution set in these regions. These improvements were partially offset by a decline in revenue in our Mexico business and unfavorable appreciation of the Mexican Peso, the Canadian Dollar and the Australian Dollar relative to the U.S. Dollar.

International segment profit increased by 11.3% for the year ended December 31, 2025 compared to the year ended December 31, 2024, reflecting strong flow-through in Canada and EMEA and an overall 0.7% decrease in SG&A as a percentage of revenue. The decrease in SG&A is driven by lower overhead costs, including rent, utilities, insurance and travel and entertainment expenses.

International segment results for the year ended December 31, 2024 compared to the year ended December 31, 2023, reflected challenging operating environments across most regions, notably Canada and Europe where economic headwinds persisted during 2024, resulting in customers cancelling or scaling back events, impacting segment revenue and overall operating performance. Additionally, there were several significant large events in 2023 that did not recur in 2024, also impacting international segment results.

In terms of segment profit, the International segment’s results for the year ended December 31, 2024 compared to the year ended December 31, 2023, primarily reflect the decrease in revenue as noted above, along with higher workforce costs driven by both an increase in headcount and an increase in the underlying per employee compensation costs reflecting annual wage growth and associated benefit costs.

Non-GAAP Measures

Adjusted EBITDA and Adjusted EBITDA Margin

We define Adjusted EBITDA as net loss before interest expense, income taxes, depreciation, amortization of intangible assets, transaction-related expenses, long-term incentive plan payments, gain or loss on disposal of assets, gains or losses on foreign currency transactions, amortization of venue incentives, equity-based compensation expense, severance related to restructuring and other cost saving initiatives, lease termination expense, loss on debt extinguishment, one-time costs associated with system implementations and certain other one-time consulting and professional fee costs. Adjusted EBITDA excludes all venue incentive amortization to enhance comparability across periods by removing the variability of the up-front costs associated with securing long-term commitments from our venue partners; this is also consistent with how management evaluates operating performance, allocates capital, and makes strategic decisions. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue. Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods, capital structure, investments in securing and renewing venue relationships or other items that we believe are not indicative of our ongoing operating performance. Management also believes the inclusion of Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties as a supplemental measure of financial performance.

Adjusted EBITDA and Adjusted EBITDA Margin are not recognized terms under GAAP and should not be considered as alternatives, either in isolation or as a substitute, for net loss or other measures of financial performance or liquidity, including cash flows, derived in accordance with GAAP. Further, Adjusted EBITDA and Adjusted EBITDA Margin have limitations as analytical tools, including:

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect income tax expenses or the cash requirements to pay our taxes;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate Adjusted EBITDA and Adjusted EBITDA Margin differently, limiting their usefulness as comparative measures.

Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business, return to our stockholders through share repurchases and dividends or as measures of cash that will be available to us to meet our obligations.

The table below provides a reconciliation of net loss to Adjusted EBITDA and net loss margin to Adjusted EBITDA Margin:

	Years Ended December 31,
	2025	2024	2023
(Amounts in thousands)
Net loss	$(27,150)	$(176,119)	$(132,011)
Interest expense, net	226,947	320,130	313,678
Income tax expense	32,940	44,380	36,166
Amortization of intangible assets	92,359	91,716	93,553
Depreciation	83,967	75,443	72,058
Venue incentive amortization(1)	28,205	26,107	22,283
Debt refinancing costs and loss on debt extinguishment(2)	319	16,455	1,203
Stock-based compensation expense	964	1,224	1,743
Long-term incentive plan payments(3)	2,750	6,600	6,742
Loss on disposal of assets	5,792	6,502	4,940
Foreign currency transaction (gain) loss	(7,983)	8,342	(3,186)
Operational initiatives(4)	6,678	6,457	5,850
IT system implementation costs(5)	3,257	1,295	2,263
Transaction related expenses(6)	9,007	—	—
Other(7)	8,357	305	60

Adjusted EBITDA	$466,409	$428,837	$425,342

Net loss margin	(0.8)%	(5.4)%	(4.3)%
Adjusted EBITDA Margin	13.7%	13.2%	13.8%

(1)

Amount represents amortization of reimbursable up-front venue incentive payments made in connection with signing or renewing long-term exclusive on-site service agreements with venue partners. These payments are capitalized and amortized over the contractual term of the related agreements. These payments are not directly tied to revenue generated from our end customers for servicing individual events. Rather, the payments reflect our long-term commitment to be a venue partner’s on-site service provider, ensuring the smooth and on-site delivery of conferences and events to our venue partners’ customers over an extended period of time.

The adjustment is intended to enhance comparability and to provide investors, when read in conjunction with the GAAP financial measures we utilize, with a meaningful measure of operating performance by excluding the non-cash amortization of long-term incentive arrangements.

(2)	Amount represents non-cash and non-operating loss on refinancing of our debt facilities in 2024, along with certain professional fees incurred in conjunction with the 2024 Refinancing Transactions.
(3)

Amount represents a long-term incentive plan put in place for select senior-level employees as a cash retention tool provided to bridge to a future liquidity event that was unexpectedly deferred as a result of the impact of the COVID-19 pandemic.

(4)

Amount represents expenses related to severance and related benefits paid to employees pursuant to restructuring and workforce reduction plans, legal and tax consulting fees for advice on legal entity restructuring plans and costs associated with termination of leases and associated moving costs for properties that were either eliminated or consolidated into other facilities.

(5)	Amount represents third-party costs incurred with the implementation of enterprise IT systems.
(6)	Amount includes legal and professional fees related to acquisitions as well as costs related to potential strategic transactions.
(7)

Amount in 2025 primarily includes a settlement reserve for a potential class action litigation matter related to alleged wage and hour claims for certain employees in the state of California. In December 2025, we entered into mediation for this potential class action matter and reached a proposed settlement with the claimants and established a reserve for this matter. This settlement is subject to court approval and finalization with the claimants.

Quarterly Results of Operations and Other Information

The following table sets forth selected unaudited quarterly statements of operations information for each of the quarters indicated. The information for each of these periods has been prepared on the same basis as the annual consolidated financial statements of Encore Inc. included elsewhere in this prospectus. In the Company’s opinion, all adjustments necessary for a fair statement of the unaudited condensed consolidated financial statements have been included and have been prepared on the same basis as the annual consolidated financial statements of Encore Inc. All such adjustments are of a normal and recurring nature. These results of operations are not indicative of the operating results that may be expected for any future period. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

	Three Months Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
(Amount in thousands)
Revenue	$910,555	$679,054	$927,236	$885,394	$839,650	$686,794	$890,986	$821,892
Operating expenses:
Cost of revenue(1)	730,010	568,569	718,612	694,782	668,797	571,118	699,626	652,254
Selling, general and administrative expenses(1)	70,707	66,359	60,609	63,303	60,964	61,876	60,205	62,535
Depreciation	23,341	20,294	21,090	19,242	17,252	19,902	19,391	18,898
Venue incentive amortization	7,025	6,949	7,695	6,536	6,763	6,610	6,530	6,204
Amortization of intangible assets	23,138	22,890	22,849	23,482	22,758	22,965	22,978	23,015
Total operating expenses	854,221	685,061	830,855	807,345	776,534	682,471	808,730	762,906

Income (loss) from operations	56,334	(6,007)	96,381	78,049	63,116	4,323	82,256	58,986

Loss on debt extinguishment	—	—	—	—	(11,698)	—	—	—
Other income (expense), net	1,208	(853)	5,688	1,937	(5,487)	(376)	(2,336)	(393)
Interest expense, net	(55,255)	(56,673)	(57,506)	(57,513)	(74,111)	(82,955)	(81,829)	(81,235)

Income (loss) before tax expense	2,287	(63,533)	44,563	22,473	(28,180)	(79,008)	(1,909)	(22,642)

Income tax (expense) benefit	(13,442)	90,361	(66,701)	(43,158)	(10,066)	(2,908)	(17,341)	(14,065)

Net (loss) income	$(11,155)	$26,828	$(22,138)	$(20,685)	$(38,246)	$(81,916)	$(19,250)	$(36,707)

(1)	Exclusive of depreciation of the Company’s property and equipment, venue incentive amortization and amortization of intangible assets.

Key Non-GAAP Metrics

	Three Months Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Adjusted EBITDA (in thousands)	$123,552	$55,309	$152,447	$135,101	$116,037	$61,269	$138,137	$113,394
Adjusted EBITDA Margin	13.6%	8.1%	16.4%	15.3%	13.8%	8.9%	15.5%	13.8%

The following table reconciles net (loss) income and net (loss) income margin, the most comparable GAAP financial measures, to Adjusted EBITDA and Adjusted EBITDA Margin, respectively, for the periods presented:

	Three Months Ended
(Amount in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Net (loss) income	$(11,155)	$26,828	$(22,138)	$(20,685)	$(38,246)	$(81,916)	$(19,250)	$(36,707)
Interest expense, net	55,255	56,673	57,506	57,513	74,111	82,955	81,829	81,235
Income tax expense (benefit)	13,442	(90,361)	66,701	43,158	10,066	2,908	17,341	14,065
Amortization of intangible assets	23,138	22,890	22,849	23,482	22,758	22,965	22,978	23,015
Depreciation	23,341	20,294	21,090	19,242	17,252	19,902	19,391	18,898
Venue incentive amortization(a)	7,025	6,949	7,695	6,536	6,763	6,610	6,530	6,204
Debt modification and refinancing expenses(b)	93	64	130	32	13,561	553	1,233	1,108
Stock-based compensation expense	192	245	238	289	292	230	347	355
Long-term incentive plan payments(c)	—	—	1,375	1,375	1,650	1,650	1,650	1,650
Loss on disposal of assets	1,515	817	1,917	1,543	(267)	3,120	2,514	1,135
Foreign currency transaction (gain) loss	(1,217)	864	(5,694)	(1,936)	5,223	331	2,389	399
Operational initiatives(d)	1,665	750	468	3,795	3,561	1,129	895	872
IT system implementation costs(e)	1,279	1,247	599	132	(295)	289	456	845
Transaction-related expenses(f)	2,246	6,738	23	—	—	—	—	—
Other(g)	6,733	1,311	(312)	625	(392)	543	(166)	320

Adjusted EBITDA	$123,552	$55,309	$152,447	$135,101	$116,037	$61,269	$138,137	$113,394

Net (loss) income margin	(1.2%)	4.0%	(2.4%)	(2.3%)	(4.6%)	(11.9%)	(2.2%)	(4.5%)
Adjusted EBITDA Margin	13.6%	8.1%	16.4%	15.3%	13.8%	8.9%	15.5%	13.8%

(a)

Amount represents amortization of reimbursable up-front venue incentive payments made in connection with signing or renewing long-term exclusive on-site service agreements with venue partners. These payments are capitalized and amortized over the contractual term of the related agreements. These payments are not directly tied to revenue generated from our end customers for servicing individual events. Rather, the payments reflect our long-term commitment to be a venue partner’s on-site service provider, ensuring the smooth and on-site delivery of conferences and events to our venue partners’ customers over an extended period of time. The adjustment is intended to enhance comparability and to provide investors, when read in conjunction with the GAAP financial measures we utilize, with a meaningful measure of operating performance by excluding the non-cash amortization of long-term incentive arrangements.

(b)

Amount represents non-cash and non-operating loss on refinancing of our debt facilities in the fourth quarter of 2024, along with certain professional fees incurred in conjunction with the 2024 Refinancing Transactions (as defined herein) in connection with our Credit Agreement.

(c)

Amount represents a long-term incentive plan put in place for select senior-level employees as a cash retention tool provided to bridge to a future liquidity event that was unexpectedly deferred as a result of the impact of the COVID-19 pandemic.

(d)

Amount represents expenses related to severance and related benefits paid to employees pursuant to restructuring and workforce reduction plans, legal and tax consulting fees for advice on legal entity restructuring plans and costs associated with termination of leases and associated moving costs for properties that were either eliminated or consolidated into other facilities.

(e)	Amount represents third-party costs incurred with the implementation of enterprise IT systems.
(f)	Amount includes legal and professional fees related to acquisitions as well as costs related to potential strategic transactions.
(g)

Amount in 2025 primarily includes a settlement reserve for a potential class action litigation matter related to alleged wage and hour claims for certain employees in the state of California. In December 2025, we entered into mediation for this potential class action matter and reached a proposed settlement with the claimants and established a reserve for this matter. This settlement is subject to court approval and finalization with the claimants.

Liquidity and Capital Resources

Overview

Our principal liquidity requirements historically have been to service our debt, meet our working capital, venue incentives, capital expenditure needs and to finance acquisitions. Our principal sources of liquidity are cash generated from operating activities, funds from revolving credit facility borrowings and existing cash on hand. As of December 31, 2025, we had $94.7 million of cash and cash equivalents and $228.2 million of available borrowing capacity under our $250.0 million revolving credit facility (the “Revolving Credit Facility”) (with no amount drawn and $21.8 million of letters of credit outstanding at December 31, 2025).

We believe that cash generated through operations and our financing arrangements will be sufficient to meet working capital requirements, anticipated venue incentives, capital expenditures and scheduled debt payments for at least the next 12 months. We refinanced our debt in December 2024, extending the maturity of our Revolving Credit Facility to 2029 and Term Loan Facility (as defined herein) through 2031. We anticipate that to the extent that we require additional liquidity it will be funded through the incurrence of other indebtedness, equity financings or a combination thereof. We cannot provide any assurance that we will be able to obtain this additional liquidity on reasonable terms, or at all. Additionally, our liquidity and our ability to meet our obligations and fund our capital requirements are also dependent on our future financial performance, which is subject to general economic, financial and other factors that are beyond our control. Accordingly, we cannot assure that our business will generate sufficient cash flow from operations or that future borrowings will be available under our credit facility or otherwise to meet our liquidity needs. We are currently evaluating several potential acquisitions; if we decide to pursue one or more significant acquisitions, we may incur additional debt or sell additional equity to finance such acquisitions.

Cash Flow Analysis

	Years Ended December 31,
(in thousands)	2025	2024	2023
Net cash provided by (used in):
Operating activities	$201,866	$106,782	$81,445
Investing activities	(163,868)	(114,252)	(95,446)
Financing activities	(19,416)	(116,703)	(26,324)

Net Cash Provided By Operating Activities

Net cash provided by operating activities consists primarily of net income adjusted for non-cash items, including depreciation and amortization, cash outflows for venue incentives and payment of in-kind interest and the effect of working capital changes.

Net cash provided by operating activities was $95.1 million higher in 2025 compared to 2024, with the year over year increase primarily reflecting a $149.0 million decrease in our net loss and an $18.7 million improvement in our use of working capital, partially offset by a $72.6 million unfavorable movement in other adjustments. The unfavorable change in other adjustments reflects the impact of the 2024 Refinancing Transactions, which resulted in a loss on debt extinguishment recorded during the year ended December 31, 2024 that did not recur in 2025, and the absence of payment-in-kind interest accruals in 2025. The improvement in other changes in assets and liabilities primarily reflects a $38.5 million favorable change in our trade accounts receivable compared to the prior year primarily due to improvements in days sales outstanding compared to 2024, a favorable change in income taxes payable, partially offset by unfavorable movements in accrued expenses and trade accounts payable balances.

Net cash provided by operating activities was $25.3 million higher in 2024 compared to 2023, with the increase year over year primarily reflecting an $85.8 million improvement in our use of working capital, partially offset by $44.1 million increase in our net loss and a $16.4 million unfavorable movement in other adjustments. The improvement in our working capital primarily reflects a $50.0 million increase in the change in accrued expenses and other liabilities, primarily driven by a $33.2 million change in the interest payable on our Term Loan Facility, a $27.6 million increase in the change in our trade accounts payable balance due to timing of vendor invoices, a $20.9 million change in the increase in our current income tax liability and a $14.0 million unfavorable change in our trade accounts receivable.

Net Cash Used in Investing Activities

Investing activities consist primarily of capital expenditures for growth and maintenance. Growth capital expenditures generally describe the purchase of equipment for new venues and other new facilities, while maintenance capital expenditures generally are for replacement of existing equipment at the end of its useful life, equipment upgrades and service expansion at existing venues as well as corporate systems and related infrastructure.

Net cash used in investing activities for 2025 increased by $49.6 million compared to 2024, primarily due to the cash paid for the acquisitions of FIRST and Eclipse, net of cash acquired.

Net cash used in investing activities increased by $18.8 million in 2024 compared to 2023, with the increase year over year reflecting our continued expansion into new venues, our continued investment in existing venues and replacement of obsolete equipment.

Net Cash Used in Financing Activities

Financing activities consist primarily of borrowings and repayments under the Senior Secured Credit Facilities. Outside of scheduled principal payments, and the drawdown and repayment of our Revolving Credit Facility, our financing activities relate to specific transactions as discussed below.

Net cash used in financing activities decreased by $97.3 million during 2025 compared to 2024 as a result of the 2024 Refinancing Transactions and the capital contribution from our parent that did not recur in 2025.

Net cash used in financing activities increased by $90.4 million in 2024 compared to 2023 as a result of the $615.9 million increase in net borrowings on account of our 2024 Refinancing Transactions, partially offset by $533.4 million capital contribution from our parent following their issuance of Class D preferred equity (the “Class D Preferred Units”). The increase also reflects $12.4 million of deferred financing fees that were paid and a $4.5 million decrease in payments for property and equipment financed by the seller.

For additional information on our debt obligations see “Note 10–Long-Term Debt” to our audited consolidated financial statements included elsewhere in this prospectus.

For additional information on the issuance of the Class D preferred shares see the section entitled “Certain Relationships and Related Person Transactions” included elsewhere in this prospectus.

Credit Facilities

In December 2024, we entered into a credit agreement (the “Credit Agreement”) to refinance our then outstanding first lien term loan and second lien term loan (collectively, the “Prior Credit Facilities”), replacing them with a term loan with an initial aggregate principal amount of $2,350 million with a maturity of December 5, 2031 (the “Term Loan Facility”) and a revolving credit facility with aggregate commitments of $250.0 million, maturing on December 5, 2029 (the “Revolving Credit Facility,” and together with the Term Loan Facility, the “Senior Secured Credit Facilities”). The proceeds from the Term Loan Facility, initial borrowings from the Revolving Credit Facility and a capital contribution from our parent were used by the Company to (i) repay the Prior Credit Facilities and (ii) pay related fees, costs, premiums and expenses (collectively, we refer to this series of transactions as the “2024 Refinancing Transactions”).

Credit Agreement

The Term Loan Facility and the Revolving Credit Facility bear interest at a rate per annum equal to the Term Secured Overnight Financing Rate (“SOFR”) (or, at the Company’s option, the Base Rate (as defined in the Credit Agreement)), plus the Applicable Rate. The Applicable Rate is 5.0% for SOFR loans and following the delivery of our consolidated financial statements for the fiscal quarter ending March 31, 2025, may be reduced by 0.25% so long as certain leverage ratios as set forth in the Credit Agreement are met. SOFR is defined as the SOFR Reference Rate for a tenor comparable to the applicable interest period (at a period of one, three, six or (if agreed by all relevant lenders) twelve months at the Company’s election) and is subject to a floor of 0.75%. The Applicable Rate under the Term Loan Facility and the Revolving Credit Facility may be further reduced by 0.25% subject to meeting certain conditions set forth in the Credit Agreement, including the consummation of this offering. The Revolving Credit Facility is subject to a commitment fee rate of 0.5% per annum in respect to any unused capacity (for which purpose any outstanding swing line loans are considered unused and any outstanding letters of credit are considered used). For the year ended December 31, 2025, the Company paid $1.1 million of fees in respect of unused capacity under the Revolving Credit Facility.

Term Loan Facility

Beginning with the quarter ended June 30, 2025, we began making mandatory quarterly amortization payments on the Term Loan Facility in an amount of $5.9 million. Additionally, we are also required to make mandatory prepayments on the Term Loan Facility related to the calculated Excess Cash Flow (“ECF”) amount (as defined in the Credit Agreement) within five (5) business days following the delivery of the our annual consolidated financial statements (commencing with the year ending December 31, 2025), in the aggregate amount of the Applicable ECF Percentage (as defined in the Credit Agreement) times the calculated ECF amount, less certain deductions and subject to certain minimum thresholds specified in the Credit Agreement. The Applicable ECF Percentage is defined as 50.0% if the Consolidated First Lien Net Leverage Ratio (as defined in the Credit Agreement) as of the last day of the applicable fiscal year is greater than 4.5x, 25% if the Consolidated First Lien Net Leverage Ratio as of the last day of the applicable fiscal year is less than or equal to 4.5x but greater than 4.0x, and 0% if the Consolidated First Lien Net Leverage Ratio as of the last day of the applicable fiscal year is less than or equal to 4.0x. We are also required to make other mandatory prepayments as defined in the Credit Agreement related to certain asset sales and casualty events (less certain deductions and subject to reinvestment rights and minimum thresholds).

Revolving Credit Facility

The Revolving Credit Facility includes an option to borrow funds under the terms of a swingline loan sub-facility, subject to a sublimit of $15.0 million and includes capacity for $50.0 million of letters of credit, which are subject to utilization fees in the amount of the Applicable Rate. As of December 31, 2025, we had issued letters of credit under the Revolving Credit Facility with an aggregate face value of $21.8 million and there was $228.2 million available for borrowing.

Financial Covenants and Terms

Commencing with the quarter ending June 30, 2025, the Consolidated First Lien Net Leverage Ratio shall not exceed 8.33 to 1.00 as of the last day of any fiscal quarter if more than 40% of the Revolving Credit Facility is utilized (subject to certain exclusions) as of such day. The Consolidated First Lien Net Leverage Ratio is calculated as Consolidated First Lien Net Debt to Consolidated EBITDA, as each term is defined in the Credit Agreement, for the trailing 12 months (the “Springing Financial Covenant”). Consolidated EBITDA, as defined in the Credit Agreement, is not a measurement of financial performance under GAAP and differs from Adjusted EBITDA, a non-GAAP metric defined elsewhere in this prospectus. There were no borrowings outstanding on the Revolving Credit Facility at December 31, 2025.

The Springing Financial Covenant and other ratios related to incurrence-based covenants (measured only upon the taking of certain actions, including the incurrence of additional indebtedness) under the Credit Agreement are calculated in part based on financial measures analogous to Adjusted EBITDA as presented elsewhere in this prospectus, which financial measures are determined at the AVSC Holding Corp. (a wholly owned subsidiary of Encore Inc.) level and adjust for certain additional items, including without limitation certain pro-forma “run rate” cost savings, operating expense reductions, operating improvements and synergies as well as pro-forma earnings from acquisitions. These incremental adjustments, as calculated pursuant to such agreement, provide us with a net benefit to Adjusted EBITDA for ratio calculation purposes of $    , for the year ended December 31, 2025, relative to Adjusted EBITDA as presented elsewhere in this prospectus. Obligations under the Credit Agreement are secured by a first priority lien on substantially all of our assets, including the capital stock of our domestic subsidiaries, subject to customary exceptions and carve outs.

The Credit Agreement contains customary affirmative and negative covenants, including limitations on the ability of the Company and its subsidiaries to incur indebtedness, create liens, dispose of assets, make restricted payments and make investments or acquisitions, among other things, subject to customary exceptions. Events of default under the Credit Agreement include, among other things and subject to customary grace periods, failure to make applicable principal or interest payments when they are due, cross defaults, breach of certain covenants and representations or change in control. At the occurrence of such an event, the administrative agent, at the request of the lenders, may terminate the commitments and declare the outstanding principal and accrued interest thereon and all fees and other obligations to be due and payable and exercise other rights and remedies provided for in the Credit Agreement. We were not in default of any of our loan provisions at December 31, 2025.

Contractual Obligations

The following table summarizes our contractual obligations and commitments as of December 31, 2025:

	Payments Due by Period
Contractual Obligations (in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 Years
Long-term debt	$2,332,375	$23,500	$47,000	$47,000	$2,214,875
Estimated interest payments	1,173,584	204,610	392,885	392,533	183,556
Operating lease obligations	125,733	26,450	46,597	30,355	22,331
Venue contracts(1)	43,005	27,037	9,660	5,021	1,287

Total	$3,674,697	$281,597	$496,142	$474,909	$2,422,049

(1)	Venue contracts include fixed annual incentives, fixed minimum guarantees and other incentives that are paid over time.

We have excluded our liability for uncertain tax positions from the table above because we are unable to make a reasonable estimate of the timing of payments.

The above table does not reflect estimated contractual obligations under the multi-employer pension plans in which our union employees participate. We are party to various collective bargaining agreements that require us to provide to the employees subject to these agreements specified wages and benefits, as well as to make contributions to multi-employer pension plans. Our multi-employer pension plan contribution rates generally are specified in the collective bargaining agreements (usually on an annual basis), and contributions are made to the plans on a “pay-as-you-go” basis based on our union employee payrolls. Our obligations for contributions to multi-employer pension plans cannot be determined for future periods because the location and number of union employees that we have employed at any given time and the plans in which they may participate vary depending on the need for union resources.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are likely to have a current or future material effect on our financial condition, changes in financial condition, revenue, expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

For a discussion of new accounting pronouncements recently adopted and not yet adopted, see Note 3 to the audited consolidated financial statements included elsewhere in this prospectus for information.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, the reported amounts of revenues and expenses during the reporting periods and the related disclosures in the consolidated financial statements and accompanying footnotes. We evaluate these estimates and assumptions on an ongoing basis, using our historical experiences and various other factors that we believe reflect the current conditions and circumstances within which we are operating. While we believe our estimates, assumptions and judgments are reasonable, they are based on information available when they are made. Actual results may differ significantly from these estimates due to changes in judgments, assumptions and conditions as a result of unforeseen events or otherwise, which could have a material effect on our financial position or results of operations. Management evaluated our critical accounting estimates and noted no material changes in the underlying methods, key assumptions, or judgments from the prior period to the current period. Based on current facts and materiality, reasonably possible changes in these assumptions are not expected to have a material effect on our consolidated results; accordingly, we provide qualitative sensitivity analysis only.

Our significant accounting policies are discussed in “Note 2 – Significant Accounting Policies” to our audited consolidated financial statements included elsewhere in this prospectus; however, the following discussion pertains to accounting policies we believe are most critical to the portrayal of our financial condition and results of operations or that require significant, difficult, subjective or complex judgments or estimates. Other companies in similar businesses may use different estimation policies and methodologies, which may affect the comparability of our financial statements, financial condition, results of operations and cash flows to those of other companies.

Revenue Recognition

For single-day events, we recognize revenue once our performance obligations to our customers are fulfilled, which is typically at the conclusion of each day’s events. For multi-day events, trade shows or exhibitions which span multiple days, we recognize revenue over time, which is typically at the conclusion of each day’s events. Revenue related to contracts for rigging, power and other installations is recognized at a point in time once the installation has been completed. In all instances, we recognize revenue using the input method, which we believe accurately reflects the actual resource consumption in line with the delivery of our performance obligations.

We evaluate whether it is appropriate to present the gross amount that our customers pay for our services as revenue, and the related commissions paid to the venue as cost of revenue, or to recognize the net amount (gross revenue less the related commissions paid to the venue) as revenue. We negotiate and execute contracts directly with our customers, which means we have the sole discretion in establishing the price, maintaining the risk before the specified event has concluded and we have delivered the agreed upon services and technology. As a result, the Company’s revenue is primarily reported on the gross basis, with commissions paid to venues recorded as a cost of revenue.

Our contracts are generally short-term and contain a single performance obligation, which limits the degree of estimation required. We do not offer significant financing terms or variable consideration, and we provide only assurance-type warranties, which are not considered separate performance obligations.

Venue Incentives

We enter into long-term contracts with venue operators for the right to be the exclusive on-site provider of audiovisual and event technology services and to receive customer referrals from the venue operator over the contract period. While these contracts do not preclude outside event technology providers coming into the venues to support individual events, and event planners retain the option to use outside providers, the contracts do prevent non-Encore team members and technology from being in-house at these venues. We defer certain up-front cash payments and the estimated cost of capital equipment and/or installation services obligations incurred in connection with signing new venue contracts or renewing existing venue contracts. In the event the contract is early terminated by the venue operator, the venue operator must repay a ratable portion of the cash payment and the value of the capital equipment and/or installation services obligations based on the remaining contract period. Venue incentives are amortized over the life of the contract with the venue operator, which typically range from three to six years. We review our venue incentives for impairment whenever events or changes in circumstances indicate the carrying amount of the venue incentives may not be recoverable.

Impairment of Goodwill

We evaluate goodwill for impairment annually, or more often if a triggering event occurs between annual tests which are performed as of October 1st each year.

As part of our evaluation of goodwill for potential impairment, we exercise judgment to:

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perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Factors we consider when making this determination include assessing macroeconomic conditions, industry, market and customer conditions, the overall financial performance of the reporting unit, changes in management or strategy and any reporting unit specific events that may change the carrying amount of net assets;

•

decide whether to bypass the qualitative assessment and perform a quantitative assessment. Factors we consider when making this determination include negative changes in the Company’s financial performance or general economic conditions since the previous quantitative assessment was performed, the amount by which the fair value exceeded the carrying value at the time of the previous assessment and the period of time that has passed since such quantitative assessment; and

•

perform a quantitative analysis to identify both the existence and the amount of an impairment loss. The estimated fair value is calculated using either an income approach based on the present value of discounted cash flows or the market approach, or a combination of both methods, to the respective reporting unit’s carrying value, which includes goodwill.

Changes in the estimates and assumptions used in our impairment analysis, or changes in the factors that we consider would affect these estimates and assumptions, such as those described above, could result in impairment losses, which could be material.

Impairment of Long-Lived Assets

We periodically evaluate whether current events or circumstances indicate that the carrying value of our property, plant and equipment, ROU assets and definite-lived intangible assets may not be recoverable. If circumstances indicate that the carrying value may not be recoverable, we estimate future undiscounted net cash flows expected to be generated by the asset over its remaining useful life, including any residual value. If that amount is less than the carrying value of the asset, we recognize an impairment loss equal to the amount by which the carrying value exceeds the fair value of the asset. Changes in the estimates and assumptions used in our impairment analysis, or changes in the factors that we consider would affect these estimates and assumptions, such as those described above, could result in impairment losses, which could be material.

Income Taxes

The determination of our income tax positions involves consideration of uncertainties, changing fiscal policies, tax laws, court rulings, regulations, and related legislation. We record a provision for income taxes for the anticipated tax consequences of our reported results of operations using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis as well as net operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain.

Although we believe our assumptions, judgments and estimates are reasonable, changes in tax laws or our interpretation of tax laws and the resolution of any tax audits could significantly impact the amounts provided for income taxes in our consolidated financial statements.

In evaluating our ability to recover our deferred tax assets, in full or in part, we consider all available positive and negative evidence, including our past operating results, and our forecast of future earnings, future taxable income and prudent and feasible tax planning strategies. The assumptions utilized in determining future taxable income require significant judgment and are consistent with the plans and estimates we are using to manage the underlying businesses. Actual operating results in future years could differ from our current assumptions, judgments and estimates. However, we believe that it is more likely than not that most of the deferred tax assets recognized on our consolidated balance sheets will ultimately be realized.

We did not recognize certain tax benefits from uncertain tax positions within the provision for income taxes. We may recognize a tax benefit only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Due to uncertainties in any tax audit outcome, our estimates of the ultimate settlement of our unrecognized tax positions may change and the actual tax benefits may differ significantly from the estimates.

We record interest and penalties in the provision for income taxes on our consolidated statements of operations.

The GILTI regime effectively imposes a worldwide minimum tax on foreign earnings. U.S. shareholders of controlled foreign corporations (“CFC”) are subjected to current taxation on most income earned through a CFC. GILTI inclusions may be reduced by a special deduction and foreign tax credits when available. Our accounting policy election with respect to GILTI tax is to treat taxes due on future U.S. inclusion in taxable income as a current period expense when incurred.

On July 4, 2025, the One Big Beautiful Bill Act (the “OBBBA”) was enacted in the U.S. The OBBBA includes significant changes to U.S. tax law, including making permanent certain provisions originally enacted under the Tax Cuts and Jobs Act, such as 100% bonus depreciation, the immediate expensing for domestic research and experimental costs, and the limitation on the deductibility of business interest expense. Further, the OBBBA makes some changes to the international tax framework. The financial reporting implications of the OBBBA were recorded in income tax expense for the year ended December 31, 2025 and has reflected an effective tax rate benefit of $5.9 million (including state tax benefit), which is primarily attributable to a reduced valuation allowance on the limitation on the deductibility of business interest expense.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to changes in interest rates and foreign currency exchange rates because we finance certain operations through variable rate debt instruments and denominate our transactions in a variety of foreign currencies. Changes in these interest rates and foreign currency exchange rates may have an impact on future cash flow and earnings.

We manage these risks through normal operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. By their nature, all such instruments involve risk, including the possibility that a loss may occur from the failure of another party to perform according to the terms of a contract (credit risk) or the possibility that future changes in market price may make a financial instrument less valuable or more onerous (market risk). As is customary for these types of instruments, we do not require collateral or other security from other parties to these instruments. In management’s opinion, there is no significant risk of loss in the event of nonperformance of the counterparties to these financial instruments. We do not use derivative financial instruments for trading or speculative purposes.

Interest Rate Risk

We are subject to market risks from fluctuation in interest rates on our variable-rate borrowings under our Term Loan Facility and Revolving Credit Facility. Our risk management philosophy is to limit our exposure to rising interest rates and minimize the negative impact on our earnings and cash flows and we do this by entering into interest rate derivatives to manage differences in the amount, timing and duration of known or expected cash payments on our Term Loan Facility and Revolving Credit Facility. These interest rate swaps have been designated as cash flow hedges, and involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchanging the underlying notional amount.

We record the gain or loss on our interest rate derivatives net of income taxes (inclusive of income tax valuation allowances, as applicable) in accumulated other comprehensive loss and subsequently reclassify amounts into interest expense in the same period during which the hedged transaction effects earnings. Amounts reported in accumulated other comprehensive loss will be reclassified to interest expense as interest payments are made on our variable-rate debt. Interest payables and receivables under the swap agreements are accrued and recorded as adjustments to interest expense on a monthly basis and reflected in the interest expense line of the consolidated statements of operations and through net loss under operating activities in the consolidated statements of cash flows.

We had $2,332.4 million outstanding under our Term Loan Facility as of December 31, 2025. A hypothetical increase in interest rates of 100 basis points would have increased our annual interest expense by approximately $13.7 million.

Foreign Currency Risk

As a result of our global operations, we generated approximately 17.0% of our sales and incurred a similar portion of our expenses in currencies other than the U.S. dollar in the year ended December 31, 2025. As a result, our revenue, cost of sales, operating expenses and certain assets and liabilities fluctuate as the value of such currencies fluctuate in relation to the U.S. dollar. In addition, the results of operations of some of our operating entities are reported in currencies other than the U.S. dollar and then translated into U.S. dollars at the applicable exchange rate for inclusion in our financial statements. As a result, appreciation of the U.S. dollar against these other currencies generally will have a negative impact on our reported sales and profits while depreciation of the U.S. dollar against these other currencies will generally have a positive effect on reported sales and profits. We do not currently hedge our foreign currency exposure. Our exposure is primarily related to the Canadian Dollar, British Pound, Euro, Australian Dollar, Mexican Peso and United Arab Emirates Dirham. A hypothetical 10% increase in the value of the U.S. dollar relative to the Canadian Dollar during the year ended December 31, 2025, would have decreased pre-tax income by $1.8 million. This hypothetical calculation estimates the impact of translating results into U.S. dollars and does not include an estimate of the impact that a 10% change in the U.S. dollar against other currencies would have had on our foreign operations.

BUSINESS

Our Mission

As the world’s leading B2B live events company based on annual revenue and number of events serviced, Encore fulfills a purpose to connect and inspire people through the transformative power of events. We believe authentic, in-person engagement is more important than ever in today’s rapidly digitizing world. Our mission is to be an invaluable partner on our customers’ journeys, combining the power of our technical team members, innovative production services, and differentiated global footprint to create impactful events.

Our Business Overview

Company Description

Encore is the global leader in B2B live event production based on annual revenue and number of events serviced. We sit at the intersection of in-person experiences, the need for technology to create immersive experiences, and the importance of the venues where these events take place. We are active in 23 countries and serve under a preferred contract designation for on-site event production services across approximately 2,200 venues globally as of December 31, 2025. Our more than 13,000 talented team members operate as an embedded partner throughout the hospitality and corporate events ecosystem. Our platform combines scale, technical depth, and operational integration, which has allowed us to deliver more than 400,000 events annually over each of the last four years to a diverse customer base. In the year ended December 31, 2025, our customer base included approximately 95% of Fortune 500 companies and we served approximately 100,000 customers globally.

In-person engagement remains a powerful medium for building trust, launching products, connecting with peers, and fostering authentic collaboration. As live events continue to grow in strategic importance, organizations are increasingly relying on professional production partners to deliver immersive, technology-enabled experiences. Our capabilities span the entire event lifecycle, encompassing strategic planning, creative direction, on-site execution, and post-event analytics. We believe our ability to deliver these services at scale, with consistency and quality, positions us as the partner of choice for our customers holding events and the venue partners hosting them, further distinguishing us from our competitors. We offer robust production services like show production, project management, content development, and talent management, including the delivery of event technology such as AV systems, lighting, rigging, power distribution, internet services, LED screens, immersive tech, and live streaming.

Our competitive advantage is rooted in our operating model. Our more than 13,000 team members, including over 3,500 with technical lead certifications as of December 31, 2025, represent one of the industry’s largest collections of event production talent. These teams live, work, and deliver events in many of the world’s most important meeting and event geographies. We support events in these locations’ unique event venues including our contracted venue footprint spanning approximately 2,200 hotels, convention centers, corporate campuses, stadiums, arenas, and other non-hotel venues in 23 countries across North America, Europe, the Middle East, Australia, and Asia as of December 31, 2025. Our centralized infrastructure and asset-light model enable scalable delivery and operational flexibility, while our variable cost structure (which accounted for approximately 75% of our operating expenses for the year ended December 31, 2025), including revenue-based commissions, direct labor costs, costs of equipment subrentals and other customer-facing operating costs and expenses, supports resilience through industry seasonality. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Principal Components of our Results of Operations” for a description of these variable operating expenses. We also have visibility into our U.S. revenue, with approximately 95% of revenue for the year ended December 31, 2025 generated from customer events which were executed in event venues with whom we have multi-year contracts, including long-term MSAs, and individual venue contracts. These relationships, many of which span over a decade, provide stable economics and seek to enable consistent growth. In addition, our customer-direct model continues to expand, deepening relationships with customers and unlocking new revenue streams outside of our venue network. Our goal: To combine the industry’s largest technical workforce and largest event venue footprint to deliver exceptional value to our customers and venue partners, alike.

For the year ended December 31, 2025, we generated $3.4 billion in revenue, $(27.2) million in net loss, and $466.4 million in Adjusted EBITDA, representing a net loss margin of (0.8)% and Adjusted EBITDA Margin of 13.7%. For a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable GAAP financial measures, information about why we consider Adjusted EBITDA and Adjusted EBITDA Margin useful, and a discussion of the material risks and limitations of these measures, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures.”

History and Evolution

Our journey to become the world’s leading B2B live events company began more than 85 years ago. From our humble beginnings in the 1930s showing movies on barns in communities without access to technology, to our early innovations in Las Vegas, where technological expertise met a new brand of hospitality, we have always been driven by a desire to bring people together. Our transformation has been shaped by a series of strategic inflection points that have expanded our capabilities, deepened our customer relationships, and positioned us for the next era of accelerated growth.

In the early 2010s, we began our transition from a venue-by-venue operating model to a network-based approach. This shift enabled us to more efficiently deploy technical talent and equipment to deliver better outcomes for our customers and venue partners. Instead of being limited by what was located on site, we were able to fully deploy our offerings throughout our network, maximizing our utility for such customers and venues. During this period, we also expanded our long-term venue relationships with strengthened MSAs, laying the foundation for scalable growth.

By the middle of the decade, we were more clearly articulating our commitment to deliver for both our meeting-planner customer and hotel-venue partner. We evolved our focus towards building a more diversified category-defining platform where we invested in the ability to deliver larger productions, offer digital technologies in the meeting space, and support customers better internationally. From 2012 to 2019, we complemented this organic growth with one to two tuck-in acquisitions annually to accelerate growth. The 2019 combination of Encore and PSAV, our legacy brand prior to 2021, was a transformative milestone, adding scale in Las Vegas, enhancing our credibility in high-end, large-scale event production, and developing a significant Asia Pacific presence with a leading Australia platform.

We navigated the global pandemic by taking a long-term view and further entrenching our team members with our key customers and venue partners, along with strengthening our highest trained technical talent. This helped our business to rebound rapidly beginning in late 2021 and return to pre-pandemic revenue levels by 2022. We used this period to accelerate investments in capabilities supporting our larger events, unified a dozen global brands under the Encore name, and invested in immersive technologies and digital infrastructure to meet rising demand for hybrid and in-person events. We also expanded our customer-direct model and deepened strategic partnerships with our hotel, convention center, and stadium venue partners.

Today, we are entering our next era of growth. Our multi-pronged strategy is focused on innovating new products to better serve customers and increase average revenue per event, improving capture rates within our footprint to deliver value to venue partners, expanding internationally, and getting closer to key customer accounts to grow our share of wallet by better serving them in more ways and in more places.

Core Services and Capabilities

Our integrated platform delivers a comprehensive suite of event production services built to address the needs of customers and venues in today’s dynamic live events landscape. Our end-to-end capabilities provide one-stop solutions supporting the entire event journey. We continually innovate, developing best practices to deliver more than 400,000 events annually over each of the last four years and investing in the latest event technologies to offer customers new ways to create impactful experiences. We believe this positions us to deliver services that are scalable and reliable, supporting every level of event from intimate corporate meetings to large-scale, high-impact conferences and experiential activations.

Our capabilities span the entire event lifecycle, encompassing strategic planning, creative direction, on-site execution, and post-event analytics. We offer event technology such as AV systems, lighting, rigging, power distribution, internet services, LED screens, immersive tech, and live streaming, alongside robust production services like show production, project management, content development, and talent management. Our creative services team specializes in branding, content development, experience design, digital engagement, and event analytics. Additionally, we provide general contracting and fabrication services, including exhibit design, 3D printing, and event infrastructure, enabling a true end-to-end solution for our customers.

We execute through our centralized talent operating model. From our talent acquisition teams sourcing specific skills and competencies to our global training programs developing proprietary technical certifications, our workforce is built to serve today’s complex event industry. Leveraging the density of talent in each major market, our operations are designed to place the most qualified individuals at each venue for every customer.

Business Model

We believe that the strength of our business model lies in the combination of our large technical workforce alongside the industry’s largest hotel, convention center, and stadium venue footprint. Our ability to offer end-to-end event production solutions, at scale, in many of the major meeting markets positions us to serve customers and venue partners around the globe. The quality and breadth of our offerings and trust we have earned from customers and venue partners, has resulted in growing our diversified and visible revenue streams. Our long-term MSAs with leading hotel chains is a powerful endorsement at thousands of venues across the globe, while our individual venue contracts at nearly all of our approximately 2,200 venues establish Encore as the exclusive on-site provider of event technologies, resulting in significant capture within these venues. While these contracts do not preclude outside event technology providers coming into the venues to support individual events, and event planners retain the option to use outside providers, the contracts do prevent non-Encore team members and technology from being in-house at these venues. Furthermore, these agreements are structured with revenue-based commissions, ensuring economic alignment and shared incentives for growth and service excellence between us and the venue. From 2019 through 2025, we had an approximately 80% capture rate within venues with which we have an existing relationship.

Our business is anchored by these long-standing partnerships with leading hotel chains and individual venues. Under our individual venue contracts, we pay minimum commission rates or amounts to the venue partner from revenue generated from our customers within the respective venue location. We also enter into MSAs with major hotel chain partners and hotel ownership groups. These MSAs name us as a preferred provider to the hotels within the chain or ownership group and establish the contractual framework and economics for the term of the agreement. Individual venues that are owned or managed by a hotel chain or hotel ownership group with which we have an MSA are encouraged, but not mandated, to contract with us for technology services. In most instances, our hotel chain and hotel ownership group MSAs range from four to six years.

Our individual venue contracts establish us as the exclusive on-site provider of event technologies at that particular venue. The individual venue contracts provide us with revenue diversification and greater pipeline visibility. The typical length of our individual venue contracts is approximately five years, allowing us to lock in economic upside for this duration.

We make certain up-front cash payments to venues in connection with entering into new multi-year contracts (including multi-year hotel chain and hotel ownership group MSAs and individual venue contracts), which we classify as venue incentives payments. As we receive customer referrals through venue partners and enter into contracts directly with our customers for individual events, we pay a revenue-based commission to the venue partner based on the revenue we earn for those events taking place in our venue partner locations.

Through referrals from and access to customers at our venue partner locations, we enter into contracts directly with our customers, which are generally short-term, contain a single performance obligation, and are on an event-by-event basis. We also enter into long-term MSAs with certain customers, such as large corporate customers or professional associations with regular event technology service needs, with whom we still enter into individual contracts directly for specific events and other single performance obligations during the term of these customer MSAs.

We established our customer-direct model to build deep, strategic relationships with high-value corporate and association customers. As part of this strategy, we are focused on executing events for our customers where it matters most across all venue formats, irrespective of their geographic location. We offer tailored solutions and seek to expand wallet share within these accounts to drive incremental growth and fulfill bespoke event experiences that meet the evolving needs of our customers. Our international footprint extends to 23 countries and more than 800 international venues, positioning us to capitalize on the expanding global demand for live events. We have adopted a flexible approach that enables us to serve events of all sizes, ranging from small meetings under $10,000 to large-scale conferences and trade shows exceeding $1,000,000, demonstrating both operational agility and market reach.

Our Industry

Market Size and Segmentation

We estimate the event production services TAM to be between $60 billion to $85 billion globally, which is anticipated to grow 6% to 8% annually through 2030. We estimate our market opportunity through an evaluation of growth opportunities within our near-core markets, potential expansion opportunities into adjacent markets, and entry into additional new geographies across our core and near-core markets where we do not currently operate. This market encompasses a broad spectrum of event types and customer segments, ranging from corporate meetings and trade shows to experiential marketing activations, live music, and sporting events.

Our core market serves corporate events taking place in hotels, which we estimate represents a TAM of $10 billion to $15 billion annually. As a partner for many leading hotel chains and venues worldwide, we have established ourselves as a go-to provider for in-person corporate meetings, conferences, and executive gatherings. We operate in this core market through our long-term, multi-year contracts and deep, strategic relationships, providing us with high revenue retention and a stable foundation for growth. We believe we have set the industry standard for delivering seamless, technology-enabled experiences within hotel environments, while also serving as a central player in the global corporate events ecosystem.

Building on this strong foundation, we are strategically growing in near-core markets where we serve many of the same event planner customers but in more diverse venue types that are part of the evolving landscape of live events. Our near-core market, including trade shows, non-hotel corporate events, and experiential marketing, which we estimate accounts for additional $30 billion to $40 billion in TAM, offering significant opportunities for growth as organizations seek more immersive and innovative event formats. Beyond this, our adjacent markets, which represents a potential future opportunity for expansion, encompass live music, sports, and TV and film production, which we estimate contributes a further $20 billion to $30 billion in TAM. This expansion underscores the increasing convergence of business, entertainment, and media, and highlights our ability to offer production services across a diverse array of event types in today’s dynamic experience economy.

Key Industry Trends

The event production industry has a long history dating back to the earliest technologies being used to amplify the impact of in-person gatherings. It grew rapidly late in the twentieth century due to the proliferation of larger ballrooms in hotels, growth in travel, and increased interest in communities bringing individuals together, and continues to evolve today.

Importance of in-person meetings post-pandemic: Live event volumes have surged back since the COVID-19 pandemic as communities prioritize reconnection. In today’s increasingly digital world, organizations are leveraging innovative formats to build trust, deepen engagement, and deliver more impactful experiences. Over this period, the events industry has experienced a steady shift toward technological sophistication and increased complexity of events. The events industry has experienced a robust recovery following the pandemic, with the decline in small meeting volumes due to the use of technology substitutes like Zoom more than offset by the rapid growth in medium and large in-person events, which has driven our core market TAM beyond pre-pandemic levels. The events industry generally considers events with event technology spend of between $10,000 and $100,000 to be medium-sized events, and events with event technology spend of more than $100,000 to be large events. While the total number of events across the industry remains below pre-pandemic volumes, a shift toward higher-value, more complex engagements has resulted in an event production industry that management believes is at its largest level, based on volume of medium and large events.

Increasing event complexity and spend: Many organizations are investing more in their events by prioritizing enhanced production value, advanced technology integration and creative storytelling to maximize the impact on their varied audiences. We have seen average corporate event spend in our core market rise at a compound annual growth rate of 8% to 10% since 2019, driven by greater complexity, inflation, and a shift toward larger, more immersive experiences. According to industry estimates, trade show event volumes are projected to fully recover by 2028 to pre-pandemic levels, with event count estimated to grow at a 1% to 3% compound annual growth rate and event spend estimated to increase 2 to 3% annually, driven by rising demand for premium, tech-enabled experiences. Non-hotel corporate events are also emerging as a major growth driver, expanding our market opportunity and competitive advantages. At the same time, experiential marketing continues to gain momentum as customers prioritize high-impact, engagement-focused activations. Across all markets, event budgets are increasingly allocated to technology, content creation, and attendee engagement.

Technology enablement and innovation: The proliferation of hybrid and virtual events has expanded the reach of live experiences, while immersive technologies such as LED walls, advanced AV, and interactive digital platforms are elevating the quality and impact of in-person gatherings. As we increasingly apply AI to assist our sales teams and customers with product recommendations as well as with building event and exhibit designs and renderings for customer proposals and presentations, along with the use of data analytics to optimize event planning, personalize attendee experiences, and evaluate return on invested capital, we believe our investments in enterprise-grade technology ensure we remain at the forefront of this trend by offering customers access to cutting-edge solutions and coordinated execution.

Growth in alternative venues and formats: The industry is moving beyond traditional hotel venues to include alternative spaces, such as corporate campuses, convention centers, arenas, and experiential environments. This trend is driven by customers’ desire for unique, customizable experiences, the need to accommodate larger audiences, and more complex production requirements. We are oriented towards growth in these formats, activating different venue types across multiple cities with speed and consistency through our broad footprint and flexible operating model.

Sustainability and ESG considerations: Many of our customers are increasingly seeking solutions that minimize environmental impact, promote responsible resource use, and align with broader corporate sustainability and ESG goals. Our commitment to sustainability is demonstrated through our EcoVadis sustainability rating, investments in energy-efficient technologies, engagement in the communities we operate, and responsible employer practices. We believe these factors position us as a trusted choice for organizations seeking to enhance their responsible business profiles through live events.

Our Market Opportunity

Industry Dynamics

Despite meaningful growth potential, the live events industry faces several challenges that require strategic focus and operational efficiency. Some industry dynamics in our industry landscape include:

Event production as a mission-critical factor: Event production is a cornerstone of the entire event experience and forms the foundation for every other element. While event technology can be a smaller budget item, its impact is disproportionately high, with any misstep potentially jeopardizing the event experience. We believe that flawless execution is essential to the complexity and interdependence of technical, creative, and logistical components. A single error in event production can create significant reputational and financial risk. As expectations rise and events become more immersive and tech-enabled, the need for reliable, expert production partners is more critical than ever.

Complex event logistics: The event production industry involves significant event-to-event customization and the integration of digital and physical components, requiring tailored labor, logistics, and equipment solutions. This high degree of variability and operational complexity makes it difficult to achieve economies of scale and consistent operating leverage, as resources must be flexibly allocated and managed for every unique customer’s needs.

Fragmented ecosystem: The event production landscape is characterized by a fragmented ecosystem of service providers, including a mix of regional AV companies, experiential marketing agencies, technology providers, and local production firms, particularly outside of the United States, making it difficult for venues and planners to manage execution and ensure consistency across geographies. Customers are under pressure to deliver immersive, tech-enabled experiences while managing budgets and demonstrating return on investment.

The Encore Solution

Qualified technical talent and expertise: Our highly skilled technical workforce is the foundation of our value proposition, powering reliable execution across every event. With deep expertise, rigorous training, and a culture of service excellence, our team is equipped to solve complex production challenges and deliver immersive experiences at scale. The benefits of our team member talent should be for our customers and venue partners in differentiated service.

Economies of scale: We benefit from economies of scale that venues value due to more intermittent operations and different strategic priorities. We utilize our large network and efficient processes to generate cost advantages, service reliability, and scale density across the globe.

Venue relationships: Our weighted average contract life with our venue partners is approximately five years as of December 31, 2025. This long-term contractual structure supports growth and, in combination with our revenue-based commission model, ensures we are aligned economically with our venue partners to grow together by delivering value to our shared customers.

Pre-engineered production templates: To address scalability challenges, we are developing standardized production templates that streamline event workflows and minimize variable cost increases. These templates reduce the need for bespoke solutions and enable more efficient resource allocation and cost management while maintaining high service quality and event consistency.

Focus on enterprise events: Recognizing the strategic importance of enterprise events as a promotional tool in a competitive market, we are actively expanding our footprint into new geographic markets and event categories. We believe this strategy will allow us to capture emerging opportunities and diversify our revenue base.

Infrastructure support: For high-stakes events where flawless execution is essential, we provide not only creative and technology services, but also robust infrastructure support. This includes the design, setup, and management of essential event infrastructure such as staging, rigging, power distribution, lighting grids, internet connectivity, and temporary structures. We believe this mitigates risk for our customers and is designed to seamlessly deliver events for our customers.

Digital integration: Software is not a substitute for our on-site capabilities. While technology platforms are increasingly prevalent, our integrated approach combines digital solutions with physical execution to deliver superior outcomes for complex customer events.

Our Competitive Strengths

We are the world’s leading B2B live events company based on annual revenue and number of events serviced, providing innovative, technology-enabled solutions supporting corporate and institutional customers who depend on us to execute mission critical events. We sustain this leadership by harnessing a distinctive set of competitive advantages, including:

Highly Trained Technical Workforce

With more than 13,000 team members, including over 3,500 with technical lead certifications, our teams are equipped to manage events of all sizes and complexities. Our commitment to talent development is reflected in our training programs and certification processes. These efforts support the deployment of “Encore certified teams,” a term we use to refer to our internal training and development certification for our team members, to promote quality and operational leadership across regions. We also possess strong employee engagement and retention, achieving an 88% retention rate compared to the hospitality industry average of 52% in 2025. Our workforce initiatives, business resource groups, and veteran support programs contribute to a positive culture and high levels of team member satisfaction. Our goal is to attract and develop the industry’s strongest workforce. The benefits of our workforce should be for customers and venue partners, alike.

Global Scale and Venue Density

We have delivered more than 400,000 events annually across 23 countries through a network of approximately 2,200 venue partners, totaling more than 1.6 million events from 2022 to 2025. Our extensive branch network and centralized distribution support our improved resource deployment, equipment utilization, and rapid responses to our customers’ needs. Our asset-light operating model generally has approximately 75% variable cost and includes revenue-based commissions, direct labor costs, costs of equipment subrentals and other customer-facing operating costs and expenses, which allows us to flex with demand and across economic cycles. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Principal Components of our Results of Operations” for a description of these variable operating expenses. We believe a key driver of our success is the density of our venue network, which provides access to high-value event opportunities and supports consistent delivery of quality and reliability as compared to our competitors. Additionally, our position as the preferred on-site provider for many venues, secured through MSAs and direct contracts, further strengthens our competitive advantage and enhances our visibility with customers and venue partners alike.

Long-Term Partnerships and Revenue Visibility

Our business is anchored by long-standing partnerships with leading hotel chains and individual venues. We have visibility into our U.S. revenue, with approximately 95% of revenue for the year ended December 31, 2025 generated from customer events which were executed in venues operating under leading hotel chains such as Accor, Hilton, Hyatt, IHG, and Marriott, with whom we have multi-year contracts, long-term MSAs and individual venue contracts. We sign contracts at the individual venue for each of our approximately 2,200 venues whereby they establish Encore as the exclusive on-site provider of event technologies in that property. While these contracts do not preclude outside event technology providers coming into the venues to support individual events, and event planners retain the option to use outside providers, the contracts do prevent non-Encore team members and technology from being in-house at these venues. Furthermore, the revenue-based commission models align incentives with our venue partners, fostering growth and service excellence. We aim to consistently deliver quality and reliability, minimize reliance on external vendors, and operate as an extension of the venue teams that we work alongside. This approach has earned us the reputation as a partner of choice for many venues and event planners. We maintain multi-year MSAs with leading hotel chains and direct contracts with individual venues, generating revenue in 2025 from 98% of the same global venues we did in 2024. We reinforce this stability with our diversified customer base, which spans professional services, associations, and other key sectors.

Integrated End-to-End Capabilities

We serve as a single partner across planning, creative, production, technology, and execution. We offer a comprehensive suite of services that spans the entire event lifecycle, including strategic planning, creative direction, advanced AV solutions, scenic design, digital engagement, and on-site execution. Our pre-engineered production templates and standardized workflows enable us to scale service delivery, control variable costs, and deliver consistency across all event sizes, geographies and formats. Our integrated model reduces the need to coordinate multiple vendors in a fragmented industry. Our ability to function as an extension of the customer’s team makes us an established partner and a provider of choice for organizations seeking reliability, efficiency, and creative excellence.

Technology Leadership and Innovation

We invest in advanced event technology to ensure our customers benefit from the latest innovations in AV, lighting, rigging, and digital engagement. We leverage our technology and customer management tools to execute events that satisfy different customer requests. By integrating AI and data analytics, we strive to optimize event planning, resource allocation, and customer experience in real time. Our technology strategy is tightly aligned with our goals for revenue growth, margin improvement, and service excellence. In the ordinary course of our business, we use AI technology to assist our sales teams and customers with product recommendations as well as with building event and exhibit designs and renderings for customer proposals and presentations.

Financial Profile

Our financial profile is characterized by strong growth, high capital efficiency and market outperformance, as we have experienced a substantial decrease in net loss and only a slight decrease in accumulated deficit from 2023 to 2025. For the year ended December 31, 2025, we generated $3.4 billion in revenue, $(27.2) million in net loss, and $466.4 million in Adjusted EBITDA, representing a net loss margin of (0.8)% and Adjusted EBITDA Margin of 13.7%. For the year ended December 31, 2024, we generated $3.2 billion in revenue, $(176.1) million in net loss, and $428.8 million in Adjusted EBITDA, representing a net loss margin of (5.4)% and Adjusted EBITDA Margin of 13.2%. For the year ended December 31, 2023, we generated $3.1 billion in revenue, $(132.0) million in net loss, and $425.3 million in Adjusted EBITDA, representing a net loss margin of (4.3)% and Adjusted EBITDA Margin of 13.8%.

To measure our U.S. performance against the industry, we compare our U.S. SVR against Group RevPAR, a metric for which we have historically been able to achieve above industry growth, reflecting our track record of outstanding customer service and our increasing suite of technological and production offerings. Group RevPAR is a U.S. hospitality industry metric calculated by CoStar Group and is not reported on a comparable basis for markets outside of the United States. There is neither a comparable, consistently reported global nor international industry metric similar to Group RevPAR for comparison against our international SVR growth. Due to the materiality of our international operations, we did not consistently track international SVR growth for periods prior to and including the COVID-19 pandemic. International SVR growth was 25.2% in 2023, 2.0% in 2024 and 6.2% in 2025. Since 2013, and excluding the years 2020 through 2022 due to the impact of the COVID-19 pandemic, our average annual U.S. SVR growth was 8.2%, compared to the average Group RevPAR growth of 3.8% per annum for the same period, showing our growth far exceeding the pace of industry growth, driven by our expanded solution set, increased technology adoption across event sizes, continued runway in infrastructure services, and strategic tools developed with venue partners to capture business. Our cost-effective operating model, centralized distribution, and utilization underpin our capital efficiency.

Commitment to Sustainability and ESG

In 2025, we earned an EcoVadis Silver Medal sustainability rating across the global group, received Great Place to Work certifications in 13 countries, and were named to Fortune’s “100 Best Companies to Work For” list. We invest in energy-efficient technologies, responsible employer practices, and inclusion initiatives, in compliance with applicable law, to elevate our sustainability and ESG profile in the live events space. These efforts are complemented by our workforce initiatives, business resource groups, and veteran support programs, which foster a positive culture for all and contribute to high levels of team member satisfaction.

World-Class Management Team

We are led by a globally diverse executive team with deep expertise across operations, technology, and customer experience. At the helm is Benjamin Erwin, who has served as Chief Executive Officer since 2020, following prior roles as President and Chief Financial Officer at Encore. Mr. Erwin brings more than two decades of experience in corporate strategy, finance, and investor relations in a variety of industries. Since 2020, Becky A. Sheehan has served as Chief Financial Officer, bringing leadership experience from senior roles at Cars.com, FTD Group, Deloitte, and Arthur Andersen. Ms. Sheehan was the Chief Financial Officer at each of Cars.com (now Cars Commerce) and FTD during their respective initial public offerings.

Customers and Partners

Our platform is built on long-standing relationships with customers and venue partners, enabling us to deliver value across the live events ecosystem.

Diverse and Blue-Chip Customer Base

In the year ended December 31, 2025, our customer base included approximately 95% of Fortune 500 companies and we served approximately 100,000 customers globally. Our customers span professional services, technology, healthcare, industrials, financial institutions, consumer brands, non-profits, and government agencies. We have a low customer concentration risk, with our top 10 customers accounting for approximately 3% of revenue in the aggregate for the year ended December 31, 2025, reflecting the depth and breadth of our customer relationships. Through our customer-direct model, we foster deep engagement with high-value accounts which enables us to deliver tailored services and long-term partnership development.

Venue Partnerships

We maintain multi-year MSAs with leading hotel chains and direct contracts with individual venues, generating revenue in 2025 from 98% of the same global venues we did in 2024. In the United States, approximately 95% of revenue is generated from customer events which were executed in event venues with whom we have multi-year contracts, including long-term MSAs, and individual venue contracts in 2025. While these contracts do not preclude outside event technology providers coming into the venues to support individual events, and event planners retain the option to use outside providers, the contracts do prevent non-Encore team members and technology from being in-house at these venues. Our relationships with our top 20 venues average 14 years and our MSAs include relationships with prestigious hospitality brands such as Accor, Hilton, Hyatt, IHG, and Marriott. We are an on-site provider of event technology and production services at approximately 2,200 venues across 23 countries, including hotels, convention centers, and alternative event spaces, delivering quality at scale.

Delivering Value to Both Sides of the Marketplace

For venues, we leverage our technical expertise, branch network and distribution capabilities to deliver value to both venue partners and event planners. We support events from basic AV to fully immersive multi-day conferences for all event sizes. For event planners and corporate customers, we offer a one-stop shop for event production, creative direction, and technology enablement, backed by in-house certified teams that ensure quality events across regions. We cherish our customers and believe that high customer satisfaction drives long-term customer retention. Our key performance metrics, gathered through our internal customer satisfaction surveys which are distributed to customers at the conclusion of an event, reflect an 89% Overall Satisfaction score and a +16 Net Promoter Score as of December 31, 2025.

Unlocking Growth in New Markets and Through New Models

We continue to unlock growth through strategic expansion in key markets and innovative service models. In Las Vegas, the world’s largest meeting market, we have established a significant presence, serving 14 of the 15 top venues by room count and capturing a significant share of the city’s more than $1 billion estimated annual event production spend. We reinforce this foothold with long-term contracts and strategic venue partnerships, backed by our proven track record of delivering high-impact events for leading corporations and associations. Internationally, we have extended our reach into high-growth regions such as Australia, the United Kingdom, the United Arab Emirates, and Singapore, each representing opportunities to grow revenue and elevate our brand. We complement our venue-based strategy with our customer-direct model, which is a high-touch service designed for customers with substantial event budget. We begin this customer journey with creative planning and extend through full-scale production both within and beyond our venue network. Our customer-direct model has become a core growth driver, enabling deeper engagement and wallet share expansion with existing accounts.

Supporting Customer Success Through Innovation and Service

We deliver high-quality event experiences at scale by combining our skilled technical workforce with smart technology. Our technology tools support dynamic pricing, product recommendations, event rendering, and real-time troubleshooting that enable our teams to optimize event planning, resource allocation, and customer experience. Our technical team is a core differentiator, consistently delivering results across regions and customer engagements.

Growth Strategies

Multiple Levers to Accelerate Growth

Against a positive backdrop for demand of in-person events, we are executing a multi-pronged plan to expand our market share, deepen customer relationships, and unlock new revenue streams across the global live events ecosystem. By increasing revenue per event, enhancing event capture within existing venues, expanding our footprint into new and non-traditional spaces, and strengthening direct customer engagement, we are positioned to scale efficiently and sustainably. Our international expansion efforts and programmatic M&A pipeline further support our ability to enter high-growth and adjacent markets with diverse offerings, broadening our TAM.

Increasing Average Revenue Per Event

We focus on introducing new products and services, including immersive technologies for our customers, into partner properties to drive event value and engagement. Through our investments, we have achieved nearly 88% growth in average revenue per event from 2019 to 2025, reflecting widespread adoption by customers. We believe our innovation pipeline is well aligned with evolving customer needs and industry trends. Our technology capabilities enable dynamic pricing, personalized recommendations, and real-time event rendering, unlocking new upsell and cross-sell opportunities through offerings like LED walls, interactive digital signage and immersive scenic elements, and data-driven analytics.

Increasing Capture Rate Within Existing Venues

Although we are the preferred on-site provider in many locations, event planners often retain the option to use outside providers. Our current approximate 80% capture rate for our existing venues from 2019 to 2025 presents a 20% upside within our existing footprint. We have implemented a strategic plan with venue partners to improve our infrastructure and services capture through commission-aligned incentives and local decision authority to speed approvals. With our embedded sales team working with venue sales organizations and by growing our customer-direct model, we have the opportunity to win more of the business that is being delivered in the venue partner locations. We aim to deepen our relationships with meeting planners by offering oversight and support for event planning requests to increase capture.

New Unit Footprint Expansion

We are expanding our venue footprint into marquee venues and non-traditional meeting spaces through partnerships with hotels, convention centers, corporate campuses, and experiential environments. We will leverage the relationships we have with venue partners in the United States to grow our new unit footprint in geographies outside the United States, with targeted growth in Australia, Asia-Pacific, Europe, the Middle East and Africa, Mexico and Canada. Our proven ability to secure contracts at marquee venues—including Gaylord Pacific, Fontainebleau Las Vegas, Seattle Convention Center and Waldorf Astoria New York City—demonstrates our capacity to win high-value opportunities and scale our presence in strategic markets.

Deepening Direct Client Relationships

We maintain dedicated account management across our highest-value direct relationships. Our specialized sales force works to secure multi-year contracts, new business development, and high-end production and experiential sales. We aim to enhance the customer experience and increase our wallet share by offering a single point of contact, transparent pricing, and seamless fulfillment of customer requests. Close partnerships with many of our largest customers enable access to additional event volume and diversification of our customer base. We believe our ability to more consistently service customers across locations will also contribute to our growth.

Significant International Expansion

With our footprint across 23 countries and more than 800 international venues, we are expanding into high-growth markets including Spain and Singapore, supported by existing MSAs with leading hotel chains like Accor, Hilton, Hyatt, IHG, and Marriott. We are developing tailored solutions for local market needs, investing in regional talent and infrastructure, and forming strategic partnerships with venue owners and operators to align our offerings with market-specific requirements, while fully leveraging our global expertise.

Accretive Acquisitions

We have completed 12 acquisitions between 2012 and 2019 at a pace of one to two tuck-in deals per year, generating synergies, expanding our geographic reach, and enhancing our capabilities in strategic customer markets. Although M&A activity paused for us in years following the pandemic, we completed the acquisition of two companies in the fourth quarter of 2025 and our pipeline included over 40 evaluated prospects.

In November 2025, we acquired Eclipse, a UK-based event production company, further expanding our capabilities and reach in the United Kingdom. In December 2025, we acquired FIRST, a leading global provider of embedded event solutions in corporate campuses, expanding our in-house capabilities to large corporate campuses for some of the world’s leading companies. Both of these acquisitions reinforce our disciplined approach to scaling and creating value by complementing organic growth with inorganic growth. For additional information regarding these acquisitions, see “Note 4 – Acquisitions” to the audited consolidated financial statements included elsewhere in this prospectus.

TAM Expansion Opportunities

We are broadening our presence beyond traditional hotel venues into near-core markets, including trade shows, non-hotel corporate events and experiential marketing, with an estimated additional $30 billion to $40 billion in TAM. We also have the opportunity to expand into adjacent markets, including live music, sporting events, TV and film production, with an estimated further $20 billion to $30 billion in TAM. Through continuous innovation and the extension of our service offerings, we aim to anticipate and respond to emerging industry trends, meet evolving customer expectations, and unlock new avenues for sustainable growth.

Sustainable and Responsible Business

At Encore, our purpose is to connect and inspire people through the transformative power of events. We believe every moment we create is an opportunity to build trust, spark ideas, and strengthen communities. Our responsible business journey is guided by a commitment to do the right thing for our customers, our team members, and the communities we call home.

Our approach to sustainability and impact is holistic and deeply embedded in our culture. Our responsible business strategy is action-oriented, enterprise-wide, and designed to support positive-impact activities and initiatives. Through a company-wide materiality assessment and stakeholder engagement, we have identified the most relevant and impactful topics across our operations and value chain, resulting in a formal roadmap for continuous improvement. We focus our efforts across three pillars—advancing sustainability on the planet, fostering an inspired culture for our people, and acting with responsibility—which aligns our actions with rigorous international standards such as the Global Reporting Initiative and the Sustainability Accounting Standards Board.

As we continue to invest in technology, workforce development, and community engagement, we remain committed to measuring our progress in sustainability, inclusivity, and social impact. We believe that advancing environmental stewardship, fostering social responsibility, and upholding ethical governance creates lasting value for our customers and strengthens our position as a credible partner in the events industry. As we focus on connecting and inspiring people, we strive to do business in a way that makes a difference, locally and globally. We are guided by our ongoing commitment to positive impact and illuminating a brighter future.

Competition

We are one of the largest providers of event technology services in the United States with a national and global footprint. The market is highly fragmented and we compete with numerous global, national, regional and local event technology providers.

We also compete with nationally and regionally based production companies, which support selected events within our contracted venues. We estimate that 20% of the event technology services spend taking place in our U.S. venues is spent with outside providers. Many of our larger geographic areas also have several production companies ranging from simple rental companies that will drop off equipment to large production companies that will manage and produce the event for a customer.

We believe that we have a competitive advantage over local providers given our scale, network locations, breadth of services and highly skilled and stable workforce. We also believe that more venues will continue to shift away from in-sourcing of event technology services as they realize the benefits of the outsourced model.

Regulation

Although we do not believe that significant existing laws or government regulations adversely impact us, our business could be affected by different interpretations or applications of existing laws or regulations, future laws or regulations or actions by domestic or foreign regulatory agencies. Failure to comply with these and other laws and regulations may result in, among other consequences, administrative enforcement actions and fines, class action lawsuits and civil and criminal liability.

Employees and Human Capital

As of December 31, 2025, we employed over 13,000 team members, more than 90% of which were on a full-time basis. We rely in part on unionized labor in the United States and we have employees represented by works councils in the European Union. In addition to some full-time team members being represented by unions, we also maintain strong mutually beneficial partnerships for the provision of talented supplemental labor to be provided through union hiring hall agreements across various markets in the United States. We have not experienced any work stoppages, strikes or labor disputes. We consider our relations with employees to be good, and we place a focus on individuals, fostering valuable relationships and well-being within our teams, as well as with customers, partners, and suppliers to drive an inclusive culture for all.

Properties

Our corporate headquarters is in Schiller Park, Illinois, where we currently lease approximately 96,000 square feet. In addition, we lease 30 real estate sites in the United States and 52 real estate sites internationally.

We believe that our facilities are suitable to meet our current needs, and that should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Intellectual Property

Our ability to protect our intellectual property is and will be an important factor in the success and the continued growth of our business. We rely on a combination of copyright, trademark, patent and trade secret laws, as well as non-disclosure, confidentiality and other types of contractual arrangements to establish, maintain and enforce our intellectual property rights.

Although we take measures designed to protect our intellectual property rights, no assurance can be given that we will be able to successfully enforce or protect our rights in the event that they are infringed upon or challenged by a third-party. See “Risk Factors— Risks Related to Legal, Regulatory and Security Matters—Any failure to obtain, maintain, protect or enforce our intellectual property rights, or the failure of the strength or scope of our intellectual property rights, could harm our business, financial condition and results of operations” and “Risks Related to Legal, Regulatory and Security Matters—We could incur costs as a result of any claim of infringement, misappropriation or other violation by us of another party’s intellectual property rights.”

Data Protection, Privacy and Cybersecurity

Numerous state, federal and foreign laws, regulations and standards govern the collection, use, processing, confidentiality and security of personal data and could apply now or in the future to our operations or the operations of our partners. Privacy and security laws, regulations, and other obligations are constantly evolving, may be conflicting, and any failure or perceived failure by us to comply with such laws, regulations, and obligations can result in inquiries, investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing activities. See “Risk Factors—Risks Related to Legal, Regulatory and Security Matters—If we fail to comply with requirements imposed by applicable laws or other governmental regulations related to privacy and data security, we could become subject to lawsuits, investigations and other liabilities and restrictions on our operations that could significantly and adversely affect our business.”

Legal Proceedings

We are subject to various legal proceedings, claims, and governmental inspections, audits or investigations arising out of our business which cover matters such as general commercial, governmental regulations, intellectual property, privacy and cybersecurity and other actions that are incidental to our business. Although the outcomes of these various legal proceedings and claims cannot be predicted with certainty, in the opinion of management, we are not currently a party to any legal proceedings that, if determined adversely to us, would in our opinion, have a material adverse effect on our financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

Set forth below is a list of the names, ages (as of April 10, 2026) and positions of all directors and executive officers of Encore Inc. at the time of this offering.

Name	Age	Position
Benjamin E. Erwin	48	President and Chief Executive Officer and Director
Becky A. Sheehan	59	Chief Financial Officer
J. Whitney Markowitz	57	Chief Legal Officer and Secretary
Evan Swidler	49	Chief Human Resources Officer
David F. D’Alessandro	75	Chair of the Board of Directors
Monte E. Ford	66	Director
Amy E. Fuller	63	Director
John J. Gavin	69	Director
David N. Kestnbaum	44	Director
Scott Trebilco	42	Director

Benjamin E. Erwin has served as our Chief Executive Officer and a member of our board since August 2020 and our President since October 2018. Mr. Erwin previously served as our Chief Financial Officer from February 2015 to October 2018. Prior to joining Encore, Mr. Erwin served as Chief Financial Officer of TestAmerica Laboratories, Inc. from April 2011 to January 2015, where he led all accounting, finance, treasury, information technology and legal functions. Prior to 2011, Mr. Erwin joined the Cornell Companies Inc. in 2002 and served as Senior Vice President Corporate Development from March 2007 to December 2010, where he managed corporate strategy, financial planning and analysis, public market capital transactions and investor relations. Additionally, Mr. Erwin held various positions in the technology industry. Mr. Erwin holds a B.A. in economics and a B.A. in political science from Wake Forest University.

Becky A. Sheehan has served as our Chief Financial Officer since January 2020. Before joining Encore, Ms. Sheehan was Chief Financial Officer of Cars.com from January 2017 until January 2020. Prior to joining Cars.com, Ms. Sheehan served as the Executive Vice President and Chief Financial Officer of FTD Companies, Inc., a floral and gifting online retailer, from November 2013 through 2016. From 2006 to 2013, she served as the Executive Vice President and Chief Financial Officer of FTD Group, Inc. Ms. Sheehan was the Chief Financial Officer at each of Cars.com (now Cars Commerce) and FTD during their respective initial public offerings. Prior to joining FTD Group, Inc., she had 19 years of experience in public accounting serving as an Audit Partner and a leader of the Chicago Audit Practice with Deloitte & Touche LLP and as an Audit Partner with Arthur Andersen LLP. Ms. Sheehan is a certified public accountant and holds a B.S. in accounting from Illinois State University.

J. Whitney Markowitz has served as our Chief Legal Officer and Secretary since July 2000, overseeing legal and compliance for us, including legal services and risk management. Prior to joining us, Mr. Markowitz served as the Assistant General Counsel for KSL Resorts. Prior to KSL Resorts, Mr. Markowitz worked in both the public and private sectors, where he practiced general corporate, transactional, labor and employment, real estate and land use planning law. Mr. Markowitz holds a B.S. in finance from the University of Southern California and a J.D. from the University of Denver.

Evan Swidler has served as our Chief Human Resources Officer since January 2026. Mr. Swidler oversees all aspects of Encore’s human capital strategy and execution inclusive of total rewards, talent acquisition, talent engagement, training and culture. Before joining us, Mr. Swidler was the Chief People Officer at Circana (formerly Information Resources, Inc.), a global analytics and technology company, from July 2019 until December 2025. From December 2016 through April 2019, he served as the Chief Human Resources Officer at ATI Physical Therapy. From January 2012 through November 2016, he served as Senior Vice President of HR at

Nielsen, a global analytics and technology company. Mr. Swidler began his career on the commercial team at Accenture, focused on the Consumer Goods and Retail industry verticals within its Management Consulting practice from April 2000 through January 2012. Mr. Swidler has experience working across large public and privately-owned companies in Consumer Goods, Retail, Healthcare, Analytics and technology. Mr. Swidler holds a B.S. in Industrial Psychology and a Master’s degree in Human Resources and Employee Relations from the University of Illinois Urbana-Champaign.

David F. D’Alessandro is the Chair of our board of directors and has served as a member of our board since April 2019. Mr. D’Alessandro has served as the Chief Executive Officer of DFD Enterprises LLC since June 2005. From June 1984 until June 2004, Mr. D’Alessandro served in a variety of roles at John Hancock Financial Services, Inc. including President and Chief Executive Officer. From August 2013 until March 2023, Mr. D’Alessandro was the chairman of the board of directors of Vivint Smart Home, Inc. and of SeaWorld Entertainment, Inc. from August 2010 until September 2017. Mr. D’Alessandro currently serves as chairman of the board of directors of various privately held companies. Mr. D’Alessandro is a former partner of the Boston Red Sox. He previously served as Vice Chairman and Trustee of Boston University. Mr. D’Alessandro holds a B.S. from Syracuse University and holds honorary doctorates from Newbury College, Bentley University, and Syracuse University.

Monte E. Ford has served as a member of our board since December 2022. Mr. Ford is the Principal Partner for COISE, LLC. Mr. Ford also currently serves as a Network Partner at Brightwood Capital Partners, LLC, a position he has held since October 2013. From April 2012 until April 2013, Mr. Ford was Chief Executive Officer of Aptean Inc. Prior to this, Mr. Ford served as Senior Vice President and Chief Information Officer at American Airlines Group Inc. from December 2000 until January 2011. Earlier in his career, Mr. Ford held various leadership roles as Chief Information Officer at Associates First Capital Corporation from February 1994 until December 2000 and as Vice President at Bank of Boston Corporation from December 1990 until February 1994. Mr. Ford currently serves on the board of directors of Centene Corporation, JetBlue Airways Corporation, Iron Mountain Incorporated and Akamai Technologies, Inc. Mr. Ford holds a B.S. in business administration from Northeastern University.

Amy E. Fuller has served as a member of our board since June 2022. From September 2017 until September 2021, Ms. Fuller served as Chief Marketing and Communications Officer at Accenture plc. Prior to that, Ms. Fuller was a Senior Managing Director at Deloitte Global from January 2013 until September 2017. From June 2010 until January 2013, Ms. Fuller served as Executive Vice President and Global Client leader at WPP. From March 2003 until November 2009, Ms. Fuller held a series of leadership roles at Mastercard Inc., including serving as Group Executive in the Worldwide Consumer Marketing Division. Prior to this, Ms. Fuller was Director of Internal Communications and Account Managing Director at Young & Rubicam Group from January 2001 until March 2003. From January 1993 until January 2001, she was Director of Account Management and Human Issues at the Lord Group. Ms. Fuller currently serves as a director or chair of the board of directors of various privately held companies and organizations. Ms. Fuller holds a B.A. in French literature from Bryn Mawr College.

John J. Gavin has served on our board of directors since April 2019. Mr. Gavin is currently an operating advisor of Goldman Value Accelerator, a role he has held since 2021. From 2010 until 2017, Mr. Gavin served as Senior Advisor of LLR Partners, LLC. Prior to joining LLR Partners, Mr. Gavin served as Chief Executive Officer and President and then Chairman of Strategic Distribution, Inc. from 2014 until 2017. Mr. Gavin served as Chief Executive Officer and President and then Vice Chairman of Drake Beam Morin, Inc., from 2006 until 2009. Prior to joining Drake Beam Morin, Inc., Mr. Gavin served as President and Chief Operating Officer of Right Management Consultants Inc. from 1996 until 2004. Mr. Gavin served as Partner-in-Charge of the Manufacturing, Distribution and Consumer Products Practice for the Eastern Region at Arthur Andersen LLP from 1990 until 1996. Mr. Gavin currently serves as a member of the board of directors of Dorman Products, Inc. (since 2016) and various privately held companies and served on the board of directors of GMS Inc. from 2014 (chairperson since 2019) until September 2025. Mr. Gavin holds a B.B.A. in accounting from Temple University.

David N. Kestnbaum has served as a member of our board since August 2018. Mr. Kestnbaum is a Senior Managing Director in Blackstone’s Private Equity Group. He currently leads investments in the Media & Entertainment, Consumer, and Business Services sectors. Before joining Blackstone in 2013, Mr. Kestnbaum was with Vestar Capital Partners and previously JPMorgan’s Financial Sponsor Group. Mr. Kestnbaum holds a B.A. in Political Science from The University of North Carolina at Chapel Hill. He is currently a Director of Ancestry, Candle Media, Jersey Mike’s, SERVPRO, SESAC, and Tropical Smoothie Cafe.

Scott Trebilco has served as a member of our board since September 2018. Mr. Trebilco is a Senior Managing Director at Blackstone. Mr. Trebilco joined Blackstone in April 2016 as a Principal in the Real Estate Private Equity Group. He was promoted to Managing Director in January 2019 and subsequently to Senior Managing Director in January 2022. Prior to joining Blackstone, Mr. Trebilco served as Vice President in the Real Estate, Gaming, and Lodging Investment Banking Group at Goldman, Sachs & Co, which he joined in 2008. Mr. Trebilco currently serves as a member of the board of directors at the privately held companies Extended Stay America and Great Wolf Resorts. Mr. Trebilco also serves as a Trustee of the American Hotel & Lodging Association (AHLA) Foundation and is a member of Industry Real Estate Advisory Council (IREFAC). Mr. Trebilco holds degrees in finance and law from the University of Auckland, New Zealand, where he graduated with honors.

Composition of the Board of Directors After this Offering

Our business and affairs are managed under the direction of our board of directors. In addition, we intend to enter into a stockholders agreement with Blackstone in connection with this offering. This agreement will grant Blackstone the right to designate an agreed number of individuals to our board of directors subject to the maintenance of certain ownership requirements in us. See “Certain Relationships and Related Person Transactions—Stockholders Agreement.”

Director Independence

Our board of directors has affirmatively determined that each of our directors with the exception of Mr. Erwin qualify as independent directors under the NYSE listing standards.

Background and Experience of Directors

When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of our board of directors considered the following important characteristics, among others:

•	Mr. Erwin — our board of directors considered Mr. Erwin’s perspective, experience and thorough knowledge of our industry as our President and Chief Executive Officer.

•

Mr. D’Alessandro — our board of directors considered Mr. D’Alessandro’s perspective, experience, including service on other public company boards, and thorough knowledge of the financial and business sector.

•	Mr. Ford — our board of directors considered Mr. Ford’s current and past service on the boards of various publicly traded companies as well as his management and financial experience.

•

Ms. Fuller — our board of directors considered Ms. Fuller’s expertise and experience in marketing and management and her insight from having served on the boards of directors at several organizations and companies.

•	Mr. Gavin — our board of directors considered Mr. Gavin’s current and past service on the boards of various companies as well as his management and business experience.

•

Mr. Kestnbaum — our board of directors considered Mr. Kestnbaum’s extensive knowledge of our industry and his significant financial and investment experience from his involvement at Blackstone, including as a Senior Managing Director and service on other corporate boards. Blackstone intends to designate Mr. Kestnbaum to our board of directors pursuant to its stockholders agreement.

•

Mr. Trebilco — our board of directors considered Mr. Trebilco’s background and experience in senior financial services roles and real estate from his involvement as Senior Managing Director in the Real Estate Group at Blackstone. Blackstone intends to designate Mr. Trebilco to our board of directors pursuant to its stockholders agreement.

Controlled Company Exception

After the completion of this offering, Blackstone will be party to a stockholders agreement as described in “Certain Relationships and Related Person Transactions—Stockholders Agreement” and will beneficially own or control approximately  % of the voting power of our shares eligible to vote in the election of our directors (or  % if the underwriters exercise in full their option to purchase additional shares of common stock). As a result, Blackstone will control the outcome of matters submitted to our stockholders for approval, and we will be a “controlled company” within the meaning of the NYSE corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our board of directors consist of independent directors, (2) that our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) that our board of directors have a nominating and governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Although we do not intend to rely on these “controlled company” exemptions from these corporate governance requirements, if we do rely on such exemption in the future, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our common stock continues to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods.

Board Committees

We anticipate that, prior to the completion of this offering, our board of directors will establish the following committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Our board of directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Upon completion of this offering, we expect our audit committee will consist of Mr. Ford, Mr. Gavin, and Mr. Trebilco, with Mr. Gavin serving as chair. Our audit committee will be responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the board of directors in evaluating the qualifications, performance and independence of our independent auditors;

•	assisting the board of directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	assisting the board of directors in monitoring our compliance with legal and regulatory requirements;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting processes;

•	assisting the board of directors in monitoring the performance of our internal audit function;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report required per SEC rules and regulations to be included in our annual proxy statement.

The SEC rules and the NYSE rules require us to have one independent audit committee member upon the listing of our common stock on the NYSE, a majority of independent directors within 90 days of the effective date of the registration statement and all independent audit committee members within one year of the effective date of the registration statement. Mr. Ford and Mr. Gavin qualify as independent directors under listing standards and the independence standards of Rule 10A-3 of the Exchange Act. The board of directors has determined that Mr. Trebilco does not satisfy the independence criteria set forth in Rule 10A-3 of the Exchange Act. Accordingly, we are relying on the transition provisions of Rule 10A-3 of the Exchange Act and the NYSE listing rules applicable to companies completing an initial public offering and we intend to have a fully independent audit committee within one year of the listing. In addition, our board of directors has determined that Mr. Gavin is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act.

Compensation Committee

Upon completion of this offering, we expect our compensation committee will consist of Mr. D’Alessandro, Mr. Kestnbaum, and Mr. Trebilco, with Mr. D’Alessandro serving as chair. Our compensation committee will be responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board of directors), determining and approving, or making recommendations to the board of directors with respect to, our CEO’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives and other benefits;

•	reviewing and recommending the compensation of our directors;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	reviewing and making recommendations with respect to our equity compensation plans.

Nominating and Corporate Governance Committee

Upon completion of this offering, we expect our nominating and corporate governance committee will consist of Mr. D’Alessandro, Ms. Fuller, and Mr. Kestnbaum, with Mr. D’Alessandro serving as chair. The nominating and corporate governance committee is responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees to the board of directors;

•	overseeing the evaluation of the board of directors and management;

•	reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and

•	recommending members for each committee of our board of directors.

Compensation Committee Interlocks and Insider Participation

Other than Mr. Erwin, no member of our board of directors was at any time during the last completed fiscal year, or at any other time, one of our officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee. We are party to certain transactions with affiliates of our Principal Stockholders described in “Certain Relationships and Related Person Transactions.”

Code of Ethics

We will adopt a new Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, which will be posted on our website. Our Code of Business Conduct and Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website. The information contained on, or accessible from, our website is not part of this prospectus by reference or otherwise.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each material element of compensation for the year ended December 31, 2025 that we provided to each person who served as our principal executive officer or principal financial officer during 2025 and our other most highly compensated executive officers employed at the end of 2025, all of whom we refer to collectively as our Named Executive Officers (“NEOs”).

Our Named Executive Officers for the year ended December 31, 2025 were as follows:

•	Benjamin E. Erwin, President and Chief Executive Officer;

•	Becky A. Sheehan, Chief Financial Officer;

•	J. Whitney Markowitz, Chief Legal Officer; and

•	Charles B. Young, Former Chief Human Resources Officer.

Mr. Young’s employment as our Chief Human Resources Officer terminated on December 31, 2025.

The compensation committee of our board of directors is responsible for establishing, implementing and evaluating our employee compensation and benefit programs. The compensation committee annually evaluates the performance of our executive officers and establishes the annual salaries and annual cash incentive opportunities for our executive officers.

The compensation committee’s objective is to ensure that the total compensation paid to the NEOs, as well as our other senior officers, is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our NEOs are similar to those provided to other senior members of our management team. The compensation committee also periodically reviews and amends our cash-based incentive compensation plans for all employees, including our executive officers, and our long-term incentive compensation plans, including our equity incentive plan, for all employees and evaluates, among other things, whether (i) the performance measures upon which awards under these plans are based are aligned with our investors’ interests and (ii) the relationship between the incentives associated with these plans and the level of risk-taking by executive officers or others in response to such incentives is reasonably likely to have a material adverse effect on the Company.

Compensation Governance and Best Practices

We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices that were either in place during 2025 or that we expect to adopt in connection with this offering, include the following:

What We Do	What We Do Not Do
✓ Emphasize performance-based, at risk compensation.	× Do not grant uncapped cash incentives.

✓ Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.	× Do not guarantee annual salary or target bonus increases.

✓ Weigh the overall pay mix towards incentive compensation for senior executives.	× Do not maintain defined benefit pension plans or supplemental executive retirement plans.

× Do not provide tax gross-ups.

Stockholder Advisory Vote on Executive Compensation

At our first annual meeting of stockholders following the completion of this offering, we expect to ask our stockholders to vote in a non-binding, advisory vote to approve the compensation of our NEOs (the “Say-on-Pay Vote”). Our compensation committee will review the result of this vote, and, depending on the outcome, will consider any necessary changes to our executive compensation program as a result of the vote. At that same annual meeting of stockholders, we also expect to ask our stockholders to vote in a non-binding, advisory vote regarding the frequency at which we will conduct our Say-on-Pay Vote.

Executive Compensation Objectives and Philosophy

The key objective of our executive compensation program is to attract, motivate, and retain valued leaders who create an inclusive and diverse environment and have the skills and experience necessary to successfully execute on our strategic plan to maximize investor value. The fundamental elements and core principles of our executive compensation program are as follows:

•

Market Competitive: Align with market on vesting periods that encourage our top talent to stay with our company long term. This supports our investment in talent specifically trained to run our unique business;

•	Investor Aligned: Incentives are structured to create a strong alignment between executives and investors on both a short-term and a long-term basis; and

•

Tailored: Emphasize alignment across our business by tailoring compensation to reflect organization level and impact to the business with greater focus on variable/performance-based compensation at higher levels.

We believe our executive compensation program is responsive to our investors’ objectives and effective in attracting, motivating and retaining the level of talent necessary to grow and manage our business successfully.

Relationship of Compensation Practices to Risk Management

Our compensation plans and practices are designed to mitigate the possibility of encouraging excessive risk-taking behavior and the potential impacts thereof. For example, the following features of our executive compensation program mitigate risk:

•	Challenging, but attainable goals that are well-defined and communicated;

•	Balance of short-term and long-term variable compensation tied to a mix of financial and operational objectives; and

•	Establishment of controls in the administration of our plans to ensure performance against established company performance metrics is objectively and independently determined.

Determination of Executive Compensation

Role of Compensation Committee. The compensation committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our Chief Executive Officer and our other NEOs. In setting executive compensation, the compensation committee considers a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to his own compensation), current and past total compensation, competitive market data, company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership, and internal equity pay considerations.

Role of our Chief Executive Officer. The Chief Executive Officer (i) attends compensation committee meetings, (ii) reviews benchmark and peer review data, (iii) makes recommendations to the compensation committee and (iv) provides input in the development and/or adjustment of executive officer compensation packages, as appropriate.

Role of Executive Compensation Peer Group. To help ensure we provide our NEOs with fair and market-competitive compensation and to support retention of our key leaders given the highly competitive labor market, we annually compare our executive compensation program to that of a peer group of companies. Our peer group is reviewed based on a multi-dimensional analysis in which we select companies that meet some or all of the following criteria:

•	Similar in size (primarily revenue in the $500 million to $5 billion range and EBITDA in the $300 million to $700 million range)

•	In the hospitality, non-financial services and retail industries

•	Publicly traded companies

The following peer group was used to inform 2025 compensation decisions:

•	ABM Industries Incorporated

•	BrightView Holdings, Inc.

•	The Brink’s Company

•	Insperity, Inc.

•	ASGN Incorporated

•	TriNet Group, Inc.

•	Maximus, Inc.

•	Genpact Limited

•	Hyatt Hotels Corporation

As a result of the compensation committee’s review of our 2025 executive compensation peer group, no companies were added or removed as compared to our 2024 executive compensation peer group.

Our compensation committee also referred to third-party survey data relevant to our company’s size in setting 2025 compensation levels for our NEOs. In assessing compensation levels against the survey data, the compensation committee considers only aggregated survey data for each compensation component.

In connection with this offering, we anticipate that our compensation committee will retain an independent compensation consultant who will provide the compensation committee with input and guidance on all components of our executive compensation program and will advise the compensation committee with respect to composition of our peer group, market data for base salary, annual bonus and long-term equity compensation for similarly situated executives in our peer group.

Elements of Compensation

In establishing an appropriate mix of fixed and variable pay to reward and retain our NEOs, we consider company-wide and individual performance. The compensation committee balances the importance of meeting our short-term business goals with the need to create investor value and drive growth over the long-term.

The primary components of our executive compensation program and the purposes of each are set forth below:

Pay Component	Purpose

Base Salary	• To recognize an executive’s immediate contribution to the organization • To compensate for assuming a significant level of responsibility • To provide financial stability • To be market competitive

Short-Term Cash Incentive Compensation

•

To reinforce the optimization of operating results throughout the year

•

To pay for performance and reinforce individual accountability

•

To reinforce the achievement of our financial goals

•

To drive investor value

•

To ensure both short-term and long-term goals of the company are met via compensation elements

Long-Term Cash Incentive Compensation	• To retain key talent over the long term

Long-Term Equity Incentive Compensation

•

To hold executives accountable for long-term decisions

•

To reinforce collaboration between key leaders throughout the organization for long-term goals

•

To retain key talent over the long term

•

To share success with investors

•

To build executive equity ownership and investor value

•

To be competitive in the markets where we compete for executive talent

Employee Benefits

•

To provide competitive employee benefit packages to attract and retain highly qualified personnel

•

To avoid materially different approaches to benefit strategy among executive and non-executive populations

•

To be cost effective through shared expense with executives

•

To be tax-effective

Base Salary

The base salaries of our NEOs are an important part of their total compensation package and are intended to reflect their respective positions, duties and responsibilities. The base salary levels of our NEOs are intended to position each individual’s base salary competitively in the labor market in which we compete for talent, as well as to reflect our compensation philosophy.

The following table sets forth the base salary for each of our NEOs that were approved for the year ended December 31, 2025, as compared to the base salaries that were approved for our NEOs for the year ended December 31, 2024:

Name	Fiscal Year 2024 Base Salary ($)	Fiscal Year 2025 Base Salary ($)	Change (%)
Benjamin E. Erwin	1,077,640	1,109,969	3
Becky A. Sheehan	604,559	622,695	3
J. Whitney Markowitz	508,120	523,363	3
Charles B. Young	433,771	446,784	3

Annual Bonus Program

Our short-term cash incentive program has been designed to attract and retain key talent and reward executives based on pre-established performance goals.

Each NEO is eligible to receive an annual performance-based cash bonus based on a specified target annual bonus award amount, expressed as a percentage of the NEO’s blended base salary over the twelve months of the applicable year. In 2025, each of our NEOs participated in our annual cash incentive bonus program at the following target percentages of base salary:

Name	Fiscal Year 2025 Target Bonus (%)	Fiscal Year 2025 Target Bonus ($)
Benjamin E. Erwin	100	1,101,887
Becky A. Sheehan	65	401,805
J. Whitney Markowitz	65	337,709
Charles B. Young	65	288,295

The 2025 pre-established performance goals were reviewed and approved by the compensation committee in March of 2025. Based on the achievement of the Company’s 2025 corporate performance goals, the overall company performance was determined to be 100% of target by the compensation committee in late February of 2026. The following table summarizes each component of the corporate performance categories, the performance goal weightings, and performance goals (including the threshold, target and maximum goals for the financial category), and our achievement of each component of the corporate performance categories in 2025.

Performance Metric	Weight (1)	Performance Levels					Actual Performance
			Threshold	Target	Maximum
EBITDA Component(2)	75%	Result – Adjusted EBITDA ($)	403.75M	475M	522.5M		476M
		Bonus Multiplier (%)	25	100	175		100
Customer Satisfaction Component(3)	25%	Result – Overall Satisfaction Percentage (%)	Below 85	85	86	87 and Above	88
		Bonus Multiplier (%)	0	50	75	100	100

(1)

The Customer Satisfaction Component acts as a downward modifier, such that underperformance would result in a downwards adjustment in total bonus payout, whereas outperformance would not result in an upwards adjustment. Accordingly, the “Bonus Multiplier” attributable to the Customer Satisfaction Component would be multiplied by the “Bonus Multiplier” attributable to the EBITDA Component, which product would then itself be multiplied by 25% (the Customer Satisfaction Component’s weight) of the applicable NEO’s target bonus.

(2)

The EBITDA Component of our 2025 annual bonus program represents earnings before interest, taxes, depreciation, and amortization (“EBITDA”), based on the audited consolidated financial statements included elsewhere in this prospectus, as adjusted to (i) take into account all accruals under our annual bonus program and (ii) eliminate the impact of (A) foreign currency fluctuations and hedging for interest rate fluctuations, (B) fees and expenses associated with business acquisitions and (C) cash restructuring charges and non-cash add backs and deductions (non-recurring items), in each case, to the extent permitted by our financing facilities, provided, however, that projected or forward-looking cost savings, operating improvements and expense reductions are not eligible adjustments for purposes of the EBITDA Component.

(3)

The Customer Satisfaction Component is intended to represent the success measured by our global customer satisfaction survey, which invites our customers and meeting planners to provide feedback. Successful achievement of the Customer Satisfaction Component is measured as a percentage of ratings of 9 or 10 out of total customer and meeting planner ratings (“Overall Satisfaction Percentage”). An Overall Satisfaction Percentage of at least 87% (from at least ten completed surveys) results in full satisfaction of the Customer Satisfaction Component.

The table below provides information about the NEOs’ bonus opportunity, company performance payout and actual 2025 bonus payout.

Name	2025 Target Bonus (%)	Company Performance (%)(1)	2025 Bonus Payout ($)(1)
Benjamin E. Erwin	100	100	1,101,887
Becky A. Sheehan	65	100	401,805
J. Whitney Markowitz	65	100	337,709
Charles B. Young	65	100	288,295

(1)	2025 bonuses were paid in March 2026.

The 2025 annual bonuses earned by our NEOs are included in the “Non-Equity Incentive Plan Compensation” column in the “2025 Summary Compensation Table” below.

Long-Term Cash Incentive Compensation

We have awarded long-term cash incentive awards (“Cash LTI Awards”), to our executives, including our NEOs, in fiscal years prior to fiscal year 2025, which are designed to retain executive talent. These Cash LTI Awards generally vest and are paid out in six semi-annual installments, subject to the executive’s continued employment with us and not having tendered a notice of his or her resignation through the applicable payment date. In the event of a “change of control” of Encore Global LP (as defined in Encore Global LP’s operating agreement), the unpaid balance of the award will be paid out to the applicable executive in full, subject to the executive’s continued employment with us and not having tendered a notice of his or her resignation through such change of control. In the event that an executive’s employment is terminated by us without “cause” (as defined in the applicable award agreement), the executive will remain eligible to receive the next installment of his or her Cash LTI Award as if such executive remained employed through the next payment date following the termination of his or her employment without cause.

None of our NEOs received Cash LTI Awards in 2025. For information regarding the Cash LTI Awards granted to our NEOs prior to 2025, see, “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Long-Term Cash Incentive Awards” below. The portion of the Cash LTI Awards earned by and paid to our NEOs during the last completed fiscal year is disclosed in the “2025 Summary Compensation Table” under the “Bonus” column.

Long-Term Equity Incentive Compensation

Our NEOs currently hold profits interests in Encore Global LP, which are intended to constitute “profits interests” within the meaning of the relevant IRS Revenue Procedure guidance. We refer to these profits interests as Incentive Units.

Each award of Incentive Units is divided into two tranches. One-third of the Incentive Units subject to each award (the “Time-Based Units”) generally vest as to 20% of the Time-Based Units on each of the first five anniversaries of the applicable vesting commencement date, subject to the holder’s continued employment through the applicable vesting date. In the event of a “change of control” (as defined in the award agreements), the Time-Based Units will vest in full, subject to the holder’s continued employment through the consummation of such change of control.

Two-thirds of the Incentive Units subject to each award (the “Performance-Based Units”) will vest upon the satisfaction of certain performance-vesting conditions, subject to the holder’s continued employment through the date on which such performance-vesting conditions are satisfied. The Performance-Based Units are divided into two equal tranches tied to two successive MOIC hurdles, equal to 1.5 and 2.0 times Blackstone’s cumulative invested capital in respect of its Class A Units in Encore Global LP.

In the event that an NEO’s employment terminates for any reason, all of such NEO’s then-unvested Incentive Units will be forfeited without consideration as of the applicable termination date, and all of such NEO’s vested Incentive Units will remain outstanding and subject to repurchase by Encore Global LP. If such NEO’s employment is terminated by us for any reason other than for “cause” (as defined in the NEO’s employment agreement) or by such NEO for “good reason” (if applicable, as defined in the NEO’s employment agreement), the purchase price payable to such NEO in respect of his or her vested Incentive Units will be equal to the fair market value of such vested Incentive Units as of the date on which Encore Global LP delivers the applicable repurchase notice. If such NEO’s employment is terminated by us for cause or by such NEO without good reason prior to the second anniversary of the applicable date of grant, or if such NEO breaches any of his or her restrictive covenant obligations, the purchase price payable to such NEO in respect of his or her vested Incentive Units will be equal to the lesser of the fair market value of such vested Incentive Units and the original cost of such vested Incentive Units to the NEO, effectively resulting in the forfeiture of such vested Incentive Units.

In the event that an NEO’s employment is terminated by us for cause, or if such NEO breaches his or her restrictive covenant obligations, or if, within the one-year period following the termination of such NEO’s employment other than for cause, we discover that grounds for a for-cause termination existed at the time of such termination, in any case, then such NEO will be required to repay us an amount equal to the excess, if any, of (i) the value of any then-outstanding Incentive Units held by such NEO, plus the aggregate after-tax proceeds such NEO received upon the sale or other disposition of, or distributions in respect of, such NEO’s Incentive Units, over (ii) the aggregate cost paid by such NEO to purchase the Incentive Units, if any.

The award agreements evidencing the Incentive Units contain customary confidentiality and assignment of inventions provisions, as well as non-compete, employee non-solicit, and customer non-solicit restrictions effective during employment and for two years thereafter.

None of our NEOs received awards of Incentive Units in 2025. For information regarding the Incentive Units granted to our NEOs prior to 2025, see, “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Incentive Units” below.

Employment and Separation Agreements with NEOs

We have entered into an employment agreement with each of our NEOs that provides for severance benefits and payments upon certain terminations of their employment. Our compensation committee believes that employment agreements are necessary to attract and retain executive talent and are a customary component of executive compensation. The material terms of these agreements are described below under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with NEOs.” In addition, in connection with the termination of Mr. Young’s employment on December 31, 2025, we entered into a Separation and Release Agreement with Mr. Young on December 31, 2025 (the “Young Separation Agreement”). The material terms of the Young Separation Agreement are described under “—Summary of Potential Payments Upon Termination or Change in Control—Charles B. Young Separation and Release Agreement” below.

Information on the estimated payments and benefits that our NEOs (other than Mr. Young) would have been eligible to receive as of December 31, 2025 upon certain terminations of employment, and the actual payments and benefits provided to Mr. Young under the Young Separation Agreement, are set forth in “—Potential Payments Upon Termination or Change in Control” below.

Health and Welfare Benefits

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, and life insurance.

Retirement Benefits

We maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. In 2025, contributions made by participants in the 401(k) plan were matched up to a specified percentage of the employee contributions, and these matching contributions vest ratably over five years. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

Other Policies and Considerations

Clawback Policy

Effective upon the completion of this offering, we will adopt a compensation recovery policy as required by Rule 10D-1 under the Exchange Act and the corresponding listing standard adopted by the NYSE. The policy generally provides that if we are required to prepare an accounting restatement (including a restatement to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), we must recover from our current and former executive officers any incentive-based compensation that was erroneously received on or after the effective date of the policy and during the three years preceding the date we are required to prepare such accounting restatement. The amount required to be recovered will be the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received based on the restated financial measure.

Tax and Accounting Implications

The compensation committee intends to operate its compensation programs with the good faith intention of complying with Section 409A of the Code (as defined herein). We intend to account for equity-based payments with respect to our long-term equity incentive award programs in accordance with the requirements of FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation.

2025 Summary Compensation Table

The following table provides summary information concerning compensation earned by our NEOs for services rendered for the year ended December 31, 2025.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Benjamin E. Erwin	2025	1,101,265	1,000,000	—		1,101,887	19,349	3,222,501
Chief Executive Officer	2024	1,066,481	2,000,000	—		597,676	19,350	3,683,507
Becky A. Sheehan	2025	617,812	416,667	—		401,805	10,350	1,446,634
Chief Financial Officer	2024	598,298	833,333	—		217,943	10,338	1,659,912
J. Whitney Markowitz	2025	519,259	333,334	—		337,709	22,350	1,212,652
Chief Legal Officer	2024	502,858	666,666	—		183,177	22,350	1,375,051
Charles B. Young (5)	2025	443,280	250,000	116,546	(6)	288,295	10,350	1,108,471
Former Chief Human Resources Officer	2024	429,279	500,000	—		156,374	10,350	1,096,003

(1)	Amounts reported in this column represent the Named Executive Officer’s base salary earned during the year covered.
(2)

Amounts reported in this column represent the portion of the Named Executive Officer’s long-term cash incentive bonus earned during the covered fiscal year. For information regarding these awards, see, “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Long-Term Cash Incentive Awards” below.

(3)

Amounts reported in this column represent amounts earned under our annual bonus program for the year shown and paid in the first quarter of the following year. For a description of our cash annual bonus program see “—Compensation Discussion and Analysis—Elements of Compensation—Annual Bonus Program” above.

(4)	Amounts reported in this column represent the following with respect to each Named Executive Officer in the year ended December 31, 2025:

Name	Company 401(k) Match ($)	Car Allowance ($)
Benjamin E. Erwin	10,350	8,999
Becky A. Sheehan	10,350	—
J. Whitney Markowitz	10,350	12,000
Charles B. Young	10,350	—

(5)

Mr. Young’s employment as our Chief Human Resources Officer terminated effective as of December 31, 2025. In connection with the termination of Mr. Young’s employment, we entered into the Young Separation Agreement. Other than the accelerated vesting of a portion of Mr. Young’s Time-Based Units, no payments or benefits were owed to Mr. Young under the Young Separation Agreement in 2025. For a description of the Young Separation Agreement, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Young Separation Agreement” below.

(6)

Amount represents the incremental fair value of 401,882.80 Time-Based Units that were accelerated to vest on December 31, 2025 pursuant to the Young Separation Agreement, computed in accordance with FASB ASC Topic 718. See Note 14 of the consolidated financial statements included elsewhere in this prospectus for additional information regarding the incremental fair value and compensation expense of the Time-Based Units.

Grants of Plan-Based Awards in 2025

The following table provides information with respect to grants of plan-based awards to our NEOs during the 2025 fiscal year.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Grant Date Fair Value of Stock and Option Awards($)
Name	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Benjamin E. Erwin	206,604	1,101,887	1,928,302	—
Becky A. Sheehan	75,338	401,805	703,158	—
J. Whitney Markowitz	63,320	337,709	590,991	—
Charles B. Young	54,055	288,295	504,516	116,546	(5)

(1)

The amounts reported in this column represent the cash incentive award opportunity range under our annual bonus program, the terms of which are summarized under “—Compensation Discussion and Analysis—Annual Bonus Program” above.

(2)

Amounts in this column represent threshold payouts under our annual bonus program, which assumes a “Bonus Multiplier” attributable to the EBITDA Component and Customer Satisfaction Component of 25% and 0%, respectively.

(3)

Amounts in this column represent target payouts under our annual bonus program, which assumes a “Bonus Multiplier” attributable to the EBITDA Component and Customer Satisfaction Component of 100% and 100%, respectively.

(4)

Amounts in this column represent threshold payouts under our annual bonus program, which assumes a “Bonus Multiplier” attributable to the EBITDA Component of 175%. The Customer Satisfaction Component only acts as a downward modifier, such that outperformance of the Customer Satisfaction Component would not result in an upwards adjustment.

(5)

Amount represents the incremental fair value of 401,882.80 Time-Based Units whose vesting was accelerated on December 31, 2025 pursuant to the Young Separation Agreement, computed in accordance with FASB ASC Topic 718. See Note 14 of the consolidated financial statements included elsewhere in this prospectus for additional information regarding the incremental fair value and compensation expense of the Time-Based Units.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements with NEOs

The following descriptions of the employment agreements are qualified in their entirety by the full terms and conditions thereof. Each employment agreement, including any amendments, is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference. See “—Summary of Potential Payments Upon Termination or Change of Control—Potential Payments Upon

Termination or Change of Control” below for a description of the payments and benefits the executives are entitled to in connection with a termination of their employment.

Benjamin E. Erwin Employment Agreement

On September 4, 2015, we entered into an amended and restated employment agreement with Mr. Erwin. Mr. Erwin’s employment agreement provides for “at-will” employment, base salary, eligibility to earn an annual bonus, participation in our employee benefit plans, and a monthly car allowance.

Under Mr. Erwin’s employment agreement, if Mr. Erwin’s employment is terminated by us for any reason other than for “cause” (as defined in his employment agreement), Mr. Erwin is entitled to receive a lump-sum amount in cash equal to 1.5 times the sum of his then-current base salary and target bonus opportunity.

Mr. Erwin’s employment agreement contains a standard Section 280G “cutback” provision, which provides that if any amounts payable to Mr. Erwin would be nondeductible “excess parachute payments” within the meaning of Section 280G of the Code, and Mr. Erwin fails to waive his right to receive such payments, then any potential “parachute payments” (within the meaning of Section 280G of the Code) that are or may be payable to Mr. Erwin will be reduced to the extent necessary to avoid any loss of deductibility under Section 280G of the Code. Mr. Erwin may elect which payments to reduce, except any nonqualified deferred compensation under Section 409A of the Code would be reduced last.

Mr. Erwin’s employment agreement also contains a standard confidentiality covenant and invention assignment provisions, as well as noncompetition and employee and customer non-solicitation covenants effective during the term of his employment and for eighteen months thereafter.

Becky A. Sheehan Employment Agreement

On November 20, 2019, we entered into an employment agreement with Ms. Sheehan. Ms. Sheehan’s employment agreement provides for “at-will” employment, base salary, eligibility to earn an annual bonus, and participation in our employee benefit plans.

Under Ms. Sheehan’s employment agreement, if Ms. Sheehan’s employment is terminated by us for any reason other than for “cause” (as defined in her employment agreement), Ms. Sheehan is entitled to receive a lump-sum amount in cash equal to twelve months of her then-current base salary, subject to her execution of a general release of claims.

Ms. Sheehan’s employment agreement contains a standard confidentiality covenant and invention assignment provisions, as well as noncompetition and employee and customer non-solicitation covenants effective during the term of her employment and for eighteen months thereafter.

J. Whitney Markowitz Employment Agreement

On January 24, 2014, we entered into an amended and restated employment agreement with Mr. Markowitz. Mr. Markowitz’s employment agreement provides for “at-will” employment, base salary, eligibility to earn an annual bonus, participation in our employee benefit plans, and a monthly car allowance.

Under Mr. Markowitz’s employment agreement, if Mr. Markowitz’s employment is terminated by us without “cause” or if Mr. Markowitz resigns for “good reason” (each, as defined in his employment agreement), Mr. Markowitz is entitled to receive (i) a lump-sum cash payment equal to a pro-rated portion of his then-current target bonus opportunity, (ii) a lump-sum cash payment equal to 2.0 times the sum of his then-current base salary and target bonus opportunity, and (iii) reimbursement for COBRA premiums paid by Mr. Markowitz for up to eighteen months post-termination, in each case, subject to his execution of a general release of claims.

Mr. Markowitz’s employment agreement contains the same Section 280G “cutback” provision as the provision set forth in Mr. Erwin’s employment agreement.

Mr. Markowitz’s employment agreement also contains a standard confidentiality covenant and invention assignment provisions, as well as noncompetition and employee and customer non-solicitation covenants during the term of his employment and for two years thereafter.

Charles B. Young Employment Agreement

On May 2, 2016, we entered into an employment agreement with Mr. Young. Mr. Young’s employment agreement provided for “at-will” employment, base salary, eligibility to earn an annual bonus, and participation in our employee benefit plans.

Mr. Young’s employment agreement provided for certain severance payments in connection with the termination of his employment by us without “cause” (as defined in his employment agreement). The Young Separation Agreement, described under “—Summary of Potential Payments Upon Termination or Change in Control—Charles B. Young Separation and Release Agreement” below, superseded the severance provisions of Mr. Young’s employment agreement. Mr. Young’s employment agreement contains the same Section 280G “cutback” provision as the provision set forth in Mr. Erwin’s employment agreement.

Mr. Young’s employment agreement also contains a standard confidentiality covenant and invention assignment provisions, as well as noncompetition and employee and customer non-solicitation covenants during the term of his employment and for eighteen months thereafter.

Long-Term Cash Incentive Awards

As noted in the Compensation Discussion & Analysis, we have from time to time awarded Cash LTI Awards to our executives, including our NEOs. For a general description of such long-term cash incentive bonuses, see “—Elements of Compensation—Long-Term Cash Incentive Compensation”.

In June 2022, we awarded Cash LTI Awards to each of Mr. Erwin ($6,000,000), Ms. Sheehan ($2,500,000), Mr. Markowitz ($2,000,000) and Mr. Young ($1,500,000). These Cash LTI Awards were scheduled to vest and be paid out in six semi-annual installments, beginning on December 1, 2022, and ending on June 1, 2025.

The portion of the long-term cash incentive bonuses paid to our NEOs during the last completed fiscal year is disclosed in the “2025 Summary Compensation Table” under the “Bonus” column.

Equity Awards

Our NEOs currently hold Incentive Units, which are described above in the section entitled, “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation”.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table includes certain information with respect to outstanding equity awards held by our NEOs as of December 31, 2025.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)
Benjamin E. Erwin	937,376	(3)	1,511,372	—		—
	—		—	2,343,440	(4)	3,778,429
	—		—	2,343,440	(5)	3,778,429
	93,333	(3)	150,485	—		—
	—		—	233,333	(4)	376,213
	—		—	233,333	(5)	376,213
	82,371	(3)	132,810	—		—
	—		—	205,926	(4)	332,023
	—		—	205,926	(5)	332,023
	2,343,112	(3)	3,777,899	—		—
	—		—	5,857,779	(4)	9,444,748
	—		—	5,857,779	(5)	9,444,748
Becky A. Sheehan	533,333	(3)	859,916	—		—
	—		—	1,333,333	(4)	2,149,790
	—		—	1,333,333	(5)	2,149,790
	431,185	(3)	695,219	—		—
	—		—	1,077,963	(4)	1,738,046
	—		—	1,077,963	(5)	1,738,046
J. Whitney Markowitz	937,376	(3)	1,511,372	—		—
	—		—	2,343,440	(4)	3,778,429
	—		—	2,343,440	(5)	3,778,429
	24,940	(3)	40,211	—		—
	—		—	62,349	(4)	100,528
	—		—	62,349	(5)	100,528
Charles B. Young(6)	—		—	—		—

(1)

Amounts in this column reflect the value of the applicable Incentive Unit as of December 31, 2025, multiplied by the number of unvested units subject to the applicable award. The Incentive Units were not publicly traded as of the end of our last fiscal year and, therefore, there was no ascertainable public market value for the units as of December 31, 2025. The value of the units reported is based on our most recent valuation as of December 31, 2025.

(2)

As of December 31, 2025, the equity value had appreciated to a level that would have created value in the Performance-Based Units that are eligible to vest in the event that Blackstone achieves a MOIC equal to at least 1.5x (the “1.5x MOIC Units”), and the Performance-Based Units that are eligible to vest in the event that Blackstone achieves a MOIC of 2.0x (the “2.0x MOIC Units”).

(3)	Represents an award of Time-Based Units that is eligible to vest on the first five anniversaries of April 1, 2022.
(4)	Represents an award of 1.5x MOIC Units.
(5)	Represents an award of 2.0x MOIC Units.
(6)

Mr. Young’s employment as our Chief Human Resources Officer terminated effective as of December 31, 2025, at which time Mr. Young forfeited all of his outstanding and unvested Incentive Units after taking into account the 401,882.80 Time-Based Units that accelerated and vested on December 31, 2025 pursuant to the Young Separation Agreement.

Option Exercises and Stock Vested During the Fiscal Year 2025

The following table provides information regarding the amounts received by our NEOs upon the vesting of stock or similar instruments during the year ended December 31, 2025. None of our NEOs hold stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Benjamin E. Erwin	1,728,096	2,291,234
Becky A. Sheehan	482,259	639,414
J. Whitney Markowitz	481,158	637,954
Charles B. Young	803,766	1,180,818

(1)

Amounts are calculated by multiplying the number of Incentive Units vested by the value of the applicable unit on the vesting date. The Incentive Units were not publicly traded as of the applicable vesting date and, therefore, there was no ascertainable public market value for the Incentive Units as of such date. The value of the Incentive Units reported is based on our most recent valuation as of the applicable vesting date.

Summary of Potential Payments Upon Termination or Change of Control

In accordance with SEC rules, the following table summarizes the payments that would be made to certain of our NEOs upon the occurrence of certain qualifying terminations of employment, assuming such named executive officer’s termination of employment with the Company occurred on December 31, 2025 and, where relevant, that a change of control of the Company occurred on December 31, 2025. Amounts shown in the table below do not include (1) accrued but unpaid salary and (2) other benefits earned or accrued by the NEOs during their employment that are available to all salaried employees, such as accrued vacation.

Employment Agreements

We have entered into certain agreements with each of our NEOs that provide them with severance protections. The employment agreements provide that the NEOs will be eligible for severance benefits in the event that the NEO experiences a qualifying termination, whether or not in connection with a change of control.

Benjamin E. Erwin Employment Agreement. Pursuant to the terms of Mr. Erwin’s employment agreement, if Mr. Erwin’s employment is terminated by us for any reason other than for “cause” (as defined in his employment agreement), he will be entitled to receive a lump-sum payment equal to 1.5 times the sum of his base salary and target annual bonus opportunity, in each case, as in effect at the time of such termination.

Becky A. Sheehan Employment Agreement. Pursuant to the terms of Ms. Sheehan’s employment agreement, if Ms. Sheehan’s employment is terminated by us for any reason other than for “cause” (as defined in her employment agreement), she will be entitled to receive a severance payment equal to twelve months of her annual base salary at the rate in effect at the time of such termination, subject to her execution and delivery of a general release of claims.

J. Whitney Markowitz Employment Agreement. Pursuant to the terms of Mr. Markowitz’s employment agreement, if Mr. Markowitz’s employment is terminated by us without “cause” or by Mr. Markowitz for “good reason” (each, as defined in his employment agreement), he will be entitled to receive, subject to his execution and delivery of a general release of claims: (i) a lump-sum cash payment equal to the sum of (x) a pro-rata portion of his target bonus opportunity, calculated based on the number of days of continuous employment during the applicable performance period, plus (y) two times the sum of his base salary and target bonus, in each case, as in effect as of the applicable termination date, and (ii) reimbursement for Mr. Markowitz’s COBRA premiums for up to eighteen months post-termination.

Charles B. Young Employment Agreement. Mr. Young’s employment agreement provided for certain severance payments in connection with the termination of his employment by us without “cause” (as defined in his employment agreement). The Young Separation Agreement, described under “—Charles B. Young Separation and Release Agreement” below, superseded the severance provisions of Mr. Young’s employment agreement.

The employment agreements with Mr. Erwin, Mr. Markowitz and Mr. Young each contain a standard Section 280G “cutback” provision, which provides that if any amounts payable to the executive would be nondeductible “excess parachute payments” within the meaning of Section 280G of the Code, and the executive fails to waive his right to receive such payments, then any potential “parachute payments” (within the meaning of Section 280G of the Code) that are or may be payable to such executive will be reduced to the extent necessary to avoid any loss of deductibility under Section 280G of the Code. The executive may elect which payments to reduce, except any nonqualified deferred compensation under Section 409A of the Code would be reduced last.

Charles B. Young Separation and Release Agreement

We entered into the Young Separation Agreement with Mr. Young on December 31, 2025, pursuant to which Mr. Young’s employment as our Chief Human Resources Officer was terminated by us without cause effective December 31, 2025 (the “Young Separation Date”).

Under the Young Separation Agreement, on the Young Separation Date, the vesting of 401,882.80 of Mr. Young’s Time-Based Units was accelerated, and his remaining unvested Incentive Units were automatically forfeited without payment. All of Mr. Young’s vested Incentive Units will remain outstanding and subject to their original terms.

In addition, Mr. Young will receive the following separation payments and benefits: (i) $670,176, which represents 18 months of his annual salary as of the Young Separation Date, payable in bi-weekly installments in accordance with our regular payroll practice over 18 months following January 7, 2026, the date on which the Young Separation Agreement became irrevocable, (ii) the amount of his 2025 annual bonus that is actually earned under our annual bonus program, payable at the same time that 2025 annual bonuses are paid to our senior executives, (iii) up to three months of outplacement services through our outplacement vendor and (iv) reimbursement for Mr. Young’s COBRA premiums through June 2027 for the same level of medical, dental and vision benefits that were provided to Mr. Young as of the Young Separation Date.

Except for the vesting acceleration described above, the separation payments and benefits under the Young Separation Agreement were subject to Mr. Young’s timely execution and non-revocation of the Young Separation Agreement and remain subject to his continued compliance with the restrictive covenants (including noncompetition covenant) in his employment agreement. Mr. Young is also required to cooperate with us with respect to the transition of his duties to our new Chief Human Resources Officer.

Incentive Units

In the event of a change of control of Encore Global LP, all outstanding Time-Based Units would vest in full, to the extent then-unvested, and the Performance-Based Units would vest to the extent the performance-vesting conditions were satisfied at the time of such change of control, in each case, subject to the NEO’s continued employment through the date of such change of control of Encore Global LP.

Potential Payments Upon Termination or Change of Control

Name	Payment Type	Termination by Company other than for Cause ($)(1)
Benjamin E. Erwin	Cash Severance	3,329,908	(2)
	Total	3,329,908
Becky A. Sheehan	Cash Severance	622,695	(3)
	Total	622,695
J. Whitney Markowitz	Cash Severance	2,067,284	(4)
	COBRA	13,694	(5)
	Total	2,081,248
Charles B. Young (6)	Cash Severance	670,176	(7)
	Outplacement Services	7,500	(8)
	COBRA	13,965	(9)
	Total	691,641

(1)	Amounts in this column also reflect potential payments to Mr. Markowitz in the event of a good reason resignation by Mr. Markowitz.
(2)	Represents 1.5 times the sum of Mr. Erwin’s annual base salary plus target annual bonus opportunity at termination.
(3)	Represents twelve months of Ms. Sheehan’s annual base salary at termination.
(4)

Represents the sum of (i) Mr. Markowitz’s target bonus opportunity at termination, which would not be pro-rated in the event of a termination as of December 31st, and (ii) 2.0 times the sum of Mr. Markowitz’s base salary plus target bonus opportunity at termination.

(5)	Represents eighteen months’ subsidized COBRA premiums.
(6)

Mr. Young’s employment as our Chief Human Resources Officer terminated on December 31, 2025. Amounts in this table represent the payments and benefits to which Mr. Young is entitled under the Young Separation Agreement, with the exception of Mr. Young’s annual bonus payout for 2025 and the acceleration of his Time-Based Units. The material terms of the Young Separation Agreement are described below under “—Charles B. Young Separation and Release Agreement” above. Mr. Young’s annual bonus payout for 2025 is disclosed in the “Non-Equity Incentive Plan Compensation” column in the “2025 Summary Compensation Table” below. The value of the Time-Based Units that accelerated on the Young Separation Date is disclosed in the “Option Exercises and Stock Vested During the Fiscal Year 2025” table.

(7)	Represents eighteen months of Mr. Young’s annual base salary as of the Young Separation Date.
(8)	Represents three months’ outplacement services.
(9)	Represents eighteen months’ subsidized COBRA premiums.

Conversion of Incentive Units

In connection with the Reorganization Transactions, all Incentive Units will be directly exchanged for vested shares of common stock (in the case of vested Incentive Units) and restricted shares of common stock (in the case of unvested Incentive Units). The number of shares of common stock delivered in respect of the Incentive Units will be determined based on the amount of proceeds that would be distributed to such Incentive Units if the Company were to be sold at a value derived from the initial public offering price, and the intrinsic value of the shares of common stock issued in respect of the Incentive Units will have an intrinsic value equal to the hypothetical proceeds the Incentive Units would have received. Vested Incentive Units will be converted into fully vested shares of common stock and unvested Incentive Units will be converted into restricted shares of common stock, which will be subject to vesting terms that are the same as those applicable to the unvested Incentive Units immediately prior to the Reorganization Transactions, as described above. The aggregate number of shares of common stock issued to holders of Incentive Units in respect of vested Incentive Units will be    , or less than     of the     shares of common stock issued and outstanding following this offering and the consummation of the transactions contemplated by the Reorganization Transactions. The total number of shares of restricted common stock issued to holders of Incentive Units in respect of unvested Incentive Units will be    , or less than     of the     shares of common stock issued and outstanding following this offering and the consummation of the transactions contemplated by the Reorganization Transactions.

Director Compensation

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-employee directors for services rendered to us during the 2025 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Total ($)
David F. D’Alessandro	187,500	187,500
Monte Ford	156,250	156,250
Amy E. Fuller	156,250	156,250
John J. Gavin	156,250	156,250
All Other Non-Employee Directors(1).	—	—

(1)	All Other Non-Employee Directors includes our non-employee directors who served on our board of directors during the 2025 fiscal year but did not receive compensation for such services.

Post-IPO Director Compensation Program

In connection with this offering, our board of directors expects to adopt the Encore Inc. Non-Employee Director Compensation Policy (the “Director Compensation Policy”) prior to the completion of this offering. The Director Compensation Policy will provide for annual retainer fees and long-term equity awards for certain of our non-employee directors (“Eligible Directors”). The material terms of the Director Compensation Policy are summarized below.

The Director Compensation Policy consists of the following components:

Cash Compensation

•	Annual Retainer: $85,000

•	Annual Board Chair Retainer: $155,000

•	Annual Committee Chair Retainer:

•	Audit: $30,000

•	Compensation: $21,000

•	Nomination and Governance: $18,000

•	Annual Committee Member (non-Chair) Retainer:

•	Audit: $12,750

•	Compensation: $10,000

•	Nomination and Governance: $9,000

Annual cash retainers will be paid in quarterly installments in arrears and will be pro-rated for any partial calendar quarter of service.

Equity Compensation

An Eligible Director who is serving on our board of directors as of the date of the annual meeting of our stockholders each calendar year (beginning with calendar year 2027) and who will continue to serve as a non-employee member of our board of directors immediately following such annual meeting will automatically be granted, on such annual meeting date, a restricted stock unit award with a value of approximately $185,000

(the “Annual Award”). Each Annual Award will vest in full on the earlier to occur of (i) the first anniversary of the applicable grant date and (ii) the date of the next annual meeting of our stockholders following the grant date, subject to such Eligible Director’s continued service through the applicable vesting date.

In addition, the Annual Award will vest in full upon a Change in Control (as defined in the Omnibus Incentive Plan (as defined below)) if the Eligible Director will not become a member of our board of directors or the board of our ultimate parent as of immediately following such Change in Control.

Compensation under our Director Compensation Policy will be subject to the annual limits on non-employee director compensation set forth in our Omnibus Incentive Plan, as described in the section titled “Management—Executive Compensation—Omnibus Incentive Plan”.

Omnibus Incentive Plan

In connection with this offering, our board of directors expects to adopt, and we expect Encore Global LP, our sole stockholder, to approve, the Encore Inc. 2026 Omnibus Incentive Plan (our “Omnibus Incentive Plan”) prior to the completion of the offering.

Purpose. The purpose of our Omnibus Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of shares of our common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders.

Eligibility. Eligible participants are any (i) individual employed by the Company or any of its subsidiaries; provided, however, that no employee covered by a collective bargaining agreement will be eligible to receive awards under the Omnibus Incentive Plan unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of Encore or any of its subsidiaries; or (iii) consultant or advisor to Encore or any of its subsidiaries or any other person who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above, has entered into an award agreement or who has received written notification from the “Committee” (as described below) or its designee that they have been selected to participate in the Omnibus Incentive Plan.

Administration. Our Omnibus Incentive Plan will be administered by the compensation committee of our board of directors, or such other committee of our board of directors to which it has properly delegated power, or if no such committee or subcommittee exists, our board of directors (such administering body, for purposes of this description of the Omnibus Incentive Plan, the “Committee”). Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of our Omnibus Incentive Plan. The Committee is authorized to: (i) designate participants; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of shares of common stock to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent and under what circumstances awards may be settled in, or exercised for, cash, shares of common stock, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of common stock, other securities, other awards, or other property and other amounts payable with respect to an award will be deferred either automatically or at the election of the participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in our Omnibus Incentive Plan and any instrument or agreement relating to, or award granted under, our Omnibus Incentive Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee may deem appropriate for the proper administration of our Omnibus Incentive Plan; (ix) adopt sub-plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of our Omnibus Incentive Plan. Unless otherwise expressly provided in our Omnibus Incentive Plan, all designations, determinations, interpretations and other decisions under or with respect to our Omnibus Incentive Plan or any award or any documents evidencing awards granted pursuant to our Omnibus Incentive Plan are within the sole discretion of the Committee, may be made at any time, and are final, conclusive and binding upon all persons or entities, including, without limitation, us, any participant, any holder or beneficiary of any award and any of our stockholders.

Awards Subject to our Omnibus Incentive Plan. Our Omnibus Incentive Plan provides that the total number of shares of common stock that may be issued under our Omnibus Incentive Plan is     (the “Absolute Share Limit”); provided, however, that the Absolute Share Limit shall be increased on the first day of each fiscal year beginning with the     fiscal year (the “First Increase Date”) and ending with a final increase on the nine year anniversary of the First Increase Date in an amount equal to the least of (x)     shares of common stock, (y)   % of the total number of shares of common stock outstanding on the last day of the immediately preceding fiscal year, and (z) a lower number of shares of common stock as determined by our board of directors. Of this amount, the maximum number of shares of common stock for which incentive stock options may be granted is    ; and during a single fiscal year, each non-employee director shall be granted a number of shares of common stock subject to awards, taken together with any cash fees paid to such non-employee director during the fiscal year for such non-employee director’s service on our board of directors, equal to a total value of $    or such lower amount as determined by our board of directors.

Except for “Substitute Awards” (as described below), to the extent that an award expires or is canceled, forfeited, terminated, settled in cash, or otherwise is settled without issuance to the participant of the full number of shares of common stock to which the award related, the unissued shares will again be available for grant under our Omnibus Incentive Plan. Except for “Substitute Awards,” shares of common stock withheld in payment of the exercise price, or taxes relating to an award, and shares equal to the number of shares surrendered in payment of any exercise price, or taxes relating to an award, shall be deemed to constitute shares not issued; provided, however, that such shares shall not become available for issuance if either: (i) the applicable shares are withheld or surrendered following the termination of our Omnibus Incentive Plan or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of our Omnibus Incentive Plan subject to stockholder approval under any then-applicable rules of the national securities exchange on which the common stock is listed. No awards may be granted under our Omnibus Incentive Plan after the tenth anniversary of the effective date (as defined in our Omnibus Incentive Plan), but any such awards granted before then may extend beyond that date. Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by us or with which we combine (the “Substitute Awards”), and such Substitute Awards will not be counted against the Absolute Share Limit, except that Substitute Awards intended to qualify as “incentive stock options” will count against the limit on incentive stock options described above.

Grants. All awards granted under our Omnibus Incentive Plan will vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of Performance Conditions. For purposes of this prospectus, “Performance Conditions” means specific levels of performance of Encore (and/or one or more of its subsidiaries, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis on, without limitation, the following measures: (i) net earnings, net income (before or after taxes), or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may be but are not required to be measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) stockholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee retention; (xxiii) objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); (xxiv) comparisons of continuing operations to other operations; (xxv) market share; (xxvi) cost of capital, debt leverage, year-end cash position or book value; (xxvii) strategic objectives; or (xxviii) any combination of the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the performance of one or more of Encore or its subsidiaries as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of Encore and/or one or more of its subsidiaries or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

Options. Under our Omnibus Incentive Plan, the Committee may grant non-qualified stock options and incentive stock options with terms and conditions determined by the Committee that are not inconsistent with our Omnibus Incentive Plan; provided, that all stock options granted under our Omnibus Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our shares of common stock underlying such stock options on the date such stock options are granted (other than in the case of options that are Substitute Awards), and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive stock options, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The maximum term for stock options granted under our Omnibus Incentive Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of our shares of common stock is prohibited by our insider trading policy (or “blackout period” imposed by us), then, to the extent that such non-qualified stock option has a per-share exercise price that is lower than the fair market value of the underlying shares of common stock as of the date on which the term of such non-qualified stock option would otherwise expire, such term will automatically be extended to the 30th day following the end of such period. The exercise price for the shares of common stock as to which a stock option is exercised may be paid to us, to the extent permitted by law (i) in cash, check, cash equivalent and/or shares of common stock valued at fair market value at the time the option is exercised; provided, that such shares of common stock are not subject to any pledge or other security interest and have been held by the participant for at least six months (or such other period established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles) or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation: (a) in other property having a fair market value on the date of exercise equal to the exercise price, (b) if there is a public market for the shares of common stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which we are delivered a copy of irrevocable instructions to a stockbroker to sell the shares of common stock otherwise issuable upon the exercise of the option and to deliver promptly to us an amount equal to the exercise price or (c) a “net exercise” procedure effected by withholding the minimum number of shares of common stock otherwise issuable in respect of an option that is needed to pay the exercise price. Any fractional shares of common stock shall be settled in cash.

Stock Appreciation Rights. The Committee may grant stock appreciation rights (“SARs”) under our Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with our Omnibus Incentive Plan. The Committee may also award SARs independent of any option. Generally, each SAR will entitle the participant upon exercise to an amount (in cash, shares of common stock or a combination of cash and shares, as determined by the Committee) equal to the product of (i) the excess of (a) the fair market value on the exercise date of one share of common stock over (b) the strike price per share of common stock covered by the SAR, times (ii) the number of shares of common stock covered by the SAR, less any taxes required to be withheld. The strike price per share of common stock covered by a SAR will be determined by the Committee at the time of grant but in no event may such amount be less than 100% of the fair market value of a share of common stock on the date the SAR is granted (other than in the case of SARs granted in substitution of previously granted awards).

Restricted Stock and Restricted Stock Units. The Committee may grant restricted shares of our common stock or restricted stock units (“RSUs”). RSUs represent the right to receive, upon vesting and the expiration of any applicable restricted period, one share of our common stock for each RSU, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted share of our common stock, subject to the other provisions of our Omnibus Incentive Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted shares of common stock, including, without limitation, the right to vote such restricted shares.

Other Equity-Based Awards and Other Cash-Based Awards. The Committee may grant other equity-based or cash-based awards under the Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with the Omnibus Incentive Plan.

Effect of Certain Events on the Omnibus Incentive Plan and Awards. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of common stock, other of our securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of common stock or other securities, issuance of warrants or other rights to acquire shares of common stock or other of our securities, or other similar corporate transaction or event that affects the shares of common stock (including a “Change in Control,” as defined in the Omnibus Incentive Plan) or (ii) unusual or nonrecurring events affecting us, including changes in applicable rules, rulings, regulations, or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (i) or (ii), an “Adjustment Event”), the Committee will, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (a) the Absolute Share Limit, or any other limit applicable under the Omnibus Incentive Plan with respect to the number of awards which may be granted thereunder; (b) the number of our shares of common stock or other of our securities (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted under the Omnibus Incentive Plan or any sub-plan; and (c) the terms of any outstanding award, including, without limitation, (x) the number of our shares of common stock or other of our securities (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate; (y) the exercise price or strike price with respect to any award; or (z) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of FASB ASC Topic 718 (or any successor pronouncement thereto)), the Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring. In connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following: (i) substitution or assumption of awards, acceleration of the exercisability of, lapse of restrictions on, or termination of, awards or a period of time for participants to exercise outstanding awards prior to the occurrence of such event (and any such award not so exercised will terminate upon the occurrence of such event); and (ii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including, without limitation, any awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event) the value of such awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of common stock received or to be received by other holders of our shares of common stock in such event), including, without limitation, in the case of stock options and SARs, a cash payment equal to the excess, if any, of the fair market value of the shares of common stock subject to the option or SAR over the aggregate exercise price or strike price thereof, or, in the case of restricted stock, RSUs, or other equity-based awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award prior to cancellation of the underlying shares in respect thereof.

Non-transferability of Awards. No award will be permitted to be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance will be void and unenforceable against us or any of our subsidiaries. However, the Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfers to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.

Amendment and Termination. Our board of directors may amend, alter, suspend, discontinue or terminate our Omnibus Incentive Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination may be made without stockholder approval if (i) such approval is required under applicable law or necessary to comply with any regulatory requirements or for changes in GAAP to new accounting standards; (ii) it would materially increase the number of securities which may be issued under our Omnibus Incentive Plan (except for increases in connection with a change in our capitalization or certain other corporate events); or (iii) it would materially modify the requirements for participation in our Omnibus Incentive Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.

The Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively (including after a termination of employment or service); provided, that, except as otherwise permitted in our Omnibus Incentive Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to such award will not to that extent be effective without such individual’s consent; provided, further, that, except as otherwise permitted in our Omnibus Incentive Plan, (i) no amendment or modification may reduce the exercise price of any option or strike price of any SAR; (ii) the Committee may not cancel any outstanding option or SAR and replace it with a new option or SAR (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the canceled option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.

Dividends and Dividend Equivalents. The Committee in its sole discretion may provide as part of an award dividends or dividend equivalents, on such terms and conditions as may be determined by the Committee in its sole discretion. Any dividends payable in respect of restricted stock awards that remain subject to vesting conditions shall be retained by the Company and delivered to the participant within 15 days following the date on which such restrictions on such restricted stock awards lapse and, if such restricted stock is forfeited, the participant shall have no right to such dividends. Dividends attributable to RSUs shall be distributed to the participant in cash or, in the sole discretion of the Committee, in shares of common stock having a fair market value equal to the amount of such dividends, upon the settlement of the RSUs and, if such RSUs are forfeited, the participant shall have no right to such dividends.

Clawback/Repayment. All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by our board of directors or the Committee and as in effect from time to time, including, without limitation, the Encore Inc. Incentive Compensation Clawback Policy, and (ii) applicable law. To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay us any such excess amount.

Detrimental Activity. If a participant has engaged in any detrimental activity, as defined in our Omnibus Incentive Plan, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following: (i) cancellation of any or all of such participant’s outstanding awards or (ii) forfeiture and repayment to us on any gain realized on the vesting, exercise or settlement of any awards previously granted to such participant.

Employee Stock Purchase Plan

Purpose. In connection with this offering, our board of directors expects to adopt, and we expect Encore Global LP, our sole stockholder, to approve, the Encore Inc. 2026 Employee Stock Purchase Plan, which we refer to as the ESPP, prior to the completion of the offering. The ESPP is intended to give eligible employees an opportunity to acquire shares of our common stock and promote our best interests and enhance our long-term performance.

Under the ESPP, we may authorize offerings that qualify as being under an “employee stock purchase plan” under Section 423 of the Code. We may also authorize offerings under the ESPP that are not intended to comply with the requirements of Section 423 of the Code, which may, but are not required to, be made pursuant to any rules, procedures or sub-plans adopted by the compensation committee of our board of directors for such purpose.

Shares Reserved for the ESPP. The aggregate number of shares of common stock that may be issued under the ESPP may not exceed      shares, subject to adjustment in accordance with the terms of the ESPP. Notwithstanding the foregoing, the share reserve of the ESPP shall automatically be increased on the first day of each fiscal year following the fiscal year in which the effective date of the ESPP occurred (the “First Increase Date”) and ending with a final increase on the nine year anniversary of the First Increase Date by a number of shares of our common stock equal to the least of (x)      shares of common stock and (y)   % of the total number of shares of common stock outstanding on the last day of the immediately preceding fiscal year, and (z) a lower number of shares of common stock as determined by our board of directors. If a purchase right expires or is terminated, surrendered or canceled without being exercised, in whole or in part, the number of shares subject to the purchase right will again be available for issuance and will not reduce the aggregate number of shares available under the ESPP.

Administration. The ESPP will be administered by the compensation committee of our board of directors unless the board of directors elects to administer the ESPP. The compensation committee may appoint one or more agents to assist in the administration of the ESPP and may delegate certain responsibilities or powers subject to ESPP terms and applicable law. Subject to ESPP terms and applicable law, the compensation committee will have full and final authority to take any action with respect to the ESPP, including, without limitation, the authority to: (a) establish, amend and rescind rules and regulations for administration of the ESPP; (b) prescribe the form(s) of any agreements or other instruments used in connection with the ESPP; (c) determine the terms and provisions of the purchase rights granted under the ESPP; (d) determine eligibility and adjudicate all disputed claims filed under the ESPP; and (e) construe and interpret the ESPP, purchase rights, the rules and regulations, and the agreements or other written instruments, and to make all other determinations deemed necessary or advisable for the administration of the ESPP. The compensation committee may also adopt sub-plans relating to the operation and administration of the ESPP to accommodate the specific requirements of local laws and procedures for jurisdictions outside the United States, the terms of which sub-plans may take precedence over the terms of the ESPP, to the extent provided in the ESPP. To the extent inconsistent with the requirements of Section 423 of the Code, purchase rights offered under any such sub-plan will not be required by the terms of the ESPP to comply with Section 423 of the Code.

Effective Date. The ESPP will become effective on or about the date of this offering. However, no offering periods will commence under the ESPP until such time and subject to such terms and conditions as may be determined by the compensation committee of our board of directors. The term of the ESPP will continue until terminated by our board of directors or until the date on which all shares available for issuance under the ESPP have been issued.

Eligible Participants. Subject to the compensation committee’s ability to exclude certain groups of employees on a uniform and nondiscriminatory basis, including Section 16 officers, generally, all of our employees will be eligible to participate in the ESPP if they are employed by us or by a designated company (as defined below) except for (a) any employee who has been employed for less than 90 days, (b) any employee whose customary employment is less than 20 hours per week or (c) any employee whose customary employment is for not more than five months in any calendar year; provided that the compensation committee may determine prior to any purchase period start date that employees outside of the United States who are participating in a separate offering will be “eligible employees” even if they do not meet the requirements of (b) or (c) above if and to the extent required by applicable law. No employee will be eligible to participate if, immediately after the purchase right grant, the employee would own stock (including any stock the employee may purchase under outstanding purchase rights) representing 5% or more of the total combined voting power or value of our common stock. A “designated company” is any subsidiary or affiliate of Encore Inc., whether now existing or existing in the future, that has been designated by the compensation committee from time to time in its sole discretion as eligible to participate in the ESPP. The compensation committee may designate subsidiaries or affiliates of Encore Inc. as designated companies in an offering that does not satisfy the requirements of Section 423 of the Code. For offerings that, when taken together with the ESPP, comply with Section 423 of the Code and the regulations thereunder, only Encore Inc. and its subsidiaries may be designated companies; provided, however, that at any given time, a subsidiary that is a designated company under a Section 423 Code-compliant offering will not be a designated company under an offering that does not comply with Section 423 of the Code.

Contributions. A participant may acquire common stock under the ESPP by authorizing the use of contributions to purchase shares of common stock. Contributions must be at a rate of not less than 1% nor more than 15% (in whole percentages only) of the participant’s total compensation (with certain exclusions as set forth in the ESPP or as otherwise determined by the compensation committee). All contributions made by a participant will be credited (without interest) to his or her account. A participant may discontinue plan participation as provided in the ESPP, but a participant may not alter the amount of his or her contributions during an offering period. However, a participant’s contribution election may be decreased to 0% at any time during an offering period to the extent necessary to comply with Section 423 of the Code or the terms of the ESPP. A participant may not make separate cash payments into his or her account except in limited circumstances when the participant is on leave of absence or unless otherwise required by applicable law. A participant may withdraw contributions credited to his or her account during an offering period at any time before the applicable purchase period end date.

Offering Periods and Purchase Price. The ESPP generally provides for offering periods, with one purchase period in each offering period. The compensation committee has the authority to change the duration of a purchase period; provided that the change is announced a reasonable period of time prior to its effective date and the purchase period is not greater than 27 months.

On the first day of an offering period, a participant will be granted a purchase right to purchase on the purchase period end date, at the applicable purchase price, the number of shares of common stock as is determined by dividing the amount of the participant’s contributions accumulated as of the last day of the purchase period by the applicable purchase price; provided that (a) no participant may purchase shares of common stock with a fair market value (as of the date of purchase right grant) in excess of $25,000 (or local equivalent) per calendar year in the case of offerings intended to comply with Section 423 of the Code; and (b) in no event will the aggregate number of shares subject to purchase rights during a purchase period exceed the number of shares then available under the ESPP or the maximum number of shares available for any single purchase period (as determined by the compensation committee from time to time).

The purchase price will be 85% (or such greater percentage as may be determined by the compensation committee prior to the start of any purchase period) of the lesser of (i) the fair market value per share of our common stock as determined on the applicable grant date of the purchase right or (ii) the fair market value per share of our common stock as determined on the applicable purchase period end date (provided that, in no event may the purchase price be less than the par value per share of our common stock). The compensation committee may determine prior to a purchase period to calculate the purchase price for such period solely by reference to the fair market value of a share on the applicable purchase period end date or applicable grant date of the purchase right, or based on the greater (rather than the lesser) of such values.

A participant’s purchase right to purchase shares of common stock during a purchase period will be exercised automatically on the purchase period end date for that purchase period unless the participant withdraws at least 30 days prior to the end of the purchase period or his or her participation is terminated. On the purchase period end date, a participant’s purchase right will be exercised to purchase that number of shares which the accumulated contributions in his or her account at that time will purchase at the applicable purchase price, but not in excess of the number of shares subject to the purchase right or other ESPP terms. Subject to the terms of the ESPP, a purchase right will generally terminate on the earlier of the date of the participant’s termination of employment or the last day of the applicable purchase period.

Rights as Stockholder. A participant will have no rights as a stockholder with respect to our shares that the participant has a purchase right to purchase in any offering until those shares are issued to the participant.

Rights Not Transferable. A participant’s rights under the ESPP will be exercisable only by the participant and are not transferable other than by will or the laws of descent or distribution.

Effect of a Change in Control; Adjustments. If there is any change in the outstanding shares of our common stock because of a merger, change in control (as defined in our Omnibus Incentive Plan), consolidation, recapitalization or reorganization involving Encore Inc., or if our board of directors declares a stock dividend, stock split distributable in shares of common stock or reverse stock split, other distribution or combination or reclassification of our common stock, or if there is a similar change in the capital stock structure of Encore Inc. affecting our common stock, then the number and type of shares of our common stock reserved for issuance under the ESPP will be correspondingly adjusted and, subject to applicable law, the compensation committee will make such adjustments to purchase rights or to any ESPP provision as the compensation committee deems equitable to prevent dilution or enlargement of purchase rights or as may otherwise be advisable. In addition, in the event of a change in control, the compensation committee’s discretion includes, but is not limited to, the authority to provide for any of, or a combination of any of, the following:

•	assumption or substitution of purchase rights by a successor entity (or parent or subsidiary of such successor);

•	selection of a date on which all outstanding purchase rights will be exercised on or before the consummation date of the change in control;

•	termination of outstanding purchase rights and refund of accumulated contributions to each participant prior to the change in control; or

•	continuation of outstanding purchase rights unchanged.

Amendment and Termination. The ESPP may be amended, altered, suspended and/or terminated at any time by our board of directors; provided, that approval of an amendment to the ESPP by our stockholders will be required to the extent, if any, that stockholder approval of such amendment is required by applicable law. The compensation committee may (subject to the provisions of Section 423 of the Code and the ESPP) amend, alter, suspend and/or terminate any purchase right granted under the ESPP, prospectively or retroactively, but (except as otherwise provided in the ESPP) such amendment, alteration, suspension or termination of a purchase right may not, without the written consent of a participant with respect to an outstanding purchase right, materially adversely affect the rights of the participant with respect to the purchase right. In addition, the compensation committee has unilateral authority to (a) subject to the provisions of Section 423 of the Code, amend the ESPP and any purchase right (without participant consent) to the extent necessary to comply with applicable law or changes in applicable law and (b) make adjustments to the terms and conditions of purchase rights in recognition of unusual or nonrecurring events affecting us or any parent or subsidiary corporation (each as defined under Section 424 of the Code), or our financial statements (or those of any parent or subsidiary corporation), or of changes in applicable law, or accounting principles, if the compensation committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of benefits intended to be made available under the ESPP or necessary or appropriate to comply with applicable accounting principles or applicable law.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The agreements described in this section, or forms of such agreements as they will be in effect at the time of this offering, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto.

Stockholders Agreement

In connection with this offering, we intend to enter into a stockholders agreement with Blackstone. This agreement, among other things, permits Blackstone to designate an agreed number of individuals as directors (such directors, the “Designated Directors” and each, a “Designated Director”), such that, the number of Designated Directors serving as directors of our company will be equal to: if Blackstone and its affiliates together beneficially own: (i) at least 50% of the outstanding shares of common stock, the lowest whole number that is greater than 50% of the total number of directors comprising our board of directors; (ii) at least 40% (but less than 50%) of the outstanding shares of common stock, the lowest whole number that is at least 40% of the total number of directors comprising our board of directors; (iii) at least 30% (but less than 40%) of the outstanding shares of common stock, the lowest whole number that is at least 30% of the total number of directors comprising our board of directors; (iv) at least 20% (but less than 30%) of the outstanding shares of common stock, the lowest whole number that is at least 20% of the total number of directors comprising our board of directors; and (v) at least 5% (but less than 20%) of the outstanding shares of common stock, the lowest whole number that is at least 10% of the total number of directors comprising our board of directors. Based on our expectation that Blackstone and its affiliates together will beneficially own a majority of our outstanding shares of common stock immediately following this offering and that our board of directors will consist of     directors, Blackstone will have the right to designate     directors at the time of this offering. Assuming our board size remains the same, the number of directors that Blackstone is entitled to designate will decrease proportionately to: (i)     directors if Blackstone and its affiliates together beneficially own at least 40% (but less than 50%) of the outstanding shares of common stock, (ii)     directors if Blackstone and its affiliates together beneficially own at least 30% (but less than 40%) of the outstanding shares of common stock; (iii)     directors if Blackstone and its affiliates together beneficially own at least 20% (but less than 30%) of the outstanding shares of common stock; and (iv)     directors if Blackstone and its affiliates together beneficially own at least 5% (but less than 20%) of the outstanding shares of common stock. In addition, if Blackstone and its affiliates together beneficially own at least 3% of the outstanding shares of common stock, Blackstone will have the right to appoint a non-voting observer to attend meetings of our board of directors.

In addition, the stockholders agreement will permit Blackstone to assign its rights and obligations under the stockholders agreement, in whole or in part, without our prior written consent. Furthermore, the stockholders agreement requires us to cooperate with Blackstone in connection with certain future pledges, hypothecations, grants of security interest in, or transfers (including to third party investors) of any or all of the common stock held by Blackstone, including to banks or financial institutions as collateral or security for loans, advances or extensions of credit.

Although Blackstone may be permitted to designate a certain number of individuals pursuant to the foregoing provisions, there is no requirement that Blackstone designate all (or any) such individuals. Encore Inc. has been advised by the Blackstone that at the time of the offering, Blackstone intends to designate two directors (Mr. Kestnbaum and Mr. Trebilco). If the stockholders agreement remains in effect, Designated Directors may be removed only with the consent of the Designated Stockholder that designated such Designated Director. Moreover, Blackstone has certain customary information rights pursuant to the stockholders agreement.

Information and Access Agreements

In connection with this offering, we intend to enter into separate information and access agreements with Goldman Sachs and W Capital that, among other things, permits each of Goldman Sachs and W Capital to designate one non-voting observer to our board of directors for so long as such party and its affiliates continues to together beneficially own at least 3% of the outstanding shares of common stock. Moreover, the information and access agreements provide Goldman Sachs, W Capital and their respective affiliates with information rights.

Registration Rights Agreement

In connection with this offering, we will enter into a registration rights agreement with our Principal Stockholders, W Capital, J. Michael McIlwain, Benjamin E. Erwin, J. Whitney Markowitz, and Michael Leone, which will provide for customary “demand” registrations and “piggyback” registration rights. The registration rights agreement also will provide that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Blackstone and W Capital Investment

On December 5, 2024, Encore Global LP, a Delaware limited partnership (“Encore Global LP”) and the direct parent of the Company, issued 540,000,000 units of Class D convertible preferred equity (the “Class D Preferred Units”) to Blackstone and W Capital at a purchase price of $1.00 per unit for an aggregate cash consideration of $540 million. The proceeds from the issuance were used to repay indebtedness in conjunction with the refinancing under the Senior Secured Credit Facilities. For more information on the Senior Secured Facilities see “Description of Certain Indebtedness.” Prior to this offering and following the forward stock split, pursuant to the Reorganization Transactions, the Class D Preferred Units will convert into common units of Encore Global LP and Encore Global LP will then distribute out all shares of our common stock that it owns to our existing owners, who will as a result become our direct stockholders.

Support and Services Agreement

In connection with Blackstone’s acquisition of a majority interest in Encore, we and Encore Global LP entered into a support and services agreement dated as of August 8, 2018 with Blackstone Management Partners L.L.C. (“BMP”), Blackstone Capital Partners VII L.P., and Blackstone Real Estate Partners VIII L.P., each affiliates of Blackstone. Under the support and services agreement, the Company and Encore Global LP are required to pay or reimburse Blackstone and its affiliates for out-of-pocket expenses incurred by Blackstone and its affiliates and are required to indemnify BMP and its affiliates and their related parties, in each case, in connection with the provision of such services under the support and services agreement.

During the year ended December 31, 2023, we paid approximately $0.4 million to Blackstone and its affiliates pursuant to the support and services agreement. We did not make any payments to Blackstone and its affiliates pursuant to the support and services agreement for the years ended December 31, 2024 and 2025, respectively. The support and services agreement will continue in effect following this offering.

Other Transactions

In the normal course of business, we provide event technology services to Goldman Sachs and Blackstone and to their wholly owned subsidiaries. We recognized revenue of $7.0 million, $3.2 million and $2.8 million for event technology services provided to Goldman Sachs during the years ended December 31, 2025, 2024 and 2023, respectively. We recognized revenue of $6.7 million, $3.8 million and $4.2 million for event technology services provided to Blackstone during the years ended December 31, 2025, 2024 and 2023, respectively. In addition, we enter into transactions in the normal course of business with other affiliates of Blackstone, including contracts with hotels and the provision of event technology services to these affiliates.

During the years ended December 31, 2025, 2024 and 2023, Encore Global LP entered into a number of fixed interest swap agreements with an affiliate of Goldman Sachs and paid $0.8 million, received $1.9 million and received $1.0 million, respectively, of net interest payments from that affiliate, which it recorded in interest expense offsetting the cash flows received from the interest rate swap with the interest payments on the underlying borrowings for which the swap transaction is being hedged.

Statement of Policy Regarding Transactions with Related Persons

Prior to the completion of this offering, our board of directors will adopt a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our Chief Legal Officer any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our Chief Legal Officer will then promptly communicate that information to our audit committee. No related person transaction entered into following the completion of this offering will be executed without the approval or ratification of our audit committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Indemnification of Directors and Officers

We have entered, or will enter, into an indemnification agreement with each of our directors and executive officers. The indemnification agreements, together with our amended and restated bylaws, will provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions. The indemnification agreements, together with our amended and restated bylaws, will also require us to advance expenses, including attorneys’ fees, incurred by our directors and officers in defending against proceedings to which they are or are threatened to be made a party or participant, to the fullest extent permitted by law, subject to limited exceptions. In addition, our amended and restated certificate of incorporation provides that our directors and officers will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as directors or officers to the fullest extent permitted by the DGCL. There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our common stock by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group.

The percentage of beneficial ownership of shares of our common stock outstanding before the offering as set forth below is based on the number of shares of our common stock to be issued and outstanding immediately prior to the consummation of this offering. The percentage of beneficial ownership of our common stock after the offering as set forth below is based on shares of our common stock to be issued and outstanding immediately after the offering, after giving effect to the conversion of preferred units held by members of Encore Global LP into shares of our common stock, and the subsequent distribution of our common stock to members of Encore Global LP. Beneficial ownership is determined in accordance with the rules of the SEC.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares. Unless otherwise noted, the address of each beneficial owner is c/o Encore Inc., 5100 N. River Road, Suite 300, Schiller Park, Illinois 60176.

	Shares of Common Stock Beneficially Owned Prior to This Offering		Shares of Common Stock Beneficially Owned Following This Offering
			Assuming Underwriters’ Option is Not Exercised		Assuming Underwriters’ Option is Exercised in Full
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage
5% Stockholders:
Blackstone(1)
Goldman Sachs(2)
W Capital(3)
Directors and Named Executive Officers:
Benjamin E. Erwin
Becky A. Sheehan
J. Whitney Markowitz
Evan Swidler
Charles B. Young
David F. D’Alessandro
Monte E. Ford
Amy E. Fuller
John J. Gavin
David N. Kestnbaum
Scott Trebilco
Directors and executive officers as a group (10 persons)

*	Less than 1%
(1)

Reflects      shares directly held by BCP Tucson Aggregator LP and      shares directly held by BRE Tucson Holdings L.P. (together, the “Blackstone Funds”). BCP VII Holdings Manager L.L.C. is the general partner of BCP Tucson Aggregator LP. Blackstone Management Associates VII L.L.C. is the sole member of BCP VII Holdings Manager L.L.C. BMA VII L.L.C. is the sole member of Blackstone Management Associates VII L.L.C. Blackstone Holdings III L.P. is the managing member of BMA VII L.L.C.

Blackstone Real Estate Associates VIII L.P. is the general partner of BRE Tucson Holdings L.P. BREA VIII L.L.C. is the general partner of Blackstone Real Estate Associates VIII L.P. Blackstone Holdings III L.P. is the managing member of BREA VIII L.L.C.

Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. Blackstone Inc. is the sole member of Blackstone Holdings III GP Management L.L.C.

The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities (other than the Blackstone Funds to the extent of its holdings). The address of Mr. Schwarzman and each of the other entities listed in this footnote is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

(2)

Shares shown as beneficially owned by affiliates of The Goldman Sachs Group, Inc. reflect an aggregate of the following record ownership:     shares held by Broad Street Principal Investments, L.L.C.;     shares held by StoneBridge 2018, L.P.;     shares held by StoneBridge 2018 Offshore, L.P.;     shares held by StoneBridge 2019, L.P.; and     shares held by StoneBridge 2019 Offshore, L.P. Goldman Sachs Asset Management, L.P. and Broad Street Principal Investments, L.L.C. are wholly-owned subsidiaries of The Goldman Sachs Group, Inc. Goldman Sachs Asset Management, L.P. is the investment manager of StoneBridge 2018, L.P., StoneBridge 2018 Offshore, L.P., StoneBridge 2019, L.P. and StoneBridge 2019 Offshore, L.P. (collectively, with Broad Street Principal Investments, L.L.C., the “GS Entities”). Each of The Goldman Sachs Group, Inc. and Goldman Sachs Asset Management, L.P. may be deemed to beneficially own indirectly all the shares of common stock owned by the GS Entities because affiliates of The Goldman Sachs Group, Inc. and Goldman Sachs Asset Management, L.P. are the parent, general partner, managing general partner, managing member or member of each of the GS Entities. The address for the GS Entities, The Goldman Sachs Group, Inc. and Goldman Sachs Asset Management, L.P. is 200 West Street, New York, New York 10282.

(3)

Reflects     shares directly held by W-Prime Entourage, L.P. (“W-Prime Entourage”). W-Prime Entourage GP, L.P. (“W-Prime GP”) is the general partner of W-Prime Entourage and W Capital Management, LLC (“W Capital Management”) is its investment manager. AXA IM US Group Holding LLC (“AXA IM US”) is the sole member of W Capital Management. AXA IM US is a wholly owned subsidiary of BNP Paribas US Wholesale Holdings, Corp. which is itself a wholly owned subsidiary of BNP Paribas USA, Inc. which is in turn a wholly owned subsidiary of BNP Paribas SA. (“BNP Paribas”). The address of the principal offices of each of W-Prime Entourage and W Capital Management is 400 Park Avenue, Suite 910, New York, NY 10022. The address of the principal office of AXA IM US is 400 Atlantic Street, Suite 1000, Stamford, CT 06901. The address of the principal office of each of BNP Paribas US Wholesale Holdings, Corp. and BNP Paribas USA, Inc. is 787 7th Avenue, 5th Floor Annex, New York, NY 10019. The address of the principal office of BNP Paribas is 16 Boulevard Des Italiens, Paris 75009, France.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following section summarizes the terms of our material principal indebtedness.

Senior Secured Credit Facilities

Overview

On December 5, 2024, certain subsidiaries of the Company entered into a credit agreement (the “Credit Agreement”) with certain financial institutions and Sixth Street Lending Partners, as agent, which governs the Senior Secured Credit Facilities (as defined below). The borrower under the Senior Secured Credit Facilities, AVSC Holding Corp. (the “Borrower”), is a wholly owned subsidiary of the Company. The Senior Secured Credit Facilities are guaranteed by the Company and by substantially all of the Borrower’s wholly owned subsidiaries organized in the United States, with customary exceptions including, among other things, where providing such guarantees is not permitted by law, regulation or contract or would result in material adverse tax consequences (the “subsidiary guarantors” and, together with the Company and the Borrower, the “loan parties”). The Senior Secured Credit Facilities include capacity available for issuing letters of credit and for borrowings on same-day notice, referred to as swing line loans. The Senior Secured Credit Facilities initially consist of:

•	a term loan facility in an original aggregate principal amount of $2,350 million (the “Term Loan Facility”); and

•

a revolving credit facility in an original aggregate principal amount of up to $250 million (the “Revolving Credit Facility,” and together with Term Loan Facility, the “Senior Secured Credit Facilities”).

The Senior Secured Credit Facilities provide that the Borrower has the right at any time to request additional term loan tranches and/or term loan increases, increases in the revolving commitments and/or additional revolving credit facilities up to the sum of (i) the greater of (a) $475.0 million and (b) an amount equal to 100.0% of pro forma consolidated EBITDA for the most recently ended four consecutive fiscal quarter period in respect of which financial statements are internally available, plus (ii) an amount equal to all voluntary prepayments, repurchases, redemptions and other retirements of the term loans under the Credit Agreement and certain other reductions of incremental and incremental equivalent and other debt and permanent reductions of revolving credit and delayed draw term loan commitment under the Credit Agreement, in each case secured by liens on the collateral securing the Senior Secured Credit Facilities (the “Collateral”) on an equal priority basis, in each case, prior to or simultaneous with the date of any such incurrence (to the extent not funded with the proceeds of long-term debt other than revolving loans), plus (iii) an additional unlimited amount such that, after giving pro forma effect to such incurrence, (a) if such additional amounts are secured by liens on the Collateral on an equal priority basis with the liens on the Collateral securing the Senior Secured Credit Facilities, the consolidated first lien net leverage ratio of the Borrower and its restricted subsidiaries does not exceed 5.00 to 1.00, (b) if such additional amounts are secured by Liens on the Collateral on a junior lien basis to the liens on the Collateral securing the Senior Secured Credit Facilities, the consolidated secured net leverage ratio of the Borrower and its restricted subsidiaries does not exceed 5.50 to 1.00 and (c) if such additional amounts are unsecured (or, to the extent incurred by a restricted subsidiary that is not a loan party, not secured by all or any portion of the collateral), the consolidated total net leverage ratio of the Borrower and its restricted subsidiaries does not exceed 6.00 to 1.00. The lenders under the Senior Secured Credit Facilities are not under any obligation to provide any such incremental commitments or loans, which are uncommitted, and any such addition of or increase in commitments or loans is subject to obtaining commitments and certain customary conditions precedent set forth in the Senior Secured Credit Facilities.

Interest Rate and Fees

The Term Loan Facility bears interest at a rate per annum equal to the Term Secured Overnight Financing Rate (“SOFR”), plus the Applicable Rate. The Applicable Rate is 5.0% and, following the delivery of consolidated financial statements for the fiscal quarter ended March 31, 2025, may be reduced by 0.25% so long as certain leverage ratios are met, as set forth in the Credit Agreement. SOFR is defined as the SOFR Reference Rate for a tenor comparable to the applicable interest period (at a period of one, three, six or (if agreed by all relevant lenders) twelve months as set forth in the Credit Agreement), and is subject to a floor of 0.75%.

The Revolving Credit Facility bears interest at a rate per annum equal to Term SOFR plus the Applicable Rate. The Applicable Rate is 5.0% and, following the delivery of consolidated financial statements for the fiscal quarter ended March 31, 2025, may be reduced by 0.25% so long as certain leverage ratios are met, as set forth in the Credit Agreement. SOFR is defined as the SOFR Reference Rate for a tenor comparable to the applicable interest period (at a period of one, three, six or (if agreed by all relevant lenders) twelve months as set forth in the Credit Agreement), and is subject to a floor of 0.75%. The Applicable Rate under the Term Loan Facility and the Revolving Credit Facility may be further reduced by 0.25% subject to meeting certain conditions set forth in the Credit Agreement, including the consummation of this offering. Additionally, the Revolving Credit Facility is subject to a commitment fee rate of 0.5% per annum in respect to any unused capacity (for which purpose any outstanding swing line loans are considered unused and any outstanding letters of credit are considered used) and for the year ended December 31, 2024, $72,000 of commitment fees have accrued under this facility.

Prepayments

Mandatory prepayments related to the calculated Excess Cash Flow (“ECF”) amount (as defined in the Credit Agreement) are required within five (5) business days following the delivery of annual consolidated financial statements (commencing with the year ending December 31, 2025), in the aggregate amount of the Applicable ECF Percentage times the calculated Excess Cash Flow (each as defined in the Credit Agreement), less certain deductions and subject to certain minimum thresholds specified in the Credit Agreement. The Applicable ECF Percentage is defined as 50.0% if the Consolidated First Lien Net Leverage Ratio as of the last day of the applicable fiscal year is greater than 4.50 to 1.00, 25% if the Consolidated First Lien Net Leverage Ratio as of the last day of the applicable fiscal year is less than or equal to 4.50 to 1.00 but greater than 4.00 to 1.00, and 0% if the Consolidated First Lien Net Leverage Ratio as of the last day of the applicable fiscal year is equal to or less than to 4.00 to 1.00. Other mandatory prepayments are required as defined in the Credit Agreement related to certain asset sales and casualty events (less certain deductions and to reinvestment rights, and subject to certain minimum thresholds).

Amortization and Maturity

Beginning with the quarter ended June 30, 2025, mandatory quarterly amortization payments on the Term Loan Facility are required in amounts equal to 0.25% of the principal amount of the Term Loan Facility outstanding as of the date of the closing of the Term Loan Facility.

Principal amounts outstanding under the Term Loan Facility are due and payable in full at maturity on December 5, 2031. Principal amounts outstanding under the Revolving Credit Facility are due and payable in full at maturity on December 5, 2029.

Guarantee and Security

All obligations of the Borrower, the other loan parties and the restricted subsidiaries under the Senior Secured Credit Facilities and under any swap agreements and cash management arrangements that are entered into by the Borrower or any of its restricted subsidiaries and that, in either case, are provided by any agent or lender party to the Senior Secured Credit Facilities or any of their respective affiliates or are otherwise designated as secured obligations by the Borrower (collectively, the “secured obligations”) are unconditionally guaranteed by the Company and the other loan parties.

All secured obligations, including the guarantees thereof, are secured, subject to permitted liens and other exceptions, by substantially all of the assets of the Borrower and each other loan party, including but not limited to: (i) a perfected pledge of all of the capital stock of the Borrower held by the Company, all of the capital stock held by the Borrower or any subsidiary guarantor in any material first-tier wholly-owned restricted subsidiary organized in the United States (subject to certain exceptions) and up to 65% of the capital stock issued and outstanding by each direct wholly owned non-U.S. restricted subsidiary of the Borrower or any subsidiary guarantor that is a CFC or any FSHCO (subject to certain exceptions) and (ii) perfected security interests in substantially all tangible and intangible personal property of the Borrower and the subsidiary guarantors (in each case, subject to certain exceptions and exclusions).

Certain Covenants and Events of Default

The Senior Secured Credit Facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the Borrower and its restricted subsidiaries’ ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	create or incur liens;

•	engage in mergers or consolidations;

•	sell, transfer or otherwise dispose of assets;

•	make investments, acquisitions, loans or advances;

•	pay dividends and distributions or repurchase capital stock;

•	prepay, redeem, or repurchase any subordinated indebtedness;

•	enter into agreements which limit our ability and the ability of restricted subsidiaries to incur liens on assets; and

•	enter into amendments to certain subordinated indebtedness in a manner materially adverse to the lenders.

In addition, with respect to the Revolving Credit Facility, the Credit Agreement requires the Borrower to maintain, as of the last day of each four fiscal quarter period, a consolidated first lien net leverage ratio of no greater than 8.33 to 1.00 only if, as of the last day of the applicable fiscal quarter, revolving loans under the Revolving Credit Facility (including swing line loans, but excluding (i) for the first four test consecutive fiscal quarters for which financial statements are required to be delivered under the Credit Agreement, any revolving credit loans applied to finance fees and expenses in connection with the 2024 Refinancing Transactions, (ii) letters or credit that are undrawn or that have been cash collateralized or backstopped and (iii) any other letters of credit (whether or not cash collateralized or backstopped) that are undrawn) in an aggregate amount greater than 40% of the total commitments under the Revolving Credit Facility at such time. The springing financial covenant described in the foregoing sentence is subject to customary equity cure rights and may be amended or waived with the consent of the lenders holding a majority of the commitments under the Revolving Credit Facility.

The Credit Agreement also contains certain customary affirmative covenants and events of default for facilities of this type, including relating to a change of control. If an event of default occurs, the lenders under the Senior Secured Credit Facilities are entitled to take various actions, including the acceleration of amounts due under the Senior Secured Credit Facilities and all actions permitted to be taken by secured creditors.

DESCRIPTION OF CAPITAL STOCK

In connection with this offering, we will amend and restate our certificate of incorporation and our bylaws. The following is a description of the material terms of, and is qualified in its entirety by, Encore Inc.’s amended and restated certificate of incorporation and amended and restated bylaws, each of which will be in effect upon the consummation of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. Under “Description of Capital Stock,” “we,” “us,” “our,” the “Company,” and “our company” refer to Encore Inc. and not to any of its subsidiaries.

Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Upon the consummation of this offering, our authorized capital stock will consist of      shares of common stock, par value $0.001 per share, and      shares of preferred stock, par value $0.001 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefore, subject to any statutory or contractual restrictions on the payment of dividends and to the rights of the holders of one or more outstanding series of our preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors, and subject to the rights of the holders of one or more outstanding series of preferred stock, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution to stockholders.

All shares of our common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The common stock will not be subject to further calls or assessments by us. Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, and subject to the terms of our amended and restated certificate of incorporation, the authorized shares of preferred stock will be available for issuance without further action by holders of our common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which our board of directors may, except where otherwise provided in any preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable on shares of such series;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs or other event;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible, and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series of our capital stock; and

•	the voting powers, if any, of the holders of the series.

We could issue one or more series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights or interests of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock, or subordinating the rights of the common stock to distributions upon a liquidation, dissolution, or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Dividends

The DGCL permits the board of directors of a corporation, subject to any restrictions in the certificate of incorporation, to declare and pay dividends out of the corporation’s “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets is an amount equal to the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, the remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our board of directors.

We have no current plans to pay dividends on our common stock as a public company. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries. In addition, our ability to pay dividends will be limited by covenants in our existing indebtedness and may be limited by the agreements governing any indebtedness we or our subsidiaries may incur in the future. See “Dividend Policy.”

Annual Stockholder Meetings

Our amended and restated bylaws provide that annual stockholder meetings will be held at a date, time, and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings solely by means of remote communications, including by webcast.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our amended and restated certificate of incorporation, amended and restated bylaws, and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control, and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest, or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the NYSE, which would apply so long as our common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.

Our board of directors may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay, or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions, and to fund employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Business Combinations

We have elected not to be governed by Section 203 of the DGCL, which is Delaware’s anti-takeover statute that, subject to certain exceptions and approvals, restricts “business combinations,” including specified mergers, asset sales, stock sales, and other transactions, between a corporation and its subsidiaries, on the one hand, and any interested stockholder (generally defined to mean a person who (x) owns 15% or more of the outstanding voting stock of the corporation or (y) is an affiliate or associate of us and was the owner of 15% or more of our voting stock within the three-year period before the date on which it is sought to be determined whether such person is an “interested stockholder,” and the affiliates or associates of such person), on the other, for a three-year period following the time the person became an interested stockholder. However, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2⁄3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock and was an affiliate of us. For purposes of this section only, “voting stock” generally means any class or series of our stock that is entitled to vote generally in the election of directors. References to a percentage of voting stock in this section refer to the percentage of the votes of such voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that our Principal Stockholders and their affiliates, and any of their respective direct or indirect transferees, and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors, the chair of our board, or the chief executive officer; provided, however, that at any time when Blackstone is entitled to designate a Designated Director, special meetings of our stockholders shall also be called by the board of directors or the chair of the board of directors at the request of Blackstone. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying, or discouraging hostile takeovers, or changes in control or management of the Company.

Director Nominations and Stockholder Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to the parties to the stockholders agreements so long as the relevant agreements remains in effect. Our amended and restated bylaws allow the chair of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Consent

Pursuant to Section 228 of the DGCL, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not permit our common stockholders to act by consent in lieu of a meeting unless such action is (i) recommended by all directors then in office or (ii) at any time when Blackstone is entitled to designate a Designated Director, approved by Blackstone.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger, consolidation, statutory conversion or statutory domestication, transfer, or continuance in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger, consolidation, statutory conversion or statutory domestication, transfer, or continuance will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, plus interest, if any, on the amount determined to be the fair value, from the effective time of the merger, consolidation, statutory conversion or statutory domestication, transfer, or continuance through the date of payment of the judgment.

Stockholders Agreement

We intend to enter into a stockholders agreement with Blackstone in connection with this offering. See “Certain Relationships and Related Person Transactions—Stockholders Agreement” for a description of this agreement. Among other things, this agreement will grant Blackstone the right to designate an agreed number of individuals to our board of directors. Our amended and restated certificate of incorporation implements provisions of this agreement.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions, including by making a pre-suit demand on our board of directors or satisfying its burden to show that any pre-suit demand would be futile. Our amended and restated certificate of incorporation has vested an independent and disinterested litigation demand committee with sole and exclusive authority to consider the merits of any such demands and make decisions and taken actions with respect to any such demands, including whether to initiate a proceeding. This provision may affect a stockholder’s ability to commence or control a derivative proceeding.

Exclusive Forum

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation includes forum selection provisions.

More specifically, our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf (other than causes of action subject to the Federal Forum Provision as described below); (ii) any action asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder, or employee of the company to the company or our stockholders; (iii) any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine.

Our amended and restated certificate of incorporation further provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolution of any cause of action, including any derivative action or proceeding brought on our behalf, arising under the federal securities laws of the United States of America, including, in each case, the applicable rules and regulations promulgated thereunder (the “Federal Forum Provision”). While Section 22 of the Securities Act creates jurisdiction for U.S. federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, the Supreme Court of the State of Delaware has held that provisions vesting jurisdiction for the resolution of federal securities claims in U.S. federal (and not state) courts are facially valid under Delaware law.

It is possible that a court could find our forum selection provisions to be inapplicable or unenforceable and, accordingly, we could be required to litigate claims in multiple jurisdictions, incur additional costs or otherwise not receive the benefits that we expect our forum selection provisions to provide. Further, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. For the avoidance of doubt, the forum selection provision described above will not apply to any direct action to enforce rights under the Exchange Act or Securities Act.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If a court were to find the Federal Forum Provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm our business. However, investors cannot waive, and will not be deemed to have waived, compliance with the federal securities laws and the rules and regulations thereunder as a result of our forum selection provisions. See “Risk Factors—Risks Related to this Offering and Ownership of our Common Stock—Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware or the federal district courts of the United States of America, as applicable, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or the Company’s directors, officers or other employees.”

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors, or stockholders or their respective affiliates, other than those officers, directors, stockholders, or affiliates who are our or our subsidiaries’ employees. As a consequence of this waiver, none of our Principal Stockholders, W Capital, or any of their respective affiliates nor any of our directors who are not employed by us (including any non-employee director who serves as one of our officers in both their director and officer capacities) or their affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that the Principal Stockholders, W Capital, or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or themselves or its or their affiliates or for us or our affiliates, as a consequence of this waiver, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in their capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business. The stockholders agreement we will enter into with Blackstone will also contain provisions providing Blackstone with access to our corporate information.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and certain officers to corporations and their stockholders for monetary damages for breaches of their fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors and officers for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior. Under current law, this provision will not limit or eliminate the liability of any officer in any action by or in the right of the Company, including any derivative claim. Further, the exculpation from liability for monetary damages does not apply to any director or officer if the director or officer has breached their duty of loyalty to the corporation and its stockholders, acted in bad faith, knowingly or intentionally violated the law, or derived an improper benefit from their actions as a director or officer. In addition, exculpation does not apply to any director in connection with the authorization of illegal dividends, redemptions or stock repurchases.

Our amended and restated bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL, subject to limited exceptions. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors and officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock will be Broadridge Corporate Issuer Solutions, LLC.

Listing

We intend to apply to list our common stock on the NYSE under the symbol “ECR.”

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income tax consequences to a non-U.S. holder (as defined herein) of the purchase, ownership and disposition of shares of our common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. Accordingly, the discussion below neither binds the IRS nor the courts, and there can be no assurance that the IRS or a court will agree with such statements and conclusions. This summary deals only with common stock that is held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of shares of our common stock that is not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, U.S. federal alternative minimum taxes, U.S. federal estate and gift taxes, or the effects of any state, local, or non-United States tax laws. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for U.S. federal income tax purposes, tax-exempt organizations or governmental organizations, persons deemed to sell our common stock under the constructive sale provisions of the Code, persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation, tax-qualified retirement plans, “qualified foreign pension funds” as defined in the Code and entities all of the interests of which are held by qualified foreign pension funds or persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. For purposes of this summary, a non-U.S. holder does not include a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes. If you are a partnership or a partner of a partnership considering an investment in our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Dividends

As discussed above under “Dividend Policy,” we do not currently anticipate paying cash dividends on shares of our common stock in the foreseeable future. In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of shares of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in shares of our common stock, the excess will be treated as a capital gain from the disposition of shares of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”).

Subject to the discussions below under “Information Reporting and Backup Withholding” and “Additional Withholding Requirements,” dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States. real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code) such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our common stock, proposed United States Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for shares of our common stock. We cannot predict the effect, if any, future sales of shares of common stock, or the availability for future sale of shares of common stock, will have on the market price of shares of our common stock prevailing from time to time. The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. See “Risk Factors—Risks Related to this Offering and Ownership of our Common Stock—If we or our existing investors sell additional shares of our common stock after this offering or are perceived by the public markets as intending to sell them, the market price of our common stock could decline.”

Upon completion of this offering, we will have a total of      shares of our common stock outstanding. Of the outstanding shares, the      shares sold in this offering (or      shares if the underwriters exercise in full their option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding      shares of common stock held by our existing owners and management after this offering (or      shares if the underwriters exercise in full their option to purchase additional shares) will be deemed restricted securities under Rule 144 and may be sold in the public market only if registered or if they qualify for an exemption from registration, including the exemption pursuant to Rule 144 which we summarize below.

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our Omnibus Incentive Plan and our ESPP. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

Our amended and restated certificate of incorporation authorizes us to issue additional shares of common stock and options, rights, warrants and appreciation rights relating to common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion. In accordance with the DGCL and the provisions of our amended and restated certificate of incorporation, we may also issue series of preferred stock that has designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to shares of common stock. See “Description of Capital Stock.”

Registration Rights

In connection with this offering, we intend to enter into a registration rights agreement with our Principal Stockholders, W Capital, J. Michael McIlwain, Benjamin E. Erwin, J. Whitney Markowitz, and Michael Leone. See “Certain Relationships and Related Person Transactions—Registration Rights Agreement.”

Lock-Up Agreements

We have agreed, subject to enumerated exceptions, that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of any two representatives of the underwriters for a period of 180 days after the date of this prospectus.

Our officers, directors and certain existing owners, including our Principal Stockholders and W Capital, have agreed, subject to enumerated exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of any two representatives of the underwriters for a period of 180 days after the date of this prospectus. These agreements are subject to certain exceptions, as set forth in “Underwriting (Conflicts of Interest).”

Rule 144

In general, under Rule 144, as currently in effect, a person who is not deemed to be our affiliate for purposes of Rule 144 or to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares of common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares of common stock without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares of common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares of common stock without complying with any of the requirements of Rule 144. In general, six months after the effective date of the registration statement of which this prospectus forms a part, under Rule 144, as currently in effect, our affiliates or persons selling shares of common stock on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares of common stock that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding and (2) the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale. Sales under Rule 144 by our affiliates or persons selling shares of common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

UNDERWRITING (CONFLICTS OF INTEREST)

We and the underwriters named below will enter into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of common stock indicated in the following table. BofA Securities, Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are the representatives of the underwriters.

Underwriters	Number of Shares of Common Stock
BofA Securities, Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Evercore Group L.L.C.
J.P. Morgan Securities LLC
Jefferies LLC
RBC Capital Markets, LLC
UBS Securities LLC
Rothschild & Co US Inc.
Stifel, Nicolaus & Company, Incorporated
William Blair & Company, L.L.C.
Nomura Securities International, Inc.
WR Securities, LLC
LionTree Advisors LLC
Raine Securities LLC
Blackstone Securities Partners L.P.

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to purchase up to an additional     shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to     additional shares.

Paid by Us

	No Exercise	Full Exercise
Per Share	$	$

Total	$	$

Shares of common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $  per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our officers and directors and our pre-IPO owners have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of any two representatives, on behalf of the underwriters. We intend to apply to list the shares on the NYSE under the symbol “ECR.”

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and our earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $  . We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $  .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of our shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and our affiliates, for which they received or will receive customary fees and expenses.

“Wolfe | Nomura Alliance” is the marketing name used by Wolfe Research Securities and Nomura Securities International, Inc. in connection with certain equity capital markets activities conducted jointly by the firms. Both Nomura Securities International, Inc. and WR Securities, LLC are serving as underwriters in the offering described herein. In addition, WR Securities, LLC and certain of its affiliates may provide sales support services, investor feedback, investor education, and/or other independent equity research services in connection with this offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell, or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, and/or instruments of ours or our affiliates (directly, as collateral securing other obligations or otherwise). The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas, and/or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments.

Conflicts of Interest

Affiliates of Blackstone and Goldman Sachs beneficially own in excess of 10% of our issued and outstanding common stock. Because Blackstone Securities Partners L.P., an affiliate of Blackstone, and Goldman Sachs & Co. LLC, an affiliate of Goldman Sachs, are underwriters in this offering, and their affiliates own in excess of 10% of our issued and outstanding common stock, Blackstone Securities Partners L.P. and Goldman Sachs & Co. LLC are deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus. Morgan Stanley & Co. LLC has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. Morgan Stanley & Co. LLC will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. Pursuant to FINRA Rule 5121, Blackstone Securities Partners L.P. and Goldman Sachs & Co. LLC will not confirm sales of the securities to any account over which they exercise discretionary authority without the specific written approval of the account holder.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares of common stock have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time:

(a)	to any qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, supplement a prospectus pursuant to Article 23 of the Prospectus Regulation or publish an Annex IX document pursuant to Article 1(4) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

No shares of common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom, except that the shares of common stock may be offered to the public in the United Kingdom at any time:

(a)

where the offer is conditional on the admission of the shares of common stock to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 of the POATR);

(b)	to any qualified investor as defined under paragraph 15 of Schedule 1 of the POATR;

(c)	to fewer than 150 persons (other than qualified investors as defined under paragraph 15 of Schedule 1 of the POATR), subject to obtaining the prior consent of the underwriters for any such offer; or

(d)	in any other circumstances falling within Part 1 of Schedule 1 of the POATR.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock in the United Kingdom means the communication to any person which presents sufficient information on: (a) the shares of common stock to be offered; and (b) the terms on which they are to be offered, to enable an investor to decide to buy or subscribe for the Shares and the expressions “POATR” means the Public Offers and Admissions to Trading Regulations 2024.

Canada

The shares of common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Dubai International Financial Centre

This prospectus relates to an “Exempt Offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of our common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, us, or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares of common stock will not be supervised by, FINMA, and the offer of shares of common stock has not been and will not be authorized under CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation, or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under Chapter 6D.2 of the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise, or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.

Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed, or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”), or (ii) the offer is made, distributed, or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed

Investors. We have not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute, or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address, and passport number or Israeli identification number.

Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the “FIEA”) and no shares of common stock will be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person “resident” in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor,

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA, or

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the shares of common stock are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

United Arab Emirates

The shares of common stock have not been, and will not be, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Center) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Center) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Center) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, Financial Services Regulatory Authority, or the Dubai Financial Services Authority.

Brazil

The offer and sale of the shares of common stock have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No 160, dated 13 July 2022, as amended or unauthorized distribution under Brazilian laws and regulations. The shares of common stock may only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire the securities through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.

LEGAL MATTERS

The validity of the shares of common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Washington, D.C. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of certain investment funds affiliated with Blackstone Inc.

EXPERTS

The consolidated financial statements of Encore Inc. at December 31, 2025, and for each of the three years in the period ended December 31, 2025, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

For an initial registration, compliance with all independence rules of the United States Securities and Exchange Commission (“SEC”) and Public Company Accounting Oversight Board (United States) (“PCAOB”) are required during the period covering the most recent annual financial statements included in the registration statement and subsequent periods. In addition, compliance with applicable home country independence rules and the SEC’s general standard of independence in Rule 2-01(b) is required for all prior periods included in the registration statement.

During certain periods beginning prior to 2023 through June 2025, Ernst & Young Global Limited member firms in Australia, New Zealand, and Singapore provided global immigration services to a wholly owned subsidiary of the Company that included certain activities that, while not inconsistent with the American Institute of Certified Public Accountants Code of Professional Conduct, or not inconsistent with the SEC’s general standard of independence for the years ended December 31, 2024 and 2023, represented a prohibited management function under the SEC and PCAOB independence rules with respect to the year ended December 31, 2025. Once identified, activity was promptly terminated. The service had no impact on the Company’s consolidated financial statements and internal controls over financial reporting or EY’s related audit procedures and judgments. The related fees were not material to the respective parties. Members of the EY audit engagement team for the Company were not involved in the service performed by other EYG member firms.

After careful consideration of the facts and circumstances and the applicable independence rules, including the SEC’s general standard of independence, EY, management and the Audit Committee have concluded that (i) the aforementioned matter has not and will not impair EY’s ability to exercise objective and impartial judgment in connection with its audits of our consolidated financial statements, and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would reach the same conclusion.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and shares of our common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance we refer you to the copy or form of such contract, agreement or document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. You may inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is www.sec.gov.

We maintain an internet site at www.encoreglobal.com. The information on, or accessible from, our website is not part of this prospectus by reference or otherwise.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You will be able to inspect copies of these materials without charge at the SEC’s website. We intend to make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of Encore Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Encore Inc. (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive loss, changes in shareholder’s deficit and cash flows for each of the three years in the period ended December 31, 2025, and the related notes and financial statement schedule listed in the Index at Item 16(b) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosure to which it relates.

Realizability of Deferred Tax Assets

Description of the Matter

As described in Note 18 to the consolidated financial statements, at December 31, 2025, the Company had deferred tax assets before consideration of a valuation allowance of $373.1 million, a valuation allowance of $292.7 million, and correspondingly a deferred tax asset net of valuation allowance of $80.4 million. As described in Note 2 to the consolidated financial statements, these deferred tax assets represent the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities as well as for operating loss and tax credit carryforwards. The Company records a valuation allowance to reduce its deferred tax assets to the amount that management believes is more likely than not to be realized.

Auditing management’s assessment of the realizability of its deferred tax assets was challenging because the effort required to analyze the nature and source of various inputs involved in scheduling the use of the applicable deferred tax assets, which also includes management’s judgments related to the forecasted reversals of both deferred tax assets and deferred tax liabilities.

How We Addressed the Matter in Our Audit	To test the Company’s assessment of the realizability of its deferred tax assets, our audit procedures included, among others, testing the completeness and accuracy of the Company’s analysis of the estimated timing of reversal of deferred tax assets and liabilities. We also verified the appropriateness of the projected usage of tax attributes and assessed the reasonableness of the timing of the reversal of the deferred tax liabilities into taxable income.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 1992.

Chicago, Illinois

February 27, 2026

ENCORE INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

	December 31, 2025	December 31, 2024
ASSETS:
Current assets:
Cash and cash equivalents	$94,715	$69,973
Trade accounts receivable, net of allowances of $6,722 and $6,761 at December 31, 2025 and 2024, respectively	226,344	225,463
Prepaid expenses	33,048	26,429
Other current assets	19,639	16,214

Total current assets	373,746	338,079
Non-current assets:
Property and equipment, net	255,669	240,149
Operating lease right-of-use assets, net	95,486	95,653
Goodwill	783,567	730,222
Venue contracts, net	558,199	625,716
Other intangible assets, net	173,945	127,953
Venue incentives, net	95,056	70,877
Other assets	6,659	6,740

Total non-current assets	1,968,581	1,897,310

Total assets	$2,342,327	$2,235,389

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Current portion of long-term debt	$23,500	$17,625
Current portion of operating lease liabilities	20,704	17,993
Trade accounts payable	79,441	93,290
Accrued expenses	270,291	197,481

Total current liabilities	393,936	326,389
Non-current liabilities
Long-term debt	2,249,020	2,264,929
Operating lease liabilities	82,461	83,092
Deferred tax liabilities	63,086	42,686
Other liabilities	107,662	41,841

Total non-current liabilities	2,502,229	2,432,548

Total liabilities	2,896,165	2,758,937

Commitments and contingencies (see Note 19)
Shareholder’s deficit:
Common stock ($0.001 par value; 2,000 shares authorized; 1,060.6739 shares issued and outstanding at December 31, 2025 and 2024)	—	—
Additional paid-in-capital	1,386,114	1,385,150
Accumulated deficit	(1,928,794)	(1,901,644)
Accumulated other comprehensive loss	(11,158)	(7,054)

Total shareholder’s deficit	(553,838)	(523,548)

Total liabilities and shareholder’s deficit	$2,342,327	$2,235,389

The accompanying notes are an integral part of these consolidated financial statements.

ENCORE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

	Year Ended December 31,
	2025	2024	2023
Revenue	$3,402,239	$3,239,322	$3,088,850
Operating expenses:
Cost of revenue [1]	2,711,973	2,591,795	2,462,698
Selling, general and administrative expenses [1]	260,978	245,580	223,604
Depreciation	83,967	75,443	72,058
Venue incentive amortization	28,205	26,107	22,283
Amortization of intangible assets	92,359	91,716	93,553

Total operating expenses	3,177,482	3,030,641	2,874,196

Income from operations	224,757	208,681	214,654

Loss on debt extinguishment	—	(11,698)	—
Other income (expense), net	7,980	(8,592)	3,179
Interest expense, net	(226,947)	(320,130)	(313,678)

Income (loss) before tax expense	5,790	(131,739)	(95,845)

Income tax expense	(32,940)	(44,380)	(36,166)

Net loss	$(27,150)	$(176,119)	$(132,011)

Net loss per common share:
Basic and Diluted	$(25,597)	$(166,044)	$(124,460)
Weighted average shares outstanding:
Basic and Diluted	1,060.6739	1,060.6739	1,060.6739

[1]	Exclusive of depreciation of the Company’s property and equipment, venue incentive amortization and amortization of intangible assets

The accompanying notes are an integral part of these consolidated financial statements.

ENCORE INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(IN THOUSANDS)

	Year Ended December 31,
	2025	2024	2023
Net loss	$(27,150)	$(176,119)	$(132,011)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	4,834	1,680	(907)
Change in fair value of cash flow hedging instruments	(8,938)	3,267	(4,174)

Total other comprehensive (loss) income, net of tax	(4,104)	4,947	(5,081)

Total comprehensive loss, net of tax	$(31,254)	$(171,172)	$(137,092)

The accompanying notes are an integral part of these consolidated financial statements.

ENCORE INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S DEFICIT

(IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

	Common Stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total shareholder’s deficit
	Shares	Amount
Balances at January 1, 2023	1,060.6739	$—	$848,796	$(1,593,514)	$(6,920)	$(751,638)

Net loss	—	—	—	(132,011)	—	(132,011)
Equity-based compensation	—	—	1,743	—	—	1,743
Total other comprehensive (loss) income, net of tax	—	—	—	—	(5,081)	(5,081)

Balances at December 31, 2023	1,060.6739	$—	$850,539	$(1,725,525)	$(12,001)	$(886,987)

Net loss	—	—	—	(176,119)	—	(176,119)
Capital contribution from parent	—	—	533,387	—	—	533,387
Equity-based compensation	—	—	1,224	—	—	1,224
Total other comprehensive (loss) income, net of tax	—	—	—	—	4,947	4,947

Balances at December 31, 2024	1,060.6739	$—	$1,385,150	$(1,901,644)	$(7,054)	$(523,548)

Net loss	—	—	—	(27,150)	—	(27,150)
Equity-based compensation	—	—	964	—	—	964
Total other comprehensive (loss) income, net of tax	—	—	—	—	(4,104)	(4,104)

Balances at December 31, 2025	1,060.6739	$—	$1,386,114	$(1,928,794)	$(11,158)	$(553,838)

The accompanying notes are an integral part of these consolidated financial statements.

ENCORE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Year Ended December 31,
	2025	2024	2023
Operating activities:
Net loss	$(27,150)	$(176,119)	$(132,011)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	83,967	75,443	72,058
Amortization of intangible assets	92,359	91,716	93,553
Amortization of deferred financing costs and debt discounts	7,591	8,291	7,819
Payment-in-kind interest	—	64,828	77,633
Loss on debt extinguishment	—	11,698	—
Loss on disposal of assets	5,792	6,502	4,940
Venue incentive amortization	28,205	26,107	22,283
Venue incentive payments	(33,506)	(30,888)	(25,120)
Deferred tax provision	(810)	2,224	18,627
Equity-based compensation expense	964	1,224	1,743
Changes in assets and liabilities:
Trade accounts receivable	28,441	(10,049)	3,919
Prepaid expenses and other current assets	(5,090)	555	(836)
Trade accounts payable	(6,662)	1,071	(26,486)
Income taxes	14,300	20,747	(135)
Accrued expenses and other liabilities	13,465	13,432	(36,542)

Net cash provided by operating activities	201,866	106,782	81,445

Investing activities:
Purchase of property and equipment	(114,483)	(114,252)	(95,446)
Acquisitions, net of cash acquired	(49,385)	—	—

Net cash used in investing activities	(163,868)	(114,252)	(95,446)

Financing activities:
Borrowings from revolving facility	95,000	40,000	—
Repayments of revolving facility	(95,000)	(40,000)	—
Borrowings of long-term debt, net of discount	—	2,298,000	—
Repayments of long-term debt	(17,625)	(2,933,980)	(20,080)
Capital contribution from parent	—	533,387	—
Payments of deferred financing costs	—	(12,401)	—
Payments for property and equipment financed by seller	(1,791)	(1,709)	(6,244)

Net cash used in financing activities	(19,416)	(116,703)	(26,324)

Effect of exchange rate changes on cash and cash equivalents	1,855	(3,817)	1,717
Net increase (decrease) in cash, cash equivalents and restricted cash	20,437	(127,990)	(38,608)
Cash, cash equivalents and restricted cash at beginning of period	74,278	202,268	240,876

Cash, cash equivalents and restricted cash at end of period	$94,715	$74,278	$202,268

Supplemental Consolidated Cash Flow Information
Cash paid for interest	$221,478	$257,619	$271,068
Cash paid for income taxes, net of refunds received	$18,027	$20,500	$17,948
Non-cash investing and financing activities:
Non-cash capital expenditures	$16,386	$21,312	$11,660
Cash and cash equivalents	$94,715	$69,973	$202,268
Restricted cash included in other current assets	—	4,305	—

Total cash, cash equivalents and restricted cash	$94,715	$74,278	$202,268

The accompanying notes are an integral part of these consolidated financial statements.

ENCORE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS EXCEPT FOR SHARE AMOUNTS)

1. Description of the Business

Encore Inc. (the “Company” or “Encore”) is a wholly owned subsidiary of Encore Global LP (“the Parent”), which is owned by affiliates of Blackstone Inc. (“Blackstone”) along with a minority interest held by affiliates of Goldman Sachs Group, Inc. (“Goldman Sachs”), and certain management investors. In December 2024, the Parent issued 540,000,000 units of convertible preferred equity (the “Preferred Units”) to affiliates of Blackstone and W-Prime Entourage, L.P. (“W Capital”) for proceeds of $540,000, excluding issuance costs. Net proceeds from the issuance of the Preferred Units were contributed by the Parent to the Company in connection with the refinancing of the Company’s existing debt facilities (see Note 10).

Encore is the global leader in business-to-business live event production, sitting at the intersection of in-person experiences, the need for technology to create immersive experiences, and the importance of the venues where these events take place. The Company supports meeting and event professionals with event technology, production, trade show and exhibition services. With unmatched capabilities, a hospitality mindset and award-winning customer service, Encore is the preferred on-site provider for approximately 2,200 premier hotels and event venues worldwide, serving thousands of customers and interacting with millions of people annually. The Company is headquartered in Schiller Park, Illinois, and operates in 23 countries across North America, Europe, the Middle East, Australia, and Asia Pacific.

As discussed in Note 14, the Company has two operating segments: the United States of America (“U.S.”) and International, with both segments providing event technology, production, trade show and exhibition services to Encore’s customers in the U.S., Canada, Mexico, Europe, the Middle East, Asia and the Australia Pacific region.

2. Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and with the rules and regulations of the Securities and Exchange Commission (“SEC”), specifically Regulation S-X and the instructions to Form 10-K. Unless otherwise indicated, all references to years are to the Company’s fiscal year, which ends on December 31.

The consolidated financial statements of the Company include all the accounts of Encore and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The most significant areas that could require management’s estimates relate to the annual impairment of goodwill and long-lived assets and the recoverability of deferred tax assets, including the related valuation allowances and uncertain tax positions.

Revenue Recognition

Pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), to recognize revenue from a contract with a customer, the Company:

(i) identifies contracts with its customers;

(ii) identifies its distinct performance obligations in each contract;

(iii) determines the transaction price of each contract;

(iv) allocates the transaction price to the performance obligations; and

(v) recognizes revenue as the Company satisfies its performance obligations.

At contract inception, the Company assesses the goods or services promised within each contract and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. There is no variability in the transaction price, thus the Company does not need to estimate variable consideration. Revenue related to multi-day event technology services and trade shows is generally recognized over time as the performance obligations are fulfilled, which is typically at the conclusion of each day’s events. Revenue related to installations is generally recognized when the installation is complete (point in time).

The Company recognizes revenue using an input method to measure progress toward completion of its performance obligations, as this approach best reflects the Company’s efforts or inputs to the satisfaction of a performance obligation relative to the total expected inputs to the satisfaction of that performance obligation. Since the Company’s efforts or inputs are not necessarily expended evenly throughout the course of an event (i.e. additional equipment or technicians may be required on busier days), revenue is not recognized on a straight-line basis, but rather according to the transfer of goods and services to customers. Costs included in the measure of progress may consist of labor, subcontractor services, equipment usage, and other resources consumed as work is performed.

The Company also evaluates whether it is appropriate to present as revenue the gross amount customers pay for the Company’s services, and the related commissions (which are variable based on annual revenue) paid to the venue as cost of revenue, or to recognize the net amount (gross revenue less the related commissions paid to the venue) as revenue. The Company controls the specified good or service before it is transferred to the customer and is therefore the principal. The Company negotiates and executes a contract directly with the customer, has discretion in establishing the price, maintains the risk before the specified good or service has been transferred to the customer and is responsible for the delivery of the services, including providing the necessary labor and equipment to perform the services. As a result, the Company’s revenue is primarily reported on the gross basis. See Note 17 for additional disclosures around revenue recognition.

Performance Obligations and Other Disclosures

At contract inception, the Company assesses the goods or services promised within each contract and assesses whether each promised good or service is distinct. The nature of the promise to the customer (and the customer’s expectation) is that the Company will provide all the requisite products and services to support the event, trade show, or installation and as such, each contract generally has a single performance obligation. Further, due to the fact that the services provided by the Company are typically provided over short durations, there is minimal judgment involved in identifying the Company’s performance obligations and recording the associated revenue in the appropriate reporting period.

The Company provides “assurance-type” warranties, which provides the customer with assurance that the product and services complies with agreed-upon specifications. Assurance type warranties are not product warranties and are not considered a separate performance obligation. As a result, the Company does not have any obligations related to warranty, returns, or refunds.

The Company does not offer significant financing terms and as such, there are no significant financing components.

Contract Assets and Liabilities

The timing of revenue recognition, billings, and cash collections result in billed trade accounts receivable, and customer advances and deposits (deferred revenue) on the Company’s consolidated balance sheets. Due to the short-term nature of most events, revenue recognition is generally proximal to the conversion of cash, except for material customer deposits received for events that occur in a future period. The Company generally classifies deferred revenue as current in accrued expenses since the related contracts are generally for a period of one year or less.

Venue Incentives

The Company enters into long-term contracts with venue operators for the right to be the on-site provider of audiovisual and event technology services and to receive customer referrals from the venue operator over the contract period. In connection with signing new venue contracts or renewing existing venue contracts, the Company may provide the venue operators with up-front cash incentive payments as well as capital equipment and/or installation services. Venue incentives are expensed as incurred, unless the costs are contractually reimbursable as a result of early termination. For venue incentives subject to contractual reimbursement, in the event the contract is early terminated by the venue operator, the venue operator must repay a ratable portion of the cash payment, and the value of the capital equipment and/or installation services obligations based on the remaining contract period. Venue incentives are amortized over the life of the contract with the venue operator, which typically range from three to six years. The Company reviews its venue incentives for impairment whenever events or changes in circumstances indicate the carrying amount of the venue incentives may not be recoverable. There were no material impairments of the Company’s venue incentives during the years ended December 31, 2025, 2024 or 2023.

Cost of Revenue

Cost of revenue principally includes commissions paid to venues for customer referrals, direct labor costs, the cost of equipment sub-rentals and other related production costs but excludes the depreciation of property and equipment, loss on disposal of assets, venue incentive amortization and amortization of intangible assets.

Advertising Costs

Advertising costs are expensed as incurred and primarily included in selling, general and administrative expenses. The Company’s advertising costs recorded during the years ended December 31, 2025, 2024 and 2023, were $6,743, $8,275 and $8,912, respectively.

Cash, Cash Equivalents and Restricted Cash.

Cash and cash equivalents include all cash balances and highly liquid investments with an original maturity of three months or less. Restricted cash reflects the cash provided to lenders to collateralize outstanding letters of credit. At December 31, 2025 and 2024, the Company had $0 and $4,305 of restricted cash included in other current assets on the Company’s consolidated balance sheets. See Note 10 for additional details on the Company’s restricted cash balance at December 31, 2024.

Trade Accounts Receivable and Allowance for Credit Losses

Trade accounts receivable are uncollateralized customer obligations and recorded at the invoiced amounts due under normal terms, and do not bear interest. Payment is due based on the Company’s standard payment terms, which is generally 30 days from the invoice date. The Company analyzes historical experience, current general and specific industry economic conditions, industry concentrations and reasonable and supportable forecasts that affect the collectability of the reported amount in estimating credit losses. When an account is considered uncollectible, it is written off against the reserve for the expected credit losses.

The following table presents the allowance for credit losses on the consolidated balance sheets as of December 31, 2025 and 2024:

December 31, 2023	$9,822
Provision for credit losses	3,269
Charge-offs	(5,900)
Other	(430)

December 31, 2024	$6,761

Provision for credit losses	2,892
Charge-offs	(3,090)
Other	159

December 31, 2025	$6,722

Fair Value of Financial Instruments

The Company considers carrying amounts of cash and cash equivalents, restricted cash, trade accounts receivable and trade accounts payable to approximate fair value because of the short maturity of these financial instruments. See Note 12 for additional information.

Derivative Financial Instruments and Hedging Activities

The Company accounts for derivative instruments in accordance with ASC 815, Derivatives and Hedging (“ASC 815”). Derivative instruments are recognized as either assets or liabilities at fair value in the Company’s consolidated balance sheets. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and the type of hedging relationship based upon the exposure being hedged, as either a cash flow or fair value hedge. For derivative instruments that are designated as a cash flow hedge, the effective portion of the gain or loss is reported net of income taxes as a component of other comprehensive loss in the Company’s consolidated statements of comprehensive loss, until the underlying transactions are recognized in earnings. For derivative instruments not designated as hedging instruments, the gain or loss in recognized in other income (expense), net in the Company’s consolidated statements of operations.

The Company is exposed to certain risks related to its ongoing business operations. The primary risks managed by using derivatives instruments is interest rate risk. Interest rate swaps are entered into to manage interest rate risk associated with the Company’s borrowings. In accordance with ASC 815, the Company designates interest rate swaps as cash flow hedges. See Note 11 for additional information.

In accordance with Accounting Standards Update (“ASU”) 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”), the Company made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Property and Equipment, net

Property and equipment are recorded at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets when placed in service. The estimated useful lives of property and equipment are as follows:

Audiovisual and production equipment	3-12 years
Furniture and fixtures	5-10 years
Information systems and software	1-5 years
Leasehold improvements	Shorter of estimated useful life or lease term

The Company periodically reviews the estimated useful lives of its property and equipment and assesses recoverability of long-lived assets (or asset groups) whenever events or changes in circumstances indicate that the carrying value of such an asset (or asset groups) may not be recoverable.

Leases

At lease commencement, which is generally when the Company takes possession of the asset, the Company records a lease liability and a corresponding right of use (“ROU”) asset. Lease liabilities represent the present value of minimum lease payments over the expected lease term, which includes options to extend the lease when it is reasonably certain those options will be exercised. Determining the lease term and amount of lease payments to include in the calculation of the ROU asset and lease liability for leases containing options requires the use of judgment to determine whether the exercise of an option is reasonably certain, and if the option period and payments should be included in the calculation of the associated ROU asset and lease liability. In making this determination, the Company considers all relevant economic factors that would compel the Company to exercise an option. The Company’s leases generally do not provide a readily determinable implicit borrowing rate. As such, the discount rate used to calculate present value is the lessee’s incremental borrowing rate, which is primarily based upon the periodic risk-adjusted interest margin and the term of the lease.

Minimum lease payments include base rent as well as fixed escalation of rental payments. The Company has lease agreements with both lease and non-lease components, with the non-lease components combined with the related lease components and accounted for as a lease component for all classes of underlying assets. Additionally, many of the Company’s vehicle and equipment leases require additional payments based on the underlying usage of the assets such as mileage and maintenance costs. Due to the variable nature of these costs, the cash flows associated with these costs are expensed as incurred and not included in the lease payments used to determine the ROU asset and associated lease liability.

ROU assets represent the right to control the use of the leased asset during the lease term and are initially recognized as an amount equal to the lease liability. In addition, prepaid rent, initial direct costs, and adjustments for lease incentives are components of the ROU asset. Over the lease term, the lease expenses are recorded to cost of revenue or selling, general and administrative expenses, as appropriate, and amortized on a straight-line basis beginning on the lease commencement date. ROU assets are assessed for impairment as part of the impairment of long-lived assets, which is performed whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable.

A ROU asset and lease liability are not recognized for leases with an initial term of 12 months or less, and the lease expense is recognized on a straight-line basis over the lease term.

Goodwill

Goodwill is tested for impairment at least annually, unless changes in circumstances indicate an impairment may have occurred sooner. The Company performs the annual goodwill impairment evaluation as of October 1st.

The Company is required to test for goodwill impairment on a reporting unit basis, which is the operating segment unless, for components within that operating segment, discrete financial information is prepared and regularly reviewed by management, in which case such a component is the reporting unit.

In assessing goodwill for impairment, the Company initially evaluates qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Several factors are considered, including macroeconomic conditions, industry and market conditions, overall financial performance of the reporting unit, changes in management, strategy or customers and relevant reporting unit-specific events such as a change in the carrying amount of net assets, a more likely than not expectation of selling or disposing of all, or a portion of, a reporting unit, and the testing for recoverability of a significant asset group within a reporting unit. If this qualitative assessment results in a conclusion that it is more likely than not that the fair value of a reporting unit exceeds the carrying value, then no further testing is performed for that reporting unit.

If the qualitative approach is not conclusive, a quantitative approach is used and the Company compares the reporting unit’s fair value, using either an income approach based on the present value of discounted cash flows or the market approach, or a combination of both methods, to the respective reporting unit’s carrying value, which includes goodwill.

The process of estimating the fair value of its reporting unit is subjective and requires the Company to make certain judgments and estimates that may significantly impact the outcome of the analysis. Due to the many variables inherent in the estimation of a reporting unit’s fair value and the relative size of the Company’s recorded goodwill, differences in assumptions could have a material impact on the estimated fair values. Changes in these assumptions may cause the carrying value of a reporting unit to exceed its fair value in future periods, potentially resulting in a goodwill impairment charge.

No goodwill impairment charges were recorded during the years ended December 31, 2025, 2024 or 2023. See Note 6 for additional details on the Company’s annual impairment test for the years ended December 31, 2025 and 2024.

Definite-lived Intangible Assets

The Company’s definite-lived intangible assets include venue contracts (obtained in business acquisitions), trade names and customer relationships, all of which are recorded at cost or fair value at the date of acquisition and amortized on a straight-line basis over their respective estimated useful lives, which are based on management’s estimates of the period that the assets will generate economic benefit, which ranges from 2 to 20 years. Amortization expense is presented as a separate line item in the consolidated statements of operations and there is no amortization expense included in cost of revenue or selling, general and administrative expenses.

Long-Lived Assets Impairment Assessments

Under the provisions of ASC 360, Property, Plant, and Equipment, the Company reviews property and equipment, ROU assets, and intangible assets with finite lives for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group (or asset) may not be recoverable. Recoverability of asset groups (or assets) to be held and used is measured by a comparison of the carrying amount of an asset group (or asset) to future undiscounted cash flows expected to be generated by the asset group (or asset) over its remaining useful life, including any remaining residual value. If such asset groups (or assets) are not recoverable under this test, the impairment to be recognized is measured by the amount by which the carrying amount of the asset groups (or assets) exceeds the fair value of the asset group (or assets). There was no material impairment of the Company’s long-lived asset groups (or assets) recognized for the years ended December 31, 2025, 2024 or 2023.

Long-Term Debt and Deferred Financing Costs

The Company classifies scheduled principal payments due on long-term debt within the next twelve months after the consolidated balance sheet as current.

The Company records financing costs incurred as a part of obtaining long-term financing as a reduction in the carrying amount of the related debt liability. These costs are amortized into interest expense over the term of the related debt using the effective interest rate method.

Income Taxes

The Company is subject to income taxes, including Encore and its subsidiaries, in both the U.S. and numerous foreign jurisdictions. The determination of the Company’s income tax positions involves consideration of uncertainties, changing fiscal policies, tax laws, court rulings, regulations, and related legislation.

The Company records a provision for income taxes using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The Company records valuation allowances to reduce its deferred tax assets to the net amount that management believes is more likely than not to be realized.

The Company recognizes a tax benefit associated with an uncertain tax position when, in management’s judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority based on the technical merits of the position. For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax benefit as the largest amount that management judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The Company includes interest and penalties in the provision for income taxes on its consolidated statements of operations.

The global intangible low-taxed income (“GILTI”) regime effectively imposes a worldwide minimum tax on foreign earnings. U.S. shareholders of controlled foreign corporations (“CFCs”) are subjected to current taxation on most income earned through a CFC in excess of a 10% return on certain of the CFC’s tangible assets – with a reduction for certain interest expense. GILTI inclusions may be reduced by a special deduction and foreign tax credits when available. The Company’s accounting policy election with respect to GILTI tax is to treat taxes due on future U.S. inclusion in taxable income as a current period expense when incurred.

Stock-based Compensation

The Parent maintains long-term incentive plans under which equity awards are available to be issued to certain employees, officers and directors of the Company. Stock-based compensation expense is measured as the fair value of an award on the date of grant. The compensation expense is recognized ratably over the requisite service period, which is generally equal to the vesting period of the respective award. Expense is recorded net of actual forfeitures, which is recorded when they occur. Compensation expense related to performance share units is only recorded when it is probable that performance conditions applicable to each grant will be met.

Foreign Currency

The financial statements of foreign subsidiaries are translated into U.S. dollars at current rates as of the consolidated balance sheet dates, and revenue, costs and expenses are translated at average current rates during each reporting period. The gains or losses resulting from translation are included as a component of accumulated other comprehensive loss, net of taxes, in shareholder’s deficit.

Gains and losses resulting from foreign currency transactions are included in the Company’s consolidated statements of operations in other income (expense), net. Net foreign currency transaction gains (losses) for the years ended December 31, 2025, 2024 and 2023 were $7,983, $(8,342) and $3,186, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company maintains deposits at several foreign and U.S.-based financial institutions. The Company believes its deposits are at institutions with strong credit ratings. Concentrations of credit risk with respect to trade accounts receivable are limited due to the number of customers making up the Company’s customer base. The Company does not require collateral for trade accounts receivable.

3. Recent Accounting Pronouncements

New Accounting Policies Recently Adopted

Effective for the year ended December 31, 2024, and retrospectively for the year ended December 31, 2023, the Company adopted ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which provides updates to qualitative and quantitative reportable segment disclosure requirements, including enhanced disclosures about significant segment expenses and increased interim disclosure requirements, among others. The ASU did not impact the Company’s consolidated financial position, results of operations or cash flows. Refer to Note 14 for further information.

Effective for the year ended December 31, 2025, the Company adopted prospectively ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”) which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as disaggregated information on income tax paid. See Note 18 for additional information on the Company’s adoption of ASU 2023-09.

Effective for the year ended December 31, 2025, the Company adopted prospectively ASU 2024-01, Compensation—Stock Compensation—Scope Application of Profits Interest and Similar Awards (“ASU 2024-01”), which provides illustrative guidance to help entities determine whether profit interests and similar awards should be accounted for as share-based payment arrangements within the scope of ASC Topic 718, Compensation—Stock Compensation (“ASC 718”) or another accounting standard. The ASU did not impact the Company’s consolidated financial position, results of operations or cash flows.

New Accounting Policies Not Yet Adopted

In November 2024, the Financial Accounting Standards Board (“FASB”) issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (“ASU 2024-03”) which requires disclosure in the notes to the financial statements of specified information about certain costs and expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. The Company is in the process of evaluating the impact that the standard will have on the Company’s consolidated financial statements and related disclosures.

In November 2025, the FASB issued ASU 2025-09—Derivatives and Hedging (Topic 815): Hedge Accounting Improvements (“ASU 2025-09”) to amend the guidance in ASC Topic 815. The update provides targeted improvements intended to enhance the application of hedge accounting, including expanded eligibility of forecasted transactions, additional flexibility in measuring hedge effectiveness, and clarifications related to hedging non-financial items. The guidance is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years. The Company is in the process of evaluating the impact that the standard will have on the Company’s consolidated financial statements and related disclosures.

4. Acquisitions

First Protocol Group Limited (“FIRST”)

On December 1, 2025, the Company acquired 100% ownership interest in FIRST, a global brand experience agency headquartered in New York, with offices in London and Singapore. FIRST provides project-based production services and embedded team solutions on corporate campuses. The acquisition supports the Company’s strategic expansion and incremental growth opportunities through cross-selling and enhanced service offerings.

Total consideration transferred was $97,533 comprised of $60,433 in cash and contingent consideration with an acquisition date fair value of $37,100. The contingent consideration arrangement is based on the achievement of certain performance thresholds during twelve-month periods ending on the first, second and third anniversaries of the acquisition date (each an “Earn-out Year” and collectively the “Earn-out Years”). The maximum payment for each Earn-out Year and the Earn-out Years in the aggregate is $16,667 and $50,001, respectively. The contingent consideration is classified as a liability and will be remeasured at fair value at each balance sheet date, with changes recognized in the consolidated statement of operations.

The Company has established preliminary estimates for the purchase price allocation of the acquired opening balance sheet, which is reflected in the Company’s consolidated balance sheet at December 31, 2025. The preliminary purchase price allocation estimates of fair value may be refined as additional information is obtained through the completion of the asset and liability valuations. These estimates reflect the nature of the acquired business and the Company’s experience from past acquisitions. The preliminary fair values recorded may be subject to future revisions as additional information is obtained about intangible assets, income taxes and contingent consideration.

Customer relationships were valued using an income approach using the multi-period excess earnings method due to a significant portion of FIRST’s revenue being derived from key customer relationships. The trade name was valued using an income approach using the relief-from-royalty method.

The following table summarizes the preliminary allocation of the purchase price consideration to the fair value of the assets acquired and liabilities assumed:

Cash	$21,777
Trade accounts receivable	17,454
Goodwill	48,393
Intangible assets	53,000
Other current and non-current assets	7,078
Accrued bonuses and sales commissions	(12,717)
Deferred revenue	(7,920)
Other accrued expenses	(6,615)
Deferred tax liability	(18,992)
Other current and non-current liabilities	(3,925)

Total purchase consideration	$97,533

The following table presents the intangible assets acquired:

	Estimated Fair Value	Amortization Period
Intangible assets subject to amortization:
Trade name	$9,000	15.0 years
Customer relationships	44,000	7.0 - 13.0 years

Total intangible assets subject to amortization	$53,000

The amortizable intangible assets reflected in the table above were determined by the Company to have finite lives and will be amortized on a straight-line basis over the estimated useful lives. The useful life for the customer relationships intangible assets were based on the Company’s forecasts of customer turnover and thus approximates the period of benefit of the intangible asset. The useful life for the trade name intangible asset was based on the Company’s estimate of the intended remaining useful economic life of the asset.

The excess of the purchase consideration over the fair value of net tangible and identifiable intangibles assets acquired and liabilities assumed was recorded as goodwill, and is attributable to the assembled workforce and future economic benefits. The Company does not expect goodwill to be deductible for income tax purposes.

The results of operations of FIRST were included in the consolidated financial statements for the period from the date of the acquisition to December 31, 2025. The acquisition of FIRST did not have a material impact on the Company’s consolidated financial statements for the year ended December 31, 2025, and as such historical and pro forma results are not disclosed. The financial results and balance sheet of FIRST are recorded in the U.S. segment.

Costs incurred in connection with the acquisition of FIRST totaled $3,548 for the year ended December 31, 2025, and are included in selling, general and administrative expenses.

Eclipse Presentation Limited (“Eclipse”)

On November 14, 2025, the Company acquired 100% ownership interest in RPG Live Limited (“RPG”) and its wholly owned subsidiary, Eclipse, through a share purchase agreement for total consideration of $23,278. Total consideration was comprised of cash paid at closing of $20,427, $700 to be paid as a post-closing working capital adjustment and $2,151 for the fair value of contingent consideration for amounts potentially payable upon the continuance of a specified venue contract and related performance conditions. If the performance conditions are met, the contingent consideration is payable in August 2026. After allocating the purchase consideration to the fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed, the Company recorded $4,865 of goodwill, which was recognized in the International Segment.

The results of operations of Eclipse were included in the consolidated financial statements for the period from the date of the acquisition to December 31, 2025. The acquisition of Eclipse did not have a material impact on the Company’s consolidated financial statements for the year ended December 31, 2025, and as such historical and pro forma results are not disclosed.

5. Net Loss Per Share

The following table presents the calculation of basic and diluted net loss per share attributable to common shareholders:

	Year Ended December 31,
(in thousands, except share and per share amounts)	2025	2024	2023
Net loss	$(27,150)	$(176,119)	$(132,011)

Weighted average Common Stock outstanding - basic	1,060.6739	1,060.6739	1,060.6739

Weighted average Common Stock outstanding - diluted	1,060.6739	1,060.6739	1,060.6739

Net loss per share - basic and diluted	$(25,597)	$(166,044)	$(124,460)

6. Goodwill and Intangible Assets

During the years ended December 31, 2025 and 2024, the Company performed the annual impairment test for its reporting unit with goodwill using a qualitative approach, determining that it was more likely than not that the reporting unit fair value exceeded the carrying value, that goodwill was not impaired. There were accumulated impairment losses of goodwill of $459,329 as of January 1, 2024.

There were no changes in the carrying amount of goodwill for the year ended December 31, 2024. The following table presents the changes in the carrying amount of goodwill for the year ended December 31, 2025:

	U.S.	International	Total
Balance at December 31, 2024	$730,222	$—	$730,222
Acquisitions[1]	48,393	4,865	53,258
Foreign currency translation adjustment	—	87	87

Balance at December 31, 2025	$778,615	$4,952	$783,567

[1]	See Note 4 for details of goodwill recorded by the Company during the year ended December 31, 2025.

The following tables present information regarding the Company’s intangible assets at:

	December 31, 2025
	Weighted- average remaining amortization period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Venue contracts	8.0	$1,088,532	$(530,333)	$558,199
Other intangible assets:
Customer relationships	9.5	160,553	(67,641)	92,912
Amortizable trade names	9.8	129,830	(49,900)	79,930
Other	9.9	1,118	(15)	1,104

Total other intangible assets		291,501	(117,556)	173,945

Total		$1,380,033	$(647,889)	$732,144

	December 31, 2024
	Weighted- average remaining amortization period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Venue contracts	8.6	$1,078,803	$(453,087)	$625,716
Other intangible assets:
Customer relationships	6.2	105,684	(56,087)	49,597
Amortizable trade names	10.2	118,980	(41,417)	77,563
Other	3.6	2,200	(1,407)	793

Total other intangible assets		226,864	(98,911)	127,953

Total		$1,305,667	$(551,998)	$753,669

Useful Lives of Intangible Assets

Venue contracts are amortized over a range of periods from 6 to 15 years, customer relationships are amortized over a range of periods from 7 to 15 years, trade names are amortized over a range of periods from 14 to 20 years. The weighted-average remaining amortization period for the Company’s intangible assets at December 31, 2025 and 2024, is 8 and 9 years, respectively.

Future expected amortization expense relating to intangible assets is as follows for the years ended December 31:

2026	$95,965
2027	95,965
2028	94,412
2029	91,501
2030	90,546
Thereafter	263,755

Total	$732,144

7. Leases

The Company leases office and warehouse facilities and equipment for various terms under long-term operating leases expiring at various dates. The lease term for its leases includes the non-cancellable period of the lease plus any additional periods covered by an option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise. The leases provide for increases in future minimum annual rental payments and generally require the Company to pay real estate taxes, insurance and maintenance expenses.

The following table represents the Company’s lease expense for the years ended:

	December 31,
	2025	2024	2023
Operating Leases	$27,936	$25,837	$23,110
Short-term leases	58	244	506

Total lease expense	$27,994	$26,081	$23,616

The weighted-average remaining lease term and discount rate of the Company’s leases are as follows for the years ended:

	December 31,
	2025	2024
Weighted-average remaining lease term	5 years	6 years
Weighted-average discount rate	8.4%	8.2%

The following are future lease payments for non-cancellable operating leases at December 31, 2025:

2026	$26,450
2027	25,552
2028	21,045
2029	15,932
2030	14,423
Thereafter	22,331

Total undiscounted liabilities	$125,733

Less: Imputed interest	(22,568)

Total lease liabilities	$103,165

Supplemental consolidated cash flow and other information related to leases are as follows for the years ended:

	December 31,
	2025	2024	2023
Operating cash flows used for operating leases	$28,037	$23,951	$22,202
Non-cash ROU assets obtained in exchange for new lease liabilities	$15,617	$39,397	$19,996

8. Property and Equipment, net

Property and equipment, net consisted of the following at:

	December 31,
	2025	2024
Audiovisual and production equipment	$537,185	$465,685
Furniture and fixtures	10,885	9,741
Computer hardware and software	75,073	68,886
Leasehold improvements	28,198	25,160
Other	20,892	31,584

	672,233	601,056
Less: accumulated depreciation	(416,564)	(360,907)

Total property and equipment, net	$255,669	$240,149

The related depreciation expense for the years ended December 31, 2025, 2024 and 2023, was $83,967, $75,443 and $72,058, respectively.

9. Accrued Expenses

Accrued expenses consisted of the following at:

	December 31,
	2025	2024
Accrued payroll and benefits	$119,342	$89,030
Accrued venue incentives and commissions	44,693	38,737
Deferred revenue	31,810	21,876
Income taxes payable	2,633	3,718
Accrued other	71,813	44,120

Total accrued expenses	$270,291	$197,481

10. Long-Term Debt

The Company’s total outstanding indebtedness consisted of the following at:

	December 31,
	2025	2024
Term Loan Facility	$2,332,375	$2,350,000
Less: Unamortized loan discount	(46,459)	(52,302)
Less: Unamortized deferred financing costs	(13,396)	(15,144)

Total Debt	2,272,520	2,282,554
Less: Current portion	(23,500)	(17,625)

Total long-term debt	$2,249,020	$2,264,929

Borrowing Arrangements

New Credit Agreement

On December 5, 2024, the Company entered into a new credit agreement (the “Credit Agreement”) with lenders party thereto (the “Lenders”), for a term loan in an initial aggregate principal amount of $2,350,000 with a maturity of December 4, 2031 (the “Term Loan Facility”), and a revolving credit facility with aggregate commitments of $250,000 maturing on December 4, 2029 (the “Revolving Credit Facility,” and together with the Term Loan Facility, the “Senior Secured Credit Facilities”). The proceeds from the Term Loan Facility and initial borrowings at closing from the Revolving Credit Facility, along with a capital contribution received through the Parent’s issuance of Preferred Units, were used by the Company to (i) repay our then outstanding first lien term loan and second lien term loan (collectively the “Prior Credit Facilities”) and (ii) pay related fees, costs, premiums and expenses (collectively, this series of transactions is referred to as the “2024 Refinancing Transactions”).

In connection with the 2024 Refinancing Transactions, the Company performed an analysis on a lender-by-lender basis to determine whether the net present value of cash flows for the Prior Credit Facilities were substantially different (defined as the present value of cash flows under the terms of a new debt instrument being at least 10% different from the present value of the remaining cash flows under the terms of an original instrument) with the net present value of cash flows from the Term Loan Facility. As of December 5, 2024, the Company had $15,330 of unamortized debt issuance costs associated with the Prior Credit Facilities, with $4,083 of unamortized original issue discount (“OID”) and $11,208 of unamortized deferred financing costs (“DFC”). Certain of the lenders party to the Prior Credit Facilities did not carry over to the Credit Agreement and, accordingly, the Company included a proportionate amount of the unamortized OID and DFC in the loss on debt extinguishment of $11,698 for the year ended December 31, 2024. For those lenders that were lenders in the Prior Credit Facilities and who carried over as lenders in the Term Loan Facility, their cash flows under the terms of the new debt were not substantially different, resulting in the Company accounting for their proportionate share of the unamortized OID and DFC from the Prior Credit Facilities under debt modification accounting. Accordingly, $672 of unamortized OID and $2,960 of unamortized DFC associated with the Prior Credit Facilities were deferred and recorded as an adjustment to the carrying amount of the Term Loan Facility and will be amortized over the life of the new credit facility.

Further, in connection with the Credit Agreement, the new Term Loan Facility was issued at a stated discount of 2%, resulting in the Company recording $52,000 of OID associated with the Credit Agreement. This amount has been recorded on the Company’s consolidated balance sheet as an adjustment to the carrying amount of the Company’s long-term debt. Additionally, the Company incurred $16,177 of expenses associated with the Credit Agreement, of which $12,401 were capitalized as deferred financing costs and are recorded as an adjustment to the carrying amount of the Company’s debt and will be amortized over the life of the facility. The remaining $3,776 of costs incurred were associated with lenders who carried over from the Prior Credit Facilities and were accounted for under debt modification accounting and expensed in the current period.

The Term Loan Facility bears interest at a rate per annum equal to the Term Secured Overnight Financing Rate (“SOFR”), plus the Applicable Rate. The Applicable Rate is defined as 5.0% and any time upon or after the delivery of the Company’s consolidated financial statements for the fiscal quarter ending March 31, 2025, the Applicable Rate may be reduced by 0.25% if the Company meets certain leverage ratios, as set forth in the Credit Agreement. SOFR is defined as the SOFR Reference Rate for a tenor comparable to the applicable interest period (at a period of one, three, six or twelve months at the Company’s election), and is subject to a floor of 0.75%. Beginning with the quarter ending June 30, 2025, the Company must make mandatory quarterly amortization payments on the Term Loan Facility in an amount of $5,875.

The Company is also required to make mandatory prepayments related to the calculated Excess Cash Flow (“ECF”) amount (as defined in the Credit Agreement) within five (5) business days following the delivery of the Company’s annual consolidated financial statements (commencing with the fiscal year ending December 31,

2025), in the aggregate amount of the Applicable ECF Percentage times the calculated excess Free Cash Flow (each as defined in the Credit Agreement), less certain deductions and subject to certain minimum thresholds specified in the Credit Agreement. The Applicable ECF Percentage is defined as 50.0% if the Consolidated First Lien Net Leverage Ratio as of the last day of the fiscal year is greater than 4.5x, 25% if the Consolidated First Lien Net Leverage Ratio as of the last day of the fiscal year is less than or equal to 4.5x but greater than 4.0x, and 0% if the Consolidated First Lien Net Leverage Ratio as of the last day of the fiscal year is less than or equal to 4.0x. The Company is also required to make other mandatory prepayments as defined in the Credit Agreement related to certain asset sales and certain proceeds from incremental debt. No mandatory prepayments were required for the years ended December 31, 2025 or 2024.

The Revolving Credit Facility bears interest at a rate per annum equal to Term SOFR plus the Applicable Rate. The Applicable Rate is defined as 5.0% and any time upon or after the delivery of the Company’s consolidated financial statements for the fiscal quarter ending March 31, 2025, the Applicable Rate may be reduced by 0.25% if the Company meets certain leverage ratios as defined in the credit agreement. SOFR is set forth as the SOFR Reference Rate for a tenor comparable to the applicable interest period (at a period of one, three, six or twelve months at the Company’s election) and is subject to a floor of 0.75%. Additionally, the Revolving Credit Facility is subject to a commitment fee rate of 0.5% per annum in respect to any unused capacity (which excludes any outstanding letters of credit) and for the years ended December 31, 2025 and 2024, the Company paid $1,114 and $72, respectively, of fees under this facility.

The Revolving Credit Facility includes an option to borrow funds under the terms of a swingline loan sub-facility, subject to a sublimit of $15,000 and includes capacity for $50,000 of letters of credit, which are subject to utilization fees in the amount of the Applicable Rate of 5.0%. As of December 31, 2025 and 2024, the Company had issued letters of credit under the Revolving Credit Facility with an aggregate face value of $21,784 and $18,750, respectively, with $228,216 and $231,250 available for borrowing, respectively. Outside of the Revolving Credit Facility, the Company also had arrangements with banks that were party to the Company’s Prior Revolving Facility (see below) to issue letters of credit with an aggregate face value of $4,102 at December 31, 2024, these additional outstanding letters of credit fully cash collateralized by the Company at that date. During the year ended December 31, 2025, all of these outstanding letters of credit were cancelled and reissued under the Revolving Credit Facility and the related cash collateral was returned to the Company.

Financial Covenants and Terms

Commencing with the quarter ending June 30, 2025, the Consolidated First Lien Net Leverage Ratio shall not exceed 8.33 to 1.00 if more than 40% of the Revolving Credit Facility is utilized (subject to certain exclusions). The Consolidated First Lien Net Leverage Ratio is calculated as Consolidated First Lien Net Debt to Consolidated Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), as each term is defined in the Credit Agreement, for the trailing 12 months. There were no borrowings outstanding on the Revolving Credit Facility at December 31, 2025.

Obligations under the Credit Agreement are secured by a first lien on substantially all of the Company’s assets, including the capital stock of its domestic subsidiaries, subject to customary exclusions. The Credit Agreement contains customary affirmative and negative covenants, including limitations on the Company’s ability to incur indebtedness, create liens, dispose of assets, make restricted payments and make investments or acquisitions, among other things. Events of default under the Credit Agreement include, among other things and subject to customary grace periods, failure to make applicable principal or interest payments when they are due, cross defaults, breach of certain covenants and representations or change in control. At the occurrence of such an event, the administrative agent, at the request of the Lenders, may terminate the commitments and declare the outstanding principal and accrued interest thereon and all fees and other obligations to be due and payable and exercise other rights and remedies provided for in the Credit Agreement. The Company is not currently in default of any of its loan provisions at December 31, 2025.

Prior Credit Agreements

Prior to December 5, 2024, the Company had a (i) a First Lien Credit Agreement (the “First Lien Credit Agreement”), (ii) a Second Lien Credit Agreement (the “Second Lien Credit Agreement”) and (iii) a Canadian Dollar First Lien Credit Agreement (the “Canadian Credit Agreement” and, together with the First Lien Credit Agreement and the Second Lien Credit Agreement, the “Prior Credit Agreements”). The terms of the Prior Credit Agreements and amendments thereto are outlined in detail below.

First Lien Credit Agreement

On March 1, 2018, the Company entered into the First Lien Credit Agreement, obtaining aggregate commitments of $100,000 for a revolving credit facility (the “Prior Revolving Facility”) along with term loan facilities (“First Lien Term Loan”) in an aggregate principal amount of $1,105,000 (less $2,763 stated discount). The maturity of the First Lien Term Loan was March 1, 2025, and the Prior Revolving Facility had an initial maturity of March 1, 2023. On August 8, 2018, the First Lien Credit Agreement was amended to add an additional $150,000 of borrowings (less stated discount of $1,875).

On October 15, 2019, the Company entered into a second amendment to the First Lien Credit Agreement, which permitted the Company to obtain an additional $515,000 of First Lien Loan borrowings (less $10,300 stated discount) and obtain additional aggregate commitments of $35,000 under the Prior Revolving Facility, with these additional First Lien Borrowings having a maturity of October 15, 2026.

During August and September 2020, the Company entered into several transactions under a Note Purchase Agreement for new first lien borrowings totaling $40,000. These notes had a maturity date of October 15, 2026, and carried an interest rate of 15.0% paid-in-kind (“PIK”) interest. On September 24, 2020, the Company entered into the First Lien Note Purchase Agreement for borrowings totaling $218,000 (the “First Lien Notes”). The $40,390 of outstanding borrowings under the Note Purchase Agreement, which included $390 of PIK interest, were exchanged for First Lien Notes. The remaining $177,610 represented new borrowings, before debt financing costs of $9,145. Borrowings under the First Lien Note Purchase Agreement carried an interest rate of 5.0% cash and 10.0% PIK, with the PIK component being paid in cash or in kind at the borrower’s discretion and had a maturity date of October 15, 2026.

On December 4, 2020, the Company entered into a fifth amendment to the First Lien Credit Agreement, which included a new tranche for incremental borrowings of First Lien Loans of $563,178. As part of this amendment, the $222,178 of First Lien Notes, which included $4,178 of PIK interest, were exchanged for borrowings under this new tranche of First Lien Loans. The new tranche of First Lien Loans carried an interest rate of 5.0% cash and 10.0% PIK, payable in cash or in kind at the borrower’s discretion and had a maturity date of October 15, 2026. The Company elected to pay in cash the 10.0% PIK interest accrued for the quarters ended September 30, 2022, and December 31, 2022, in the amounts of $16,483 and $17,392, respectively. The amendment also included an incremental PIK interest component of 0.25% for consenting First Lien Loans that have an Alternate Base Rate plus 2.25% or the Eurocurrency Rate plus 3.25%, and an incremental PIK component of 1.0% of the accrued interest for consenting First Lien Loans that have an Alternate Base Rate plus 3.5% or the Eurocurrency Rate plus 4.5%. The fifth amendment also included a non-call provision that did not allow the Company to voluntarily prepay any of the First Lien Term Loans through the third anniversary of the fifth amendment date unless the Company pays a make-whole prepayment premium, then allows the Company to prepay at 105% of principal through the fourth anniversary of the fifth amendment date, then at 100% thereafter.

On June 23, 2022, the Company entered into a sixth amendment to the First Lien Credit Agreement, in which $85,000 of loans outstanding under its existing $135,000 Revolving Facility were replaced with a new term loan maturing on March 1, 2025, bearing interest at Term SOFR plus 3.25% plus 0.25% of PIK interest (other borrowing terms substantially similar to the existing First Lien Loans), $30,000 of the commitments under the Prior Revolving Facility were extended (the “Extended Facility”) and now matured on November 30, 2024, and any loans in respect of such commitments bearing interest at the forward-looking term rate based on SOFR plus

3.25%, with no additional PIK component, and the remaining $20,000 of the facility (the “non-extended facility”) matured on March 1, 2023 with pricing remaining at LIBOR plus 3.25%.

On July 10, 2023, the Company entered into a seventh amendment to the First Lien Credit Agreement, in which it replaced all references to LIBOR in respect of the applicable interest rates for the agreement with SOFR, plus in the case of term loans, the following credit spread adjustments based on interest period elections: 0.10% for 1-month SOFR, 0.15% for 3-month SOFR and 0.25% for 6-month SOFR. The Company elected to apply the optional expedient within ASC 848, Facilitation of the Effects of Reference Rate Reform on Financial Reporting, enabling it to consider the modification a continuation of the existing contract.

After the seventh amendment to the First Lien Credit Agreement, and taking into account all previous amendments, the borrowings entered into on March 1, 2018 bore interest at a rate per annum equal to the sum of SOFR plus 3.50% plus the above credit spread adjustment, of which interest up to 0.25% per annum may be paid in kind at the election of the Company, and the borrowings entered into on August 18, 2018 bore interest at a rate per annum equal to the sum of SOFR plus 5.50% plus the above credit spread adjustment, of which interest up to 1.00% per annum may be paid in kind, with the same maturity dates as described above.

Prior to the sixth amendment noted above, the borrowings under the First Lien Credit Agreement entered into on March 1, 2018, and August 8, 2018, bore interest at either, at the Company’s election, (a) the Alternate Base Rate plus 2.25% or (b) the Eurocurrency Rate plus 3.25%. The Alternate Base Rate prior to the July 2023 amendment was defined as the highest of (1) Federal Funds Effective Rate plus 0.5%, (2) LIBOR plus 1.0% or (3) Prime Rate (as defined in the First Lien Credit Agreement). The Eurocurrency Rate was defined as adjusted LIBOR (at a period of one week or one, two, three, six or twelve months at the Company’s election) subject to a floor of 1.0%. Interest was due the earlier of the end of the interest period or three months.

Second Lien Credit Agreement

Pursuant to the Second Lien Credit Agreement, the lenders under that agreement provided the Company with term loan facilities in an aggregate principal amount of $210,000 (less $1,575 stated discount) (“Second Lien Loan”). On December 4, 2020, the Company entered into the second amendment to the Second Lien Credit Agreement, which included updates related to the provisions for incremental debt, liens, restricted payments, asset sales, and sale leasebacks, to align with similar provisions within the First Lien Credit Agreement.

On July 10, 2023, the Company entered into a third amendment to the Second Lien Credit Agreement, in which it replaced all references to LIBOR in respect of the applicable interest rates for the agreement with SOFR, plus the following credit spread adjustment based on interest period elections: 0.11448% for 1-month SOFR, 0.26161% for 3-month SOFR and 0.42826% for 6-month SOFR. After the third amendment, the borrowings entered into on March 1, 2018, bore interest at a rate per annum equal to the sum of SOFR plus 7.25% plus 0.11448% for 1-month SOFR, 0.26161% for 3-month SOFR and 0.42826% for 6-month SOFR. The borrowings had a maturity of September 1, 2025.

Revolving Facility

The $30,000 of available credit under the Extended Facility matured on November 30, 2024. The Extended Facility was party to a 0.5% commitment fee of which the Company incurred $0 and $47 during the years ended December 31, 2025 and 2024, respectively.

Canada First Lien Loan

On October 25, 2018, the Company entered into the Canadian Credit Agreement, which provided for term loan facilities in the aggregate principal amount of CAD $138,000 (less CAD $2,760 stated discount), with a maturity of March 1, 2025 (the “Canada First Lien Loan”). On November 25, 2019, the Company entered into an amendment to the Canadian Credit Agreement to obtain incremental borrowings in the amount of CAD $73,120 (less CAD $1,828 stated discount). On December 4, 2020, the Company entered into a third amendment to the Canadian Credit Agreement and after the third amendment the borrowings entered into on October 25, 2018 bore interest at a rate per annum equal to CDOR plus 4.5%, of which interest up to 0.25% per annum may be paid in kind at the election of the Company, and the borrowings entered into on November 25, 2019 bore interest at a rate per annum equal to CDOR plus 5.75%, of which interest up to 0.25% per annum may be paid in kind, with the same maturity dates as described above.

Maturities of Long-Term Debt

Annual maturities of debt outstanding, excluding debt discounts and issuance costs, at December 31, 2025, are as follows:

2026	23,500
2027	23,500
2028	23,500
2029	23,500
2030 & Thereafter	2,238,375

Total	$2,332,375

11. Derivative Financial Instruments and Hedging Activities

Risk Management Objective of Using Derivatives

The Company is exposed to certain risk arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its assets and liabilities and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash payments principally related to the Company’s borrowings.

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Such derivatives were used to hedge the variable cash flows associated with the Company’s variable-rate debt.

In July 2023, the Company entered into two fixed rate interest rate swaps that were designated as cash flow hedges of interest rate risk: one with a notional amount of $300,000 and a fixed rate of 4.798% maturing June 30, 2025, and another with a notional amount of $250,000 and a fixed rate of 4.4275% maturing June 30, 2026. In November 2024, the Company novated the $300,000 interest rate swap to a different counterparty and amended the fixed rate of 4.798% to 4.823%, maintaining the original maturity date of June 30, 2025. No cash was exchanged as a result of the novation, and the fair value of the derivatives after modification were substantially the same as before (excluding customary transaction costs and other fees). The $300,000 novated swap matured on June 30, 2025 and the $250,000 swap remained in place as of December 31, 2025.

In November 2024, the Company entered into two additional fixed rate interest rate swaps that were designated as cash flow hedges of interest rate risk: one with an initial notional amount of $225,000 and a fixed interest rate of 3.9148% maturing on November 30, 2027, and another with an initial notional amount of $100,000 and a fixed rate of 3.9050% maturing on November 30, 2027. Both of these interest rate swaps include scheduled increases and decreases to the notional amount at specified points during the term, and both interest rate swaps remained in place as of December 31, 2025.

In April 2025, the Company entered into two additional fixed rate interest rate swaps that were designated as cash flow hedges of interest rate risk: one with an initial notional amount of $162,500 with a fixed interest rate of 3.641% maturing on November 30, 2027, and another with an initial notional amount of $162,500 and a fixed rate of 3.664% maturing on November 30, 2027. Both of these interest rate swaps include scheduled increases to the notional amount at specified points during the term, and both interest rate swaps remained in place as of December 31, 2025.

The Company recognized a (loss) gain of $(10,855), $3,976 and $(5,020), recorded net of tax benefit (expense) of $1,917, $(709) and $846, in its consolidated statements of comprehensive loss during the years ended December 31, 2025, 2024 and 2023, respectively.

For derivatives designated and that qualify as cash flow hedges of interest rate risk, the gain or loss on the derivative is recorded net of income taxes in accumulated other comprehensive loss and subsequently reclassified into interest expense in the same period during which the hedged transaction affects earnings. Amounts reported in accumulated other comprehensive loss related to derivatives will be reclassified to interest expense, net as interest payments are made on the Company’s variable-rate debt. Interest payables and receivables under the interest rate swap agreements are accrued and recorded as adjustments to interest expense, net on a monthly basis and reflected in the interest expense, net line of the consolidated statements of operations and through net loss under operating activities in the consolidated statements of cash flows. During 2026, the Company estimates that an additional $5,507 will be reclassified as a decrease to interest expense, net.

The following table presents the fair value of the Company’s derivative financial instruments designated as hedging instruments, as well as their classification on the consolidated balance sheets as of:

	Consolidated Balance Sheet Location	December 31,
		2025	2024
Assets
Interest rate swaps	Other current assets	$—	$669
Interest rate swaps	Other non-current assets	—	562

		$—	$1,231

Liabilities
Interest rate swaps	Accrued expenses	$5,453	$1,696
Interest rate swaps	Other liabilities	6,450	579

		$11,903	$2,275

See Note 12 for additional disclosures around the fair value measurement of the Company’s interest rate swaps.

The table below presents the effect of cash flow hedge accounting on accumulated other comprehensive loss as of:

	December 31,
	2025	2024	2023
Amount of (loss) gain recognized in other comprehensive income (loss) on interest rate swaps	$(9,115)	$7,156	$(3,377)
Amount of gain reclassified from accumulated other comprehensive loss into interest expense, net	$1,740	$3,180	$1,643

The Company recognizes all derivative instruments on a gross basis in the consolidated balance sheets; however, the instruments are subject to master netting arrangements. The table below presents a gross presentation, the effects of offsetting, and a net presentation of the Company’s derivatives. The net amounts of derivative assets or liabilities can be reconciled to the tabular disclosure of fair value. The tabular disclosure of fair value provides the location that derivative assets and liabilities are presented on the consolidated balance sheets:

	Derivative instruments subject to right of offset via master netting arrangements			Derivative instruments with no offset
	Gross amounts of recognized liabilities	Gross amounts of recognized assets	Net amount with right of offset	Financial instruments	Cash collateral received (posted)	Net amount
December 31, 2025	$(4,684)	$—	$(4,684)	$(7,218)	$—	$(11,903)
December 31, 2024	(2,275)	524	(1,751)	707	—	(1,044)

Credit-risk-related Contingent Features

The Company has agreements with each of its derivative counterparties that contain a provision where the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default on the indebtedness.

As of December 31, 2025 and 2024, the Company has not posted any collateral related to these agreements; however, if the Company had breached any of these provisions at December 31, 2025 and 2024, it could have been required to settle its obligations under the agreements at the calculated termination value of $12,104 and $1,164, respectively.

12. Fair Value Measurements

Fair value is defined under ASC 820, Fair Value Measurement (“ASC 820”) as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:

•	Level 1—Inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market.

•

Level 2—Inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

•	Level 3—Inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.

The table below presents our assets and liabilities measured at fair value on a recurring basis, aggregated by the level in the fair value hierarchy within which those measurements fall as of:

	December 31, 2025
	Level 1	Level 2	Level 3	Total Fair Value
Assets
Interest rate swaps	$—	$—	$—	$—
Liabilities
Interest rate swaps	$—	$11,903	$—	$11,903
Contingent consideration	$—	$—	$39,251	$39,251

	December 31, 2024
	Level 1	Level 2	Level 3	Total Fair Value
Assets
Interest rate swaps	$—	$1,231	$—	$1,231
Liabilities
Interest rate swaps	$—	$2,275	$—	$2,275

The fair value estimates presented herein are based on information available to management as of December 31, 2025 and 2024. These estimates are not necessarily indicative of the amounts that could ultimately be realized.

Derivative Financial Instruments

As further described in Note 11, the Company uses interest rate swaps to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.

To comply with the provisions of ASC 820, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’ s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. In accordance with ASU 2011-04, the Company made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. The Company determined that the significance of the impact of the credit valuation adjustments made to its derivative contracts, which determination was based on the fair value of each individual contract, was not significant to the overall valuation. As a result, all of the derivatives held as of December 31, 2025 and 2024 were classified as Level 2 of the fair value hierarchy.

Contingent Consideration Liabilities

The Company has recognized contingent consideration liabilities for potential deferred and earn-out payments related to its acquisitions (see Note 4). The estimated fair value of these liabilities was based on probability-weighted future cash flows, discounted at rates commensurate with the subordinated nature of these obligations. These inputs will fall within Level 3 of the fair value hierarchy due to the lack of observable market data over the fair value inputs such as the probability-weighted estimates of future cash flows, which are based largely on management’s projections.

The fair value of the contingent consideration liabilities as of December 31, 2025 equals the fair value at the acquisition dates as the transactions closed shortly before year-end and there were no significant changes in assumptions during the period.

Long-Term Debt

As of December 31, 2025 and 2024 the estimated fair values and carrying amounts of the Company’s financial instruments that are not measured at fair value on a recurring basis are as follows at:

	Fair Value	Carrying Value
December 31, 2025
Term Loan Facility	$2,320,247	$2,332,375
December 31, 2024
Term Loan Facility	$2,350,000	$2,350,000

The fair value of the outstanding principal balance of the Company’s Term Loan Facility at December 31, 2025 and December 31, 2024, was based on observable market prices and would be classified in Level 2 of the fair value hierarchy. The carrying amount in the above table excludes the unamortized loan discount and deferred financing costs.

13. Accumulated Other Comprehensive Loss

As of December 31, 2025, the accumulated other comprehensive loss (“AOCL”) balance includes unrealized gains and losses for the Company’s interest rate swaps and foreign currency translation adjustments related to the Company’s foreign subsidiaries that do not have the U.S. dollar as their functional currency. The income tax effect on the Company’s pre-tax AOCL items is recorded in AOCL and is comprised of two items (1) the income tax effects related to the unrealized pre-tax items recorded in AOCL and (2) the income tax effect related to certain valuation allowances that have also been recorded in AOCL. When unrealized items in AOCL are recognized, the associated income tax effects on the items will also be recognized in the Company’s income tax provision.

Changes in AOCL are as follows:

	Foreign currency translation adjustments	Change in fair value of cash flow hedging instruments
Balance as of December 31, 2022, net of tax	$(6,920)	$—
Other comprehensive (loss) income before reclassifications	(907)	(3,377)
Tax (expense) benefit	—	846

Other comprehensive (loss) income before reclassifications, net of tax	(907)	(2,531)

Amounts reclassified from accumulated other comprehensive (loss) income	—	(1,643)

Amounts reclassified from accumulated other comprehensive loss, net of tax	—	(1,643)

Net current period other comprehensive (loss) income, net of tax	—	(4,174)

Balance as of December 31, 2023, net of tax	$(7,827)	$(4,174)

Other comprehensive (loss) income before reclassifications	1,680	7,156
Tax (expense) benefit	—	(709)

Other comprehensive (loss) income before reclassifications, net of tax	1,680	6,447

Amounts reclassified from accumulated other comprehensive (loss) income	—	(3,180)

Amounts reclassified from accumulated other comprehensive loss, net of tax	—	(3,180)

Net current period other comprehensive (loss) income, net of tax	—	3,267

Balance as of December 31, 2024, net of tax	$(6,147)	$(907)

Other comprehensive (loss) income before reclassifications	4,834	(9,115)
Tax (expense) benefit	—	1,917

Other comprehensive (loss) income before reclassifications, net of tax	4,834	(7,198)

Amounts reclassified from accumulated other comprehensive (loss) income	—	(1,740)

Amounts reclassified from accumulated other comprehensive loss, net of tax	—	(1,740)

Net current period other comprehensive (loss) income, net of tax	—	(8,938)

Balance as of December 31, 2025, net of tax	$(1,313)	$(9,845)

14. Segment and Geographic Reporting

ASC 280, Segment Reporting (“ASC 280”) establishes the standards for reporting information about segments in financial statements. During 2025, the Company evaluated the way in which the business is managed and revised the information and metrics most important to the Company’s chief operating decision maker (“CODM”) which led to the identification of the U.S. and International as the Company’s operating segments. This became effective in the fourth quarter of 2025. As a result, all segment information in these consolidated financial statements has been retrospectively recast to reflect this change.

Segment information is reported on the basis used for reporting to the Chief Executive Officer, who serves as the Company’s CODM and evaluates each segment’s performance using a variety of metrics, including revenue and segment profit, which is defined and reconciled to income from operations below. The CODM uses revenue and segment profit during the Company’s annual budgeting process and evaluates budget-to-actual variances on a regular basis to make decisions about the allocation of operating and capital resources. Additionally, annual incentive compensation to the Company’s executives and leadership team are based on the achievement of segment profit as a primary metric as the Company believes it most accurately reflects the performance of the Company.

The evaluation of segment performance is based largely on the results of the segment without the allocation of corporate expenses, income taxes and other non-operating expenses, including interest income and expense, which are managed on a global basis within the corporate function. The allocation of corporate expenses to the segments differs from what would be allocated for stand-alone financial information prepared in accordance with U.S. GAAP.

The U.S. segment provides event technology, production, trade show and exhibition services to our customers in the U.S. and Puerto Rico, where the Company operates as the preferred provider at approximately 1,400 venues across both geographies. The International segment provides the same services as the U.S. segment, but to the Company’s customers in Canada, Mexico, the Caribbean, Europe, the Middle East, Asia and the Australia Pacific region, where Encore is the preferred provider of event technology services to customers at more than 800 venues.

The accounting policies applied to the segments are the same as those applied by the Company to the consolidated financial statements. The Company prepared the financial results of the segments on a basis that is consistent with the manner in which management internally disaggregates financial information to assist in making internal operating decisions.

Financial Information Summarized by Segment

The following table provides revenue, significant expenses and profit by segment for the years ended December 31:

	U.S.
	2025	2024	2023
Revenue	$2,830,639	$2,708,081	$2,544,546
Revenue-based commissions	1,093,782	1,043,193	980,658
Workforce expense	896,045	843,078	778,615
Sub-rental expense	118,165	121,610	116,859
Other cost of revenue expenses[1]	147,701	161,214	158,885
Selling, general and administrative expenses[2]	171,279	166,257	153,706

Segment profit	$403,667	$372,729	$355,823

	International
	2025	2024	2023
Revenue	$571,600	$531,241	$544,304
Revenue-based commissions	135,170	125,888	126,026
Workforce expense	224,481	208,818	205,180
Sub-rental expense	37,318	34,354	41,576
Other cost of revenue expenses[1]	59,311	53,640	54,899
Selling, general and administrative expenses[2]	43,956	44,400	43,963

Segment profit	$71,364	$64,141	$72,660

	Total
	2025	2024	2023
Revenue	$3,402,239	$3,239,322	$3,088,850
Revenue-based commissions	1,228,952	1,169,081	1,106,684
Workforce expense	1,120,526	1,051,896	983,795
Sub-rental expense	155,483	155,964	158,435
Other cost of revenue expenses[1]	207,012	214,854	213,784
Selling, general and administrative expenses[2]	215,235	210,657	197,669

Segment profit	$475,031	$436,870	$428,483

[1]

Amounts for each of our segments include supplies, freight, travel and other operating expenses from our venue and customer facing operations such as rent, utilities, telecom, repair and maintenance of equipment, property taxes and credit card processing fees.

[2]

Amounts for each of our segments include the salary and benefits of the Company’s sales, marketing, management and administrative personnel, travel costs for the same personnel, professional fees, corporate level rent and other occupancy costs and certain insurance costs. Selling, general and administrative expenses not allocated to segment profit include equity-based compensation expenses, severance expenses, retention bonuses, lease termination and relocation costs for closed properties and other consulting fees and expenses associated with non-recurring transactions or events.

Capital expenditures of the Company’s segments were as follows for the years ended December 31:

	2025	2024	2023
U.S.	$80,665	$85,715	$68,801
International	33,818	28,537	26,645

Total	$114,483	$114,252	$95,446

Assets by segment are not disclosed as the Company does not allocate assets to segments for internal reporting presentations provided to the CODM.

Reconciliation of Income from Operations

Segment profit is presented as a measure of the Company’s performance and is defined as income from operations before depreciation, amortization of the Company’s intangible assets and amortization of the Company’s venue incentives and certain expenses that we do not consider indicative of our ongoing operating performance.

In evaluating segment profit, users of that financial metric should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation and should not be construed as an inference that future results will be unaffected by unusual or unexpected items.

Segment profit should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP), however, it is included because management uses it to measure performance and allocate resources and believes it provides investors with additional information consistent with that used by management.

The following table reconciles income from operations to segment profit for the years ended December 31:

	2025	2024	2023
Income from operations	$224,757	$208,681	$214,654
Amortization of intangible assets	92,359	91,716	93,553
Depreciation	83,967	75,443	72,058
Venue incentive amortization	28,205	26,107	22,283
Stock-based and other long-term incentive compensation expense	4,658	8,785	9,465
Loss on disposal of assets	5,792	6,502	4,940
Severance expenses	5,292	4,570	5,267
Lease termination expenses	1,379	1,211	326
Transaction costs[1]	8,445	—	—
Other SG&A expenses[2]	20,177	13,855	5,937

Segment profit	$475,031	$436,870	$428,483

Segment profit by segment:
U.S.	$403,667	$372,729	$355,823
International	$71,364	$64,141	$72,660

[1]	Transaction costs reflect professional fees and other expenses incurred by the Company in conjunction with potential strategic transactions and potential and completed acquisitions.
[2]

Other SG&A expenses primarily include a provision for an anticipated class action legal settlement (see Note 19), professional service fees for system implementations, one-time executive recruiting costs, certain pre-opening costs for new venues, certain one-time employee recognition and retention expenses and other non-recurring consulting and professional fees.

Geographic information

Revenue by country based on the location of the Company’s customers is as follows for the years ended December 31:

	2025	2024	2023
U.S.	$2,830,639	$2,708,081	$2,544,546
Canada	248,532	235,730	240,632
Australia	91,867	78,418	75,724
United Kingdom	68,184	64,945	60,236
Rest of the world[1]	163,017	152,148	167,712

Total	$3,402,239	$3,239,322	$3,088,850

[1]	The ‘Rest of the world’ category represents the Company’s operations in all other countries within the Americas, Europe, the Middle East and Asia-Pacific that are not separately disclosed above.

The following table provides a summary of long-lived assets classified by major geographic region as of December 31:

	2025	2024
U.S.	$238,352	$237,471
Canada	45,710	40,110
Australia	15,978	13,911
United Kingdom	20,336	19,471
Rest of the world[1]	30,779	24,839

Total	$351,155	$335,802

[1]	The ‘Rest of the world’ category represents the Company’s operations in all other countries within the Americas, Europe, the Middle East and Asia-Pacific that are not separately disclosed above.

15. Equity-Based Compensation

The Parent maintains an equity-based compensation plan, the Third Amended and Restated Encore Global LP Profits Interest Plan (as amended and/or restated from time to time) (the “Incentive Plan”). The incentive units under the Incentive Plan are issued in exchange for services provided to or for the benefit of the Company. A total of 120,564,835 units are reserved for issuance under the Incentive Plan, of which a total of 88,789,846 and 94,178,168 units were issued as of December 31, 2025 and 2024, respectively.

Profits Interests

The Parent is authorized to issue profits interests in the form of Class B Units to non-employee directors and key officers and employees of the Company, under the Incentive Plan and pursuant to an Incentive Unit Subscription Agreement. The Company has issued Service Units and Performance Units under this plan. The Company has determined that the Class B Units are a substantive class of members’ deficit for accounting purposes because the Class B Units are legal equity of the Parent, they have participation features, including distribution and liquidation rights which allow them to participate in the residual returns of The Parent, and vested interests are retained upon termination. As a result, these awards are accounted for under ASC 718.

On May 6, 2022, the Parent’s Board of Directors approved the exchange of Existing Class B Units for new Class B Units (the “New Class B Units”) with certain revised distribution-related and performance vesting targets for Performance Units and a revised vesting reference date and time period for Service Units and amended the Parent’s Limited Partnership Agreement to reflect such changes. The modification impacted substantially all the outstanding vested and unvested Existing Class B Units and resulted in incremental compensation cost of $444 to be recognized over the remaining service period of the New Class B Units.

In addition to the exchange of Existing Class B Units, the Parent also issued New Class B Units to members of management on May 6, 2022, with the same distribution-related and performance vesting targets for the Performance Units and vesting reference date and time period for the Service Units.

Service Units

The Service Units generally vest 20% annually over a five-year period, subject to the participant’s continued employment through each applicable vesting date. Vested Service Units will participate in distributions in excess of an underlying benchmark value (Distribution Threshold) determined on the issue date. As of December 31, 2025 and 2024, there were 36,772,228 and 37,351,127 Service Units outstanding, respectively. The Company is recognizing expense related to the Class B Service Units on a straight-line basis over the requisite service period from the grant date. The Company recognized compensation expense of $964, $1,224 and $1,743 for the years ended December 31, 2025, 2024 and 2023, respectively, which is included in selling, general and administrative expenses and includes forfeitures, which are accounted for as incurred, with a reversal of share-based compensation expense in the period for awards that will no longer vest.

Performance Units

The Performance Units will vest based on an equity distribution event exceeding certain threshold amounts to equity holders (Distribution Event) and the achievement of two different targeted multiples of invested capital. If there are distributions in an amount sufficient to ensure a return equal to 1.5 times the invested capital in Class A Units, 50% the performance units will vest. If there are distributions in an amount sufficient to ensure a return equal to 2.0 times the invested capital in Class A units, an additional 50% of the performance units will vest. Vested Performance Units will participate in distributions above the Distribution Threshold determined on the issue date. As of December 31, 2025, and 2024, there were 52,017,618 and 56,826,501 Performance Units outstanding, respectively. Unvested Units are forfeited upon termination, subject to certain conditions. As of December 31, 2025 and 2024, the performance condition is not yet probable of being met. As a result, no compensation cost has been recognized related to the Performance Units in the years ended December 31, 2025 or 2024.

The following table summarizes the Service and Performance Units activity for the years ended December 31, 2025 and 2024:

	Service Units
	Units	Weighted- Average Grant Date Fair Value per unit	Performance Units
Non-vested at December 31, 2023	26,334,748	$0.29	58,895,190
Granted	866,668	0.29	1,733,332
Vested	(6,429,522)	0.29	—
Forfeited	(1,473,940)	0.29	(3,802,021)

Non-vested at December 31, 2024	19,297,954	$0.29	56,826,501

Granted	333,333	0.90	666,667
Vested	(6,552,198)	0.29	—
Forfeited	(912,233)	0.29	(5,475,550)

Non-vested at December 31, 2025	12,166,856	$0.31	52,017,618

The grant date fair value of units granted during the years ended December 31, 2025 and 2024, were determined using the Black-Scholes option pricing model. Significant assumptions used in the determination include:

	2025	2024
Expected term	5 years	5 years
Expected volatility	50.0%	90.0%
Risk-free interest rate	4.2%	3.1%
Expected dividends	0.0%	0.0%

The Class B Units do not have a contractual term and rather represent economic interests in a privately held Company without an active market for its equity which will benefit from a liquidation event. The expected term is based on the typical period private equity firms hold their investments.

Because the Company was unable to calculate specific stock price volatility as a private Company, the Company considered (a) the historical volatility of comparable, publicly traded companies share prices; (b) implied volatility of comparable, publicly traded companies share prices determined from the longest dated publicly traded call options; and (c) relevered volatilities that adjust the public companies levered volatilities to be more consistent with the expected leverage of the Company over the expected term.

As of December 31, 2025, total unrecognized compensation expense related to non-vested Service Units was $1,515, which is expected to be recognized over a weighted-average period of 1.8 years, respectively. As of December 31, 2025 and 2024, total unrecognized compensation expense related to non-vested Performance Units was $14,825 and $16,196, respectively.

Phantom Units

The Parent is authorized to issue Phantom Units under the Encore Global LP Amended and Restated Phantom Unit Appreciation Plan. In 2025, the Parent issued Phantom Service Units and Phantom Performance Units under this plan. Subject to the participant’s continued employment, the Phantom Service Units provide the holder the right to receive a cash payment from the Company equal to the distribution paid to the holders of Class B Service Units with the same Distribution Threshold, as defined. Similarly, the Phantom Performance Units provide the holder the right to receive a cash payment from the Company equal to the distribution paid to the holders of Class B Performance Units with the same Distribution Threshold. Phantom Units are forfeited by the holder upon termination from the Company. The Phantom Units act as an incentive for holders that are employed as of a distribution date. The Company accounts for the Phantom Units as a contingent bonus; therefore, the Phantom Units are not within the scope of ASC 718.

On May 6, 2022, the Parent’s Board of Directors approved the exchange of Phantom Units for new Phantom Units with certain revised distribution-related and performance vesting targets for Phantom Performance Units and a revised vesting reference date and time period for Phantom Service Units. The modification impacted all of the Phantom Units outstanding at the time of the exchange.

The following table sets forth summary information with respect to the Company’s Phantom Units for the years ended December 31, 2025 and 2024:

	Service Units	Performance Units
Non-vested at December 31, 2023	2,494,298	7,312,732
Granted	457,337	914,663
Vested	(898,382)	(1,796,764)
Forfeited	(172,667)	(345,333)

Non-vested at December 31, 2024	1,880,586	6,085,298

Granted	473,333	946,667
Vested	(905,985)	(1,811,970)
Forfeited	(419,337)	(838,663)

Non-vested at December 31, 2025	1,028,597	4,381,332

As of December 31, 2025 and 2024, the Company has determined that a Distribution Event to holders of Class B Units is not probable of being satisfied and therefore no compensation expense has been recognized for the Phantom Units for the years ended December 31, 2025 and 2024.

16. Employee Benefit Plans

Defined Contribution Plan

The Company maintains a defined-contribution plan covering all qualified U.S. employees and matches 50% of the first 6% of 401(k) contributions that are contributed by an employee. Company-matching contributions during the years ended December 31, 2025 and 2024, resulted in expense of $19,137 and $17,400, respectively, recorded to cost of revenue or selling, general and administrative expenses, as appropriate.

Multi-employer Pension Plans

The Company contributes to multi-employer pension plans that cover its union employees. Contributions to the plans are based on a percentage of applicable wages. Total contributions to the plans correspond to the number of union employees employed at any given time and vary depending on the location and number of ongoing events at a given time and the need for union resources in connection with such events. The risks of participating in a multi-employer plan are different from single-employer plans in the following aspects:

•	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to the plan, the unfunded obligation of the plan may be borne by the remaining participating employers.

•

If the Company chose to stop participating in a multi-employer plan, the Company may be required to pay the plan an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The following table provides certain information for individually significant multi-employer plans that the Company participates in. The Employer Identification Number column provides the respective plan’s Employer Identification Number and the three-digit plan number. The Pension Protection Act Zone Status is for the most recently available plan’s year end and is based on information that the Company received from the plan. Among other factors, plans in the red zone are generally less than 65% funded, plans in the yellow zone are less than 80% funded, and plans in the green zone are at least 80% funded. The FIP/RP Status Pending/Implemented column indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented. The “Surcharge Imposed” column indicates whether the Company’s contribution rate included an amount in addition to the contribution rate specified in the applicable collective bargaining agreement. The last column lists the expiration date of the collective-bargaining agreement to which the plan is subject.

Plan	Employer Identification Number	Pension Protected Act Certified Zone Status	Plan Year- end	FIP/RP Status Pending/ Implemented	Surcharge Imposed	Expiration Date of Collective Bargaining Agreement
New York Hotel Trades Council and Hotel Association of New York City, Inc. Pension Fund	13-1764242	Green	12/31/2024	N/A	N/A	6/30/2026
Chicago Moving Picture Operators Union Local 110 of the IATSE & MPMO Severance Trust	36-6487635	Red	8/31/2024	Implemented	No	12/31/2026
IATSE Local 16 Pension Plan	94-6296420	Green	12/31/2024	N/A	N/A	6/30/2028
San Diego Theatrical Pension Plan	95-6336895	Green	9/30/2024	N/A	N/A	4/30/2028
Carpenters Local No 491 Pension Plan	22-2835549	Green	6/30/2024	N/A	N/A	4/30/2029
Nevada Resort Association IATSE Local 720 Retirement Plan	51-0144767	Green	12/31/2024	N/A	N/A	5/31/2027

The following table outlines the contributions made by the Company to the respective plans for the years ended December 31:

Plan	2025 Contributions	2024 Contributions
New York Hotel Trades Council and Hotel Association of New York City, Inc. Pension Fund	$1,282	$1,206
Chicago Moving Picture Operators Union Local 110 of the IATSE & MPMO Severance Trust	1,126	1,210
IATSE Local 16 Pension Plan	639	236
San Diego Theatrical Pension Plan	549	447
Carpenters Local No 491 Pension Plan	384	303
Nevada Resort Association IATSE Local 720 Retirement Plan	$6,070	$5,353

The Company’s contributions to the plans noted below exceeded 5% of total contributions to those plans during one of the fiscal years presented, as indicated in the plan’s most recently available fiscal year annual report:

Plan	2025 Contributions	2024 Contributions
Chicago Moving Picture Operators Union Local 110 of the IATSE & MPMO Severance Trust	30.53%	26.80%
IATSE Local 16 Pension Plan	2.19%	5.06%
San Diego Theatrical Pension Plan	11.18%	8.93%
Carpenters Local No 491 Pension Plan	9.64%	9.33%
Nevada Resort Association IATSE Local 720 Retirement Plan	36.79%	35.21%

17. Revenue Recognition

The Company recorded $3,396,570, $3,232,415 and $3,084,390 of its revenue for the years ended December 31, 2025, 2024 and 2023, respectively, over time, which is comprised of event technology services and trade shows. The Company also recorded $5,669, $6,907 and $4,460 of its revenue for the years ended December 31, 2025, 2024 and 2023, respectively, at a point in time, which comprised of installation services and product sales.

Significant changes in the Company’s contract liabilities during the years ended December 31, 2025 and 2024, are as follows:

Balance as of December 31, 2023	$(22,989)
Revenue recognized that was included in the contract liability balance at December 31, 2023	22,989
Increases in cash deposits received, excluding amounts recognized as revenue during the period	(21,876)

Balance as of December 31, 2024	$(21,876)

Revenue recognized that was included in the contract liability balance at December 31, 2024	21,876
Increases in cash deposits acquired through business combinations	(9,636)
Increases in cash deposits received, excluding amounts recognized as revenue during the period	(22,174)

Balance as of December 31, 2025	$(31,810)

18. Income Taxes

Significant components of income tax expense are as follows for the years ended:

	December 31,
	2025	2024	2023
Income (loss) before income taxes:
U.S.	$3,226	$(98,163)	$(101,997)
International	2,564	(33,576)	6,152

Total income (loss) before income taxes	$5,790	$(131,739)	$(95,845)

Current tax expense:
U.S. - federal	$(20,779)	$(31,325)	$(1,642)
U.S. - state and local	(7,595)	(6,868)	(7,253)
International	(5,376)	(3,963)	(8,644)

Total current tax expense	$(33,750)	$(42,156)	$(17,539)

Deferred tax (expense) benefit:
U.S. - federal	$(4,006)	$(6,942)	$(21,047)
U.S. - state and local	6,561	(85)	(3,001)
International	(1,745)	4,803	5,421

Total deferred tax (expense) benefit	810	(2,224)	(18,627)

Total income tax expense	$(32,940)	$(44,380)	$(36,166)

The following table reflects the effective income tax rate reconciliation for the year ended December 31, 2025:

	Amount	%
Income before income taxes	$5,790
Tax at U.S. federal statutory rate	(1,216)	21.0%
State and local income taxes, net of federal benefit[1]	294	(5.1)
Effect of changes in tax laws or enacted rates	5,275	(91.1)
Non-taxable / non-deductible items:
Other non-taxable / non-deductible items	(1,314)	22.7
Tax credits:
Foreign tax credit	2,926	(50.5)
Other credits	668	(11.5)
Foreign tax effects - Mexico:
Change in valuation allowance	2,023	(34.9)
Other	(4,656)	80.4
Other foreign jurisdictions[2]	(3,428)	59.2
Change in valuation allowance	(21,957)	379.2
Changes in unrecognized tax benefits	(8,380)	144.7
Other, net	(3,175)	54.8

Income tax expense	$(32,940)	568.9%

[1]

State taxes in Texas, Florida, Illinois, California, D.C., Massachusetts, Arizona, New York City, Maryland, Pennsylvania, Minnesota, Tennessee, Colorado, Georgia, and Hawaii made up the majority (greater than 50 percent) of the tax effect in this category.

[2]	Primarily includes activity generated in Australia, Canada, China, and United Arab Emirates.

The reconciliation of income taxes attributable to operations computed at the applicable U.S. federal statutory tax rates to income tax expense is as follows:

	December 31,
	2024	2023
Loss before income taxes	$(131,739)	$(95,845)
Federal income tax benefit at U.S. statutory rate	27,665	20,129
Nondeductible expenses	354	(1,236)
GILTI inclusion	—	(2,219)
Foreign rate differential	2,424	774
State tax expense	(5,510)	(8,731)
Valuation allowance	(69,553)	(46,113)
Other	240	1,230

Total income tax expense	$(44,380)	$(36,166)

Effective tax rate	-33.69%	-37.73%

On July 4, 2025, the One Big Beautiful Bill Act (the “OBBBA”) was enacted in the U.S. The OBBBA includes significant changes to U.S. tax law, including making permanent certain provisions originally enacted under the Tax Cuts and Jobs Act, such as 100% bonus depreciation, the immediate expensing for domestic research and experimental costs, and the limitation on the deductibility of business interest expense. Further, the OBBBA makes some changes to the international tax framework. The financial reporting implications of the OBBBA were recorded in income tax expense for year ended December 31, 2025 and has reflected an effective tax rate benefit of $5,871 (including state tax benefit), which is primarily attributable to a reduced valuation allowance on the limitation on the deductibility of business interest expense.

Certain jurisdictions in which the Company operates qualify for the transitional Country-by-Country Reporting safe harbor under the OECD Pillar Two framework. The Company did not recognize material current tax expense related to Pillar Two for the year ended December 31, 2025. The Company continues to monitor developments related to Pillar Two legislation, including the expiration of transitional safe harbor provisions.

The Parent is currently organized as a limited partnership, which is a pass-through for federal income tax purposes. However, the Parent conducts its business through subsidiaries that are subject to income taxes, including Encore and its subsidiaries. U.S. income tax has not been recognized on the excess of book basis over the tax basis of investments in foreign subsidiaries that are permanently reinvested outside of the United States or the related undistributed earnings. This amount could become taxable in the United States upon a repatriation of assets from the foreign subsidiary or a sale or liquidation of the foreign subsidiary. It is not practical to estimate the additional income taxes, including applicable foreign withholding taxes, which would be due upon the repatriation of these earnings.

Income taxes paid, net of refunds, were as follows for the year ended December 31, 2025:

Federal	$8,148
State and local:
Texas	1,583
Florida	1,267
Illinois	1,096
Other state and local jurisdictions	4,756
Foreign	1,177

Total income taxes paid	$18,027

Significant components of the Company’s deferred tax assets and (liabilities) are as follows at:

	December 31,
	2025	2024
Deferred tax assets:
U.S. NOL and tax credit carryforwards	$12,124	$10,879
Interest disallowance carryforward	260,369	237,730
Foreign NOL and capital loss carryforwards	59,156	59,464
Operating lease liabilities	17,610	14,576
Other	23,854	33,551

Total deferred tax assets	373,113	356,200

Valuation allowance	(292,709)	(276,360)

Net deferred tax assets	$80,404	$79,840

Deferred tax liabilities:
Tax over book depreciation and amortization	$(24,019)	$(20,957)
Intangible assets	(98,483)	(88,077)
Operating lease ROU assets	(16,106)	(13,212)
Other	(4,840)	(280)

Total deferred tax liabilities	(143,448)	(122,526)

Net deferred tax liabilities	$(63,044)	$(42,686)

As of December 31, 2025, the Company had tax-effected net operating loss (“NOL”) carryforwards for state income tax purposes and other domestic carryforwards of $11,796 and $328, respectively, that begin to expire in 2028. As of December 31, 2025, the Company had tax-effected NOL and capital loss carryforwards for foreign tax purposes of $59,156, that begin to expire in 2031.

Management believes that it is more likely than not that a significant portion of the benefit of the domestic and foreign NOL and capital loss carryforwards will not be realized. Therefore, the Company has provided a valuation allowance on the deferred tax assets related to the domestic NOL carryforward in the tax-effected amount of $8,854 and foreign NOL and capital loss carryforwards in the tax-effected amount of $40,533. The remaining portion of the valuation allowance as of December 31, 2025, primarily relates to U.S. tax carryforwards for interest expense deductions which are limited under the OBBBA.

The changes in the valuation allowance on deferred tax assets is as follows:

	December 31,
	2025	2024	2023
Balances at beginning of period	$276,360	$198,646	$144,446
Additions charged to income tax expense[1]	15,543	78,008	53,772
Other changes to reserves[2]	806	(294)	428

Balance at the end of period	$292,709	$276,360	$198,646

[1]

Additions charged to income tax expense primarily relate to increases in valuation allowance on U.S. interest expense disallowance carryforwards and valuation allowances on NOLs in various foreign jurisdictions.

[2]	Other changes in reserves primarily consist of adjustments recorded within other comprehensive income (loss).

The Company has recognized liabilities to cover certain uncertain tax positions. Such uncertain tax positions relate to additional taxes that the Company may be required to pay in various tax jurisdictions. During the course of examinations by various taxing authorities, proposed adjustments may be asserted. The Company evaluates such items on a case-by-case basis and adjusts the accrual for uncertain tax positions as deemed necessary, including presenting the accrual as a reduction of a deferred tax asset for a tax loss or tax credit carryforward, when such carryforward is available and permitted to be utilized to settle the tax liability.

The total amount of unrecognized tax benefit at December 31, 2025 is $38,040. Of the $38,040 balance of unrecognized tax benefits, generally the full amount would affect the effective tax rate when considering the impact on existing valuation allowances. We recognized interest and penalties related to income tax reserves as an expense in the amount of $8,818 for the year ended December 31, 2025, as a component of income tax expense. No interest or penalties related to income taxes were recorded for the years ended December 31, 2024, and 2023. We do not expect our unrecognized tax benefits to decrease in the next 12 months.

The following table summarizes the aggregate changes in unrecognized tax benefits:

	December 31,
	2025	2024	2023
Beginning unrecognized tax benefits	$38,091	$38,091	$38,222
Gross increases-tax positions in prior period	—	—	—
Gross decreases-tax positions in prior period	—	—
Lapse of statute of limitations	(51)	—	(131)

Ending unrecognized tax benefits	$38,040	$38,091	$38,091

The Company is subject to taxation in the United States and various foreign and state jurisdictions. While each country has its own rules for examination of open periods, as of December 31, 2025, tax years from 2019 to the present remain subject to examination by major tax jurisdictions.

19. Commitments and Contingencies

The Company is party, in the ordinary course of business, to certain claims, litigations, audits and investigations. The Company will record an accrual for a loss contingency when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The Company believes it has established adequate accruals for liabilities that are probable and reasonably estimable and that may be incurred in connection with any such currently pending or threatened matter. In the Company’s opinion, the settlement of any such currently pending or threatened matter, other than the matter further described below, is not expected to have a material impact on the Company’s financial position, results of operations, or cash flows.

In December 2025, the Company entered into mediation for a potential class action matter related to alleged wage and hour claims for certain employees in the state of California. Following the mediation, the Company reached a proposed settlement with the claimants and established a reserve for this matter. This settlement is subject to court approval and finalization with the claimants.

20. Transactions with Related Parties

It is possible that the terms of the following transactions with related parties are not the same as those that would result from transactions among wholly unrelated parties and it cannot be presumed that transactions involving related parties are carried out on an arm’s length basis.

In the normal course of business, the Company provides event technology services to Goldman Sachs and Blackstone and to their wholly owned subsidiaries. The Company recognized revenue of $7,025, $3,245 and $2,831 for event technology services provided to Goldman Sachs during the years ended December 31, 2025, 2024 and 2023, respectively. The Company recognized revenue of $6,650, $3,806 and $4,203 for event technology and production services provided to Blackstone and affiliates under common control during the years ended December 31, 2025, 2024 and 2023, respectively. In addition, the Company enters into transactions in the normal course of business with other affiliates of Blackstone, including contracts with hotels and the provision of event technology services to these affiliates.

At December 31, 2025 and 2024, the Company had $1,724 and $42 of trade accounts receivable due from related parties.

During 2024, the Company entered into a number of fixed interest rate swap agreements with an affiliate of Goldman Sachs (the “affiliate”), the details of which are noted below:

Effective Date	Maturity Date	Notional Amount	Fixed Interest Rate
7/31/2023	6/30/2026	250,000	4.42750%
11/29/2024	11/30/2027	100,000	3.90500%
10/31/2024	6/30/2025	300,000	4.82300%

At December 31, 2025, the interest rate swap with a notional amount of $300,000 had matured, with the $250,000 and $100,000 notional amount swaps remaining in place.

During the years ended December 31, 2025, 2024 and 2023, the Company paid $849, received $1,857 and received $963, respectively, of net interest payments from the affiliate, which it recorded in interest expense, net, offsetting the cash flows received from the interest rate swap with the interest payments on the underlying borrowings for which the swap transaction is being hedged. See Note 11 for additional details on the Company’s interest rate swaps.

21. Subsequent Events

Management evaluates events occurring subsequent to the date of the consolidated financial statements in determining the accounting for and disclosure of transactions and events that affect the consolidated financial statements. Subsequent events have been evaluated through February 27, 2026, the date the consolidated financial statements were available to be issued.

Schedule I Financial Information of Encore Inc.

ENCORE INC.

(PARENT COMPANY ONLY)

CONDENSED BALANCE SHEETS

(in thousands, except for share amounts)

	December 31, 2025	December 31, 2024
ASSETS
Investment in subsidiaries	$—	$—

Total assets	$—	$—

LIABILITIES AND SHAREHOLDER’S DEFICIT
Losses in excess of investment in subsidiary	$553,838	$523,548

Total liabilities	553,838	523,548

Shareholder’s deficit:
Common stock ($0.001 par value; 2,000 shares authorized; 1,060.6739 shares issued and outstanding at December 31, 2025 and 2024)	—	—
Additional paid-in capital	1,386,114	1,385,150
Accumulated deficit	(1,928,794)	(1,901,644)
Accumulated other comprehensive loss	(11,158)	(7,054)

Total shareholder’s deficit	(553,838)	(523,548)

Total liabilities and shareholder’s deficit	$—	$—

ENCORE INC.

(PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2025	2024	2023
Income from operations	$—	$—	$—
Equity in loss of subsidiary	(27,150)	(176,119)	(132,011)

Loss before tax expense	(27,150)	(176,119)	(132,011)

Income tax expense	—	—	—

Net loss	$(27,150)	$(176,119)	$(132,011)

ENCORE INC.

(PARENT COMPANY ONLY)

CONDENSED STATEMENT OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2025	2024	2023
Net cash provided by operating activities	$—	$—	$—

Investing activities:
Contribution to subsidiary	—	(533,387)	—

Net cash used in investing activities	—	(533,387)	—

Financing activities:
Contribution from parent	—	533,387	—

Net cash used in financing activities	—	533,387	—

Net increase in cash	—	—	—

Cash at the beginning of the period	—	—	—

Cash at the end of the period	$—	$—	$—

1. Basis of presentation and Description of the Business

Encore Inc. (the “Company” or “Encore”) is a wholly owned subsidiary of Encore Global LP (the “Parent”), which is owned by affiliates of Blackstone Inc. (“Blackstone”), together with a minority interest held by affiliates of Goldman Sachs Group, Inc. (“Goldman Sachs”) and certain management investors. See further discussion in Note 1, “Description of the Business”, to the Company’s audited consolidated financial statements. The Company conducts substantially all of its business operations through its wholly owned subsidiary, AVSC Holding Corporation, and its subsidiaries.

In the parent company only financial statements, the Company’s investment in AVSC Holding Corporation is stated at cost plus equity in the undistributed earnings of the subsidiary since the date of acquisition. These parent company only financial statements have been prepared using the same accounting policies and practices as the subsidiary, except that the parent company accounts for its subsidiaries using the equity method of accounting. The parent company only financial information should be read in conjunction with the Company’s Consolidated Financial Statements.

2. Credit Agreement

The Company, along with its subsidiary AVSC Holding Corp., is a guarantor to the Credit Agreement. The Credit Agreement contains customary affirmative and negative covenants, including limitations on the Company’s ability to incur indebtedness, create liens, dispose of assets, make restricted payments and make investments or acquisitions, among other things. See Note 10, “Long-Term Debt”, to the Company’s audited consolidated financial statements for additional information on the Credit Agreement.

Shares

Encore Inc.

Common Stock

PRELIMINARY PROSPECTUS

Joint Lead Book-Running Managers

(* in alphabetical order)

BofA Securities*	Goldman Sachs & Co. LLC*	Morgan Stanley*

Joint Book-Running Managers

Evercore ISI	J.P. Morgan

Jefferies	RBC Capital Markets	UBS Investment Bank

Rothschild & Co	Stifel	William Blair	Wolfe | Nomura Alliance

LionTree	The Raine Group

Co-Manager

Blackstone Capital Markets

Through and including     , 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of the shares of common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, Inc., and the NYSE.

Filing Fee—Securities and Exchange Commission		$13,810
Fee—Financial Industry Regulatory Authority, Inc.		15,500
Listing Fee—NYSE		*
Fees of Transfer Agent		*
Fees and Expenses of Counsel		*
Fees and Expenses of Accountants		*
Printing Expenses		*
Miscellaneous Expenses		*

Total	$	*

*	To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director and certain officers of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except where the director or officer breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, or obtained an improper personal benefit. In addition, no provision may limit or eliminate the liability of a director for the authorization of the payment of a dividend or a stock repurchase or redemption in violation of Delaware corporate law, and no provision may limit or eliminate the liability of an officer in any action by or in the right of the Company, including any derivative claim. Our amended and restated certificate of incorporation provides for this limitation of liability to the fullest extent permitted by law, as it exists now or may exist in the future. Our amended and restated certificate of incorporation further provides that no amendment to our exculpation provision will limit or eliminate the rights or protections of officers with respect to acts or omissions occurring prior to the time of the amendment.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee, or agent of another corporation or enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where directors or certain officers are successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify them against the expenses such officer or director has actually and reasonably incurred.

Section 145 also provides that the expenses incurred by a director, officer, employee, or agent of the corporation or a person serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise in defending any action, suit, or proceeding may be paid in advance of the final disposition of the action, suit, or proceeding, subject, in the case of current officers and directors, to the corporation’s receipt of an undertaking by or on behalf of such officer or director to repay the amount so advanced if it shall be ultimately determined that such person is not entitled to be indemnified.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of their status as such, whether or not the corporation would otherwise have the power to indemnify them under Section 145.

Our amended and restated bylaws will provide that, subject to limited exceptions, we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under our amended and restated bylaws or otherwise.

The rights to indemnification and advancement of expenses set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We intend to enter into indemnification agreements with our directors and executive officers. These agreements will require us, subject to limited exceptions, to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses they incur as a result of any proceeding to which they are or are threatened to be made a party or participant. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors or executive officers, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules. The information required by this item is contained under the section “Financial Statements—Schedule I Financial Information of Encore Inc.” beginning on page F-45 of the prospectus that forms a part of this Registration Statement. That section is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

(1)

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(3)	The undersigned registrant hereby undertakes that,

(A)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(D)

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX
Exhibit No.	Description

1.1	Form of Underwriting Agreement*

3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant*

3.2	Form of Amended and Restated Bylaws of the Registrant*

5.1	Opinion of Simpson Thacher & Bartlett LLP*

10.1	Credit Agreement, dated as of December 5, 2024, by and among Encore Inc. (formerly known as PSAV Intermediate Corp.), as Holdings, AVSC Holding Corp., as the Borrower, the guarantors party thereto from time to time, Sixth Street Lending Partners, as Administrative Agent and Collateral Agent, and the other parties named therein

10.2.1	Form of Stockholders Agreement between the Registrant and entities affiliated with Blackstone*

10.3	Form of Registration Rights Agreement*

10.4	Form of Indemnification Agreement

10.5	Support and Services Agreement dated as of August 8, 2018, between Encore Global LP (formerly known as Tucson Buyer LP), Encore Inc. (formerly known as PSAV Intermediate Corp.), Blackstone Capital Partners VII L.P., Blackstone Real Estate Partners VIII L.P., and Blackstone Management Partners L.L.C.

10.6	Form of Encore Inc. 2026 Omnibus Incentive Plan†

10.7	Form of Encore Group (USA) LLC Long-Term Incentive Cash Bonus Agreement†

10.8	Third Amended and Restated Encore Global LP Profits Interest Plan†

10.9	Form of Incentive Unit Subscription Agreement†

10.10	Incentive Unit Subscription Agreement by and among Encore Global LP, DFD Enterprises LLC and David D’Alessandro†

10.11	Amended & Restated Employment Agreement by and between the Company and Benjamin E. Erwin, dated as of September 4, 2015†

10.12	Employment Agreement by and between the Company and Becky A. Sheehan, dated as of November 20, 2019†

10.13	Employment Agreement by and between the Company and Charlie Young, dated as of May 2, 2016†

10.14	Amended & Restated Employment Agreement by and between the Company and J. Whitney Markowitz, dated as of January 24, 2014†

10.15	Encore Annual Management Incentive Plan, effective January 1, 2025†

10.16	Separation and Release Agreement by and between the Company and Charles B. Young, dated as of December 31, 2025†

10.17	Form of Restricted Stock Grant and Acknowledgment Agreement*†

10.18	Form of Encore Inc. 2026 Employee Stock Purchase Plan†

10.19	Form of Information and Access Agreement between the Registrant and the entities affiliated with Goldman Sachs*

10.20	Form of Information and Access Agreement between the Registrant and the entities affiliated with W Capital*

10.21	Form of Restricted Stock Acknowledgment*†

10.22	Form of Encore Inc. Non-Employee Director Compensation Policy*†

Exhibit No.	Description

21.1	Subsidiaries of the Registrant

23.1	Consent of Ernst & Young LLP as to Encore Inc.

23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)*

24.1	Power of Attorney (included in signature pages of this Registration Statement)

107	Filing Fee Table

*	To be filed by amendment.
†	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schiller Park, State of Illinois, on the 10th day of April, 2026.

ENCORE INC.

By:	/s/ Benjamin E. Erwin
Name: Benjamin E. Erwin
Title: President and Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Benjamin E. Erwin, Becky A. Sheehan, and J. Whitney Markowitz, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in their name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on the 10th day of April, 2026.

Signature	Title

/s/ Benjamin E. Erwin	President and Chief Executive Officer and Director (principal executive officer)
Benjamin E. Erwin

/s/ David F. D’Alessandro	Chair of the Board of Directors
David F. D’Alessandro

/s/ Monte E. Ford	Director
Monte E. Ford

/s/ Amy E. Fuller	Director
Amy E. Fuller

/s/ John J. Gavin	Director
John J. Gavin

/s/ David N. Kestnbaum	Director
David N. Kestnbaum

/s/ Scott Trebilco	Director
Scott Trebilco

/s/ Becky A. Sheehan	Chief Financial Officer (principal financial officer)
Becky A. Sheehan

/s/ Nick Chakiris	Chief Accounting Officer (principal accounting officer)
Nick Chakiris